                                      LOGO

                                                                January 14, 1998

Dear Stockholder:

     It is my pleasure to invite you to attend a Special Meeting of Stockholders of Coast Savings Financial, Inc. ("Coast") to be held on February 12, 1998, at 10:00 a.m., at the OMNI Hotel, 930 Wilshire Boulevard, Los Angeles, California.

     At this very important meeting, Coast stockholders will be asked to consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 5, 1997, by and between Coast and H. F. Ahmanson & Company, a Delaware corporation ("Ahmanson"), and the transactions contemplated thereby, including the merger (the "Merger") of Coast with and into Ahmanson.

     If the Merger is approved and consummated, each share of Coast common stock will be converted into the right to receive 0.8082 of a share of Ahmanson common stock. In addition, immediately prior to the Merger each Coast stockholder will receive one Contingent Payment Right Certificate (a "CPR Certificate") for each of their shares of Coast common stock. The CPR Certificates will be issued by the newly-formed Coast Federal Litigation Contingent Payment Rights Trust (the "CPR Trust"). Upon consummation of the Merger, Ahmanson will be contractually bound to pay to the CPR Trust, for the benefit of the holders of CPR Certificates, an amount equal to any proceeds (net of taxes and expenses, computed under certain assumptions as described in the accompanying Proxy Statement/Prospectus), that Coast Federal Bank, FSB ("Coast Federal") (or its successors) may receive from its pending litigation claims against the United States government relating to the government's alleged breach of its agreement with respect to the permanent addition of approximately $299 million to Coast Federal's regulatory capital. Thus, in connection with the Merger you will both receive Ahmanson common stock and retain an indirect proportionate interest in our litigation claims against the government. The CPR Certificates will be transferable, and Coast, on behalf of the CPR Trust, has applied for inclusion of the CPR Certificates on the NASDAQ National Market System. No assurance can be given that the CPR Certificates will satisfy the listing requirements for inclusion on the NASDAQ National Market System or any other trading system. In the event that the CPR Certificates cannot be listed on any trading system, there would likely be only minimal or no trading channels for the CPR Certificates, resulting in severely reduced or no liquidity for investors in the CPR Certificates. Even if such listing is achieved, there can be no assurance that an active market for the CPR Certificates will develop or be sustained. If such a market develops, there can be no assurance as to the price at which the CPR Certificates would trade at any time and such price could be subject to rapid and substantial change, depending upon, among other things, developments in such pending litigation claims and similar pending litigation. The CPR Certificates are highly speculative securities that involve a high degree of risk.

     THE BOARD OF DIRECTORS OF COAST (THE "COAST BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF COAST AND ITS STOCKHOLDERS. THE COAST BOARD RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL. Coast's financial advisor, Goldman Sachs & Co., has issued its written opinion to the Coast Board of Directors that the consideration to be received by holders of Coast common stock pursuant to the Merger Agreement is fair from a financial point of view to Coast stockholders.

     COAST STOCKHOLDERS ARE URGED TO READ CAREFULLY THE ACCOMPANYING NOTICE OF SPECIAL MEETING AND PROXY STATEMENT/PROSPECTUS, WHICH CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING IMPORTANT INFORMATION CONCERNING THE CPR TRUST AND THE CPR CERTIFICATES. A COPY OF THE OPINION OF GOLDMAN, SACHS & CO. IS ATTACHED AS APPENDIX D TO THE PROXY STATEMENT/PROSPECTUS ENCLOSED HEREWITH AND SHOULD BE READ IN ITS ENTIRETY.

     Regardless of the number of shares you own, or whether you plan to attend the meeting, it is very important that your shares be represented and voted at the meeting. Since the affirmative vote of a majority of the outstanding shares is required for approval of the Merger Agreement and the transactions contemplated thereby, a failure to vote is the same as a vote against the Merger. Please read the enclosed material carefully and complete, sign and return the enclosed proxy in the envelope provided as soon as possible.

     On behalf of the Coast Board of Directors, I thank you for your support and again urge you to vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

                                          Sincerely,

                                          /s/ RAY MARTIN

                                          Ray Martin
                                          Chairman of the Board and
                                          Chief Executive Officer

                         COAST SAVINGS FINANCIAL, INC.
                            1000 WILSHIRE BOULEVARD
                       LOS ANGELES, CALIFORNIA 90017-2457

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 12, 1998

     Notice is hereby given that a Special Meeting of stockholders (the "Special Meeting") of Coast Savings Financial, Inc. ("Coast") will be held on February 12, 1998 at 10:00 a.m., at the OMNI Hotel, 930 Wilshire Boulevard, Los Angeles, California, for the following purposes, as more fully described in the accompanying Proxy Statement/Prospectus:

          1. To consider and vote upon a proposal to approve an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 5, 1997, between Coast and H. F. Ahmanson & Company, a Delaware corporation ("Ahmanson"), and the transactions contemplated thereby, including the approval of the merger of Coast with and into Ahmanson (the "Merger"), the establishment of and the terms of the Coast Federal Litigation Contingent Payment Rights Trust (the "CPR Trust"), the CPR Certificate Distribution (as defined in the accompanying Proxy Statement/Prospectus), the engagement of the Litigation Trustees (as defined in the accompanying Proxy Statement/Prospectus) (including the terms of their engagement), the terms of the Commitment (as defined in the accompanying Proxy Statement/Prospectus) and the rights of the holders of CPR Certificates (as defined in the accompanying Proxy Statement/Prospectus) (collectively, the "Transaction Proposal"). The Merger Agreement, the Amended and Restated Declaration of Trust governing the CPR Trust and the Commitment will be substantially in the form of Appendices A, B and C, respectively, to the accompanying Proxy Statement/Prospectus.

          2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     Only holders of Coast common stock of record at the close of business on December 23, 1997 are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS OF COAST UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE TRANSACTION PROPOSAL.

     Holders of Coast common stock who do not vote in favor of the Transaction Proposal will be entitled to dissenters' rights of appraisal under Section 262 of the Delaware General Corporations Law. For a more complete description of such dissenters' rights, see "Appraisal Rights" in the accompanying Proxy Statement/Prospectus.

                                          By order of the Board of Directors,

                                          /s/ BROCKTON HILL

                                          Brockton Hill
                                          Corporate Secretary

January 14, 1998

THE APPROVAL OF THE TRANSACTION PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF COAST COMMON STOCK. THEREFORE, FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE TRANSACTION PROPOSAL. WHETHER OR NOT YOU PLAN TO ATTEND THE COAST SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE COAST SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                                                   This filing is made pursuant
                                                   to Rule 424(b)(4) under the
                                                   Securities Act of 1933 in
                                                   connection with Registration
                                                   No. 333-44167


                PROXY STATEMENT OF COAST SAVINGS FINANCIAL, INC.

                PROSPECTUS OF                                 PROSPECTUS OF
           H. F. AHMANSON & COMPANY                COAST FEDERAL LITIGATION CONTINGENT
                                                           PAYMENT RIGHTS TRUST
                 COMMON STOCK                            CONTINGENT PAYMENT RIGHT
          (PAR VALUE $.01 PER SHARE)                           CERTIFICATES

                            ------------------------

     This Proxy Statement/Prospectus is being furnished to holders of common stock, $.01 par value ("Coast Common Stock"), of Coast Savings Financial, Inc., a Delaware corporation ("Coast"), in connection with the solicitation of proxies by the Board of Directors of Coast (the "Coast Board") for use at a Special Meeting of stockholders to be held on February 12, 1998, at 10:00 a.m., at the OMNI Hotel, 930 Wilshire Boulevard, Los Angeles, California and at any adjournments or postponements thereof (the "Special Meeting").

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Amended and Restated Agreement and Plan of Merger, dated as of October 5, 1997 (the "Merger Agreement"), by and between Coast and H. F. Ahmanson & Company, a Delaware corporation ("Ahmanson"), and the transactions contemplated thereby, including the approval of the merger of Coast with and into Ahmanson (the "Merger"), the establishment of and the terms of a trust to be known as the Coast Federal Litigation Contingent Payment Rights Trust (the "CPR Trust"), the CPR Certificate Distribution (as defined herein), the engagement of the Litigation Trustees (as defined herein) (including the terms of their engagement) for the CPR Trust, the terms of the Commitment (as defined herein) and the rights of the holders of CPR Certificates (as defined herein). See "Summary," "The Merger," "The CPR Trust and the CPR Certificates" and Appendices A, B and C to this Proxy Statement/Prospectus.

     Upon consummation of the Merger, each outstanding share of Coast Common Stock, together with each associated Coast Right (as defined herein), shall cease to be outstanding and each such share (other than (a) certain shares, if any, held by Coast, Ahmanson or their subsidiaries and (b) shares, if any, held by holders of Coast Common Stock ("Dissenters' Shares") who perfect their rights to dissent from the Merger) will be converted into and exchanged for 0.8082 of a share (the "Exchange Ratio") of common stock, par value $.01 per share, of Ahmanson ("Ahmanson Common Stock") (together with the appropriate number of Ahmanson stock purchase rights ("Ahmanson Rights") issued as provided in the Ahmanson Rights Plan (as defined herein)), with cash paid in lieu of fractional shares. In addition, and as additional consideration to be received by the Coast stockholders in the Merger, at the Effective Time (as defined herein), Ahmanson will enter into the Commitment with the CPR Trust. See "The Merger."

     Coast has established the CPR Trust. Prior to the Effective Time of the Merger, Coast, the Institutional Trustee (as defined herein), the Delaware Trustee (as defined herein) and certain Litigation Trustees (as defined herein) will enter into the CPR Trust Agreement (as defined herein). Immediately prior to the Effective Time, Coast will cause the CPR Trust to issue certificates (the "CPR Certificates") to Coast which will represent assignable and transferable undivided beneficial interests in the assets of the CPR Trust and which, as a result of Ahmanson's entering into of the Commitment, will represent interests in the right to receive an amount equal to the net after-tax proceeds, if any, that may be received in the case brought by Coast's subsidiary, Coast Federal Savings, FSB ("Coast Federal"), against the United States government relating to the federal government's alleged breach of the agreement entered into in 1987, in connection with Coast Federal's acquisition of Central Savings and Loan Association, to treat certain amounts as a permanent addition to Coast Federal's regulatory capital (the "Litigation"). Immediately prior to the Effective Time (provided that all other conditions to consummation of the Merger have been satisfied or waived), Coast will distribute (the "CPR Certificate Distribution") to the Coast stockholders one CPR Certificate for each share
                                                    (continued on the next page)

(cover page continued)

of Coast Common Stock held by such stockholders, with record and payment dates for the CPR Certificate Distribution immediately prior to the Effective Time on the Effective Date (as defined herein). Coast will also retain a number of CPR Certificates sufficient for the delivery of CPR Certificates in connection with Coast Stock Options (as defined herein), Coast Performance Share Awards (as defined herein) and Coast SARs (as defined herein). In addition, at the Effective Date, Ahmanson will be entitled to receive CPR Certificates with respect to any Dissenters' Shares and any CPR Certificates that would otherwise have been issuable with respect to Coast Performance Share Awards and Coast SARs that are exercised between the date of the Merger Agreement and the Effective Date. See "The Merger -- Stock Options; Performance Share Awards; SARs" and "Appraisal Rights." The establishment of the CPR Trust, the CPR Certificate Distribution and Ahmanson's entering into of the Commitment described below are, among other things, conditions to the consummation of the Merger. See "The Merger -- Conditions to Consummation."

     Pursuant to the Merger Agreement, at the Effective Time, Ahmanson will enter into a contractual commitment (the "Commitment") with the CPR Trust pursuant to which Ahmanson will be obligated to pay to the CPR Trust from time to time an aggregate amount equal to the Commitment Amount. Generally, the Commitment Amount is an amount equal to the proceeds, if any, received by Ahmanson, Coast Federal or Ahmanson's subsidiary, Home Savings of America, FSB ("Home Savings") (or any other successor), as a result of the Litigation, net of assumed tax liabilities attributable to such receipt (calculated on certain assumptions described herein), certain expenses and interest, plus the amount of certain assumed tax benefits (calculated on certain assumptions described herein) to Ahmanson, if any, associated with payments of the Commitment Amount, all as more fully described herein. See "The Merger -- Merger Consideration; Exchange Ratio; Commitment" and "The CPR Trust and the CPR Certificates." The Commitment will rank pari passu with other senior indebtedness of Ahmanson. The Litigation will remain a contingent asset of Coast Federal upon effectiveness of the Merger and thus will become a contingent asset of Ahmanson as successor to Coast and as parent company of Coast Federal.

     This Proxy Statement/Prospectus also constitutes a prospectus of Ahmanson in respect of the shares of Ahmanson Common Stock to be issued to stockholders of Coast in connection with the Merger and, following consummation of the Merger, in respect of any shares of Ahmanson Common Stock that are issuable upon exercise of Replacement Options (as defined herein). Based on the 19,262,934 shares of Coast Common Stock outstanding on the Record Date (as defined herein), the 1,020,426 shares of Coast Common Stock issuable upon exercise of outstanding stock options and assuming the exercise of all such stock options prior to the Effective Time and the Exchange Ratio of 0.8082, up to approximately 16,393,012 shares of Ahmanson Common Stock will be issuable upon consummation of the Merger.

     This Proxy Statement/Prospectus also constitutes a prospectus of the CPR Trust in respect of the CPR Certificates to be issued by the CPR Trust. As of the Record Date, the number of CPR Certificates issuable in the CPR Certificate Distribution to stockholders of record as of the Record Date would be 19,262,934. The number of CPR Certificates issuable with respect to Coast Stock Options outstanding on the Record Date would be 1,020,426 and the number of CPR Certificates issuable with respect to Coast Performance Share Awards and Coast SARs outstanding on the date of the Merger Agreement would be 420,457. Based on these numbers, up to approximately 20,703,817 CPR Certificates will be issuable by the CPR Trust immediately prior to the Effective Time.

     Both the Ahmanson Common Stock and the Coast Common Stock are listed and traded on the New York Stock Exchange, Inc. ("NYSE") and the Pacific Exchange. On October 3, 1997, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale prices per share of Ahmanson Common Stock and Coast Common Stock on the NYSE Composite Transactions Reporting System (the "NYSE Composite Tape") were $57 1/8 and $54, respectively, and on January 12, 1998, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus, such last reported sale prices per share were $54 1/4 and $56 5/16, respectively.
                                                    (continued on the next page)

(cover page continued)

     Application has been made to have the CPR Certificates listed on the NASDAQ National Stock Market under the symbol "CCPR." No assurance can be given that the CPR Certificates will satisfy the listing requirements for inclusion on the NASDAQ National Market System or any other system.

     THE CPR CERTIFICATES REPRESENT UNDIVIDED BENEFICIAL INTERESTS IN THE ASSETS OF THE CPR TRUST AND WILL REPRESENT INTERESTS IN THE RIGHT (EVIDENCED BY THE COMMITMENT) TO RECEIVE AN AMOUNT EQUAL TO THE NET AFTER-TAX PROCEEDS, IF ANY, THAT MAY BE RECEIVED BY COAST FEDERAL (OR ITS SUCCESSOR) IN THE LITIGATION. THE CPR CERTIFICATES DO NOT PROVIDE TO THEIR HOLDERS ANY RIGHTS IN THE LITIGATION OR AGAINST THE UNITED STATES GOVERNMENT. THE CPR CERTIFICATES ARE HIGHLY SPECULATIVE SECURITIES THAT INVOLVE A HIGH DEGREE OF RISK AND MAY NOT BE AN APPROPRIATE INVESTMENT FOR THE AVERAGE INVESTOR. SEE "RISK FACTORS" BEGINNING ON PAGE 22 FOR FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CPR CERTIFICATES.

THE SHARES OF AHMANSON COMMON STOCK AND THE CPR CERTIFICATES OFFERED HEREBY HAVE
               NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

THE SHARES OF AHMANSON COMMON STOCK AND THE CPR CERTIFICATES OFFERED HEREBY ARE
    NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
                         ANY OTHER GOVERNMENTAL AGENCY.
                            ------------------------

     The date of this Proxy Statement/Prospectus is January 14, 1998, and it is first being mailed or otherwise delivered to Coast stockholders on or about such date.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    4

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....................................    6

SUMMARY...............................................................................    8
  Parties to the Merger...............................................................    8
  Special Meeting; Record Date........................................................    8
  The Merger..........................................................................    9
  Formation of the CPR Trust and the CPR Certificate Distribution.....................   14
  Resales of CPR Certificates.........................................................   15
  Market for Common Stock.............................................................   15
  No Existing Trading Market for the CPR Certificates.................................   16
  Comparison of Certain Unaudited per Share Data......................................   16
  Selected Consolidated Financial Data of Ahmanson (Historical).......................   18
  Selected Consolidated Financial Data of Coast (Historical)..........................   20
  Selected Unaudited Pro Forma Combined Financial Data................................   21

RISK FACTORS..........................................................................   22
  Control of the Litigation...........................................................   22
  Establishing the Federal Government's Liability in the Litigation...................   22
  Amount of Damages...................................................................   22
  Payments, if any, to CPR Certificate Holders........................................   23
  Adequacy of Expense Fund............................................................   24
  Limitation on Rights of CPR Certificate Holders.....................................   24
  No Existing Trading Market for the CPR Certificates.................................   25
  Availability of Information Regarding Developments in the Litigation................   26

GENERAL INFORMATION...................................................................   27
  Special Meeting.....................................................................   27
  Record Date, Solicitation and Revocability of Proxies...............................   27
  Vote Required.......................................................................   28
  Recommendation of Coast Board of Directors..........................................   28
THE MERGER............................................................................   30
  General.............................................................................   30
  Merger Consideration; Exchange Ratio; Commitment....................................   30
  Background of the Merger............................................................   36
  Reasons of Coast for the Merger.....................................................   38
  Opinion of Coast's Financial Advisor................................................   40
  Reasons of Ahmanson for the Merger..................................................   45
  Effective Time......................................................................   45
  Distribution of Ahmanson Common Stock Certificates..................................   45
  Distribution of the CPR Certificates................................................   46
  Fractional Shares...................................................................   46
  The CPR Trust, the CPR Certificates and the CPR Certificate Distribution............   46
  Stock Options; Performance Share Awards; SARs.......................................   46
  Certain Federal Income Tax Consequences.............................................   47
  Management and Operations After the Merger..........................................   49
  Post-Acquisition Compensation and Benefits..........................................   50

                                                                                        PAGE
                                                                                        ----
  Interests of Certain Persons in the Transaction Proposal............................   51
  Conditions to Consummation..........................................................   54
  Regulatory Approvals................................................................   55
  Amendment and Waiver................................................................   56
  Termination; Termination Fee........................................................   56
  Conduct of Business Pending the Merger..............................................   56
  Expenses and Fees...................................................................   58
  Accounting Treatment................................................................   59
  Stock Exchange Listing of Ahmanson Common Stock.....................................   59
  Resales of Ahmanson Common Stock....................................................   59
  Acquisition Proposals...............................................................   59
  Earnings Estimates..................................................................   60

APPRAISAL RIGHTS......................................................................   60

AHMANSON AND COAST UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.................   63

DESCRIPTION OF AHMANSON CAPITAL STOCK.................................................   72
  Ahmanson Common Stock...............................................................   72
  Repurchases of Ahmanson Common Stock................................................   72
  Ahmanson Preferred Stock............................................................   72
  Certain Regulatory Considerations...................................................   74

CERTAIN DIFFERENCES IN THE RIGHTS OF AHMANSON STOCKHOLDERS AND COAST STOCKHOLDERS.....   80
  Meetings of Stockholders............................................................   80
  Number and Election of Directors....................................................   80
  Indemnification.....................................................................   81
  Certain Voting Rights...............................................................   81
  Removal of Directors; Filling Vacancies on the Board of Directors...................   82
  Stockholder Action by Written Consent...............................................   82
  Amendment of By-laws................................................................   82
  Rights Plans........................................................................   82

COMPARATIVE MARKET PRICES AND DIVIDENDS...............................................   84
  Ahmanson............................................................................   84
  Coast...............................................................................   85
  No Existing Trading Market for the CPR Certificates.................................   85

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF COAST.................................   86
  Principal Beneficial Owners.........................................................   86
  Shares Beneficially Owned By Directors and Executive Officers.......................   86

THE CPR TRUST AND THE CPR CERTIFICATES................................................   87
  Summary.............................................................................   87
  Formation of the CPR Trust..........................................................   89
  The Litigation......................................................................   89
  The CPR Certificate Distribution....................................................   92
  The Commitment......................................................................   93
  Description of the CPR Certificates.................................................   94
  Management of the Litigation........................................................  103

                                                                                        PAGE
                                                                                        ----
  Filing of Exchange Act Reports......................................................  105
  Certain Federal Income Tax Consequences.............................................  106
  Validity of the CPR Certificates....................................................  108

EXPERTS...............................................................................  109

VALIDITY OF AHMANSON COMMON STOCK.....................................................  109

APPENDICES:

APPENDIX A -- Amended and Restated Agreement and Plan of Merger, dated as of October
              5, 1997, by and between Ahmanson and Coast
APPENDIX B -- Form of Amended and Restated Declaration of Trust
APPENDIX C -- Form of Commitment
APPENDIX D -- Opinion of Goldman, Sachs & Co.
APPENDIX E -- Section 262 of the DGCL

                             AVAILABLE INFORMATION

     Ahmanson and Coast are each subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information relating to their business, financial position, results of operations and other matters with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Ahmanson and Coast with the Commission may be inspected and copied at the principal office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and may be inspected at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information are also available from the Commission over the Internet at http://www.sec.gov. In addition, Ahmanson Common Stock and Coast Common Stock are traded on the NYSE and the Pacific Exchange. Reports, proxy statements, and other information concerning Ahmanson and Coast may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange, 115 Sansome Street, 2nd Floor, San Francisco, California 94104.

     Ahmanson has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Ahmanson Registration Statement") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), of which the following sections of this Proxy Statement/Prospectus are a part: the Cover Page (other than the fourth, seventh and ninth paragraphs and the first legend on the Cover Page) and the sections of the Proxy Statement/Prospectus under the captions "Available Information," "Incorporation of Certain Information by Reference," "Summary" (other than "Summary -- Formation of the CPR Trust and the CPR Certificate Distribution," "Summary -- Resale of CPR Certificates" and "Summary -- No Existing Trading Market for the CPR Certificates"), "General Information" (other than "General Information -- Special Meeting -- CPR Trust Prospectus"), "The Merger" (other than "The Merger -- Distribution of the CPR Certificates"), "Appraisal Rights," "Ahmanson and Coast Unaudited Pro Forma Combined Financial Information," "Description of Ahmanson Capital Stock," "Certain Differences in the Rights of Ahmanson Stockholders and Coast Stockholders," "Comparative Market Prices and Dividends" (other than "Comparative Market Prices and Dividends -- No Existing Trading Market for the CPR Certificates"), "Voting Securities and Principal Stockholders of Coast," "Experts" and "Validity of Ahmanson Common Stock." The CPR Trust has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "CPR Trust Registration Statement" and, together with the Ahmanson Registration Statement, the "Registration Statements") under the Securities Act, of which the following sections of this Proxy Statement/Prospectus are a part: the fourth, seventh and ninth paragraphs and the first legend of the Cover Page and the sections of the Proxy Statement/Prospectus under the captions "Summary -- Formation of the CPR Trust and the CPR Certificate Distribution," "Summary -- Resale of CPR Certificates," "Summary -- No Existing Trading Market for the CPR Certificates," "Risk Factors," "General Information -- Special Meeting -- CPR Trust Prospectus," "The Merger--Distribution of the CPR Certificates," "Comparative Market Prices and Dividends -- No Existing Trading Market for the CPR Certificates" and "The CPR Trust and the CPR Certificates" (other than "The CPR Trust and the CPR Certificates-- Summary -- Coast Federal Litigation Contingent Payment Rights Trust"). This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statements, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information. While the Proxy Statement/Prospectus contains an explanation of all material features, as they relate to the stockholders of Coast, of each contract or other document filed as an exhibit to the Registration Statements, the statements contained in this Proxy Statement/Prospectus concerning the provisions of such documents filed or incorporated by reference as exhibits to the Registration Statements are necessarily brief descriptions thereof, and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document.

     All information contained herein with respect to Ahmanson and its subsidiaries has been supplied by Ahmanson, and all information with respect to Coast and its subsidiaries and the CPR Trust has been supplied by Coast and the CPR Trust.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AHMANSON, COAST OR THE CPR TRUST. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AHMANSON, COAST OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR THE CPR TRUST SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by Ahmanson with the Commission under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus: (a) Ahmanson's Annual Report on Form 10-K as of and for the year ended December 31, 1996 (the "1996 Ahmanson 10-K"); (b) the portions of Ahmanson's Proxy Statement for the Annual Meeting of stockholders held on April 21, 1997 that have been incorporated by reference in the 1996 Ahmanson 10-K; (c) Ahmanson's Quarterly Reports on Form 10-Q for the three months ended March 31, 1997, the six months ended June 30, 1997 and the nine months ended September 30, 1997; (d) the description of Ahmanson Common Stock set forth in Ahmanson's registration statement on Form 8-A filed pursuant to
Section 12 of the Exchange Act on June 24, 1985, and any amendment or report filed for the purpose of updating any such description; (e) Ahmanson's Current Reports on Form 8-K, dated January 15, 1997, February 17, 1997, February 21, 1997, February 25, 1997, March 10, 1997, March 17, 1997, March 19, 1997, March
26, 1997, April 8, 1997, April 28, 1997, May 19, 1997, June 4, 1997, July 10,
1997, October 6, 1997, October 14, 1997 and November 7, 1997; and (f) the description of the Ahmanson Rights contained in Item 1 of Ahmanson's registration statement on Form 8-A dated November 26, 1997, and any amendment or report filed for the purpose of updating such description.

     The following documents filed by Coast with the Commission under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus: (a) Coast's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Coast 10-K"); (b) the portions of Coast's Proxy Statement for the Annual Meeting of stockholders held on April 23, 1997 that have been incorporated by reference in the 1996 Coast 10-K; (c) Coast's Quarterly Reports on Form 10-Q for the three months ended March 31, 1997, the six months ended June 30, 1997 and the nine months ended September 30, 1997; (d) Coast's Current Report on Form 8-K, dated October 6, 1997; and (e) the description of the Coast Rights contained in Item 1 of Coast's registration statement on Form 8-A dated August 31, 1989, and any amendment or report filed for the purpose of updating such description.

     All documents filed by Ahmanson and Coast pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the Special Meeting are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such document.

     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statements and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statements, this Proxy Statement/Prospectus or any supplement hereto.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM: AS TO AHMANSON DOCUMENTS, H. F. AHMANSON & COMPANY, 4900 RIVERGRADE ROAD, IRWINDALE, CALIFORNIA 91706,
ATTENTION: INVESTOR RELATIONS AND TELEPHONE REQUESTS MAY BE DIRECTED TO (626) 814-7986; AND, AS TO COAST DOCUMENTS, COAST SAVINGS FINANCIAL, INC., 1000 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90017, ATTENTION: INVESTOR RELATIONS AND TELEPHONE REQUESTS MAY BE DIRECTED TO (213) 362-2000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 5, 1998.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROXY STATEMENT/PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES ACT, THE EXCHANGE ACT AND THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS

AND BUSINESS OF AHMANSON AND, ASSUMING THE CONSUMMATION OF THE MERGER, A COMBINED AHMANSON/COAST COMPANY. SUCH FORWARD LOOKING STATEMENTS INCLUDE STATEMENTS RELATING TO (A) THE COST SAVINGS AND ACCRETION TO CASH EARNINGS AND REPORTED EARNINGS THAT WILL BE REALIZED FROM THE MERGER, (B) THE IMPACT ON REVENUES OF THE PROPOSED MERGER, INCLUDING ESTIMATED ENHANCED REVENUES AND COST SAVINGS, AND (C) THE RESTRUCTURING CHARGES EXPECTED TO BE INCURRED IN CONNECTION WITH THE PROPOSED MERGER, BUT DO NOT INCLUDE ANY STATEMENTS RELATING TO THE ISSUANCE AND DISTRIBUTION OF THE CPR CERTIFICATES WHICH ARE NOT FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES ACT, EXCHANGE ACT OR PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT SUCH RESULTS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE PROPOSED MERGER CANNOT BE FULLY REALIZED OR REALIZED WITHIN THE EXPECTED TIME FRAME; (2) REVENUES FOLLOWING THE PROPOSED MERGER ARE LOWER THAN EXPECTED; (3) COMPETITIVE PRESSURE AMONG DEPOSITORY INSTITUTIONS INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF AHMANSON AND COAST ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE INTEREST MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATES IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED; AND (7) LEGISLATION OR REGULATORY CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be a complete description of the matters covered in this Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto, and in the documents incorporated by reference in this Proxy Statement/Prospectus. A copy of the Merger Agreement, the form of CPR Trust Agreement and the form of Commitment are set forth as Appendices A, B and C to this Proxy Statement/Prospectus, respectively, and reference is made thereto for a complete description of the terms of the Merger, the terms of the CPR Trust and the terms of the Commitment, respectively. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Ahmanson" and "Coast" refer to such corporations, respectively, and where the context requires, such corporations and their respective subsidiaries.

PARTIES TO THE MERGER

  Ahmanson.

     Ahmanson, a Delaware corporation, is a savings and loan holding company which conducts its principal business operations through Home Savings, a federally chartered savings bank. Ahmanson engages in residential real estate lending, consumer and small business banking, and related financial services. At September 30, 1997, Home Savings had 301 branches in California, 27 branches in Florida and 43 branches in Texas. On December 4, 1997, Home Savings announced that it had entered into an agreement to sell all of its branches in Florida to SouthTrust Bank, N.A.

     At September 30, 1997, Ahmanson had total assets of $46.8 billion, deposits of $32.4 billion and stockholders' equity of $2.4 billion. Based on deposits, Ahmanson was at that date the fourth largest depository institution in California and the 19th largest in the United States and the second largest savings association in the United States. Home Savings maintains its capital levels above the "well capitalized" standards established by the Office of Thrift Supervision.

     Ahmanson has its principal executive offices at 4900 Rivergrade Road, Irwindale, California 91706, telephone number (626) 960-6311.

  Coast.

     Coast, a Delaware corporation, is a savings and loan holding company which conducts its principal business operations through Coast Federal. Substantially all of Coast's consolidated revenues are derived from the operations of Coast Federal, and Coast Federal represented substantially all of Coast's consolidated assets and liabilities at September 30, 1997.

     Coast Federal, a federal savings bank headquartered in Los Angeles, California, was founded in 1935 and converted from mutual to stock form in 1985. Based on total deposits of $9.0 billion at September 30, 1997, Coast Federal was the tenth largest savings association in the United States and the eighth largest depository institution in California. Coast Federal's business is that of a financial intermediary and consists primarily of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make mortgage loans secured by residential real estate located in California. At September 30, 1997, Coast Federal operated 90 retail banking offices, all of which are located in California.

     Coast has its principal executive offices at 1000 Wilshire Boulevard, Los Angeles, California 90017, telephone number (213) 362-2000.

SPECIAL MEETING; RECORD DATE

     The Special Meeting will be held on February 12, 1998, at 10:00 a.m., at the OMNI Hotel, 930 Wilshire Boulevard, Los Angeles, California. At the Special Meeting, Coast stockholders will consider and vote upon approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the approval of the Merger, the establishment of and the terms of the CPR Trust, the CPR Certificate Distribution, the engagement of the Litigation Trustees (including the terms of their engagement) for the CPR Trust, the terms of the Commitment and the rights of the holders of CPR Certificates (collectively, the "Transaction Proposal").

     The Coast Board has fixed the close of business on December 23, 1997, as the record date for determining the Coast stockholders entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). As of the Record Date, 19,262,934 shares of Coast Common Stock were issued and outstanding and entitled to be voted at the Special Meeting. For additional information with respect to the Special Meeting, including the Record Date and vote required for approval, see "General Information."

THE MERGER

  General.

     The Merger Agreement provides that Coast will merge with and into Ahmanson, which will be the surviving corporation in the Merger and will be governed by the laws of the State of Delaware. If the Transaction Proposal is approved at the Special Meeting, all required governmental and other consents and approvals are obtained and all the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (if permitted), the CPR Certificate Distribution will be effected and, immediately thereafter, the Merger will be consummated. In addition, Ahmanson will enter into the Commitment with the CPR Trust at the Effective Time and effective at the Effective Time. A description of the Commitment and the related Commitment Amount are more fully set forth below under "-- Commitment," "The Merger -- Merger Consideration; Exchange Ratio; Commitment" and "The CPR Trust and the CPR Certificates -- The Commitment." A copy of the Merger Agreement and a copy of the form of Commitment are set forth as Appendices A and C to this Proxy Statement/Prospectus, respectively. See "The Merger."

  Merger Consideration.

     The merger consideration (the "Merger Consideration") pursuant to the Merger Agreement consists of (a) the shares of Ahmanson Common Stock issuable in exchange for shares of Coast Common Stock pursuant to the Merger Agreement, and cash in lieu of fractional share interests, and (b) the entering into of the Commitment by Ahmanson.

  Exchange Ratio.

     At the time of the Merger, each outstanding share of Coast Common Stock (other than (a) certain shares, if any, held by Coast, Ahmanson or their subsidiaries and (b) Dissenters' Shares, if any) will be converted into and exchanged for 0.8082 of a share of Ahmanson Common Stock (together with the appropriate number of Ahmanson Rights as provided in the Ahmanson Rights Plan). No fractional shares of Ahmanson Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any Coast stockholder would be entitled upon consummation of the Merger, determined by multiplying such fraction by the average of the last sale prices of the Ahmanson Common Stock, as reported by the NYSE Composite Tape (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the five NYSE trading days immediately preceding the Effective Date.

  Commitment.

     Ahmanson will enter into the Commitment, substantially in the form attached hereto as Appendix C, with the CPR Trust at the Effective Time and effective at the Effective Time. Immediately prior to the Effective Time, and provided that all other conditions to consummation of the Merger have been either satisfied or waived (if permitted), the CPR Certificates will be distributed to the Coast stockholders (and to the other persons specified in the Merger Agreement and described herein under "The Merger -- The CPR Trust, the CPR Certificates and the CPR Certificate Distribution"). The Commitment will obligate

Ahmanson to pay to the CPR Trust from time to time an aggregate amount equal to the Commitment Amount. As used in this Proxy Statement/Prospectus, the Commitment Amount means an amount equal to the Litigation Proceeds (as defined herein) minus the Reimbursements (as defined herein) plus the Assumed Tax Benefit (as defined herein). Litigation Proceeds means any and all cash payments actually received by Coast Federal or Home Savings or any of their affiliates (the "Ahmanson Group") pursuant to a final, non-appealable judgment or a final settlement of the Litigation (the "Cash Proceeds") and the non-cash payments, if any, actually received by the Ahmanson Group pursuant to a final, non-appealable judgment or a final settlement of the Litigation (the "Non-Cash Proceeds"). Reimbursements means (a) an amount equal to the Expense Fund (as defined herein) plus (b) interest on the portions of the Expense Fund withdrawn by the CPR Trust calculated from the time of any such withdrawal at an annual interest rate equal to the Reference Rate of Bank of America (the "Reference Rate") in effect from time to time plus 250 basis points, compounded quarterly plus (c) the Assumed Tax Liability (as defined herein) plus (d) in the event Litigation Proceeds are required to be included in income for federal income tax purposes in a taxable year prior to the year such proceeds are received in cash (either because of the accrual of Cash Proceeds before the payment thereof or the time required to liquidate Non-Cash Proceeds), interest at the Reference Rate plus 250 basis points from the date of such payment of taxes to the date of receipt of cash. The Expense Fund means an amount equal to $20 million, less the expenses relating to the Litigation incurred and paid between August 31, 1997 and the Effective Date, which amount Ahmanson will deposit at the Effective Time in a non-interest bearing demand-deposit account in the name of the CPR Trust at Home Savings. Subject to certain exceptions, the Assumed Tax Liability will be computed on the assumption that the Litigation Proceeds will be includible in the Ahmanson Group's gross income as ordinary income in full at the highest net marginal federal, state and local income tax rate. For additional information concerning the Commitment, the Commitment Amount and related matters, see "The Merger -- Merger Consideration; Exchange Ratio; Commitment." For additional information concerning the CPR Trust and the CPR Certificates, see "Risk Factors" and "The CPR Trust and the CPR Certificates."

  Vote Required.

     Approval of the Transaction Proposal requires the affirmative vote of a majority of the outstanding shares of the Coast Common Stock entitled to vote at the Special Meeting. As of the Record Date, the directors and executive officers of Coast and their affiliates held 175,261 shares (or approximately 0.91% of the outstanding shares) of Coast Common Stock, not including unissued shares deemed beneficially owned pursuant to outstanding Coast Stock Options. As of the Record Date, Ahmanson held 100 shares of Coast Common Stock and directors and executive officers of Ahmanson and their affiliates held no shares of Coast Common Stock. See "General Information -- Vote Required" and "The Merger -- Interests of Certain Persons in the Transaction Proposal."

     Approval of the Merger Agreement by holders of Ahmanson Common Stock is not required under the Delaware General Corporation Law ("DGCL") or the rules of the NYSE. See "General Information -- Vote Required."

  Recommendation of the Coast Board.

     The Coast Board believes that approval of the Merger Agreement and the transactions contemplated thereby, including the approval of the Merger, the establishment of and the terms of the CPR Trust, the CPR Certificate Distribution, the engagement of the Litigation Trustees (including the terms of their engagement) for the CPR Trust, the terms of the Commitment and the rights of the holders of CPR Certificates, is in the best interests of Coast and its stockholders and unanimously recommends that the stockholders of Coast vote "FOR" approval of the Transaction Proposal. The Coast Board has unanimously approved the Transaction Proposal. In deciding to approve the Transaction Proposal, the Coast Board considered a number of factors, including the financial condition, results of operations and future prospects of Coast and Ahmanson. See "The Merger -- Background of the Merger" and "-- Reasons of Coast for the Merger." As a result of the difficulty in establishing the value of the Litigation for purposes of the Merger, the Coast Board determined that the ultimate value of the Litigation should be retained by Coast's stockholders in connection with the Merger and, thus, the Coast Board, as an integral part of its approval of the Transaction Proposal, approved the establishment of the CPR Trust, the terms of the CPR Certificates and the Commitment, the CPR Certificate Distribution and related matters. See "The Merger -- Interests of Certain Persons in the Transaction Proposal" and "The CPR Trust and the CPR Certificates."

     THE COAST BOARD UNANIMOUSLY RECOMMENDS THAT COAST STOCKHOLDERS VOTE "FOR" APPROVAL OF THE TRANSACTION PROPOSAL.

  Opinion of Coast's Financial Advisor.

     Goldman, Sachs & Co. ("Goldman Sachs"), Coast's financial advisor, has rendered its written opinion, dated October 5, 1997, to the Coast Board to the effect that, as of such date, based on and subject to the matters set forth in such opinion, the proposed Consideration (as defined herein) to be received by the holders of Coast Common Stock was fair from a financial point of view to the Coast stockholders. Goldman Sachs has confirmed its October 5, 1997 opinion as of the date of this Proxy Statement/Prospectus by delivery of its written opinion to the Coast Board, dated the date hereof. For additional information, see "The Merger -- Opinion of Coast's Financial Advisor." The opinion of Goldman Sachs, dated the date of this Proxy Statement/Prospectus, is attached as Appendix D to this Proxy Statement/Prospectus. Holders of Coast Common Stock are urged to read such opinion in its entirety for descriptions of the procedures followed, matters considered and limitations on the reviews undertaken in connection therewith.

  Effective Time.

     If the Transaction Proposal is approved by the requisite vote of the Coast stockholders, all required governmental and other consents and approvals are obtained and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (if permitted), the CPR Certificate Distribution will be effected on the Effective Date with a record and payment date on the Effective Date immediately prior to the Effective Time and the Merger will be consummated and will become effective on the date (the "Effective Date") and at the time (the "Effective Time") that a certificate of merger is filed with the Secretary of State of the State of Delaware or at the time specified in such certificate. The Commitment will be entered into by Ahmanson at or prior to the Effective Time and effective at the Effective Time. See "The CPR Trust and the CPR Certificates."

     Unless otherwise agreed by Coast and Ahmanson, and subject to the conditions to the obligations of the parties to effect the Merger, the parties have agreed to cause the Effective Date to occur on the fifth business day to occur after the last of the conditions to the consummation of the Merger have been satisfied or waived (or, at the election of Ahmanson, on the last business day of the month in which such date occurs or, if such date occurs on one of the last five business days of such month, on the last business day of the succeeding month). Ahmanson and Coast each has the right, acting unilaterally, to terminate the Merger Agreement should the Merger not be consummated by June 30, 1998 (unless the failure to consummate the Merger is a result of a breach by the party seeking to terminate). See "The Merger -- Effective Time" and "-- Termination; Termination Fee."

  Delivery of Ahmanson Certificates.

     Promptly after the Effective Date, Ahmanson will send or will cause to be sent transmittal materials to each record holder of shares of Coast Common Stock outstanding at the Effective Time for use in exchanging those certificates for shares of Ahmanson Common Stock and cash in lieu of fractional share interests. See "The Merger -- Distribution of Ahmanson Common Stock Certificates."

  Certain Federal Income Tax Consequences.

     The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Code") with the consequence that no gain or loss will be recognized for federal income tax purposes by Coast or Coast stockholders as a result of the Merger except in the case of a Coast stockholder (a) for gain that may be recognized in an amount not exceeding the fair market value at the

Effective Time of the CPR Certificates received by such stockholder (which will include a proportionate share of the value attributable to Ahmanson's having entered into the Commitment) and (b) with respect to any cash received in lieu of fractional share interests.

     Consummation of the Merger is conditioned in part upon the receipt by Ahmanson and Coast of opinions from their respective legal counsels that the Merger will be a reorganization within the meaning of Section 368(a) of the Code.

     All stockholders should carefully read the discussion of the material federal income tax consequences of the proposed Merger under "The
Merger -- Certain Federal Income Tax Consequences." In addition, stockholders are urged to consult with their own tax advisers as to the federal, state, local and foreign tax consequences in their particular circumstances. For a discussion of certain federal income tax consequences related to the CPR Certificates and the CPR Certificate Distribution, see "The CPR Trust and the CPR
Certificates -- Certain Federal Income Tax Consequences."

  Management After the Merger.

     Ahmanson will be the surviving corporation resulting from the Merger and will continue to be managed by its current executive officers. Ahmanson has agreed to cause Mr. Ray Martin, Chairman of the Board and Chief Executive Officer of Coast, to be elected or appointed as a director of Ahmanson. See "The Merger -- Management and Operations After the Merger."

  Interests of Certain Persons in the Transaction Proposal.

     Certain members of Coast's management and the Coast Board have interests in the Merger and the transactions contemplated thereby in addition to their interests as stockholders of Coast generally. Those interests relate to, among other things, provisions in the Merger Agreement regarding indemnification and maintenance of directors and officers' liability insurance, the treatment of outstanding Coast Stock Options and outstanding Coast Performance Share Awards and Coast SARs with respect to Coast Common Stock and the appointment of Mr. Martin as a director of Ahmanson.

     In addition, certain Coast executives will receive benefits to be paid in connection with a change of control of Coast. Assuming termination of the employment of Coast's executive officers, pursuant to employment agreements between Coast and each of Messrs. Ray Martin (Chairman of the Board and Chief Executive Officer of Coast and Coast Federal), Robert Hunt (President and Chief Operating Officer of Coast and Coast Federal), James Boyle (Senior Executive Vice President of Coast and Coast Federal), James Barritt (Senior Executive Vice President and Chief Financial Officer of Coast and Coast Federal) and Norman Raiden (Senior Executive Vice President of Coast and Coast Federal, and General Counsel of Coast, and until December 3, 1997, of Coast Federal), the severance payments required to be made to such executive officers would be approximately $2,735,000, $1,933,000, $1,481,000, $1,335,000 and $1,377,000, respectively, as a result of the Merger being deemed a change of control under such employment agreements. Further, assuming termination of the employment of Messrs. Rich and Neal, Coast's two other executive officers, pursuant to severance agreements between Coast and such executive officers, the severance payments required to be made to such executive officers would aggregate approximately $265,000, as a result of the Merger being deemed a change in control under such severance agreements. In addition, assuming termination of the employment of Coast's executive officers, lump sum payments made under Coast's supplemental executive retirement plan to Messrs. Martin, Hunt, Boyle, Barritt and Raiden would be approximately $5,746,000, $1,728,000, $1,547,000, $680,000 and $2,325,000,
respectively, and to such other Coast executive officers as a group would be approximately $574,000, as a result of the Merger being deemed a change in control under such plan. Finally, assuming termination of the employment of Coast's executive officers, such executive officers would receive lump sum payments of amounts previously deferred under Coast's deferred compensation plan in January 1999, as a result of the Merger being deemed a change in control under such plan. See "The Merger -- Interests of Certain Persons in the Transaction Proposal" and "-- Stock Options; Performance Share Awards; SARs" below.

     Each of Messrs. Martin, Hunt, Barritt and Raiden will also be Litigation Trustees of the CPR Trust and, as such, will receive as compensation pursuant to the CPR Trust Agreement during the term of his service as a Litigation Trustee, fees of $400,000 per year for five years (except that if the Litigation is sooner terminated, the remainder of such fees (but in no event with respect to a period longer than two years after the year in which such termination occurs) will be accelerated upon final resolution of the Litigation and receipt by the Ahmanson Group of the Litigation Proceeds), plus reimbursement of all reasonable out-of-pocket expenses. If the services of the Litigation Trustees continue to be necessary after the initial five-year period or such receipt of Litigation Proceeds, the Litigation Trustees will be entitled to a fee of $200 per hour until termination of the CPR Trust. See "The Merger -- Interests of Certain Persons in the Transaction Proposal."

  Conditions to Consummation.

     Consummation of the Merger is subject to various conditions, including, among other matters: (a) approval of the Transaction Proposal by the Coast stockholders and notice from holders of no more than 5% of the outstanding shares of Coast Common Stock that their shares of Common Stock be treated as Dissenters' Shares; (b) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger; (c) satisfaction of certain other usual conditions, including the receipt of the tax opinions discussed above; and (d) the establishment of the CPR Trust and the consummation of the CPR Certificate Distribution, the execution and delivery of the Commitment by Ahmanson and the transfer of the Expense Fund to the CPR Trust. Under the terms of the Merger Agreement, certain conditions to the Merger may generally be waived by Ahmanson or Coast, as applicable. See "The
Merger -- Conditions to Consummation" and "-- Amendment and Waiver."

  Regulatory Approvals.

     The Merger is subject to the prior approval of the Office of Thrift Supervision (the "OTS") and may be subject to the approval of or notice to other regulatory authorities. An application for approval of the Merger has been filed with the OTS. There can be no assurance that the approval of the OTS will be obtained or as to the timing or conditions of such approval. See "The
Merger -- Regulatory Approvals."

  Termination.

     The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual action of the board of directors of both Coast and Ahmanson, or by action of the board of directors of either company under certain circumstances, including if the Merger is not consummated by June 30, 1998, unless the failure to consummate by such time is due to knowing action or inaction of the party seeking to terminate, which action or inaction is in violation of such party's obligations under the Merger Agreement. Ahmanson may terminate the Merger Agreement if the Coast Board withdraws its recommendation of the Transaction Proposal or modifies or changes such recommendation in a manner adverse in any respect to the interests of Ahmanson. If the Merger Agreement is terminated under certain specified circumstances, and within 12 months after such termination Coast or any of its subsidiaries enters into a definitive agreement with respect to an acquisition proposal by a third party, Coast will be obligated to pay to Ahmanson a termination fee equal to $35 million. See "The Merger -- Termination; Termination Fee."

  Accounting Treatment.

     Upon consummation of the Merger, Ahmanson will account for the acquisition of Coast using the purchase method of accounting. Accordingly, the consideration to be paid in the Merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Date. Income (or loss) of Coast prior to the Effective Date will not be included in income of the combined company. See "The Merger -- Accounting Treatment."

  Dissenters' Rights.

     Any holder of record of shares of Coast Common Stock who does not vote in favor of the Transaction Proposal, delivers a demand for appraisal prior to the vote of the Coast stockholders on the Transaction Proposal and complies with the additional procedures required under Delaware law will have the right to obtain cash payment for the "fair value" of such stockholders' shares (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, a stockholder must comply with all the procedural requirements of Section 262 of the DGCL, the full text of which is attached as Appendix E to this Proxy Statement/Prospectus. Section 262 should be read in its entirety. Any such dissenting stockholder will not be entitled to the Merger Consideration in respect of such shares unless and until such dissenting stockholder shall have failed to perfect or shall have timely withdrawn such dissenting stockholder's right to dissent from the Merger, and shall instead be entitled to receive the payment provided by Section 262 of the DGCL. FAILURE TO TAKE ANY OF THE STEPS REQUIRED UNDER SECTION 262 IN A TIMELY MANNER WILL RESULT IN A LOSS OF APPRAISAL RIGHTS. See "Appraisal Rights."

     In connection with any appraisal proceeding, the "fair value" of shares of Coast Common Stock is to be determined as of immediately prior to the CPR Certificate Distribution and the Merger. Each CPR Certificate distributed to each Coast stockholder will provide that it shall automatically be redeemed for $0.01 in cash immediately following the Merger if the holder of the share as to which such CPR Certificate was issued has given notice of an intent to exercise appraisal rights. If any Coast stockholder who gives notice of intent to exercise appraisal rights subsequently withdraws, or fails to perfect, such appraisal demand, Ahmanson will deliver to such holder the number of CPR Certificates equal to the number of shares of Coast Common Stock as to which such appraisal demand was withdrawn or not perfected.

     It is a condition to the obligation of Ahmanson to consummate the Merger that holders of no more than 5% of the outstanding shares of Coast Common Stock shall have given notice that their shares of Coast Common Stock be treated as Dissenters' Shares. See "The Merger -- Conditions to Consummation."

  Resales of Ahmanson Common Stock.

     The Ahmanson Common Stock issuable in connection with the Merger will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and 10% or more stockholders) of Coast or Ahmanson under applicable federal securities laws. See "The Merger -- Resales of Ahmanson Common Stock."

FORMATION OF THE CPR TRUST AND THE CPR CERTIFICATE DISTRIBUTION

     The CPR Trust is a statutory business trust created under Delaware law pursuant to a Declaration of Trust and the filing of a Certificate of Trust with the Delaware Secretary of State on January 8, 1998 for the purpose of holding the Commitment. The CPR Certificates will represent assignable and transferable undivided beneficial interests in the assets of the CPR Trust, and, as a result of Ahmanson's entering into of the Commitment, will represent interests in the right to receive an amount equal to the net after-tax proceeds, if any, to be received by Coast Federal (or its successor) in its regulatory capital litigation claims against the United States government in the case entitled Coast Federal Bank, FSB v. United States, No. 92-466C (Cl. Ct. filed July 9,
1992), as more fully described below. Immediately prior to the Effective Time, Coast, the Litigation Trustees, Bankers Trust Company (the "Institutional Trustee") and Bankers Trust (Delaware) (the "Delaware Trustee") will enter into an Amended and Restated Declaration of Trust (the "CPR Trust Agreement"), substantially in the form attached hereto as Appendix B. The CPR Trust Agreement will govern the terms and conditions of the CPR Trust. Immediately prior to the Effective Time of the Merger, the CPR Trust will issue the CPR Certificates to Coast and Coast will distribute one CPR Certificate to the Coast stockholders for each share of Coast Common Stock held by such stockholders. Coast will also retain a number of CPR Certificates sufficient for the delivery (or retention by Ahmanson as successor to Coast in certain circumstances) of CPR Certificates in connection with Coast Stock Options, Coast Performance Share Awards and Coast SARs. See "The CPR Trust and the CPR Certificates," "The Merger -- The CPR

Trust, the CPR Certificates and the CPR Certificate Distribution" and "-- Stock Options; Performance Share Awards; SARs."

     At the Effective Time and effective at the Effective Time, Ahmanson will enter into the Commitment with the CPR Trust, pursuant to which Ahmanson will be obligated to pay to the CPR Trust from time to time an aggregate amount equal to the Commitment Amount. The Litigation will remain a contingent asset of Coast Federal upon effectiveness of the Merger and thus will become a contingent asset of Ahmanson as successor to Coast and as parent company of Coast Federal. The four senior executives of Coast with knowledge of the facts underlying the Litigation will be appointed as "Litigation Trustees" of the CPR Trust, and will be given full authority to make all decisions on behalf of Coast Federal (and its successors) with respect to the prosecution of the Litigation at the CPR Trust's expense, including selection and supervision of existing and any new counsel and deciding whether or not to accept any settlement offer.

     The only assets of the CPR Trust will be the Commitment and the right to draw on amounts in the Expense Fund for purposes of funding expenses of the CPR Trust including expenses of the Litigation, fees and expenses of the Litigation Trustees and all administrative expenses. Within 60 days of the receipt of any Commitment Amount, the CPR Trust will pay such amounts (other than $10 million (or such greater amount as the Litigation Trustees reasonably determine may be reasonably likely to be required to pay additional expenses or to satisfy the CPR Trust's indemnification obligations (the "Retained Amount")) less the amount of any accrued but unpaid expenses payable by the CPR Trust not covered by the Expense Fund, to the holders of the CPR Certificates (as of a record date set by the Litigation Trustees). The Retained Amount will be retained for a period of two years (or such longer period as the Litigation Trustees reasonably determine may be reasonably likely to be required).

     THE CPR CERTIFICATES ARE HIGHLY SPECULATIVE SECURITIES THAT INVOLVE A HIGH DEGREE OF RISK. See "Risk Factors."

RESALES OF CPR CERTIFICATES

     The CPR Certificates will be freely transferable by the holders of such CPR Certificates, except for those holders who may be deemed to be "affiliates" of the CPR Trust under applicable federal securities laws. See "The CPR Trust and the CPR Certificates -- Description of the CPR Certificates -- Resales of the CPR Certificates" and "Risk Factors."

MARKET FOR COMMON STOCK

     Ahmanson Common Stock and Coast Common Stock are traded on the NYSE and the Pacific Exchange. The following table sets forth the last sale price of Ahmanson Common Stock, the last sale price of Coast Common Stock, and the equivalent price per share (as explained below) of Coast Common Stock at the close of business on October 3, 1997, the last trading day immediately preceding public announcement of the Merger (as reported on the NYSE Composite Tape), and on January 12, 1998, the last practicable date prior to the mailing of this Proxy Statement/Prospectus:

                                                           MARKET PRICE PER SHARE
                                        -------------------------------------------------------------
                                          AHMANSON               COAST               EQUIVALENT PER
                                        COMMON STOCK        COMMON STOCK(1)         SHARE PRICE(1)(2)
                                        ------------     ----------------------     -----------------
    October 3, 1997...................   $57 1/8                   $54                    $46.17
    January 12, 1998..................   $54 1/4              $56 5/16                    $43.84

---------------

(1) The per share price of Coast Common Stock includes the value of the Litigation as an asset of Coast. The equivalent per share price of Coast Common Stock does not include the value of the Litigation as an asset of Coast or the value of CPR Certificates to be received by Coast stockholders in connection with the Merger.

(2) The equivalent per share price of Coast Common Stock at the specified dates represents the last sale price of a share of Ahmanson Common Stock on such date multiplied by the Exchange Ratio of 0.8082.

     STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR AHMANSON COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF AHMANSON COMMON STOCK AT OR AFTER THE EFFECTIVE TIME. SEE "COMPARATIVE MARKET PRICES AND DIVIDENDS."

NO EXISTING TRADING MARKET FOR THE CPR CERTIFICATES

     There is no current market for the CPR Certificates. Coast, on behalf of the CPR Trust, has applied for inclusion of the CPR Certificates on the NASDAQ National Market System under the symbol "CCPR." No assurance can be given that the CPR Certificates will satisfy the listing requirements for inclusion on the NASDAQ National Market System or any other trading system. In the event that the CPR Certificates cannot be listed on any trading system, there would likely be only minimal or no trading channels for the CPR Certificates, resulting in severely reduced or no liquidity for investors in the CPR Certificates. Even if such listing is achieved, there can be no assurance that an active market for the CPR Certificates will develop or be sustained. If such a market develops, there can be no assurance as to the price at which the CPR Certificates would trade at any time and such price could be subject to rapid and substantial change, depending upon, among other things, developments in the Litigation and similar pending litigation. See "Risk Factors."

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

     The following summary presents selected comparative unaudited per share data for Ahmanson and Coast on an historical basis and on a pro forma combined basis assuming the Merger had been effective during the periods presented. The Merger will be accounted for under the purchase accounting method. The pro forma data have been derived accordingly. The information shown below should be read in conjunction with the historical financial data and statements of Ahmanson and Coast incorporated by reference herein, including the respective notes thereto. See "Available Information," "Incorporation of Certain Information by Reference," "-- Selected Consolidated Financial Data of Ahmanson (Historical)," "-- Selected Consolidated Financial Data of Coast (Historical)" and "The
Merger -- Accounting Treatment."

     The per share data set forth herein are presented for comparative purposes only and are not necessarily indicative of the future combined financial position, the results of the future operations or the actual results or combined financial position of Ahmanson and Coast that would have been achieved had the Merger been consummated as of the dates or at the beginning of the periods indicated. While no assurance can be given, Ahmanson expects that it will achieve substantial benefits from the Merger, including operating cost savings and revenue enhancements. See "Ahmanson and Coast Unaudited Pro Forma Combined Financial Information." However, the pro forma comparative unaudited per share data do not reflect any direct costs, potential savings or revenue enhancements which Ahmanson expects will result from the consolidation of operations of

Coast and Ahmanson and, therefore, do not purport to be indicative of the results of future operations of Ahmanson.

                                                                NINE MONTHS ENDED      YEAR ENDED
                                                                  SEPTEMBER 30,       DECEMBER 31,
                                                                      1997                1996
                                                                -----------------     ------------
H. F. AHMANSON & COMPANY
Net income per fully diluted common share
  Historical..................................................       $  2.69             $ 0.91(1)
  Pro forma combined..........................................          2.61               0.74
Dividends per common share(2)
  Historical..................................................          0.66               0.88
  Pro forma combined..........................................          0.66               0.88
Book value per common share (at period end)
  Historical..................................................         20.17              19.09
  Pro forma combined(3).......................................         25.16                 --

COAST SAVINGS FINANCIAL, INC.
Net income per fully diluted common share
  Historical..................................................       $  2.30             $ 0.56(1)
  Equivalent Coast pro forma combined(4)......................          2.11               0.60
Dividends per common share
  Historical..................................................            --                 --
  Equivalent Coast pro forma combined(4)......................          0.53               0.71
Book value per common share (at period end)
  Historical..................................................         25.21              22.84
  Equivalent Coast pro forma combined(4)......................         20.33                 --

---------------

(1) Income per common share for both Ahmanson and Coast in 1996 was significantly affected by a special assessment in the third quarter to recapitalize the Savings Association Insurance Fund which was mandated by federal legislation.

(2) Pro forma dividends per share represent historical dividends paid by Ahmanson. For a discussion of Ahmanson's current and future dividend policy, see "Comparative Market Prices and Dividends -- Ahmanson."

(3) Amount is calculated by dividing total pro forma common stockholders' equity by the sum of the total outstanding shares of Ahmanson Common Stock plus the new shares of Ahmanson Common Stock to be issued in the Merger (based on the number of shares of Coast Common Stock outstanding at September 30, 1997, excluding shares beneficially owned by Ahmanson and the Exchange Ratio of 0.8082).

(4) Equivalent Coast pro forma combined amounts are computed by multiplying the pro forma combined amounts by the Exchange Ratio of 0.8082.

SELECTED CONSOLIDATED FINANCIAL DATA OF AHMANSON (HISTORICAL)

     The following table sets forth selected historical financial data of Ahmanson and has been derived from its consolidated financial statements. Such selected historical financial data should be read in conjunction with Ahmanson's audited consolidated financial statements, including the respective notes thereto, and unaudited interim financial information, in each case incorporated herein by reference. The interim financial information has been derived from unaudited financial statements of Ahmanson, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair statement of the results for the unaudited interim periods. Results for the interim periods are not necessarily indicative of results which may be expected for any other interim or annual period. See "Incorporation of Certain Information by Reference."

                                               AT                                   AT DECEMBER 31,
                                          SEPTEMBER 30,   -------------------------------------------------------------------
                                              1997           1996          1995          1994          1993          1992
                                          -------------   -----------   -----------   -----------   -----------   -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
SUMMARY OF FINANCIAL CONDITION
  Cash and investment securities........   $ 1,084,310    $ 1,876,435   $ 1,645,450   $ 2,773,573   $ 3,906,044   $ 2,362,563
  Loans and mortgage-backed
    securities..........................    43,840,875     46,085,670    47,407,521    48,791,165    44,624,365    42,878,383
  Real estate...........................       335,095        395,428       460,421       475,264       623,519     1,127,271
  Premises and equipment................       368,825        424,567       410,947       614,817       673,879       686,693
  Goodwill and other intangible
    assets..............................       286,385        308,083       147,974       468,542       428,444       478,017
  Other assets..........................       883,667        811,861       457,273       603,432       614,994       607,580
                                           -----------    -----------   -----------   -----------   -----------   -----------
    Total assets........................   $46,799,157    $49,902,044   $50,529,586   $53,726,793   $50,871,245   $48,140,507
                                           ===========    ===========   ===========   ===========   ===========   ===========
  Deposits..............................   $32,447,317    $34,773,945   $34,244,481   $40,655,016   $38,018,653   $39,273,192
  Borrowings............................    10,575,923     11,580,521    12,236,428     9,176,085     8,879,345     4,978,583
  Other liabilities.....................     1,241,139        966,116       991,755       931,091     1,024,216     1,143,088
  Company-obligated Capital Securities
    of Subsidiary Trust.................       148,421        148,413            --            --            --            --
  Stockholders' equity..................     2,386,357      2,433,049     3,056,922     2,964,601     2,949,031     2,745,644
                                           -----------    -----------   -----------   -----------   -----------   -----------
  Total liabilities, Company-obligated
    Capital Securities of Subsidiary
    Trust and stockholders' equity......   $46,799,157    $49,902,044   $50,529,586   $53,726,793   $50,871,245   $48,140,507
                                           ===========    ===========   ===========   ===========   ===========   ===========
PER SHARE INFORMATION -- COMMON SHARES
  Book value............................   $     20.17    $     19.09   $     20.75   $     19.70   $     19.61   $     22.04
  Tangible book value...................         18.37          17.31         19.47         15.70         15.94         17.94

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1997         1996         1996         1995         1994         1993         1992
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
SUMMARY OF OPERATIONS
  Interest income....................  $2,561,081   $2,630,081   $3,514,795   $3,699,091   $3,095,375   $3,003,422   $3,428,979
  Interest expense...................   1,632,558    1,695,289    2,262,281    2,472,336    1,798,454    1,666,350    2,070,413
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income................     928,523      934,792    1,252,514    1,226,755    1,296,921    1,337,072    1,358,566
  Provision for loan losses..........      57,080      115,626      144,924      119,111      176,557      574,970      367,366
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income after provision
    for loan losses..................     871,443      819,166    1,107,590    1,107,644    1,120,364      762,102      991,200
  Gain on sales of retail deposit
    branch systems...................      57,566           --        6,861      514,671       77,901           --           --
  Other non-interest income..........     207,221      173,790      244,937      183,738      182,455      317,828      266,857
  SAIF recapitalization assessment...          --      243,862      243,862           --           --           --           --
  Other non-interest expense.........     635,442      710,796      934,968      981,407      970,050    1,299,996      968,443
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income (loss) before provision for
    income taxes (benefit),
    extraordinary loss and cumulative
    effect of accounting changes.....     500,788       38,298      180,558      824,646      410,670     (220,066)     289,614
  Provision for income taxes
    (benefit)........................     186,500      (15,713)      35,300      373,700      173,312      (82,034)     133,222
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income (loss) before extraordinary
    loss and cumulative effect of
    accounting changes...............     314,288       54,011      145,258      450,946      237,358     (138,032)     156,392
  Extraordinary loss on early
    extinguishment of debt (net of
    tax benefit).....................          --           --           --           --           --      (21,607)          --
  Cumulative effect of changes in
    accounting for goodwill (1995)
    and income taxes (1992)..........          --           --           --     (234,742)          --           --       47,677
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income (loss)..................  $  314,288   $   54,011   $  145,258   $  216,204   $  237,358   $ (159,639)  $  204,069
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE INFORMATION -- COMMON
  SHARES
  Primary --
    Income (loss) before
      extraordinary loss and
      cumulative effect of accounting
      changes........................  $     2.89   $     0.16   $     0.91   $     3.39   $     1.59   $    (1.51)  $     1.19
    Net income (loss)................        2.89         0.16         0.91         1.40         1.59        (1.69)        1.60
  Fully diluted --
    Income (loss) before
      extraordinary loss and
      cumulative effect of accounting
      changes........................        2.69         0.16         0.91         3.20         1.58        (1.51)        1.19
    Net income (loss)................        2.69         0.16         0.91         1.40         1.58        (1.69)        1.60
  Dividends..........................        0.66         0.66         0.88         0.88         0.88         0.88         0.88

SELECTED CONSOLIDATED FINANCIAL DATA OF COAST (HISTORICAL)

     The following table sets forth selected historical financial data of Coast and has been derived from its consolidated financial statements. Such selected historical financial data should be read in conjunction with Coast's audited consolidated financial statements, including the respective notes thereto, and unaudited interim financial information, in each case incorporated herein by reference. The interim financial information has been derived from unaudited financial statements of Coast, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair statement of the results for the unaudited interim periods. Certain items in these selected historical financial data of Coast have been reclassified to conform to the Ahmanson presentation. See "Incorporation of Certain Information by Reference."

                                                    AT                                AT DECEMBER 31,
                                               SEPTEMBER 30,   --------------------------------------------------------------
                                                   1997           1996         1995         1994         1993         1992
                                               -------------   ----------   ----------   ----------   ----------   ----------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
SUMMARY OF FINANCIAL CONDITION
  Cash and investment securities.............   $   591,731    $  464,371   $  308,733   $  263,759   $  728,311   $  623,600
  Loans and MBS..............................     8,136,645     7,899,377    7,638,297    7,526,910    6,979,497    7,286,179
  Real estate................................        46,886        41,259       31,696       44,168      100,721      160,756
  Premises and equipment.....................        86,588        95,010       92,920       87,493       77,566       67,635
  Goodwill and other intangible assets.......         5,441         6,238        7,332       11,504       12,927       13,841
  Other assets...............................       173,122       198,697      172,702      262,683      195,795      199,815
                                                 ----------    ----------   ----------   ----------   ----------   ----------
        Total assets.........................   $ 9,040,413    $8,704,952   $8,251,680   $8,196,517   $8,094,817   $8,351,826
                                                 ==========    ==========   ==========   ==========   ==========   ==========
  Deposits...................................   $ 6,445,844    $6,356,448   $6,123,472   $5,879,808   $5,908,559   $6,136,130
  Borrowings.................................     1,988,502     1,803,718    1,593,336    1,819,561    1,657,381    1,703,948
  Other liabilities..........................       136,094       120,255      117,438      121,934      135,309      186,003
  Stockholders' equity ......................       469,973       424,531      417,434      375,214      393,568      325,745
                                                 ----------    ----------   ----------   ----------   ----------   ----------
        Total liabilities and stockholders'
          equity.............................   $ 9,040,413    $8,704,952   $8,251,680   $8,196,517   $8,094,817   $8,351,826
                                                 ==========    ==========   ==========   ==========   ==========   ==========
PER SHARE INFORMATION -- COMMON SHARES
  Book value.................................   $     25.21    $    22.84   $    22.46   $    20.33   $    21.32   $    20.24
  Tangible book value........................         24.92         22.51        22.07        19.71        20.62        19.38

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                                  -------------------   ----------------------------------------------------
                                                    1997       1996       1996       1995       1994       1993       1992
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
SUMMARY OF OPERATIONS
  Interest income...............................  $473,419   $449,891   $603,450   $613,181   $494,630   $515,647   $619,173
  Interest expense..............................   307,173    288,855    388,650    412,130    306,719    314,081    409,496
                                                  --------   --------   --------   --------   --------   --------   --------
  Net interest income...........................   166,246    161,036    214,800    201,051    187,911    201,566    209,677
  Provision for loan losses.....................    21,000     30,000     70,000     40,000     75,000     61,000     46,000
                                                  --------   --------   --------   --------   --------   --------   --------
  Net interest income after provision for loan
    losses......................................   145,246    131,036    144,800    161,051    112,911    140,566    163,677
  Other non-interest income.....................    37,437     37,858     50,105     57,619     42,924     60,293     64,669
  SAIF recapitalization assessment..............        --     41,978     41,978         --         --         --         --
  Other non-interest expense....................   120,387    124,699    163,576    167,033    171,790    196,622    207,978
                                                  --------   --------   --------   --------   --------   --------   --------
  Income (loss) before provision for income
    taxes (benefit) and cumulative effect of
    accounting change...........................    62,296      2,217    (10,649)    51,637    (15,955)     4,237     20,368
  Provision for income taxes (benefit)..........    17,164      1,020    (21,485)    18,835     (9,417)   (12,999)   (16,746)
                                                  --------   --------   --------   --------   --------   --------   --------
  Income (loss) before cumulative effect of
    accounting change...........................    45,132      1,197     10,836     32,802     (6,538)    17,236     37,114
  Cumulative effect of change in accounting for
    income taxes................................        --         --         --         --         --         --     10,914
                                                  --------   --------   --------   --------   --------   --------   --------
  Net income (loss).............................  $ 45,132   $  1,197   $ 10,836   $ 32,802   $ (6,538)  $ 17,236   $ 48,028
                                                  ========   ========   ========   ========   ========   ========   ========
PER SHARE INFORMATION -- COMMON SHARES
  Primary:
    Income (loss) before cumulative effect of
      accounting change.........................  $   2.32   $   0.06   $   0.56   $   1.72   $  (0.35)  $   0.94   $   2.27
    Net income (loss)...........................      2.32       0.06       0.56       1.72      (0.35)      0.94       2.94
  Fully diluted:
    Income (loss) before cumulative effect of
      accounting change.........................      2.30       0.06       0.56       1.71      (0.35)      0.94       2.25
    Net income (loss)...........................      2.30       0.06       0.56       1.71      (0.35)      0.94       2.92
  Dividends.....................................        --         --         --         --         --         --         --

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth selected unaudited pro forma financial data of Ahmanson giving effect to the Merger as if it occurred as of the beginning of the periods indicated below, after giving effect to the pro forma adjustments described in the Notes to Pro Forma Combined Financial Statements. The Merger will be accounted for under the purchase method of accounting. Such selected unaudited pro forma financial data should be read in conjunction with the Ahmanson and Coast unaudited pro forma combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma combined financial information does not give effect to any anticipated cost savings or revenue enhancements in connection with the Merger. The unaudited Pro Forma Combined Statement of Financial Condition is not necessarily indicative of the actual financial position that would have existed had the Merger been consummated as of the date indicated below, or that may exist in the future. The unaudited Pro Forma Combined Statement of Operations is not necessarily indicative of the results that would have occurred had the Merger been consummated for the periods presented or that may be achieved in the future. See "Incorporation of Certain Information by Reference" and "Ahmanson and Coast Unaudited Pro Forma Combined Financial Information."

                                                                     AT SEPTEMBER 30, 1997
                                                            ----------------------------------------
                                                                    HISTORICAL
                                                            --------------------------     PRO FORMA
                                                            AHMANSON         COAST         COMBINED
                                                            --------     -------------     ---------
                                                                         (IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA
  MBS...................................................    $13,157         $ 2,068         $15,236
  Loans receivable......................................     30,684           6,068          36,764
  Goodwill and core deposit intangibles.................        286               5             707
  Assets................................................     46,799           9,040          56,278
  Deposits..............................................     32,447           6,446          38,903
  Borrowings............................................     10,576           1,989          12,571
  Stockholders' equity..................................      2,386             470           3,237

                                               NINE MONTHS ENDED
                                               SEPTEMBER 30, 1997        YEAR ENDED DECEMBER 31, 1996
                                          ----------------------------   ----------------------------
                                             HISTORICAL         PRO         HISTORICAL         PRO
                                          -----------------    FORMA     -----------------    FORMA
                                          AHMANSON   COAST    COMBINED   AHMANSON   COAST    COMBINED
                                          --------   ------   --------   --------   ------   --------
                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF OPERATIONS
  Net interest income...................   $  928    $  166    $1,095     $1,253    $  215    $1,469
  Provision for loan losses.............       57        21        78        145        70       215
  Non-interest income...................      265        37       302        252        50       302
  Non-interest expense..................      635       120       772      1,179       206     1,408
  Net income............................      314        45       345        146        11       139

PER COMMON SHARE -- FULLY DILUTED
  Net income............................     2.69      2.30      2.61       0.91      0.56      0.74
  Dividends declared....................     0.66        --      0.66       0.88        --      0.88
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING -- FULLY DILUTED..........    112.4      19.6     127.5      109.7      19.3     124.8

                                  RISK FACTORS

     Stockholders should carefully consider the following risk factors, as well as all the other information set forth in this Proxy Statement/Prospectus regarding the CPR Certificates.

CONTROL OF THE LITIGATION

     The CPR Trust Agreement will provide that the Litigation Trustees will instruct Coast Federal (and its successors) with respect to the Litigation and may, among other things, instruct Coast Federal (and its successors) to dismiss, settle or cease prosecuting the Litigation at any time without regard to the impact of any such settlement on the value of the CPR Certificates and without obtaining any cash or other recovery. Coast will be obligated to instruct Coast Federal to follow these instructions other than instructions that are not reasonable. There can be no assurance that Coast or Coast Federal will comply with the instructions of the Litigation Trustees. The CPR Trust Agreement will also provide that Ahmanson and Home Savings will have no liability to the holders of the CPR Certificates and that the holders of CPR Certificates will not have any rights against Ahmanson, Home Savings or the Litigation Trustees for any decision regarding the conduct or disposition of the Litigation, including, without limitation, any decision to dispose of the Litigation without obtaining a cash or other recovery (unless, in the case of the Litigation Trustees only, it is established in a final judicial determination by clear and convincing evidence that any decision or action of the Litigation Trustees was undertaken with deliberate intent to injure the CPR Certificate holders or with reckless disregard for the best interests of such holders, and, in any event, any liability will be limited to actual, proximate, quantifiable damages). Although the Litigation Trustees currently intend to cause Coast Federal to continue to prosecute the Litigation and to seek a cash recovery, there can be no assurance that the Litigation Trustees will not make a different determination in the future. There is also no assurance that any of the initial Litigation Trustees, who are four current senior Coast executives (Ray Martin, Robert L. Hunt II, Norman H. Raiden and James F. Barritt) with knowledge of the facts underlying the Litigation, will remain a Litigation Trustee, and the holders of the CPR Certificates will have no rights to elect, remove or replace any Litigation Trustee.

ESTABLISHING THE FEDERAL GOVERNMENT'S LIABILITY IN THE LITIGATION

     Coast Federal has asserted two principal legal theories to support its claims in the Litigation against the United States: first, Coast Federal maintains that the United States breached its contractual commitment with Coast Federal regarding the computation of Coast Federal's regulatory capital; and second, Coast Federal argues that changes to such computation methods constituted an unlawful taking of its property without just compensation or due process, in violation of the U.S. Constitution. There can be no assurance that Coast Federal will prevail in establishing the federal government's liability under either of such legal theories. In a decision involving three consolidated Related Cases (as defined in "The CPR Trust and the CPR Certificates -- The Litigation -- Related Cases") (each of which involved somewhat different contractual documentation) that present issues which Coast Federal believes are similar in certain respects to those presented by the Litigation, the U.S. Supreme Court (the "Supreme Court") held that the United States was liable for the breach of contracts between the plaintiffs in those cases and the United States by discontinuing certain promised regulatory capital treatment of the plaintiff institutions. See "The CPR Trust and the CPR Certificates -- The Litigation." While Coast Federal believes that the contractual documentation and language relating to its 1987 thrift acquisition present similarities to the contractual fact pattern presented in the Related Cases, there can be no assurance that Coast Federal will prevail in the Litigation on its breach of contract claim. In addition, the Supreme Court did not consider the merits of the "unlawful taking" theory in the Related Cases, and there can be no assurance that the plaintiffs in the Related Cases or Coast Federal would ultimately prevail on that theory. On March 25, 1993, Coast Federal filed a motion for partial summary judgment as to the federal government's liability to Coast Federal for breach of contract. This motion remains pending.

AMOUNT OF DAMAGES

     The Litigation, the Related Cases and other similar claims present issues as to the amount, if any, and type of damages that may be recoverable by the plaintiffs. The Litigation and the litigation of the Related

Cases have to date focused on liability issues, and there has been no final ruling to date with respect to the amount or scope of damages. Although Coast Federal has conducted preliminary reviews of the damages suffered by it, it has not specified the amount or type of damages it seeks in the Litigation. The United States has argued in the Related Cases that some or all of the damages as to which recovery is sought by the plaintiffs in the Related Cases are too speculative to permit a recovery. Trial of the damage phase of two of the Related Cases will occur prior to trial of Coast Federal's damage claims, and rulings in the Related Cases may adversely affect some or all of Coast Federal's damage claims. In addition, other cases representing similar claims are scheduled for trial before Coast Federal's case is likely to go to trial, and rulings in those cases may also adversely affect some or all of Coast Federal's damage claims. For these and related reasons, even if Coast Federal prevails in establishing the liability of the United States, there can be no assurance as to the amount, if any, and type of damages that it may recover. Without limiting the generality of the foregoing, there can be no assurance that Coast Federal will obtain any monetary recovery in the Litigation. Nor if there is recovery is there any assurance as to the timing of the recovery, which could be very lengthy. Furthermore, assuming that there is a monetary recovery, it is impossible to predict the Commitment Amount because the fees, costs, taxes and tax benefits associated with the calculation of the Commitment Amount cannot presently be estimated and could substantially exceed the amount of the Expense Fund. To the extent that Coast Federal must engage in protracted litigation, such fees and costs may increase significantly.

PAYMENTS, IF ANY, TO CPR CERTIFICATE HOLDERS

     No assurance can be given as to how or when the Litigation will be resolved and when, if ever, Coast Federal will receive a cash or other payment in respect of the Litigation, or whether the value of any such recovery will exceed the CPR Trust's reimbursement obligations and any other CPR Trust expenses. Even if the Litigation is prosecuted to an initial favorable judgment, any such initial favorable judgment in the Litigation is likely to be appealed by the federal government. Any Litigation Proceeds received will first be applied by Ahmanson to the Reimbursements. In addition, after it receives a payment of the Commitment Amount from Ahmanson, the CPR Trust will be obligated to hold (and not distribute to the holders of the CPR Certificates) the Retained Amount (as defined herein) for two years (or such longer period as the Litigation Trustees reasonably determine may be reasonably likely to be required) to cover all expenses, costs and claims and the indemnification obligations of the CPR Trust which may be incurred or which may arise after the Commitment Amount is paid in full. See "The CPR Trust and the CPR Certificates -- Description of the CPR Certificates -- The Expense Fund, Other Expenses and the Retained Amount."

     Even in the event that a favorable final judgment or settlement is obtained, it is possible that some or all damages will be in the form of Non-Cash Proceeds, in which case Ahmanson will be obligated to monetize such Non-Cash Proceeds pursuant to the instructions of the Litigation Trustees. No assurance can be provided that Ahmanson will be able to convert such Non-Cash Proceeds into cash or, even if this is possible, that the cash obtained will be the equivalent of the fair market value of the Non-Cash Proceeds.

     Even in the event that Cash Proceeds or monetizable Non-Cash Proceeds that exceed the amount of the Reimbursements are received, there is no assurance that Ahmanson will have funds sufficient to pay any portion of the Commitment Amount to the CPR Trust when due. There is also no assurance that Ahmanson will be able to, or be permitted under then applicable laws, rules or regulations to cause Coast Federal or, in the event of a merger between Coast Federal and Home Savings, Home Savings to, transfer the Litigation Proceeds to Ahmanson so as to provide funds to Ahmanson to pay the Commitment Amount. In addition, pursuant to the Commitment, Ahmanson will not be obligated to pay the Commitment Amount or any portion thereof at the Due Date (as defined herein) and for a period of two years thereafter (and will be deemed not to be in default of the Commitment and not to have violated its obligations thereunder by virtue of not having paid the Commitment Amount or such portion thereof) to the extent that Home Savings is not permitted due to regulatory restrictions to distribute to Ahmanson the Litigation Proceeds and provided that certain other conditions are met (although Ahmanson will be obligated to pay interest on the Commitment Amount or such portion thereof, as the case may be, from the Due Date until the date the Commitment Amount or such portion thereof is paid, calculated at an annual interest rate equal to the Reference Rate plus 250 basis points).

In addition, applicable laws, rules or regulations governing savings and loan holding companies then in effect could limit or prevent the payment of the Commitment Amount by Ahmanson to the CPR Trust.

     Although Ahmanson will be obligated under the Commitment to pay the Commitment Amount to the CPR Trust, the Commitment, the CPR Trust Agreement and the CPR Certificates will provide that no CPR Certificate holder will have the right to enforce, institute or maintain any suit, action or proceeding against any member of the Ahmanson Group for a breach of such obligation. The CPR Trust, or the Litigation Trustees on behalf of the CPR Trust, however, will be authorized to enforce, institute or maintain a suit, action or proceeding against Ahmanson for breach of the Commitment.

ADEQUACY OF EXPENSE FUND

     Amounts in the Expense Fund will be applied to a variety of expenses, including the costs of prosecuting the Litigation (including the fees and expenses of counsel, experts and consultants), compensation of the Institutional Trustee, the Delaware Trustee and the Litigation Trustees, the CPR Trust's indemnification obligations (see "The CPR Trust and the CPR Certificates -- The CPR Certificates -- Indemnification Obligations of the CPR Trust; Liability Insurance") and liability insurance for the CPR Trust's indemnification obligations and any liabilities of the Litigation Trustees. There is no assurance that the Expense Fund will be sufficient to cover such fees and expenses, and to the extent that Coast Federal must engage in protracted litigation, such fees and expenses may increase significantly.

     Coast and counsel for the Litigation ("Litigation Counsel") have a tentative understanding for a contingent fee arrangement pursuant to which Litigation Counsel would defer or waive certain fees that they would otherwise be entitled to receive and, in consideration thereof, they would be entitled to receive from the CPR Trust an amount equal to 1% of the Commitment Amount, which payment to Litigation Counsel would reduce the Payment Amount to be paid to holders of CPR Certificates. However, there can be no assurance that a contingent fee arrangement will be entered into on such terms or on any other terms. Any contingent payment by the CPR Trust could significantly increase the CPR Trust's expenses and thus significantly reduce the Payment Amount with respect to the CPR Certificates.

     The CPR Trust may issue additional CPR Certificates that represent pro rata interests in the assets of the CPR Trust in order to pay expenses. However, it may not be possible to obtain purchasers of the additional CPR Certificates and there is no assurance that the terms of any such purchases would be reasonable. In the event additional CPR Certificates are issued and existing CPR Certificate holders are not given the opportunity to purchase, or do not purchase a pro rata amount in such issuance, such CPR Certificate holders' indirect interest in the Payment Amount will be diluted. The CPR Trust will be authorized to borrow additional funds for the sole purpose of funding expenses of the CPR Trust, but only if such borrowings represent debt of the CPR Trust (and not ownership interests) for federal income tax purposes. Furthermore, it may not be possible for the CPR Trust to borrow funds (or, if it is able to borrow funds, there can be no assurance that the terms of such borrowings will be reasonable).

LIMITATION ON RIGHTS OF CPR CERTIFICATE HOLDERS

     The CPR Trust Agreement and the CPR Certificates will provide that the Litigation Trustees will have no liability to CPR Certificate holders unless it is established in a final judicial determination by clear and convincing evidence that any action or omission of the Litigation Trustees was undertaken with deliberate intent to injure the CPR Certificate holders or with reckless disregard for the best interests of such holders, and, in any event, any liability will be limited to actual, proximate, quantifiable damages. In addition, the CPR Trust Agreement will provide that the Institutional Trustee and the Delaware Trustee to the CPR Trust will have no liability to the CPR Certificate holders other than for acts or omissions committed with gross negligence or willful misconduct.

     The CPR Trust Agreement and the CPR Certificates will provide that no CPR Certificate holder will have the right to enforce, institute or maintain any suit, action or proceeding against the Litigation Trustees or otherwise under the CPR Trust Agreement to enforce or otherwise act in respect of the CPR Certificates unless such holder has previously given written notice to the Litigation Trustees of the substance of such dispute, and holders of at least a majority in interest of the issued and outstanding CPR Certificates have given written notice to such parties of their support of the institution of such proceeding to resolve such dispute.

     The Commitment, the CPR Trust Agreement and the CPR Certificates will provide that Ahmanson, Home Savings, their affiliates, officers, directors, employees or agents will have no liability to the holders of the CPR Certificates. Without limiting the generality of the foregoing, none of the CPR Certificate holders, the Trustees or the CPR Trust will have the right to enforce, institute or maintain any suit, action or proceeding against Ahmanson, Home Savings, their affiliates, officers, directors, employees or agents relating to the formation of the CPR Trust, the entering into of the Commitment, the distribution of the CPR Certificates, the Litigation or the performance by the Litigation Trustees of their duties as Litigation Trustees. Notwithstanding the foregoing, the CPR Trust, or the Litigation Trustees on behalf of the CPR Trust, may enforce, institute or maintain a suit, action or proceeding against Ahmanson for breach of the Commitment or failure to deliver any CPR Certificate required to be returned when so required or against Ahmanson for failure to deposit the Expense Fund at the Effective Time in a non-interest bearing demand-deposit account in the name of the CPR Trust or against Home Savings for breach of any depository relationship obligations it may have with respect to the Expense Fund.

     The CPR Trust Agreement will provide that the CPR Certificate holders will have no voting rights (except in connection with certain amendments to the CPR Trust Agreement and except for limited rights in connection with the removal of the institutional trustee and the Delaware trustee to the CPR Trust) no liquidation preference and no rights to dividends or distributions other than their pro rata share of the Payment Amount plus any other CPR Trust assets. In addition, the CPR Trust will have no assets other than the Commitment and the right to draw on amounts in the Expense Fund for the purpose of funding any expenses of the CPR Trust.

NO EXISTING TRADING MARKET FOR THE CPR CERTIFICATES

     There is no current market for the CPR Certificates. Coast, on behalf of the CPR Trust, has applied for inclusion of the CPR Certificates on the NASDAQ National Market System under the symbol "CCPR." No assurance can be given that the CPR Certificates will satisfy the listing requirements for inclusion on the NASDAQ National Market System or any other trading system. In the event that the CPR Certificates cannot be listed on any trading system, there would likely be only minimal or no trading channels for the CPR Certificates, resulting in severely reduced or no liquidity for investors in the CPR Certificates. Even if such listing is achieved, there can be no assurance that an active market for the CPR Certificates will develop or be sustained. If such a market develops, there can be no assurance as to the price at which the CPR Certificates would trade at any time and such price could be subject to rapid and substantial change, depending upon, among other things, developments in the Litigation and similar pending litigation.

     The price of the CPR Certificates may depend on a number of factors, including, without limitation, the nature of court decisions and opinions in the Litigation, the Related Cases and additional similar cases that may go to trial prior to the Litigation and speculation about the outcome of the Litigation and litigation of the Related Cases and similar cases, settlement of any Related Cases or similar cases and Ahmanson's ability to pay the Commitment Amount to the CPR Trust. Consequently, there could be wide fluctuations in the price of CPR Certificates over short periods of time. The CPR Trust will include reports of developments in the Litigation in its regular, periodic securities filings and reports. In addition, the CPR Trust's ability to disclose details of the Litigation on a regular basis may be limited by the inherent nature and rules of judicial proceedings, including, among other things, proceedings and filings that are sealed by the court, matters involving attorney-client privilege and proceedings that are conducted on a confidential basis by agreement of the parties, such as negotiations. However, important developments in the Litigation and the Related Cases may occur and become known publicly prior to disclosure in such filings or reports.

     The nature of an investment in the CPR Certificates differs from the nature of an investment in a savings and loan holding company such as Coast or Ahmanson. Some current Coast stockholders may therefore determine that investment in the CPR Certificates does not comport with their investment policies or that such investment may be restricted by their charters (in the case of corporate or institutional stockholders).

Such determinations by significant Coast stockholders, or by a large number of Coast stockholders, may result in rapid divestment of CPR Certificates by these stockholders, causing temporary selling pressure that would adversely affect the price of the CPR Certificates for some period following the Effective Time.

AVAILABILITY OF INFORMATION REGARDING DEVELOPMENTS IN THE LITIGATION

     As described in "The CPR Trust and the CPR Certificates -- Filing of Exchange Act Reports," the CPR Trust will file annual reports on Form 10-K and quarterly reports on Form 10-Q that will include an overview of the status of the Litigation, and will also file a report on Form 8-K upon the occurrence of a material judicial decision in the Litigation or in the event of any agreement to settle the Litigation. The CPR Trust's ability to disclose details of the Litigation may be limited, however, by the inherent nature and rules of judicial proceedings, including, among other things, proceedings and filings that are sealed by the court, matters involving attorney-client privilege and proceedings that are conducted on a confidential basis by agreement of the parties, such as settlement negotiations.

                              GENERAL INFORMATION

SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to the stockholders of Coast in connection with the solicitation of proxies by the Coast Board for use at the Special Meeting. The Special Meeting will be held at 10:00 a.m., on February 12, 1998, and at any adjournments and postponements thereof, to consider and vote upon the approval and adoption of the Transaction Proposal, consisting of the Merger Agreement and the transactions contemplated thereby, including the approval of the Merger, the establishment of and the terms of the CPR Trust, the CPR Certificate Distribution, the engagement of the Litigation Trustees (including the terms of their engagement) for the CPR Trust, the terms of the Commitment and the rights of the holders of CPR Certificates.

  Ahmanson Prospectus.

     This Proxy Statement/Prospectus is also being furnished by Ahmanson as a prospectus in respect of the shares of Ahmanson Common Stock to be issued to stockholders of Coast in connection with the Merger and, following consummation of the Merger, in respect of any shares of Ahmanson Common Stock that are issuable upon exercise of the Coast Stock Options that were outstanding as of the Effective Date and replaced with options to acquire shares of Ahmanson Common Stock ("Replacement Options"). Based on the 19,262,934 shares of Coast Common Stock outstanding on the Record Date, the 1,020,426 shares of Coast Common Stock issuable upon exercise of outstanding stock options and assuming the exercise of all such stock options prior to the Effective Time and the Exchange Ratio of 0.8082, up to approximately 16,393,012 shares of Ahmanson Common Stock will be issuable upon consummation of the Merger.

  CPR Trust Prospectus.

     This Proxy Statement/Prospectus is also being furnished by the CPR Trust as a prospectus in respect of the CPR Certificates to be issued by the CPR Trust. As of the Record Date, the number of CPR Certificates issuable in the CPR Certificate Distribution to shareholders of record as of the Record Date would be 19,262,934. The number of CPR Certificates issuable with respect to Coast Stock Options outstanding on the Record Date would be 1,020,426 and the number of CPR Certificates issuable with respect to Coast Performance Share Awards and Coast SARs outstanding on the date of the Merger Agreement would be 420,457. Based on these numbers, up to approximately 20,703,817 CPR Certificates will be issuable by the CPR Trust immediately prior to the Effective Time.

RECORD DATE, SOLICITATION AND REVOCABILITY OF PROXIES

     The Coast Board has fixed the close of business on December 23, 1997, as the record date for determining the Coast stockholders entitled to receive notice of and to vote at the Special Meeting. Only holders of record of Coast Common Stock as of the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, 19,262,934 shares of Coast Common Stock were issued and outstanding and held by 3,165 record holders. Holders of Coast Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of Coast Common Stock held of record at the close of business on the Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Coast Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. For purposes of determining the presence of a quorum, abstentions will be counted as shares present but shares represented by a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares ("broker nonvotes") will not be counted as shares present. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for approval.

     Proxies in the form accompanying this Proxy Statement/Prospectus are being solicited by the Coast Board. Shares of Coast Common Stock represented by properly executed proxies that have not been revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted "FOR" approval of the Transaction Proposal, and as determined by the proxies named therein to any other matter that may come before the Special Meeting or any adjournment or postponement thereof including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement for the purpose of soliciting additional proxies.

     A Coast stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (a) giving written notice of revocation to the Secretary of Coast, (b) properly submitting to Coast a duly executed proxy bearing a later date or (c) voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Coast as follows: 1000 Wilshire Boulevard, Los Angeles, California 90017, Attention: Secretary (Telephone: (213) 362-2000). A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with Coast's Secretary or other person responsible for tabulating votes on behalf of Coast.

     The expense of soliciting proxies for the Special Meeting will be paid for by Coast, although pursuant to the Merger Agreement, Ahmanson has agreed to share equally with Coast all filing fees and printing expenses payable in connection with the Registration Statements and this Proxy Statement/Prospectus. In addition to the solicitation of stockholders of record by mail, telephone or personal contact, Coast will be contacting brokers, dealers, banks and voting trustees or their nominees who can be identified as record holders of Coast Common Stock; such holders, after inquiry by Coast, will provide information concerning the quantity of proxy and other materials needed to supply such materials to beneficial owners, and Coast will reimburse them for the expense of mailing the proxy materials to such persons.

     Coast has retained D. F. King & Co., Inc. ("D. F. King") to assist Coast in connection with its communications with its stockholders with respect to, and to provide other services to Coast in connection with, the Special Meeting. D. F. King will receive a fee of $3,500 for its services and reimbursement of out-of-pocket expenses in connection therewith. Coast has agreed to indemnify D. F. King against certain liabilities arising out of or in connection with its engagement.

VOTE REQUIRED

     Approval of the Transaction Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Coast Common Stock. A vote of the stockholders of Ahmanson is not required under the DGCL or the rules of the NYSE for approval of the Merger Agreement or consummation of the transactions contemplated thereby.

     As of the Record Date, Coast directors and executive officers and their affiliates held approximately 0.91% of the outstanding shares of Coast Common Stock entitled to vote at the Special Meeting. Such persons have indicated to Coast that they intend to vote in favor of the Transaction Proposal. As of the Record Date, Ahmanson held 100 shares of Coast Common Stock and directors and executive officers of Ahmanson and their affiliates held no shares of Coast Common Stock. See "The Merger -- Interests of Certain Persons in the Transaction Proposal."

RECOMMENDATION OF COAST BOARD OF DIRECTORS

     For the reasons described in the section of this Proxy Statement/Prospectus entitled "The Merger -- Reasons of Coast for the Merger," the Coast Board has unanimously approved the Transaction Proposal and adopted the Merger Agreement. The Coast Board believes that approval of the Transaction Proposal, consisting of the Merger Agreement and the transactions contemplated thereby, including the approval of the Merger, the establishment of and the terms of the CPR Trust, the CPR Certificate Distribution, the engagement of the Litigation Trustees (including the terms of their engagement) for the CPR Trust, the terms of the Commitment and the rights of the holders of CPR Certificates, is in the best interests of Coast and its stockholders and unanimously recommends that the stockholders of Coast vote "FOR" approval of the Transaction Proposal. As a result of the difficulty in establishing the value of the Litigation for purposes of the

Merger, the Coast Board determined that the ultimate value of the Litigation should be retained by Coast's stockholders in connection with the Merger and, thus, the Coast Board, as an integral part of its approval of the Transaction Proposal, approved the establishment of the CPR Trust, the terms of the CPR Certificates and the Commitment, the CPR Certificate Distribution and related matters. See "The Merger -- Background of the Merger," "-- Reasons of Coast for the Merger" and "-- Interests of Certain Persons in the Transaction Proposal."

                                   THE MERGER

     The following information describes certain information pertaining to the Merger and the other transactions contemplated by the Merger Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Merger Agreement, the form of CPR Trust Agreement and the form of Commitment, which are attached as Appendices A, B and C hereto, respectively, and are incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

     The Merger Agreement provides for a transaction in which Coast will merge with and into Ahmanson. Ahmanson will be the surviving corporation of the Merger. If the Transaction Proposal is approved at the Special Meeting, all required governmental and other consents and approvals are obtained and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (if permitted), the CPR Distribution will be effected and, immediately thereafter, the Merger will be consummated. A copy of the Merger Agreement is set forth as Appendix A to this Proxy Statement/Prospectus.

MERGER CONSIDERATION; EXCHANGE RATIO; COMMITMENT

  Merger Consideration; Exchange Ratio.

     The Merger Consideration pursuant to the Merger Agreement consists of (a) the shares of Ahmanson Common Stock issuable in exchange for the outstanding shares of Coast Common Stock pursuant to the Merger Agreement, and cash in lieu of fractional share interests, and (b) the entering into of the Commitment by Ahmanson. At the Effective Time, each share of issued and outstanding Coast Common Stock, together with each associated Coast Right, will cease to be outstanding and each such share (other than (i) certain shares, if any, held by Coast, Ahmanson or their subsidiaries and (ii) Dissenters' Shares, if any) will be converted into and exchanged for 0.8082 of a share of Ahmanson Common Stock (with the appropriate number of Ahmanson Rights as provided in the Ahmanson Rights Plan). In addition, Ahmanson will enter into the Commitment with the CPR Trust at the Effective Time and effective at the Effective Time.

  Commitment.

     Ahmanson will enter into the Commitment, substantially in the form attached hereto as Appendix C, with the CPR Trust at the Effective Time and effective at the Effective Time. The Commitment will obligate Ahmanson to pay to the CPR Trust from time to time an aggregate amount equal to the Commitment Amount. As used in this Proxy Statement/Prospectus, the Commitment Amount means the Litigation Proceeds minus the Reimbursements plus the Assumed Tax Benefit. Litigation Proceeds means any and all cash payments (the "Cash Proceeds") actually received by the Ahmanson Group pursuant to a final, non-appealable judgment or a final settlement of the Litigation and the non-cash payments (the "Non-Cash Proceeds"), if any, actually received by the Ahmanson Group pursuant to a final, non-appealable judgment or a final settlement of the Litigation. Reimbursements means (a) an amount equal to the Expense Fund plus (b) interest on the portions of the Expense Fund withdrawn by the CPR Trust calculated from the time of any such withdrawal at an annual interest rate equal to the Reference Rate in effect from time to time plus 250 basis points, compounded quarterly plus (c) the Assumed Tax Liability plus (d) in the event Litigation Proceeds are required to be included in income for federal income tax purposes in a taxable year prior to the year such proceeds are received in cash (either because of the accrual of Cash Proceeds before the payment thereof or the time required to liquidate Non-Cash Proceeds), interest at the Reference Rate plus 250 basis points from the date of such payment of taxes on such income to the date of receipt of cash. The Expense Fund means an amount equal to $20 million, less the expenses relating to the Litigation incurred and paid between August 31, 1997 and the Effective Date, which amount Ahmanson will deposit at the Effective Time in a non-interest bearing demand-deposit account in the name of the CPR Trust at Home Savings. See "The CPR Trust and the CPR
Certificates -- The Commitment."

  Assumed Tax Liability; Assumed Tax Benefit; Tax Assumptions.

     Pursuant to the Commitment, regardless of any position taken by the Ahmanson Group on any tax return or in any claim for refund with respect to the receipt of the Litigation Proceeds or payments of the Commitment Amount (or of the actual payment or actual receipt of any taxes with respect thereto), the Assumed Tax Liability will, (i) if there is no Determination, be computed based on the Tax Assumptions and (ii) if there is a Determination to the effect that Litigation Proceeds are not includible in gross income in whole or in part, be computed on the basis of the Tax Assumptions as such Tax Assumptions are modified by such Determination. In addition, pursuant to the Commitment, regardless of any position taken by the Ahmanson Group on any tax return or in any claim for refund with respect to the receipt of the Litigation Proceeds or payments of the Commitment Amount (or of the actual payment or actual receipt of any taxes with respect thereto), the Assumed Tax Benefit will, (i) if there is no Determination, be computed based on the Tax Assumptions and (ii) if there is a Determination that no deduction is allowed (or that any allowed deduction is limited) with respect to the application of Section 483(a) to payments of the Commitment Amount, be computed on the basis of the Tax Assumptions as such Tax Assumptions are modified by such Determination.

     As used herein, the "Assumed Tax Liability" means an amount equal to the income (including franchise) tax liability of the Ahmanson Group (not giving effect to any deductions attributable to payments of the Commitment Amount) attributable to the receipt of the Litigation Proceeds computed in the manner set forth above. As used herein, the "Assumed Tax Benefit" means an amount equal to the tax benefit that would be allowed to the Ahmanson Group under Section 483(a) of the Code computed in the manner set forth above.

     As used herein, the "Tax Assumptions" means (i) if there is no Determination, the following assumptions, or (ii) if there is a Determination, the following assumptions as modified by such Determination:

          (a) The Litigation Proceeds will be includible in gross income as ordinary income in full.

          (b) Payments of the Commitment Amount will not be deductible except that Section 483(a) will apply to payments of the Commitment Amount, other than those allocable to CPR Certificates issued on exercise of employee options or otherwise in a transaction that is not a sale or exchange, and payments of the Commitment Amount will be deductible to the extent treated by Section 483(a) as interest expense; it being understood that it is not intended that the distribution of the CPR Certificates immediately prior to the Effective Time of the Merger will result in the characterization of such distribution as not constituting "a sale or exchange."

          (c) The income tax liability attributable to the assumed inclusion of all or a portion of the Litigation Proceeds in gross income as ordinary income and the benefit of any deduction assumed to be allowed under Section 483(a) will be (i) the product of the amount of such income or deduction and the highest statutory rate of federal income tax applicable to corporations for the year in which the income is assumed to be included or the deduction is assumed to be realized plus (ii) the product of such income or deduction and the net combined marginal rate of state and local income (or franchise) tax of the relevant member or members of the Ahmanson Group for the year in which the income is assumed to be included and the deduction is assumed to be realized, net of the federal income tax benefit (calculated based on the rate in clause (i)) of such state or local income (or franchise) tax. The relevant member or members of the Ahmanson Group will be the member or members that is or are assumed to include the Litigation Proceeds in income or is or are assumed to be allowed a deduction under Section 483(a).

          (d) Any benefit from any deduction allowable to the Ahmanson Group under paragraph (c) of these Tax Assumptions for payments of the Commitment Amount will be assumed to be realized (i) when those payments are made to the extent those payments do not exceed the Litigation Proceeds included in income for the same taxable year, or (ii) otherwise when, taking into account other deductions or losses or credits of the Ahmanson Group, the deduction would reduce the tax otherwise payable or result in a refund of tax already paid.

          (e) Ahmanson will be entitled to rely on a written opinion (with a copy of such opinion to the Litigation Trustees) of either Sullivan & Cromwell or another nationally recognized law firm with expertise on the matter on which the opinion is sought that is selected by Ahmanson and (unless such law firm is principal outside tax counsel to Ahmanson) reasonably acceptable to the Litigation Trustees in determining whether there has been a Determination and in otherwise applying the Tax Assumptions to determine the income (including franchise) tax liability of the Ahmanson Group attributable to the receipt of the Litigation Proceeds and payments of the Commitment Amount and any tax benefit attributable to payments of the Commitment Amount.

          (f) If the Assumed Tax Liability or the Assumed Tax Benefit cannot be computed at the time of the receipt of the Cash Proceeds or a payment of the Commitment Amount because of the absence of information as to tax rates and other factors described in the definition of Assumed Tax Liability or the definition of Assumed Tax Benefit, as the case may be, the Ahmanson Group will compute a tentative Assumed Tax Liability or a tentative Assumed Tax Benefit, as the case may be, which are consistent with respect to the Assumed Tax Liability and the Assumed Tax Benefit, that in the reasonable opinion of the Ahmanson Group would protect the Ahmanson Group against any risk of loss. The payment of the Commitment Amount will be based on such tentative Assumed Tax Liability or such tentative Assumed Tax Benefit computation, as the case may be. As soon as feasible, but in no event later than 12 months after the end of the taxable year in which the Commitment Amount is paid, the Ahmanson Group will recompute the Assumed Tax Liability or the Assumed Tax Benefit, as the case may be, and pay to the CPR Trust any excess of the re-computed Commitment Amount over the Commitment Amount that was initially calculated plus interest for the period over which the payment was deferred at a rate of Home Savings' cost of funds as submitted monthly to the Federal Home Loan Bank of San Francisco (the "FHLBSF").

     Under the Commitment, a Determination that Litigation Proceeds are not includible in gross income in whole or in part will be deemed to be made on the earlier of (a) the date a final judicial determination to such effect, binding upon Coast Federal (or its Successor) is made in the Litigation, (b) the date a final agreement to which Ahmanson is a party with the federal government to such effect is entered into at the direction of the Litigation Trustees as part of the resolution of the Litigation or a related Internal Revenue Service ("IRS") ruling to such effect issued to a member of the Ahmanson Group in connection with such agreement (it being understood that the Ahmanson Group will be under no obligation to seek such a ruling or refund or enter into such an agreement; provided that if requested the Ahmanson Group will enter into such an agreement if such agreement does not impose any liability or obligation whatsoever (other than a standard settlement release relating only to the Litigation or other related claims that Coast or Coast Federal or Coast's stockholders might have been able to bring as of immediately prior to the Merger) on the Ahmanson Group or adversely affect or restrict the conduct of its business or adversely affect its tax posture with respect to other matters) and (iii) the effective date of a law, regulation or IRS ruling to such effect that applies to Ahmanson or taxpayers generally, and would be applicable to claims against the federal government arising out of capital credits affected by Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"). Notwithstanding the foregoing, no such Determination will be deemed to be made unless it is made prior to the earlier of (x) thirty days before the date of filing by the Ahmanson Group of the federal tax return for the taxable year in which the Litigation Proceeds are assumed to be includible in gross income or (y) the receipt by the Ahmanson Group of the Litigation Proceeds.

     Under the Commitment, a Determination with respect to the application of
Section 483(a) to payments of the Commitment Amount will be deemed to be made on the earlier of (i) the date a final judicial determination to such effect binding upon Ahmanson is made in the Litigation, (ii) the date a final agreement to which Ahmanson is a party with the federal government to such effect is entered into at the direction of the Litigation Trustees as part of the resolution of the Litigation or a related IRS ruling to such effect issued to a member of the Ahmanson Group in connection with such agreement (it being understood that the Ahmanson Group will be under no obligation to seek such a ruling or refund or enter into such an agreement; provided that if requested the Ahmanson Group will enter into such an agreement if such agreement does not impose any liability or obligation whatsoever (other than a standard settlement release relating only to the Litigation or other related claims that Coast or Coast Federal or Coast's stockholders might have been able to bring as of immediately prior to the Merger) on the Ahmanson Group or adversely affect or restrict the conduct of its business or adversely affect its tax posture with respect to other matters) and (iii) the effective date of a law, regulation or IRS ruling or a judicial decision to such effect that applies to Ahmanson or taxpayers generally. A deduction shall be considered allowed under Section 483(a) to the extent that a deduction is allowed, in an amount up to the deduction calculated under Section 483(a), under another substantially equivalent provision. Notwithstanding the foregoing, no such Determination will be deemed to be made with respect to any payment of the Commitment Amount unless such Determination is made prior to (i) the end of the 30th day following the delivery to the CPR Trust of the Ahmanson Certificate (as defined herein) with respect to such payment of the Commitment Amount, if the CPR Trust does not deliver a Notice of Objection within such 30-day period with respect to such Ahmanson Certificate, or (ii) the Resolution (as defined herein) with respect to such payment of the Commitment Amount, if the CPR Trust delivers a Notice of Objection within such 30-day period with respect to such Ahmanson Certificate. Subject to a Determination, the parties intend to treat a portion of each payment of the Commitment Amount as interest to the extent such payment is treated as interest under Section 483(a).

     Ahmanson will have no obligation to take or to refrain from taking any action that would or could reduce the income tax liability of the Ahmanson Group in respect of the Litigation Proceeds or obtain income tax benefits in respect thereof on related payments.

  Payment Procedures With Respect to the Commitment Amount.

     Pursuant to the Commitment, within 10 days of the receipt by the Ahmanson Group of any Litigation Proceeds, Ahmanson will deliver to the Litigation Trustees a written notice (the "Proceeds Notice") specifying that such Litigation Proceeds have been received and describing the type and amount of any Non-Cash Proceeds received. Within 10 days of the delivery of the Proceeds Notice, the Litigation Trustees will deliver to Ahmanson written instructions to liquidate the Non-Cash Proceeds received. If so instructed, Ahmanson will then liquidate or cause to be liquidated the Non-Cash Proceeds in accordance with the instructions. As promptly as practicable but in no event later than 30 days after the later of the receipt by Ahmanson of the Litigation Proceeds and the liquidation by Ahmanson of Non-Cash Proceeds, Ahmanson will deliver to the Litigation Trustees a certificate (the "Ahmanson Certificate") setting forth the calculation of the portion of the Commitment Amount with respect to such Litigation Proceeds, which Ahmanson Certificate will be valid and binding absent manifest error. The Ahmanson Certificate will set forth each of the items required under the Commitment to calculate the Commitment Amount, including the amount of Litigation Proceeds and the amount of (and calculation of) each component of the Reimbursements and the assumptions underlying the determination of each item, and Ahmanson will attach to the Ahmanson Certificate financial and other documentation reasonably sufficient to support each item and assumption used to calculate the Commitment Amount. Within 30 days of delivery of the Ahmanson Certificate, the CPR Trust will give written notice specifying whether it agrees or objects (a "Notice of Agreement" and a "Notice of Objection," respectively) to the calculation in the Ahmanson Certificate of the portion of the Commitment Amount with respect to such Litigation Proceeds (a "Notice of Agreement" and a "Notice of Objection," respectively). If the CPR Trust delivers a Notice of Agreement to the effect that it agrees with the calculation, Ahmanson will then deliver the portion of the Commitment Amount with respect to such Litigation Proceeds to the institutional trustee for the CPR Trust within 5 business days of such Notice of Agreement. If the CPR Trust delivers a Notice of Objection within such 30-day period, Ahmanson will deliver such portion of the Commitment Amount only upon a Resolution.

     If the CPR Trust delivers a Notice of Objection within such 30-day period, the CPR Trust will as promptly as practicable following delivery of the Notice of Objection deliver to Ahmanson a certificate (the "CPR Calculation Certificate") setting forth its calculation of such portion of the Commitment Amount. The CPR Calculation Certificate will set forth each of the items required under the Commitment to calculate such portion of the Commitment Amount, including the amount of Litigation Proceeds and the amount of (and calculation of) each component of the Reimbursements and the assumptions underlying the determination of each item, and the CPR Trust will attach to the CPR Calculation Certificate financial and other documentation reasonably sufficient to support each item and assumption used to calculate such portion of the Commitment Amount. If Ahmanson does not agree with the CPR Trust's calculation of such portion of the Commitment Amount, then within 10 business days of the delivery by the CPR Trust of the CPR Calculation Certificate, Ahmanson and the CPR Trust will submit the calculation of the Commitment Amount to a mutually agreed upon independent certified public accountant (the "Accountant"). If Ahmanson and the CPR Trust cannot agree upon such independent certified public accountant, then the Commitment will provide that the Accountant will be Price Waterhouse. The Accountant will be instructed to determine whether the calculation set forth in the Ahmanson Certificate contained manifest error and the Accountant will be instructed to conclude (i) that the calculation set forth in the Ahmanson Certificate does not contain manifest error so long as the calculation is a reasonable calculation of such portion of the Commitment Amount based upon a reasonable interpretation of the provisions of the Commitment and (ii) that the calculation set forth in the Ahmanson Certificate contains manifest error if the calculation is not a "reasonable calculation of such portion of the Commitment Amount based upon a reasonable interpretation of the provisions of the Commitment." If the Accountant determines (a) that the calculation set forth in the Ahmanson Certificate did not contain manifest error, such portion of the Commitment Amount will be as calculated in the Ahmanson Certificate or (b) that the calculation set forth in the Ahmanson Certificate did contain manifest error, the Accountant will recompute such portion of the Commitment Amount based upon the formulae and definitions set forth in the Commitment and described herein and the Accountant's calculation will be binding on both Ahmanson and Coast (in either of case (a) or (b), a "Resolution"). In the event it is determined that Ahmanson's calculation contained manifest error, in addition to such portion of the Commitment Amount, Ahmanson will pay to the CPR Trust interest on such portion of the Commitment Amount calculated from the date that the CPR Trust delivered its Notice of Objection at an annual interest rate equal to the Reference Rate plus 250 basis points. If the CPR Trust delivers a Notice of Objection with respect to the payment of any portion of the Commitment Amount within the applicable 30-day period and prior to the Resolution there is a Determination to the effect that no deduction is allowed (or that any allowed deduction is limited) in respect of payments of the Commitment Amount under
Section 483(a) in whole or in part, then Ahmanson will have the right to deliver a new Ahmanson Certificate with a new calculation of that portion of the Commitment Amount, and the previously delivered Ahmanson Certificate with respect to that portion of the Commitment Amount will be considered null and void; provided, however, that if Ahmanson delivers such a new Ahmanson Certificate, Ahmanson will be required to pay interest on that portion of the Commitment Amount from the date of delivery of the first Ahmanson Certificate relating to such portion of the Commitment Amount to the date of delivery of the new Ahmanson Certificate relating to such portion of the Commitment Amount at a rate equal to Home Savings' cost of funds as submitted monthly to the FHLBSF. The same procedures described in this paragraph for the resolution of any disputes with respect to the calculation contained in an Ahmanson Certificate will apply equally to the calculation in the new Ahmanson Certificate with respect to such portion of the Commitment Amount.

  Due Date

     Pursuant to the Commitment, Ahmanson will pay to the CPR Trust the portion of the Commitment Amount with respect to the relevant Litigation Proceeds (a) if the CPR Trust does not deliver a Notice of Objection within the 30-day period described above, within 5 business days of the earlier of the delivery of the Notice of Agreement with respect to such Ahmanson Certificate or the 30th day following the delivery by Ahmanson of such Ahmanson Certificate or (b) if the CPR Trust does deliver a Notice of Objection with respect to such Ahmanson Certificate within the 30-day period described above, within 5 business days of the Resolution with respect to such portion of the Commitment Amount (each, a "Due Date"). If Ahmanson does not pay such portion of the Commitment Amount by the appropriate Due Date, Ahmanson will be obligated to pay to the CPR Trust such portion of the Commitment Amount plus interest on such portion of the Commitment Amount from the Due Date until the date such portion of the Commitment Amount is paid, calculated at an annual interest rate equal to the Reference Rate plus 250 basis points.

     Notwithstanding the foregoing, Ahmanson will not be obligated to pay the Commitment Amount or any portion thereof at the Due Date and will be deemed not to be in default of the Commitment and not to have violated its obligations thereunder by virtue of not having paid the Commitment Amount or such portion thereof (a) to the extent that Home Savings is not permitted due to regulatory restrictions to distribute to Ahmanson the Litigation Proceeds and (b) if prior to the Due Date, Ahmanson has delivered to the CPR Trust a certificate (an "Officer's Certificate") from the chief financial officer of Home Savings specifying that portion of the Litigation Proceeds that cannot be paid due to regulatory restrictions and the applicable law, regulation or other action of a regulatory authority that is the source of the regulatory restrictions preventing the distribution by Home Savings and either (i) an opinion of outside counsel substantially to the effect that the distribution by Home Savings of the Litigation Proceeds or the applicable portion thereof, as the case may be, would result in the violation of the applicable law, regulation or other action of a regulatory authority that is the source of the regulatory restrictions preventing the distribution by Home Savings (an "Opinion of Counsel") or (ii) either (A) a copy of written documentation from the applicable regulatory authority to the effect that Home Savings may not distribute the Litigation Proceeds, or any portion thereof, to Ahmanson, or (B), prior to the expiration of any applicable prior notice or application period following Home Savings' submission to the applicable regulatory authority of a notice or application for approval of a distribution of the Litigation Proceeds to Ahmanson, an officer's certificate from the chief financial officer of Home Savings certifying that Home Savings has submitted such a notice or application and that Home Savings has not received any written documentation from such regulatory authority to the effect that Home Savings may make such distribution (in either of case (A) or (B), a "Regulatory Document"). Under the Commitment, Ahmanson will be entitled not to pay the Commitment Amount or any portion thereof as specified in the immediately preceding sentence with the consequences specified in the immediately preceding sentence for a period of two years from the Due Date on which the Commitment Amount or such portion thereof would otherwise have been payable so long as (i) Home Savings continues not to be permitted to distribute such portion of the Litigation Proceeds to Ahmanson due to regulatory restrictions and (ii) Ahmanson delivers on a quarterly basis beginning with the first full fiscal quarter following the Due Date an Officer's Certificate and either an Opinion of Counsel or a Regulatory Document. After this two-year period, if Ahmanson does not pay that portion of the Commitment Amount that is due, Ahmanson will be in default of the Commitment.

     Notwithstanding the foregoing, under the Commitment Agreement, Ahmanson will be deemed to be in default of the Commitment Agreement at any time specified above when payment of the Commitment Amount or such portion thereof would otherwise be due but when Ahmanson would be entitled not to make such payment and would be deemed not to be in default due to the regulatory restrictions described above if, at such time, there exists a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Ahmanson (but not including any such mortgage, indenture or instrument pursuant to which the creditor's remedy is limited to foreclosure of collateral), whether such indebtedness exists at the time of the Commitment Agreement or is created thereafter, which default constitutes a failure to pay principal of such indebtedness in an amount exceeding $50 million when due and payable after the expiration of any applicable grace period with respect thereto or will have resulted in such indebtedness in an aggregate principal amount exceeding $50 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness being discharged, or such acceleration having been rescinded or annulled, within a period of 35 days after the occurrence of the event that gave rise to such default provided that any such event of default will not be deemed to have occurred so long as Ahmanson is contesting the validity thereof in good faith by appropriate proceedings.

  Ahmanson Litigation.

     Ahmanson also has litigation pending against the U.S. government involving the regulatory capital treatment of certain supervisory goodwill, which claims are similar to the Litigation. Ahmanson intends to pursue that litigation solely in the best interests of its stockholders and without regard to any possible impact on the Litigation or the value of the CPR Certificates.

  No Ahmanson Responsibility for the Litigation.

     The Litigation will remain a contingent asset of Coast Federal upon effectiveness of the Merger and will thus become a contingent asset of Ahmanson as successor to Coast and as parent company of Coast Federal.

As provided in the CPR Trust Agreement, the Litigation will be solely under the control of the Litigation Trustees and Ahmanson will not participate in or have any responsibility for any decisions regarding the administration of the Litigation. The terms of the CPR Trust Agreement and the Commitment will explicitly provide that Ahmanson, Home Savings, their affiliates, officers, directors, employees and agents have no liability to the holders of the CPR Certificates. Without limiting the generality of the foregoing, none of the holders of the CPR Certificates, the Trust and the trustees of the Trust have any right to enforce, institute or maintain any suit, action or proceeding against Ahmanson, Home Savings, its affiliates, officers, directors, employees or agents relating to the formation of the CPR Trust, the entering into of the Commitment, the distribution of the CPR Certificates, the Litigation or the performance by the Litigation Trustees of their duties as Litigation Trustees. Notwithstanding the foregoing, the CPR Trust, or the Litigation Trustees on behalf of the CPR Trust, may enforce, institute or maintain a suit, action or proceeding against Ahmanson for breach of the Commitment or (as successor to Coast) of the CPR Trust Agreement or failure to deliver any CPR Certificate when due or return to the CPR Trust for cancellation any CPR Certificate required to be returned or against Ahmanson for failure to deposit the Expense Fund at the Effective Time or against Home Savings for breach of any depository relationship obligations it may have with respect to the Expense Fund (and except to the extent that Ahmanson succeeds to the obligations of Coast under the CPR Trust Agreement).

     The Commitment will provide that except as expressly set forth in the Commitment (or in any other documents to which Ahmanson has succeeded as a matter of law), Ahmanson will have no other obligations to the CPR Trust, the Litigation Trustees or the holders of CPR Certificates. Without limiting the generality of the foregoing and except as provided in the Merger Agreement, Ahmanson will have no obligation to advance funds to the CPR Trust, the Litigation Trustees or the holders of CPR Certificates.

BACKGROUND OF THE MERGER

     The Coast Board and the management of Coast have recognized that in order to remain competitive in the consolidating financial services industry, it is essential to provide a broader array of consumer and business banking products, to achieve economies of scale and to continue Coast's expansion of the variety of products that it offers to customers. In an effort to address these concerns, from time to time in the last year, Coast and its financial advisors have had conversations with other financial institutions regarding possible merger scenarios, and the Coast Board has discussed certain of these possibilities, with the assistance of Goldman Sachs and outside counsel. At various times, Coast or its financial advisors held preliminary conversations with third parties regarding a possible business combination, none of which discussions resulted in any offer or agreement. In early 1997, Coast and its advisors had significant discussions with one potential acquiror; prior to reaching any agreement, however, that party terminated discussions for strategic reasons unrelated to Coast, and subsequently indicated that it was not interested in an acquisition of Coast at that time.

     Also in the last year, the Coast Board and management discussed the possibility of issuing securities relating to the Litigation to the Coast stockholders, either in connection with a merger or in the absence of a merger.

     In late August 1997, Ray Martin, Chairman and Chief Executive Officer of Coast, arranged an informal meeting with Charles R. Rinehart, Chairman and Chief Executive Officer of Ahmanson. Prior to this meeting, at Ahmanson's request Goldman Sachs provided Ahmanson with certain publicly available financial information. Robert L. Hunt II, Coast's Chief Operating Officer, and Kevin Twomey, Ahmanson's Chief Financial Officer, also attended this meeting, during which the parties discussed a possible business combination between Coast and Ahmanson. Over the course of subsequent informal meetings, Mr. Martin, Mr. Hunt, Mr. Twomey and selected officers of Coast and Ahmanson discussed the structure of a potential merger, including Coast's desire to preserve the potential value of the Litigation for the benefit of Coast stockholders, and Ahmanson's agreement to that approach so that it did not have to value or pay Coast stockholders for the Litigation.

     During early September, Mr. Martin and Mr. Rinehart negotiated the principal business terms of the Merger. On September 17, 1997, they reached tentative agreement on the exchange ratio, subject to agreement on satisfactory arrangements with respect to securities relating to the Litigation to be issued to Coast stockholders, satisfactory completion of due diligence reviews of the business and assets of the respective companies and approvals by the Coast Board and Ahmanson's Board of Directors (the "Ahmanson Board"). The contemplated exchange ratio was 0.81 of a share of Ahmanson Common Stock for each share of Coast Common Stock, assuming that the closing price of Ahmanson Common Stock was $57.00 or less on the last trading day immediately preceding execution of a Merger Agreement. If the price of a share of Ahmanson Common Stock at that time was in excess of $57.00, the proposed exchange ratio would be reduced so that each share of Coast Common Stock would be exchanged for the number of shares of Ahmanson Common Stock as would then have a market value of approximately $46.17. In addition, it was contemplated that Coast stockholders would receive securities relating, in the aggregate, to 100% of the net after-tax value of any damage award in or settlement of the Litigation.

     On September 18, 1997, Coast and Ahmanson entered into a customary confidentiality agreement containing a "standstill" provision pursuant to which each party agreed, for a period of two years following the date of such agreement, not to take certain actions relating to an acquisition of the other party's assets or securities without such other party's consent. Following the execution and delivery of the confidentiality agreement, each of Coast and Ahmanson began its due diligence review of the other.

     In preparation for a September 19, 1997 meeting of the Coast Board to discuss the status of discussions with Ahmanson, and in view of the retention of special mergers and acquisition counsel to advise Coast and the Coast Board as an entirety, at the request of several non-management directors Coast's regular outside counsel was designated to meet separately with the non-management directors. At the September 19, 1997 special telephonic meeting of the Coast Board, Mr. Martin described the status of discussions between the parties. Coast's senior management and Goldman Sachs discussed the reasons for the Merger and the potential benefits to Coast and its stockholders from the Merger, and also discussed the strategic and business rationale and financial aspects of the Merger. Coast's special merger and acquisitions counsel reviewed the directors' obligations in connection with the possible Merger with the entire Coast Board and Coast's regular outside counsel reviewed such obligations separately with the non-management directors.

     At a September 21, 1997 special meeting of the Coast Board, the Coast Board was provided with additional details regarding the history and status of the discussions with Ahmanson. At that meeting, Goldman Sachs made a presentation regarding the proposed financial terms of the Merger and Coast's legal advisors described, and the Coast Board discussed, the terms of the draft Merger Agreement that had been proposed by Ahmanson and the potential terms of the securities relating to the Litigation. In addition, the Coast Board evaluated with management, Goldman Sachs and counsel Coast's strategic alternatives to the Merger, including the possibility of (i) seeking to merge with some other banking organization, (ii) remaining independent and seeking to merge with Ahmanson or another banking organization at a later date and (iii) remaining independent indefinitely. The Coast Board also discussed with management, counsel and Goldman Sachs the factors discussed below under "-- Reasons of Coast for the Merger," and the non-management directors discussed separately with counsel the selection, role and compensation of the Litigation Trustees.

     During the period from September 18, 1997 to the meeting of the Coast Board on October 5, 1997, the Merger Agreement and the terms of the CPR Certificates were drafted, discussed and negotiated by Coast, Ahmanson and their respective representatives.

     During meetings between Coast, Ahmanson and their counsel on Friday, October 3, 1997, all material issues with respect to the Merger Agreement (including the terms of the CPR Certificates) were resolved. In view of the fact that the closing price of Ahmanson Common Stock on October 3 was $57.125, the Exchange Ratio was set at 0.8082 of a share of Ahmanson Common Stock for each share of Coast Common Stock, representing a market value of $46.17 per share of Coast Common Stock based on the October 3, 1997 closing price of Ahmanson Common Stock. The Exchange Ratio of 0.8082 was fixed on October 5, 1997, the date of the Merger Agreement, and does not adjust to preserve the $46.17 value. Accordingly, the market value of the shares of Ahmanson Common Stock to be received in the Merger based on the Exchange Ratio may be less than or greater than $46.17.

     On October 5, 1997, the Ahmanson Board met and approved the Merger Agreement and the transactions contemplated thereby. Later that day, at a special meeting of the Coast Board with all members of the Coast Board present, Mr. Martin and senior management of Coast again presented the reasons for and the potential benefits of the Merger. Coast's legal advisors reviewed the terms of the Merger Agreement, including the terms of the CPR Trust and the CPR Certificates, and Goldman Sachs updated its presentation regarding the financial terms of the Merger and rendered its opinion that the Consideration (as defined in "-- Opinion of Coast's Financial Advisor") is fair, from a financial point of view, to holders of Coast Common Stock. See "-- Opinion of Coast's Financial Advisor." After discussion of the Merger Agreement and of the factors discussed below under "-- Reasons of Coast for the Merger," the Coast Board unanimously approved and authorized the execution of the Merger Agreement and approved the transactions contemplated thereby, including the Merger, the establishment of and the terms of the CPR Trust, the CPR Certificate distribution, the engagement of the Litigation Trustees (including the terms of their engagement), the terms of Ahmanson's obligation to pay the Commitment Amount to the CPR Trust and the rights of the holders of the CPR Certificates.

REASONS OF COAST FOR THE MERGER

     In determining to approve the Merger Agreement and the transactions contemplated thereby and to recommend approval of the Transaction Proposal by the Coast stockholders, the Coast Board reviewed and considered a number of factors, including, without limitation, the following:

          (a) Certain Financial and Other Information Concerning Coast. The Coast Board took into account its familiarity with and review of the financial condition, results of operations, cash flow, earnings and business of Coast both on a historical and a prospective basis.

          (b) Advice of Financial Advisor and Fairness Opinion. The Coast Board considered the financial presentations of Goldman Sachs on September 21 and October 5, 1997, and the opinion of Goldman Sachs rendered to the Coast Board on October 5, 1997 that the Consideration is fair, from a financial point of view, to the holders of Coast Common Stock. See "-- Opinion of Coast's Financial Advisor."

          (c) Economic Terms of the Merger. The Coast Board considered that the terms of the Merger are beneficial to Coast stockholders in that Coast stockholders will both (i) become stockholders of a combined institution that will be a leading financial institution in California and (ii) retain a 100% interest in an amount equal to the value of any proceeds (after expenses and taxes calculated according to certain assumptions) of the Litigation.

          (d) The CPR Certificates. The Coast Board took into account the terms of the CPR Certificates, including the fact that the CPR Certificates are expected to be freely tradable. In this regard, the Coast Board also took into account that although there can be no assurance as to the development of a market for the CPR Certificates, efforts will be made to list the CPR Certificates on the NASDAQ National Market System and that a reasonably liquid market appeared to exist for somewhat similar securities issued by California Federal Bank, A Federal Savings Bank, with similar claims against the federal government.

          (e) Other Terms of the Merger Agreement. The Coast Board considered the terms of the Merger Agreement, including the fact that the Coast Board's obligation under the Merger Agreement to recommend the Merger to the Coast stockholders and the Coast Board's obligations not to solicit, or to provide information or engage in discussions in connection with, other proposals to acquire Coast, are both subject to the Coast Board's fiduciary duties to the Coast stockholders in the event that the Coast Board were to conclude in good faith that another unsolicited acquisition proposal was superior to the Merger. The Coast Board also took into account that if the Merger Agreement were terminated under certain conditions and Coast or any of its subsidiaries then entered into a definitive agreement with respect to a merger or acquisition with a third party within 12 months of termination, Coast would be required to pay a $35 million termination fee to Ahmanson.

          (f) Certain Financial and Other Information Concerning Ahmanson. The Coast Board considered information regarding (i) the strategy, business, operations, earnings and financial condition of Ahmanson on both an historical and a prospective basis and (ii) the historical stock price performance of Ahmanson Common Stock, in each case based in part on presentations by Goldman Sachs at the September 21 and October 5, 1997 meetings. See "-- Opinion of Coast's Financial Advisor."

          (g) Opportunities for Efficiencies and Cost Savings. The Coast Board took into account that, although no assurances can be given, there were likely to be anticipated cost savings, operating efficiencies and synergies available to Ahmanson from the Merger and possible enhanced revenue opportunities.

          (h) Alternatives to the Merger Agreement. The Coast Board considered strategic alternatives to enhance stockholder value, including the possibility of (i) seeking to merge with some other banking organization,
     (ii) remaining independent and seeking to merge with Ahmanson or another banking institution at a later date and (iii) remaining independent indefinitely.

          (i) Tax Treatment of the Transaction. The Coast Board took into account the anticipated tax treatment of the Merger. See "-- Certain Federal Income Tax Consequences."

          (j) Regulatory Approvals. The Coast Board took into account its belief, after consultation with its legal counsel, that the regulatory approvals necessary to consummate the Merger could be obtained. See "-- Regulatory Matters."

          (k) Economic and Competitive Environment. The Coast Board considered the operating environment for Coast, including, but not limited to, the continuing consolidation and increasing competition in the thrift, banking and financial services industries in California and nationally and the prospect for further changes in these industries and the importance of operational scale and financial resources to remaining competitive in the long term.

          (l) Size and Competitiveness of Combined Company. The Coast Board took into account its assessment that the combined company resulting from the Merger might better serve the convenience and needs of its customers and the communities it serves as a result of being a substantially larger financial institution, thereby potentially affording access to greater financial, managerial and technological resources and an ability to offer an expanded range of products and services.

          (m) Due Diligence Review. The Coast Board considered the results of the due diligence investigations conducted by Coast management and its advisors, including, among other things, assessments of Ahmanson's credit policies, asset quality, adequacy of loan loss reserves and interest rate risk.

          (n) Impact on Coast's Constituencies. The Coast Board considered the general impact the Merger would have on the various constituencies served by Coast, including its employees. The Coast Board took into account the potential for a substantial number of Coast employees to retain their current positions or to obtain employment with Ahmanson. The Coast Board also took into account Ahmanson's favorable ratings under the Community Reinvestment Act.

     In reaching its determination to approve and recommend the Merger, the Coast Board did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors. The foregoing discussion of the information and factors considered by the Coast Board is not intended to be exhaustive but is believed to include all material factors considered by the Coast Board.

     BASED ON THE FOREGOING, THE COAST BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF COAST AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT COAST STOCKHOLDERS VOTE "FOR" APPROVAL OF THE TRANSACTION PROPOSAL.

OPINION OF COAST'S FINANCIAL ADVISOR

     Goldman Sachs was retained by Coast to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness from a financial point of view of the consideration to be received by Coast or its stockholders pursuant to the Merger. At meetings of the Coast Board held on September 21, 1997 and October 5, 1997, Goldman Sachs made presentations on financial aspects of the Merger and at the October 5, 1997 meeting delivered to the Coast Board its written opinion dated as of such date to the effect that, as of the date of such opinion, based on and subject to the matters set forth in such opinion, the consideration of 0.8082 of a share of Ahmanson Common Stock and the proportionate interest in an amount equal to any recovery on the Litigation (the "Consideration") to be received by the holders of shares of Coast Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders. Goldman Sachs has confirmed its October 5, 1997 opinion as of the date of this Proxy Statement/Prospectus by delivery of its written opinion to the Coast Board, dated the date of this Proxy Statement/Prospectus.

     Goldman Sachs has consented to the inclusion of its opinion, dated the date hereof, in this Proxy Statement/Prospectus (the "Goldman Sachs Opinion"). The Goldman Sachs Opinion is addressed to the Coast Board and does not constitute a recommendation to any of the stockholders of Coast as to how such stockholders should vote with respect to the Merger.

     THE FULL TEXT OF THE GOLDMAN SACHS OPINION, DATED THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE GOLDMAN SACHS OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX D. COAST STOCKHOLDERS ARE URGED TO READ THE GOLDMAN SACHS OPINION IN ITS ENTIRETY.

     Goldman Sachs is a nationally recognized investment banking firm and was selected by Coast based on the firm's reputation and experience in investment banking in general, its recognized expertise in the valuation of businesses and because of its familiarity with, and prior work for, Coast. As part of its investment banking business, Goldman Sachs is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with rendering its opinion dated October 5, 1997, Goldman Sachs, among other things: (i) reviewed the Merger Agreement; (ii) reviewed Annual Reports to Stockholders and Annual Reports on Form 10-K of Coast and Ahmanson for the five years ended December 31, 1996; (iii) reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Coast and Ahmanson; (iv) reviewed certain other communications from Coast and Ahmanson to their respective stockholders; (v) reviewed certain internal financial analyses and forecasts for Coast and Ahmanson prepared by their respective managements, including forecasts of certain cost savings (the "Synergies") expected by Ahmanson to be achieved as a result of the Merger and including share repurchase and capital management policies expected to be fulfilled by Ahmanson following the Merger; (vi) held discussions with members of the senior managements of Coast and Ahmanson regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies and each senior management's assessment of the Synergies;
(vii) reviewed the reported price and trading activity for the Coast Common Stock and the Ahmanson Common Stock; (viii) compared certain financial and stock market information for Coast and Ahmanson with similar information for certain other companies the securities of which are publicly traded; (ix) reviewed the financial terms of certain recent business combinations in the thrift industry specifically and in other industries generally; and (x) performed such other studies and analyses as Goldman Sachs deemed appropriate.

     In connection with rendering the Goldman Sachs Opinion, as set forth therein, Goldman Sachs relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of such opinion.

With Coast's consent, Goldman Sachs assumed that the financial forecasts of Coast and Ahmanson (including, without limitation, the Synergies, the financial impact of the anticipated repurchase of Ahmanson Common Stock and capital management policies and the projections regarding under-performing and non-performing assets and net charge-offs) were reasonably prepared on a basis reflecting the best currently available judgments and estimates of Coast and Ahmanson, and that such forecasts would be realized in the amounts and at the times contemplated thereby. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto, and assumed, with Coast's consent, that such allowances for each of Coast and Ahmanson are in the aggregate adequate to cover all such losses. In addition, Goldman Sachs has not reviewed individual credit files nor has it made an independent evaluation or appraisal of the assets and liabilities of Coast or Ahmanson or any of their respective subsidiaries and has not been furnished with any such evaluation or appraisal. Goldman Sachs has also assumed, with Coast's consent, that obtaining any necessary regulatory approval and third party consents for the Merger will not have an adverse impact on Coast, Ahmanson or the combined company pursuant to the Merger.

     Goldman Sachs is not a legal expert and has not expressed any opinion as to the potential outcome or value of the Litigation and has not expressed any opinion as to the prices at which the CPR Certificates may trade if and when they are issued.

     The following is a summary of the material financial analyses presented by Goldman Sachs to the Coast Board on September 21, 1997 and October 5, 1997 in connection with providing its opinion to the Coast Board on October 5, 1997, and does not purport to be a complete description of the analyses performed by Goldman Sachs. Goldman Sachs used substantially the same types of financial analyses in preparing its written opinion dated as of the date of this Proxy Statement/Prospectus as it used in providing its opinion dated as of October 5, 1997 and also reviewed the Ahmanson Registration Statement on Form S-4, the CPR Trust Registration Statement on Form S-4 and this Proxy Statement/Prospectus.

     Summary of Terms of Proposed Transaction. Goldman Sachs reviewed the terms of the proposed Merger, including the form of Consideration offered, the expected method of accounting and the Notional Value (defined below) to be received for each share of Coast Common Stock pursuant to the Merger. The Notional Value is calculated on the basis of (i) the Exchange Ratio, (ii) the closing price of Ahmanson Common Stock as of October 3, 1997 and (iii) the implied value of the Litigation.

     Goldman Sachs indicated that the Consideration offered in connection with the Merger consists of Ahmanson Common Stock and proportionate interests in an amount equal to the net after-tax proceeds, if any, that may be received in the Litigation, which will be represented by the CPR Certificates. The anticipated method of accounting for the Merger is the purchase method. Goldman Sachs stated that the notional price per share of Coast Common Stock for the Merger as of October 3, 1997 was $59.10 (the "Notional Value"), which amount represents the sum of (i) the product of the Exchange Ratio and the $57.125 closing price of the Ahmanson Common Stock on October 3, 1997, or $46.17 (the "Stock Consideration") and (ii) the implied value per share of Coast Common Stock of the Litigation (as described below), or $12.93. The Notional Value is necessarily dependent on the closing prices of the Ahmanson Common Stock and of the Goodwill Certificates (defined below) issued by California Federal Bank at a specific time. Based upon the Notional Value, the aggregate Consideration to be received by holders of Coast Common Stock in the Merger would be approximately $1.162 billion.

     In addition to reviewing the Notional Value resulting from the Merger, the analyses described indicated values of the Stock Consideration resulting from the Merger expressed as multiples of Coast's earnings for the 12 months ended June 30, 1997 and of estimates of Coast's 1997 and 1998 earnings, as well as multiples of various measures of Coast book value. In performing these analyses, Goldman Sachs used estimates based upon IBES earnings estimates and earnings estimates prepared by Coast management. IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. Using these analyses, the Stock Consideration as of October 3, 1997 reflected (i) a multiple of 19.7 times Coast earnings per share for the 12 months ending June 30, 1997,
(ii) multiples of 17.4 and 17.0 times the IBES median estimate and the Coast management estimate, respectively, of Coast's 1997 earnings, and (iii) multiples of 14.7 and 12.6 times the IBES median estimate and the Coast management estimate of Coast's 1998 earnings, respectively. The indicated value of the Stock Consideration as of October 3, 1997 also reflected (i) a multiple of 2.0 times Coast's stated book value as of June 30, 1997 and (ii) a multiple of 2.0 times Coast's tangible book value as of June 30, 1997.

     Valuation of Contingent Payment Rights. The possibility exists that Coast may receive a material payment from the federal government as compensation for damages related to the Litigation. In attempting to consider the value to stockholders of any such payment, Goldman Sachs considered the current trading value of certain publicly traded certificates (the "Goodwill Certificates") issued by California Federal Bank ("California Federal") in July 1995. California Federal agreed to pay to holders of the Goodwill Certificates, which were issued to all of its then existing shareholders, a portion of any damages which California Federal might receive in relation to its supervisory goodwill lawsuit, a lawsuit which raises similar issues to those involved in the Litigation (although there can be no assurance that the Coast and California Federal litigation will be resolved in a similar manner). The market value of these Goodwill Certificates, divided by the supervisory goodwill required to be written off by California Federal, provides a percentage basis upon which it is possible to impute a value to other companies' regulatory capital claims (including that of Coast) by multiplying the supervisory goodwill or capital credits required to be written off, phased out or excluded from regulatory capital by such companies by such percentage. However, the actual damages that may be awarded to a plaintiff institution may differ significantly from the amount of supervisory goodwill or capital credits required to be written off, phased out or excluded from regulatory capital, as the case may be, because a court would take into account the actual damages suffered by a plaintiff thrift as a result of the required phase-out or exclusion.

     Based on the $21.125 per certificate closing price of the Goodwill Certificates on October 3, 1997, the ratio of the market value of the California Federal legal claim to the aggregate amount of supervisory goodwill related thereto was 87.5%. Applying this ratio to Coast's regulatory capital credit of approximately $299 million implied a market value of $261 million, or $12.93 per share of Coast Common Stock, attributable to the Litigation. However, although the trading price of the Goodwill Certificates provides a likely indicator of the market value of the Coast Common Stock attributable to the Litigation, there is no assurance that the CPR Certificates will trade at $12.95.

     Selected Transaction Analysis. Goldman Sachs reviewed certain information relating to 9 thrift institution mergers in California, announced since January 1, 1994 and prior to October 5, 1997, in which the aggregate consideration paid was in excess of $100 million (the "California Thrift Mergers"). The California Thrift Mergers consist of (buyer/seller): Golden State/CENFED Financial, Bay View Capital/America First, Washington Mutual/Great Western, Temple-Inland/California Financial, MacAndrews & Forbes/Cal Fed Bancorp, Washington Mutual/Keystone Holdings, MacAndrews & Forbes/SFFed, First Interstate/ Sacramento Savings and MacAndrews & Forbes/First Nationwide. Such analysis indicated that the median multiples of consideration paid to the latest 12 month earnings per share, current year earnings, next year earnings, book value and tangible book value for the California Thrift Mergers were 14.9, 12.5, 11.5, 1.6 and 1.6 times, respectively, compared to multiples of the indicated value of the Stock Consideration as of October 3, 1997 of (i) 19.7 times Coast earnings per share for the 12 months ending June 30, 1997, (ii) 17.4 and 17.0 times the IBES median estimate and the Coast management estimate, respectively, of Coast 1997 earnings, (iii) 14.7 and 12.6 times the IBES median estimate and the Coast management estimate of Coast 1998 earnings, (iv) 2.0 times Coast's stated book value as of June 30, 1997, and (v) 2.0 times Coast's tangible book value as of June 30, 1997.

     Selected Company Analysis. Based on publicly available information and IBES earnings estimates, Goldman Sachs reviewed and compared (both including and excluding the value attributable to the applicable company's regulatory capital litigation) actual and estimated selected financial, operating and stock market information and financial ratios of Coast and Ahmanson, a group of 2 California large-capitalization thrift institutions consisting of Washington Mutual and Golden West Financial (the "Selected California Large-Cap Thrifts"), a group of 4 California mid-capitalization thrift institutions consisting of Golden State, Downey Financial, FirstFed Financial and Bay View Capital (the "Selected California Mid-Cap Thrifts"), and a group of 6 selected non-California large-capitalization thrift institutions consisting of Charter One

Financial, GreenPoint Financial, Dime Bancorp, Washington Federal, Bank United and People's Heritage (the "Selected Non-California Large-Cap Thrifts"). Such information and ratios included, among other things, equity market capitalization, price-earnings ratios, price to book value ratios, price to tangible book value ratios, earnings growth and certain profitability data.

     Goldman Sachs noted for the Coast Board that, among other things, and excluding the value attributable to the applicable company's regulatory capital litigation: (i) Ahmanson had a ratio of market price to 1997 and 1998 IBES estimated earnings as of September 19, 1997 of 17.1 and 14.7, respectively, as compared with 19.0 and 16.0, respectively, for Coast and a median ratio of market price to 1997 and 1998 IBES estimated earnings as of September 19, 1997 of 16.6 and 14.0 for the Selected California Large-Cap Thrifts, 17.2 and 14.4 for the Selected California Mid-Cap Thrifts and 16.0 and 14.0 for the Selected Non-California Large Cap Thrifts; (ii) Ahmanson had a ratio of market price to book value, as of September 19, 1997, of 2.8, as compared with 2.1 for Coast and a median ratio of market price to book value for Selected California Large-Cap Thrifts, Selected California Mid-Cap Thrifts and Selected Non-California Large-Cap Thrifts, as of September 19, 1997, of 2.8, 1.7 and 2.1, respectively; and (iii) Ahmanson had a ratio of market price to tangible book value, as of September 19, 1997, of 3.3, as compared with 2.1 for Coast and a median ratio of market price to tangible book value for Selected California Large-Cap Thrifts, Selected California Mid-Cap Thrifts and Selected Non-California Large-Cap Thrifts, as of September 19, 1997, of 2.9, 1.9 and 2.6, respectively.

     Goldman Sachs also noted for the Coast Board that, among other things, and including the value attributable to the applicable company's regulatory capital litigation: (i) Ahmanson had a ratio of market price to 1997 and 1998 IBES estimated earnings as of September 19, 1997 of 15.6 and 13.3, respectively, as compared with 14.2 and 11.9, respectively, for Coast and a median ratio of market price to 1997 and 1998 IBES estimated earnings as of September 19, 1997 of 16.6 and 14.0 for the Selected California Large-Cap Thrifts, 16.5 and 12.7 for the Selected California Mid-Cap Thrifts and 14.7 and 13.0 for the Selected Non-California Large Cap Thrifts; (ii) Ahmanson had a ratio of market price to book value, as of September 19, 1997, of 2.5, as compared with 1.6 for Coast and a median ratio of market price to book value for Selected California Large-Cap Thrifts, Selected California Mid-Cap Thrifts and Selected Non-California Large-Cap Thrifts, as of September 19, 1997, of 2.8, 1.7 and 2.1, respectively; and (iii) Ahmanson had a ratio of market price to tangible book value, as of September 19, 1997, of 3.0, as compared with 1.7 for Coast and a median ratio of market price to tangible book value for Selected California Large-Cap Thrifts, Selected California Mid-Cap Thrifts and Selected Non-California Large-Cap Thrifts, as of September 19, 1997, of 2.9, 1.7 and 2.4, respectively.

     Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Goldman Sachs estimated the present value of the future dividend streams, share repurchases and terminal values (without reference to the Litigation) that Coast could produce over the four-year period from January 1, 1998 to December 31, 2001. The estimate of Coast's future net income assumed earnings growth for the four-year period based on Coast management's earnings estimates and on IBES earnings estimates. Using assumed discount rates of 11.0%, 12.0% and 13.0% and terminal values based on multiples of price to forward earnings for the 12-month period ending December 31, 2002 ranging from 11.0 times to 13.0 times, Goldman Sachs calculated net present values ranging from $31 to $46 per share of Coast Common Stock for the four-year period, excluding proceeds from the Litigation. The analysis assumed no dividends, and ongoing repurchases in amounts consistent with Coast's target capital ratios. This compares with the indicated values of the Stock Consideration of $46.17 per share of Coast Common Stock included in the Notional Value.

     Pro Forma Analysis. Goldman Sachs also performed a pro forma analysis of certain other financial aspects of the Merger, calculating, among other things, the pro forma ratios of common equity to assets and tangible common equity to tangible assets and the efficiency ratio of the combined entity to be 5.0%, 3.8% and 44.6%, respectively and calculating the pro forma return on average equity and return on average assets, on a GAAP and on a cash basis, of the combined entity to be 16.3% and 0.82%, and 17.8% and 0.90%, respectively. Goldman Sachs also analyzed the pro forma impact on estimated earnings per share of the combined entity on a reported GAAP and on a cash (excluding goodwill amortization) basis. On a reported GAAP basis, Goldman Sachs calculated pro forma earnings per share accretion of 2.0% and 6.1% (using IBES earnings estimates for both Coast and Ahmanson) for 1998 and 1999, respectively, and 3.1% and 8.2% (using earnings per share estimates provided by the management of both Coast and Ahmanson) for 1998 and 1999, respectively. On a cash basis, Goldman Sachs calculated pro forma earnings per share accretion of 4.2% and 8.7% (using IBES earnings per share estimates for both Coast and Ahmanson) for 1998 and 1999, respectively, and 5.2% and 10.5% (using earnings estimates provided by the management of both Coast and Ahmanson) for 1998 and 1999, respectively.

     The pro forma merger analysis assumed, among other things, that the pre-tax expense savings realized from the merger would be $37.5 million in 1998 and $75.0 million in 1999 and thereafter. Goldman Sachs assumed a pretax restructuring reserve of $75.0 million and a transaction closing date of March 31, 1998. Goldman Sachs also calculated pro forma share repurchases for Ahmanson to target a pro forma ratio of tangible common equity to tangible assets for Ahmanson of 4.25%. Additionally, Goldman Sachs assumed that goodwill created in the transaction would be amortized over a period of 25 years.

     Other Analyses. Goldman Sachs also reviewed, among other things, selected investment research reports on, and earnings estimates for, Coast Common Stock and Ahmanson Common Stock. Goldman Sachs prepared a summary of the historical financial and market performance of Coast and Ahmanson, summarized Coast and Ahmanson managements' respective estimates of financial performance in 1997, based on publicly available information, and analyzed Coast's and Ahmanson's deposit market share and branch presence in the regions in which they operate.

     The summary set forth above describes the material analyses that Goldman Sachs performed and presented to the Coast Board on September 21, 1997 and October 5, 1997, and does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or a summary description.

     Goldman Sachs believes that its analyses must be considered as a whole and that selecting portions of its analyses without considering all factors and analyses would create an incomplete view of the analyses and processes underlying its opinion. In its analyses, Goldman Sachs relied upon numerous assumptions made by Coast and Ahmanson with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Coast or Ahmanson. Analyses based upon forecasts of future results are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. No company or transaction used as a comparison in the analyses is identical to Coast or Ahmanson or to the Merger. Additionally, estimates of the value of businesses do not purport to be appraisals or necessarily reflective of the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty, none of the Coast Board, Goldman Sachs, Ahmanson or any other person assumes responsibility for the accuracy of such estimates. Goldman Sachs' analyses were prepared solely for purposes of its opinions rendered October 5, 1997 and the date of this Proxy Statement/Prospectus provided to the Coast Board regarding the fairness from a financial point of view of the Consideration received by holders of Coast Common Stock pursuant to the Merger Agreement, and do not purport to be appraisals or necessarily reflect the prices at which Coast or its securities actually may be sold.

     For the services of Goldman Sachs as financial advisor to Coast in connection with the Merger, pursuant to an engagement letter dated August 26, 1997, Coast has agreed to pay Goldman Sachs a transaction fee of 0.65% of the aggregate consideration paid in connection with the Merger (not including amounts payable in respect of the Litigation); provided, however, that such fee may not be more than 0.65 multiplied by 110% of the "transaction value" at the date of the Merger Agreement and may not be less than 0.65 multiplied by 90% of the "transaction value" at the date of the Merger Agreement. Based on Ahmanson's closing price of $58.625 on October 6, 1997, the transaction fee paid to Goldman Sachs will range from $5.4 million to $6.6 million. If the fee were to be calculated based on Ahmanson's closing price as of January 9, 1998, it would be approximately $5.4 million. Coast has also agreed to pay Goldman Sachs its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities arising under the federal securities laws. Goldman Sachs has provided certain investment banking and advisory services to Coast from time to time, for which it has received, and will receive, customary compensation. In addition, Goldman Sachs has provided, and may provide in the future, certain investment banking services to Ahmanson, for which it has received, and will receive, customary compensation.

     Goldman Sachs has advised Coast that, in the ordinary course of its business as a full-service securities firm, Goldman Sachs may, subject to certain restrictions, actively trade the equity and/or debt securities of Coast or Ahmanson for its own account or for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

REASONS OF AHMANSON FOR THE MERGER

     Ahmanson believes that the Merger enhances Ahmanson's presence in key markets throughout California, as well as Ahmanson's ability to offer financial products to both individuals and small businesses. In addition, the Merger provides an opportunity to enhance Ahmanson's stockholder value by increasing earnings per share, reducing costs and enhancing revenue growth prospects.

EFFECTIVE TIME

     If the Transaction Proposal is approved by the requisite vote of the Coast stockholders, all required governmental and other consents and approvals are obtained and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (if permitted), the CPR Certificate Distribution will be effected on the Effective Date with a record and payment date on the Effective Date immediately prior to the Effective Time and the Merger will be consummated and will become effective on the Effective Date and at the Effective Time (which will be the time that a certificate of merger reflecting the Merger is filed with the Secretary of State of the State of Delaware or at the time specified in such certificate). Unless otherwise agreed by Coast and Ahmanson, and subject to the conditions to the obligations of the parties to effect the Merger, the parties have agreed to cause the Effective Date to occur on the fifth business day to occur after the last of the conditions to the consummation of the Merger have been satisfied or waived (or, at the election of Ahmanson, on the last business day of the month in which such date occurs or, if such date occurs on one of the last five business days of such month, on the last business day of the succeeding month). Ahmanson and Coast each has the right, acting unilaterally, to terminate the Merger Agreement should the Merger not be consummated by June 30, 1998. See "-- Termination; Termination Fee."

DISTRIBUTION OF AHMANSON COMMON STOCK CERTIFICATES

     At or prior to the Effective Time, Ahmanson will deposit, or will cause to be deposited, with a depository institution of recognized standing selected by Ahmanson (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Coast Common Stock ("Old Certificates") certificates representing the shares of Ahmanson Common Stock ("New Certificates") to which the holders of the Old Certificates are entitled pursuant to the Merger Agreement, together with the estimated amount of cash to be paid in exchange for fractional share interests.

     Promptly after the Effective Time, Ahmanson will send or cause to be sent transmittal materials to each record holder of Coast Common Stock for use in exchanging those certificates for the shares of Ahmanson Common Stock to which such stockholder is entitled as a result of the Merger. COAST STOCKHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. Ahmanson will cause the New Certificates and/or any check in respect of any fractional share interests or dividends or distributions which a holder of Coast Common Stock will be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of certificates representing such shares of Coast Common Stock owned by such stockholder (or indemnity reasonably satisfactory to Ahmanson and the Exchange Agent, if any of such certificates are lost, stolen or destroyed). None of the Exchange Agent, Ahmanson, Coast or the CPR Trust will be liable to a holder of Coast Common Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     After the Effective Time, at the election of Ahmanson, no dividend or other distribution with respect to Ahmanson Common Stock with a record date occurring after the Effective Time will be paid to the holder of any unsurrendered certificate for Coast Common Stock until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

     After the Effective Time, there will be no transfers of shares of Coast Common Stock on Coast's stock transfer books. If certificates representing shares of Coast Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of Ahmanson Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

DISTRIBUTION OF THE CPR CERTIFICATES

     Immediately prior to the Effective Time, Coast will deposit, or will cause to be deposited, with the Exchange Agent the CPR Certificates for the benefit of the holders of Coast Common Stock. The Exchange Agent will cause the CPR Certificates to be delivered to the holders of Coast Common Stock together with the New Certificates and/or checks in lieu of fractional share interests as described above under "-- Distribution of Ahmanson Common Stock Certificates."

FRACTIONAL SHARES

     Pursuant to the terms of the Merger Agreement, each holder of shares of Coast Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Ahmanson Common Stock shall receive, in lieu thereof, an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of Ahmanson Common Stock, as reported by the NYSE Composite Tape (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder with respect to any fractional shares. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person may be entitled to receive upon delivery of Old Certificates to the Exchange Agent.

THE CPR TRUST, THE CPR CERTIFICATES AND THE CPR CERTIFICATE DISTRIBUTION

     In the Merger Agreement, Coast has agreed to take all actions necessary to cause the CPR Trust to be formed. In addition, Coast has agreed to take all actions necessary to cause the issuance of the CPR Certificates by the CPR Trust to Coast and to effect the CPR Certificate Distribution with a record date and payment date on the Effective Date immediately prior to the Effective Time. However, Coast is not required to cause the CPR Trust to issue such CPR Certificates or to effect the CPR Certificate Distribution until all conditions to the Merger, other than such distribution, have been satisfied or waived. See "-- Conditions to Consummation."

     Coast has also agreed to cause the CPR Trust to deliver to Coast immediately prior to the Effective Time a number of CPR Certificates sufficient for the delivery (or retention by Ahmanson as successor to Coast in certain circumstances) of CPR Certificates required in connection with Coast Stock Options, Coast Performance Share Awards, Coast SARs and appraisal rights that are exercised. See "-- Stock Options; Performance Share Awards; SARs" and "Appraisal Rights." Ahmanson has agreed to return to the CPR Trust any CPR Certificates with respect to options that expire prior to exercise.

STOCK OPTIONS; PERFORMANCE SHARE AWARDS; SARS

     The Merger Agreement provides that each option to acquire shares of Coast Common Stock (each, a "Coast Stock Option") which is outstanding at the Effective Time, all of which are vested, will be converted into an option to acquire, on the same terms and conditions as were applicable under Coast's 1996 Equity Incentive Plan or Coast's 1985 Stock Option and Stock Appreciation Rights Plan (collectively, the "Coast Stock Plans"), as the case may be, (a) the number of shares of Ahmanson Common Stock equal to (i) the number of shares of Coast Common Stock subject to such Coast Stock Option, multiplied by (ii) the

Exchange Ratio (such product rounded down to the nearest whole number), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of Coast Common Stock which were purchasable pursuant to such Coast Stock Option divided by (B) the number of full shares of Ahmanson Common Stock subject to the Replacement Option in accordance with the foregoing and (b) one CPR Certificate for each share of Coast Common Stock that would have been issuable upon exercise in full of such Coast Stock Option.

     In addition, the Merger Agreement provides that each performance share award (each, a "Coast Performance Share Award") which is outstanding at the Effective Time under the Coast Performance Share Plan for Key Employees (the "Coast Performance Share Award Plan") will be canceled and will only entitle the holder thereof to receive for each share of Coast Common Stock with respect to such award (a) one CPR Certificate and (b) an amount in cash equal to the difference between (i) the result of multiplying the Exchange Ratio by the average of the last sale prices of one share of Ahmanson Common Stock, as reported by the NYSE Composite Tape (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately prior to the Effective Date and (ii) the base price under such award.

     The Merger Agreement further provides that each outstanding stock appreciation right (each, a "Coast SAR") under the Coast Stock Plans shall be canceled and only entitle the holder thereof to receive for each share of Coast Common Stock with respect to such stock appreciation right (a) one CPR Certificate and (b) an amount in cash equal to the difference between (i) the result of multiplying the Exchange Ratio by the average of the last sale prices of one share of Ahmanson Common Stock, as reported by the NYSE Composite Tape (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately prior to the Effective Date and (ii) the grant price of such Coast SAR.

     However, if Coast is unable to obtain from any holders of such Coast Performance Share Awards or Coast SARs, as the case may be, the consents necessary to effect such treatment, such holders will instead be entitled to (a) with respect to each outstanding Coast Performance Share Award under the Coast Performance Share Award Plan, an amount in cash equal to the result of multiplying (i) the difference between the average of the last sale prices of one share of Coast Common Stock, as reported by the NYSE Composite Tape (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately prior to the Effective Date and the base price under such award by (ii) the total number of shares of Coast Common Stock with respect to such award and (b) with respect to each outstanding Coast SAR under the Coast Stock Plans, an amount in cash equal to the result of multiplying (i) the difference between the average of the last sale prices of one share of Coast Common Stock, as reported by the NYSE Composite Tape (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately prior to the Effective Date and the grant price of such stock appreciation right by (ii) the total number of shares of Coast Common Stock with respect to such Coast SAR. All CPR Certificates with respect to the Coast Performance Share Awards and Coast SARs as to which payments are made as described in this paragraph will be retained by Ahmanson (as successor to Coast). In addition, in the event that between the date of the Merger Agreement and the Effective Date any Coast Performance Share Awards or Coast SARs are exercised, Ahmanson (as successor to Coast) will be entitled to retain any CPR Certificates that would otherwise have been issuable with respect to such Coast Performance Share Awards or Coast SARs at the Effective Date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the material U.S. federal income tax consequences of the Merger applies to a holder of Coast Common Stock that holds its shares as capital assets. This summary may not apply to certain classes of taxpayers, including foreign holders, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, traders in securities that elect to mark to market, persons who acquired or acquire shares of Coast Common Stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold shares of Coast Common Stock in a hedging transaction or as part of a straddle or conversion transaction. Each holder should consult its own tax adviser as to the specific tax consequences of the Merger and the CPR Certificate Distribution to such holder.

     This summary represents the opinions of Sullivan & Cromwell, special counsel to Ahmanson, and Cleary, Gottlieb, Steen & Hamilton, special counsel to Coast. The parties do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger.

     The obligations of Ahmanson and Coast to consummate the Merger are subject to the condition that they receive opinions (described further below) to the effect that the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinions, such counsel may require and rely upon representations contained in letters from Coast, Ahmanson and stockholders of Coast and assumptions set forth in the opinions. Assuming the Merger is such a reorganization, the material federal income tax consequences of the Merger to each of Ahmanson, Coast and a holder who exchanges shares of Coast Common Stock for shares of Ahmanson Common Stock pursuant to the Merger will be as follows:

          (a) No gain or loss will be recognized by Ahmanson or Coast as a result of the consummation of the Merger.

          (b) No gain or loss will be recognized by a holder except as follows:
     Gain or loss may be recognized by a holder who receives cash in lieu of a fractional share interest in Ahmanson Common Stock (see (e) below). In addition, gain (but not loss) may be recognized in an amount not exceeding the fair market value of such holder's CPR Certificates at the Effective Time (which will include a proportionate share of the value attributable to Ahmanson's having entered into the Commitment) (see (f) below).

          (c) The aggregate adjusted tax basis of shares of Ahmanson Common Stock (including any fractional share interest in Ahmanson Common Stock, as described below) received by a holder will be the same as the aggregate adjusted tax basis of the shares of Coast Common Stock exchanged therefor, decreased by the value of the CPR Certificates received by such holder (as such value is determined in (f)(i) below) and increased by the amount of gain recognized upon the receipt of CPR Certificates (as described in (f) below).

          (d) The holding period of shares of Ahmanson Common Stock (including a fractional share interest in Ahmanson Common Stock deemed received and redeemed, as described below) received by a holder will include the holding period of the Coast Common Stock exchanged therefor.

          (e) A holder who receives cash in lieu of a fractional share interest in Ahmanson Common Stock will be treated as having received the fractional share interest and as having received the cash in redemption of that fractional share interest. Under Section 302 of the Code, if the deemed redemption is "substantially disproportionate" with respect to the holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the fractional share interest (determined under clause (c) above). Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the fractional share interest (determined under clause (d) above) is more than one year (and will be taxed at the rates set forth in the final sentence of (f) below).

          (f) A holder will recognize gain to the extent of the lesser of:

             (i) the fair market value of the holder's CPR Certificates at the Effective Time (which, at the Effective Time, will include the proportionate share of the value attributable to Ahmanson's having entered into the Commitment); and

             (ii) the excess of (A) the sum of (i) the fair market value of the shares of Ahmanson Common Stock (including any fractional share interest in Ahmanson Common Stock for which cash is received) received by the holder and (ii) the amount determined in (i) above; over (B) the holder's adjusted federal income tax basis for the shares of Coast Common Stock exchanged in the Merger.

             If the shares of Coast Common Stock exchanged in the Merger were held as capital assets at the Effective Time, any such gain will be treated as capital gain (which will be long-term capital gain if the shares of Coast Common Stock were held for more than one year) provided the holder of Coast Common Stock does not own, either directly or applying certain ownership attribution rules, contemporaneously with the Merger any Ahmanson stock other than the Ahmanson Common Stock received by the holder in the Merger. A holder that owns such additional Ahmanson stock generally will be entitled to treat such gain as capital gain only if a distribution of CPR Certificates in a hypothetical redemption by Ahmanson immediately following the Effective Time of an equivalent amount of Ahmanson Common Stock would have qualified for capital gain treatment under the standards of Section 302 of the Code. Holders owning additional shares of Ahmanson stock should consult their own tax advisors concerning the treatment of gain as capital gain or ordinary income. Long-term capital gain of a non-corporate holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum tax rate of 20% in respect of property held for more than 18 months.

          (g) The adjusted tax basis of CPR Certificates received by a holder will equal the value of the CPR Certificates described in (f)(i) above, and the holding period of the CPR Certificates will begin on the Effective Date (and will not include the holding period of the holder's Coast Common Stock).

     Ahmanson's obligation to consummate the Merger is conditioned upon, among other things, the receipt of an opinion of Sullivan & Cromwell, dated the Effective Date, to the effect that the Merger is a reorganization under Section 368(a) of the Code and that no gain or income will be recognized by Ahmanson in the Merger. Coast's obligation to consummate the Merger is conditioned upon, among other things, the receipt of an opinion of Cleary, Gottlieb, Steen & Hamilton, dated the Effective Date, to the effect that the Merger is a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, (i) no gain or loss will be recognized by Coast as a result of the Merger and (ii) no gain or loss will be recognized by a stockholder of Coast who receives shares of Ahmanson Common Stock in exchange for shares of Coast Common Stock, except (A) with respect to cash received in lieu of fractional share interests and (B) for gain that may be recognized in an amount not exceeding the fair market value at the time of the Merger of such stockholder's CPR Certificates (which represent such stockholder's share of the Commitment Amount). The opinion of Cleary, Gottlieb, Steen & Hamilton will not apply to stockholders or persons receiving Ahmanson Common Stock or CPR Certificates as compensation.

     Under the terms of the Merger Agreement, the conditions to the Merger, including receipt by each party of opinions of counsel relating to tax matters, may generally be waived by Ahmanson or Coast, as applicable. In the event of a failure to obtain a tax opinion substantially to the extent set forth above, or in the event Coast determined to waive such condition to the consummation of the Merger, Coast would resolicit the votes of its stockholders to approve consummation of the Merger. See "-- Conditions to Consummation" and "-- Amendment and Waiver."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF COAST COMMON STOCK AND OTHER FACTORS, EACH SUCH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

     For a discussion of certain federal income tax consequences related to the CPR Certificate Distribution, see "The CPR Trust and the CPR
Certificates -- Certain Federal Income Tax Consequences."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Ahmanson will be the surviving corporation resulting from the Merger and will continue to be governed by the laws of the State of Delaware and will operate in accordance with its certificate of incorporation and bylaws as in effect immediately prior to the Effective Time until otherwise amended or repealed after the Effective Time. Under the Merger Agreement, Ahmanson has agreed to cause Mr. Martin, Chairman of the

Board and Chief Executive Officer of Coast, to be elected or appointed as director of Ahmanson at, or as promptly as practicable after, the Effective Time. The directors and officers of Ahmanson in office immediately prior to the Effective Time, together with such additional director and such additional persons as may thereafter be elected, will serve as the directors and officers of Ahmanson from and after the Effective Time in accordance with Ahmanson's certificate of incorporation and bylaws.

     Ahmanson's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 contains information concerning issues pertaining to the year 2000 and Ahmanson's systems, and stockholders of Coast are directed to that report for a more complete description of such issues. Following consummation of the Merger, Coast's systems will be replaced with those of Ahmanson. While Ahmanson does not expect any year 2000 problems to result from integrating Coast into Ahmanson, there can be no assurance that there will be no such problems.

POST-ACQUISITION COMPENSATION AND BENEFITS

     The Merger Agreement provides generally that Ahmanson will, from and after the Effective Time, (a) honor in accordance with their terms all employment or severance agreements entered into prior to the date of the Merger Agreement that were previously disclosed, (b) provide former employees of Coast who remain as employees of Ahmanson with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Ahmanson, (c) provide employees of Coast who remain as employees of Ahmanson credit for years of service with Coast or any of its subsidiaries prior to the Effective Time for the purpose of eligibility and vesting and (d) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable compensation and benefit plans of Coast) and eligibility waiting periods under group health plans of Ahmanson to be waived with respect to former employees of Coast who remain as employees of Ahmanson (and their eligible dependents) and who become participants in such group health plans. The Merger Agreement provides, however, that nothing therein will limit or restrict the right of Ahmanson to (i) terminate the employment of any employee at any time for any reason whatsoever, with or without cause, and
(ii) modify, amend or terminate any employee benefit or other plans of Ahmanson. In the Merger Agreement, Ahmanson agreed to pay up to $2,000,000 as retention bonuses, payable upon dates following consummation of the Merger specified in the Merger Agreement, to be allocated primarily among non-executive employees of Coast.

     On October 27, 1997, Ahmanson and Coast announced the adoption of the Coast Federal Bank, Federal Savings Bank Change in Control Severance Pay Plan (the "Severance Plan") effective from November 1, 1997 with respect to certain employees of Coast. Ahmanson and Coast have agreed that the adoption of the Severance Plan is deemed to satisfy and constitutes full performance by Ahmanson of its obligations described in the last sentence of the immediately preceding paragraph. The Severance Plan generally provides that employees of Coast Federal whose employment is terminated without cause as a consequence of the Merger or the consolidation of branches prior to December 31, 1998 will receive severance compensation. The severance compensation to be received by an eligible employee (other than a vice president) will range from four weeks' worth of compensation to 36 weeks' worth, depending upon such employee's length of service with Coast Federal. An eligible employee (other than a vice president) who has worked less than one full year with Coast Federal will receive four weeks' worth of severance compensation and an eligible employee (other than a vice president) who has 21 years of service or more with Coast Federal will receive 36 weeks' worth of severance compensation, with eligible employees with years of service between one and 21 receiving a number of weeks' worth of compensation based upon a schedule included in the Severance Plan (e.g., six years of service/ 12 weeks, 12 years of service/24 weeks and 18 years of service/36 weeks). Severance compensation for eligible employees who are vice presidents will also be based upon a range of service from less than one year to 21 years or more, with the actual severance compensation ranging from 13 weeks' worth to 52 weeks' worth of compensation.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION PROPOSAL

     Certain members of Coast's management and the Coast Board may be deemed to have certain interests in the Merger and the transactions contemplated thereby in addition to their interests as Coast stockholders. The Coast Board was aware of these interests in approving the Merger Agreement.

  Ahmanson Board of Directors.

     As described above, the Merger Agreement provides that Ahmanson agrees to cause Mr. Martin, Chairman of the Board and Chief Executive Officer of Coast, to be elected or appointed as a director of Ahmanson at, or as promptly as practicable after, the Effective Time.

  Incentive Plans.

     The Merger Agreement provides that all options to acquire Coast Common Stock outstanding at the Effective Time under the Coast Stock Plans, including those held by management and members of the Coast Board, will be assumed by Ahmanson. Each stock option will thereafter constitute an option to acquire shares of Ahmanson Common Stock and CPR Certificates as set forth above under "-- Stock Options; Performance Share Awards; SARs." In addition, the Merger Agreement provides that each outstanding Coast Performance Share Award under the Coast Performance Share Award Plan and each outstanding Coast SAR, including those held by management, will be canceled (subject to the consent of the holder of such Coast Performance Share Award or Coast SAR, as the case may be) and entitle the holder thereof to a CPR Certificate and an amount in cash generally based on an average of the Ahmanson Common Stock over a five day period over the base price or grant price, as applicable. See "-- Stock Options; Performance Share Awards; SARs."

  Indemnification and Insurance.

     The Merger Agreement provides that following the Effective Date, Ahmanson will indemnify, defend and hold harmless the present directors and officers of Coast and its subsidiaries against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent that Coast is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Delaware, the certificate of incorporation of Coast (the "Coast Charter") and the by-laws of Coast (the "Coast By-Laws") as in effect on October 5, 1997. The Merger Agreement also provides that Ahmanson will use its reasonable best efforts for four years after the Effective Time to provide directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of Coast or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events which occurred at or prior to the Effective Time, which insurance will contain at least the same coverage and amounts, and will contain terms and conditions no less advantageous, as the coverage currently provided by Coast; provided, however, that in no event will Ahmanson be required to expend more than 200% of the current amount expended by Coast to maintain such insurance and that if Ahmanson is unable to maintain or obtain such insurance, Ahmanson will use its reasonable best efforts to obtain as much comparable insurance as is available for such 200% amount.

  Coast Executive Agreements and Plans.

     Change of Control. The Merger will constitute a "change of control" within the meaning of the agreements and plans described below.

     Employment Agreements. Coast Federal currently has employment agreements with its Chief Executive Officer, President and Senior Executive Vice Presidents, as well as certain other officers of Coast Federal and its subsidiaries. Mr. Ray Martin's agreement provides for a three year term renewed annually by the Coast Board. The agreements with Messrs. Robert Hunt, James Boyle, Norman Raiden and James Barritt provide for two year terms renewed annually by the Coast Board. However, in the event of a change in control of Coast Federal, the term of such executives' agreements automatically converts to three years renewable annually by the Board of Directors. In addition, in the event of a change in control, for the remainder of the term of the agreement, Coast Federal will pay each executive a base monthly compensation equal to his monthly salary then in effect plus 1/12 of the aggregate amount of the higher of the discretionary bonuses attributable to the last two bonus computation years that ended before the change in control.

     In the event that Coast Federal elects to terminate any of the executives' employment without cause (as defined therein), or if the executive elects to terminate his employment (i) within one year of a change of control of Coast Federal for any reason (with respect to Mr. Martin only), (ii) due to Coast Federal's failure to comply with certain conditions of service (including certain additional conditions following a change in control of Coast Federal) or
(iii) within the 30-day period immediately following the one year anniversary of a change in control of Coast Federal, the affected executive will be entitled to receive a lump sum payment within 30 days of such termination equal to the discounted present value of the compensation due under the agreement for the balance of its term. In addition, the executives will be entitled to receive medical insurance benefits for the remaining term of the agreement. In the event of a change in control, each executive will also receive a gross-up payment if the payments and benefits under the agreement and all other contracts or arrangements, in the aggregate, exceed the maximum amount that may be paid to the executive without triggering golden parachute penalties under Section 280G of the Code and related provisions. Such gross-up payment will be an amount which, after payment by the executive of all income and excise taxes on the gross-up payment, equals the excise taxes the executive must pay under Section 4999 of the Code with respect to the payments and benefits for which the executive is receiving the gross-up payment. Assuming termination of the employment of Coast's executive officers, pursuant to the employment agreements described above, the severance payments required to be made to Messrs. Martin, Hunt, Boyle, Barritt and Raiden would be approximately $2,735,000, $1,933,000, $1,481,000, $1,335,000 and $1,377,000, respectively, as a result of the Merger being deemed a change in control under such employment agreements.

     Severance Agreements. Coast Federal currently has severance agreements with its Senior Vice Presidents (including executive officers Messrs. Gerald Rich and Mark Neal). The terms of such agreements commence on the date of a change in control of Coast Federal and terminate one year from the date of such change in control. Such agreements may be terminated earlier upon 30 days notice by either party to the agreement, provided that if such agreement is terminated by Coast Federal after a change in control, Coast Federal will remain obligated to make payments under such agreement. If there has been a change in control while the executive is still employed by Coast Federal and during the term of the agreement the executive's employment with Coast Federal is subsequently terminated, the executive will be entitled to a severance payment, unless such termination of employment was (i) as a result of the executive's death, disability (as defined therein) or retirement (as defined therein), or (ii) by Coast Federal for cause (as defined therein) or (iii) by the executive other than for good reason (as defined therein). Such severance payment would be a lump sum amount equal to one year's salary (at the higher of the executive's salary at the time of the change in control or of the termination of the executive's employment), payable 50% within 5 days of the executive's termination of employment and the remainder within 60 days of such termination. Assuming termination of the employment of Messrs. Rich and Neal, two of Coast's executive officers, pursuant to the severance agreements described above, the severance payments required to be made to such executive officers would aggregate approximately $265,000, as a result of the Merger being deemed a change in control under such severance agreements.

     Supplemental Executive Retirement Plan of Coast Federal. Coast Federal currently has a non-qualified supplemental executive retirement plan (the "Supplemental Plan") to provide supplemental retirement benefits to its Chief Executive Officer, President, Senior Executive Vice Presidents, Senior Vice Presidents and certain other senior officers of Coast Federal and its subsidiaries. Monthly benefits are based upon a percent of such participant's average monthly earnings during the three highest paid consecutive years in the ten years preceding retirement. Monthly benefits payable under the Supplemental Plan are reduced (but not below a specified percentage of such average monthly earnings) by the sum of the benefit payable to the executive under Coast Federal's qualified pension plan, Social Security and certain other payments. In general, benefits payable under the Supplemental Plan are reduced if a participant retires prior to attaining age 65. Participants are generally eligible to receive benefits under the Supplemental Plan after the completion of

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

10 years of service with Coast Federal and attainment of age 60, after completion of 25 years of service with Coast Federal and attainment of age 55, or, regardless of the number of years of service, after attaining age 65. Certain payments may also be made in the case of death or disability (as defined therein) of the participant. If a participant's employment terminates prior to eligibility for his or her benefit other than by reason of death or disability or in the context of a change in control as set forth in the next sentence, such participant forfeits his or her benefit under the Supplemental Plan, with the exception of Messrs. Martin, Hunt, Boyle, Raiden and Barritt to whom such benefit would be paid upon attainment of age 65 in such case. If a participant is terminated by Coast Federal without cause (as defined therein) or voluntarily resigns from Coast Federal for good reason (as defined therein) before the third anniversary of a change in control of Coast Federal, Coast Federal will be obligated to commence paying in the next calendar month following such termination of employment such participant's benefit in an annuity or lump sum as chosen by the participant (subject to certain reductions). The benefit payable to participants in the case of a change in control may be reduced in order to avoid the triggering of golden parachute penalties under Section 280G of the Code, with the exception of Messrs. Martin, Hunt, Boyle, Raiden and Barritt. Assuming termination of the employment of Coast's executive officers, lump sum payments made under the Supplemental Plan to Messrs. Martin, Hunt, Boyle, Barritt and Raiden would be approximately $5,746,000, $1,728,000, $1,547,000, $680,000 and $2,325,000, respectively, and lump sum payments to Coast's two other executive officers, Messrs. Rich and Neal, would aggregate approximately $574,000, as a result of the Merger being deemed a change in control under the Supplemental Plan.

     Deferred Compensation Plan. Coast Federal currently has an unfunded deferred compensation plan (the "Deferred Compensation Plan") to allow certain designated officers and directors of Coast Federal to defer for receipt in a later year a portion of his or her annual compensation. Each participant who elects to defer compensation must also elect a time and manner for its receipt in a later year in accordance with the terms of the Deferred Compensation Plan and generally will not be permitted to receive such deferred compensation prior to the elected time. Any such deferred compensation will be credited to an account on behalf of a participant and will be credited with earnings based upon an interest rate determined by Coast Federal or, if permitted, deemed investments chosen by the participant. In the event a participant's employment with Coast Federal is terminated by Coast Federal following a change in control of Coast Federal or the participant voluntarily terminates employment due to a material reduction in responsibilities or compensation benefits following a change in control of Coast Federal, Coast Federal must pay the participant a lump sum distribution of such participant's account in January of the year following the year of termination, unless the participant has requested otherwise in writing at least one year prior to such change in control. Assuming termination of the employment of Coast's executive officers, lump sum distributions of their accounts would be made to the executive officers, in January, 1999, as a result of the Merger being deemed a change in control under the Deferred Compensation Plan. However, if the participant has elected to invest amounts deferred under the Deferred Compensation Plan in an illiquid investment (such as an annuity), such amounts will be paid out in accordance with the terms of such investment and shall not be subject to the change of control provisions.

  Coast Executives and the CPR Trust.

     Four senior Coast executives (Messrs. Martin, Hunt, Raiden and Barritt) with knowledge of the facts underlying the Litigation will be the Litigation Trustees of the CPR Trust. Mr. Martin (currently Chairman of the Board and Chief Executive Officer of Coast and Coast Federal), Mr. Hunt (currently President and Chief Operating Officer of Coast and Coast Federal) and Mr. Barritt (currently Senior Executive Vice President and Chief Financial Officer of Coast and Coast Federal) were officers of Coast and Coast Federal both at the time that Coast Federal entered into the agreement with the federal government to treat certain amounts as a permanent addition to Coast Federal's regulatory capital in connection with Coast Federal's acquisition of Central Savings and Loan Association, and also at the time of the alleged breach of that agreement by the federal government that gave rise to the claims underlying the Litigation. Mr. Martin, Mr. Hunt and Mr. Barritt, together with Mr. Raiden (currently Senior Executive Vice President of Coast and Coast Federal and General Counsel of Coast, and who joined Coast soon after the alleged breach of the agreement by the federal government and served as General Counsel of Coast Federal until December 3, 1997), have been involved in the prosecution of the Litigation to date. The CPR Trust Agreement will provide that, as Litigation Trustees, they will have sole and exclusive right to instruct Coast Federal (and its successors) with respect to the prosecution of the Litigation and Ahmanson shall cause Coast Federal (and its successors) to follow these instructions other than instructions that are not reasonable. Litigation Trustees will not be permitted to hold any other full-time employment during the term of their tenure as Litigation Trustees prior to the receipt of the Litigation Proceeds by the Ahmanson Group. Each of the initial Litigation Trustees will, as a condition of his continuation as a Litigation Trustee, be obligated to retain at least 50% of the CPR Certificates received in the CPR Certificate Distribution and the Merger and upon exercise of Replacement Options, until the Litigation Proceeds are received by the Ahmanson Group. Transfers by a Litigation Trustee to his family members or to any trust created for the benefit of his family will be included in such 50% calculation for so long as such transferees retain the CPR Certificates. See "The CPR Trust and the CPR Certificates -- Management of the Litigation -- The Litigation Trustees-General."

     The CPR Trust Agreement will provide that, as compensation, the CPR Trust will pay each Litigation Trustee, during the term of his service as a Litigation Trustee, fees of $400,000 per year for five years (except that if the Litigation is sooner terminated, the remainder of such fees (but in no event with respect to a period longer than two years after the year in which such termination occurs) will be accelerated upon final resolution of the Litigation and receipt by the Ahmanson Group of the Litigation Proceeds), plus reimbursement of all reasonable out-of-pocket expenses. If the services of the Litigation Trustees continue to be necessary after the initial five-year period or such receipt of Litigation Proceeds, the Litigation Trustees will be entitled to a fee of $200 per hour until termination of the CPR Trust.

     The CPR Trust Agreement will provide that the Litigation Trustees will have no liability to Ahmanson, Coast or CPR Certificate holders unless it is established in a final judicial determination by clear and convincing evidence that any decision or action was undertaken with deliberate intent to injure the CPR Certificate holders or with reckless disregard for the best interests of such holders, and, in any event, any liability will be limited to actual, proximate, quantifiable damages. The CPR Trust Agreement will provide that the CPR Trust will be obligated to indemnify and advance expenses to, without requirement of bond or other security, each Litigation Trustee against any and all losses, claims, costs, expenses and liabilities arising out of or relating to, among other things, the Litigation and actions taken by the Litigation Trustees except that if CPR Certificate holders meet the burden of establishing in a final judicial determination by clear and convincing evidence that such losses, claims, costs, expenses or liabilities arose as the result of actions or decisions undertaken with deliberate intent to injure the CPR Certificate holders or with reckless disregard for the best interests of such holders by such Litigation Trustees, no indemnification shall apply. The CPR Trust Agreement will provide that the CPR Trust will be obligated to obtain liability insurance to cover its indemnification obligations to the Litigation Trustees and others and any other liabilities of the Litigation Trustees.

CONDITIONS TO CONSUMMATION

     The obligations of Coast and Ahmanson to consummate the Merger are subject to the satisfaction or written waiver of the following conditions: (a) the Transaction Proposal shall have been duly adopted by the requisite vote of the stockholders of Coast; (b) all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which would reasonably be expected to
(i) following the Effective Time, have a Material Adverse Effect (as defined in the Merger Agreement) on Ahmanson and its subsidiaries taken as a whole or (ii) reduce the benefits of the Merger to such a degree that Ahmanson would not have entered into the Merger Agreement had such conditions, restrictions or requirements been known at the date of the Merger Agreement; (c) no administrative agency or commission or other federal, state or local governmental authority or instrumentality shall have taken any action prohibiting the consummation of the transactions contemplated by the Merger Agreement; (d) the Registration Statements shall have become effective and shall not be subject to a stop order and, if required, the CPR Trust Agreement shall have been duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder;

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

(e) the shares of Ahmanson Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;
(f) Coast shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, special counsel to Coast, as to certain tax matters; (g) Ahmanson shall have received an opinion of Sullivan & Cromwell, special counsel to Ahmanson, as to certain tax matters; (h) the other party's representations and warranties shall remain accurate and each party shall have performed in all material respects all of the obligations required to be performed by it pursuant to the Merger Agreement, and shall have delivered certificates confirming satisfaction of the foregoing requirements; (i) each party shall have received a letter of the other party's independent accountants as to certain financial information of the other party; (j) in the case of Coast, Ahmanson shall have executed and delivered the Commitment and made the transfer to the CPR Trust with respect to the Expense Fund (as defined herein); (k) in the case of Ahmanson, holders of no more than 5% of the outstanding shares of Coast Common Stock shall have given notice that their shares of Coast Common Stock be treated as Dissenters' Shares; and (l) in the case of Ahmanson, Coast shall have established the CPR Trust and shall have caused the CPR Trust to issue the CPR Certificates to Coast and shall have distributed the CPR Certificates to the stockholders of Coast as required by the Merger Agreement.

     The conditions to consummation of the Merger may generally be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of the Coast stockholders. See "-- Amendment and Waiver."

     No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Proxy Statement/Prospectus, Ahmanson and Coast have no reason to believe that any of the conditions set forth above will not be satisfied.

REGULATORY APPROVALS

     The Merger is subject to the approval of the OTS, under the Home Owners' Loan Act and related OTS regulations. Ahmanson filed an application for such approval on November 3, 1997. Approval requires consideration by the OTS of various factors, including assessments of the competitive effect of the contemplated transaction, the managerial and financial resources and future prospects of the resulting institution and the effect of the contemplated transaction on the convenience and needs of the communities to be served. These regulatory considerations also include, among other things, an assessment of compliance with the Community Reinvestment Act of 1977 (the "CRA"). Each of Home Savings and Coast Federal currently has an "outstanding" CRA rating. The regulations of the OTS require publication of notice of, and an opportunity for public comment with respect to, the application filed in connection with the Merger. The public comment period has expired.

     The Merger Agreement provides that the obligation of each of Ahmanson and Coast to consummate the Merger is conditioned upon, among other things, (i) the receipt of all requisite regulatory approvals, including the approval of the OTS, (ii) the termination or expiration of all statutory waiting periods in respect thereof and (iii) no such approvals containing conditions, restrictions or requirements which would reasonably be expected to, after the Effective Time, have a Material Adverse Effect on Ahmanson and its subsidiaries taken as a whole or reduce the benefits of the transactions contemplated in the Merger Agreement to such a degree that Ahmanson would not have entered into the Merger Agreement had such been known at the date of the Merger Agreement.

     THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCES THAT ALL SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION, RESTRICTION OR REQUIREMENT THAT CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT. SEE "-- THE EFFECTIVE TIME," "-- CONDITIONS TO CONSUMMATION" AND "-- AMENDMENT AND WAIVER."

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

AMENDMENT AND WAIVER

     To the extent permitted by law, Coast and Ahmanson may amend the Merger Agreement by written agreement at any time prior to the Effective Time. Prior to the Effective Time, either Coast or Ahmanson may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of an applicable law or governmental regulation.

TERMINATION; TERMINATION FEE

     The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the boards of directors of Coast and Ahmanson. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time by (a) either Ahmanson or Coast if: (i) the other party breaches, and does not timely cure any breach of, a representation, warranty, covenant or other agreement contained in the Merger Agreement and such breach, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement) on the non-breaching party; (ii) any consent or approval of certain regulatory authorities is denied by final nonappealable action of such authority or the Coast stockholders fail to approve the Transaction Proposal; or (iii) the Merger has not been consummated by June 30, 1998; or (b) by Ahmanson, if the Coast Board has failed to recommend approval of the Merger, has withdrawn such recommendation or has modified or changed such recommendation in a manner adverse to Ahmanson.

     Coast would be required to pay Ahmanson a Termination Fee of $35 million if
(a) the Merger Agreement is terminated (i) by Ahmanson due to a breach by Coast of any representation, warranty or covenant contained in the Merger Agreement, to a failure by the Coast Board to recommend approval of the Merger to Coast stockholders, or to a withdrawal, modification, or change of such recommendation in a manner adverse in any respect to the interests of Ahmanson, or (ii) by Coast because the Coast stockholders vote to reject the Merger, if in either case an acquisition proposal by a third party with respect to Coast or any of its subsidiaries exists at the time the event giving rise to such termination right occurs; and (b) a definitive agreement with respect to an acquisition proposal by a third party is entered into by Coast or any of its subsidiaries within 12 months of such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

  Coast.

     Coast has agreed in the Merger Agreement, unless the prior written consent of Ahmanson is obtained and except as otherwise previously disclosed, not to, and to cause each of its subsidiaries not to:

          (a) conduct the business of Coast and its subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon Coast's ability to perform any of its material obligations under the Merger Agreement;

          (b) other than pursuant to securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person (each, a "Right") previously disclosed and outstanding on the date of the Merger Agreement, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Coast Common Stock or Coast preferred stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or
     (iii) permit any additional shares of Coast Common Stock or Coast preferred stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (c) (i) make, declare, pay or set aside for payment any dividend (other than dividends from wholly owned subsidiaries to Coast or another wholly owned subsidiary of Coast) on or in respect of, or declare or make any distribution on any shares of Coast Common Stock or Coast preferred stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

          (d) enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Coast or its subsidiaries, or hire any new employees at the rank of senior vice president or above, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees (other than any senior vice presidents or any employees ranking senior to senior vice presidents) in the ordinary course of business consistent with past practice as previously disclosed, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations previously disclosed and existing as of the date of the Merger Agreement, or (iv) for grants of awards to newly hired employees consistent with past practice and as previously disclosed, (v) agreements to provide retention bonuses to employees made in accordance with the terms of the Merger Agreement, (vi) the annual rollover of executive employment agreements as previously disclosed or (vii) agreements to provide bonuses for the 1997 calendar year consistent with past practice up to an aggregate of $1.9 million;

          (e) enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations previously disclosed and existing as of the date of the Merger Agreement or
     (iii) as otherwise provided in the Merger Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Coast or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

          (f) except as previously disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to Coast and its subsidiaries taken as a whole;

          (g) except as previously disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that is not material to Coast and its subsidiaries taken as a whole;

          (h) amend the Coast Charter, Coast By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Coast's subsidiaries;

          (i) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

          (j) (i) amend, or take any action adverse to Ahmanson with respect to, the Coast Rights Plan (as defined herein) or (ii), except in the ordinary course of business consistent with past practice or with the consent of Ahmanson (which consent shall not be unreasonably withheld or delayed), enter into or terminate any contract material to its assets, business or operations or amend or modify in any material respect any such existing material contract;

          (k) except in the ordinary course of business consistent with past practice or with the consent of Ahmanson (which consent shall not be unreasonably withheld or delayed), settle any claim, action or proceeding against it, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Coast and its subsidiaries, taken as a whole and that does not create precedent for claims that are reasonably likely to be material to Coast and its subsidiaries taken as a whole;

          (l) (i) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) take any action that is intended or is known to be reasonably likely to result in (A) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth under "-- Conditions to Consummation" not being satisfied or (C) a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or regulation;

          (m) except as required by applicable law or regulation or with the consent of Ahmanson (which consent shall not be unreasonably withheld or delayed), (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices or (ii) fail to follow in all material respects its existing policies or practices with respect to managing its exposure to interest rate and other risk;

          (n) incur any indebtedness for borrowed money other than in the ordinary course of business; or

          (o) agree or commit to do any of the foregoing.

  Ahmanson.

     Ahmanson has agreed in the Merger Agreement, unless the prior written consent of Coast is obtained, and except as otherwise contemplated by the Merger Agreement, not to:

          (a) make, declare, pay or set aside for payment any dividends other than quarterly dividends in an amount, and with record and payment dates, consistent with past practice (provided that Ahmanson may raise its regular quarterly dividend rate by an amount not exceeding 20%);

          (b) (i) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; (ii) repurchase any Ahmanson Common Stock or Ahmanson Preferred Stock (as defined herein) such that an Ahmanson stockholder vote would be required for consummation of the Merger or which would have the effect of a recapitalization of Ahmanson or at prices reflecting a significant premium to the prices at which the Ahmanson Common Stock is then trading; or (iii) take any action that is intended or is known to be reasonably likely to result in (A) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth under "-- Conditions to Consummation" not being satisfied or (C) a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or regulation; or

          (c) agree or commit to do any of the foregoing.

EXPENSES AND FEES

     The Merger Agreement provides that each party shall be responsible for all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, except that Ahmanson and Coast have agreed to share equally all Commission filing fees and all printing expenses payable in connection with the Registration Statements and this Proxy Statement/Prospectus. In the event of a termination of the Merger Agreement under certain circumstances, Coast would be obligated to pay Ahmanson a fee of $35 million. See "-- Termination; Termination Fee."

ACCOUNTING TREATMENT

     Upon consummation of the Merger, Ahmanson will account for the acquisition of Coast using the purchase method of accounting. Accordingly, the consideration to be paid in the Merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Date. Income (or loss) of Coast prior to the Effective Date will not be included in income of the combined company.

STOCK EXCHANGE LISTING OF AHMANSON COMMON STOCK

     Ahmanson has agreed to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Ahmanson Common Stock to be issued to the holders of Coast Common Stock in the Merger, and such listing is a condition to consummation of the Merger.

RESALES OF AHMANSON COMMON STOCK

     The shares of Ahmanson Common Stock issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of Coast for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Such affiliates may not sell their shares of Ahmanson Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act.

     Coast has agreed in the Merger Agreement to use its reasonable best efforts to cause each person who may be deemed to be an "affiliate" of Coast to execute and deliver to Ahmanson an agreement pursuant to which such person agrees, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of Ahmanson Common Stock distributed to them pursuant to the Merger except in compliance with Rule 145 under the Securities Act, or in a transaction that, in the opinion of counsel reasonably satisfactory to Ahmanson, is otherwise exempt from the registration requirements of the Securities Act, or in an offering which is registered under the Securities Act. Ahmanson may place restrictive legends on certificates representing Ahmanson Common Stock issued to all persons who are deemed to be "affiliates" of Coast under Rule 145. This Proxy Statement/Prospectus does not cover resales of Ahmanson Common Stock received by any person who may be deemed to be an affiliate of Coast.

ACQUISITION PROPOSALS

     Coast has agreed in the Merger Agreement that it shall not, and shall cause its subsidiaries and its and its subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Coast or any of its subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Coast or any of its subsidiaries (an "Acquisition Proposal"), or waive any provision of or amend the terms of the Coast Rights Plan in respect of an Acquisition Proposal; provided, however, that the Merger Agreement does not (a) require the Coast Board to recommend stockholder approval of the Merger following an Acquisition Proposal,
(b) prevent Coast or the Coast Board from (i) engaging in any discussions or negotiations with, or providing any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person or (ii) recommending such an unsolicited bona fide written Acquisition Proposal to the holders of Coast Common Stock or (c) prevent Coast from waiving any provision of or amending the terms of the Coast Rights Plan in respect of an Acquisition Proposal, if and only if, with respect to the actions described in clause (a),
(b) or (c), as applicable, (A) the Coast Board concludes in good faith that the Acquisition Proposal, if consummated, would result in a transaction more favorable to holders of Coast Common Stock than the transaction contemplated by the Merger Agreement, (B) the Coast Board determines in good faith based upon the advice of outside counsel that such action is legally necessary for it to act in a manner consistent with its fiduciary duties under applicable law; and
(C) prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Coast Board notifies Ahmanson immediately of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Coast or any subsidiary of Coast. Coast has agreed promptly (within 24 hours) to advise Ahmanson following the receipt by Coast of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and to advise Ahmanson of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

EARNINGS ESTIMATES

     In connection with the announcement of the Merger, Ahmanson announced that it estimated that the Merger will be accretive to Ahmanson's reported earnings per share in 1998, 1999 and 2000 by 2%, 4% and 6%, respectively, and to Ahmanson's cash earnings per share (i.e., reported earnings before amortization of intangibles) in 1998, 1999 and 2000 by 6%, 10% and 10%, respectively. This estimate includes Ahmanson's current estimates of annual cost savings equal to $75 million pre-tax (substantially all of which Ahmanson expects to be able to achieve within 12 months of the Effective Date) and no revenue enhancements. Ahmanson estimates it will incur a $75 million pre-tax charge in connection with the Merger. See "Cautionary Statement Regarding Forward-Looking Statements" on page 6 hereof.

                                APPRAISAL RIGHTS

     Record holders of Coast Common Stock are entitled to appraisal rights under
Section 262 of the DGCL ("Section 262"). The following discussion represents a summary of the material provisions of Section 262. For additional information, reference is made to the full text of Section 262, which is reprinted in its entirety as Appendix E to this Proxy Statement/Prospectus. A person having a beneficial interest in shares of Coast Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect the appraisal rights provided under Section 262.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section
262. THIS PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE SUCH NOTICE TO THE RECORD HOLDERS OF COAST COMMON STOCK. ANY SUCH STOCKHOLDER WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS SHOULD REVIEW THE FOLLOWING DISCUSSION AND APPENDIX E CAREFULLY, BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE DGCL. Moreover, because of the complexities of the procedures for exercising the right to seek appraisal of the Coast Common Stock, Coast recommends that Coast stockholders who consider exercising such rights seek the advice of counsel.

     Under the DGCL, a record holder of shares of Coast Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements set forth in Section 262 and who neither votes in favor of approval of the Transaction Proposal nor consents thereto in writing will be entitled to have their shares of Coast Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares as described below. Accordingly, in connection with any appraisal proceeding, the "fair value" of shares of Coast Common Stock is to be determined as of immediately prior to the CPR Certificate Distribution and the Merger. Such holders are, in such circumstances, entitled to appraisal rights because they hold stock of a constituent corporation to the Merger and may be required by the Merger Agreement to accept consideration in the Merger, at least in part, other than in the form of Ahmanson Common Stock. Specifically, Ahmanson's entering into of the Commitment constitutes part of the Merger Consideration to the stockholders of Coast. Since holders of shares of Coast Common Stock wishing to exercise appraisal rights must not vote in favor of approval of the Transaction Proposal, such holders should not deliver unmarked proxies (i.e., proxies without instructions) to Coast as such proxies will be voted FOR such approval.

     A holder of shares of Coast Common Stock wishing to exercise his or her appraisal rights must deliver to the Secretary of Coast, before the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of his or her shares of Coast Common Stock. Merely voting or delivering a proxy directing a vote against approval of the Transaction Proposal will not constitute a demand for appraisal. A written demand is essential. Such written demand must reasonably inform Coast of the identity of the holder and that such holder intends thereby to demand appraisal of the holder's shares. All written demands for appraisal of Coast Common Stock should be sent or delivered to Coast Savings Financial, Inc., 1000 Wilshire Boulevard, Los Angeles, California 90017,
Attn: Corporate Secretary. In addition, a holder of shares of Coast Common Stock wishing to exercise his or her appraisal rights must hold such shares of record on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Time. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stockholder's stock certificates, should specify the stockholder's name and mailing address, the number of shares of Coast Common Stock owned and that such stockholder intends thereby to demand appraisal of such stockholder's stock. However, such demand will be sufficient if it reasonably informs Coast of the stockholder's identity and intent to demand the appraisal of his shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of the Coast Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand for appraisal, the agent is agent for such owner or owners. A record holder (such as a broker) who holds shares of Coast Common Stock as a nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Coast Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Coast Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Coast Common Stock held in the name of the record owner. Stockholders who hold their shares of Coast Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the record holder.

     Within ten days after the Effective Time of the Merger, Ahmanson, as the surviving corporation, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262 and who is entitled to appraisal rights under Section 262. Within 120 days after the Effective Time, any holder of record of shares of Coast Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation, a statement setting forth (a) the aggregate number of shares of Coast Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and (b) the aggregate number of holders of such shares. Any such statement must be mailed within ten days after a written request therefor has been received by Ahmanson, as the surviving corporation.

     Within 120 days after the Effective Time, but not thereafter, Ahmanson, as the surviving corporation, or any holder of shares of Coast Common Stock who has complied with the foregoing procedures and who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of such shares. Ahmanson, as the surviving corporation, is not under any obligation to file a petition with respect to the appraisal of the "fair value" of the shares of Coast Common Stock and neither Ahmanson nor Coast presently intends that Ahmanson, as the surviving corporation, file such a petition. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. A holder of shares of Coast

Common Stock will fail to perfect, or effectively lose, his or her right to appraisal if no petition for appraisal of shares of Coast Common Stock is filed within 120 days after the Effective Time.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of shares of Coast Common Stock entitled to appraisal rights and will appraise the "fair value" of the shares of Coast Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger. Holders considering seeking appraisal should be aware that the "fair value" of their shares of Coast Common Stock as determined under Section 262 could be more than, the same as, or less than the value of the merger consideration they would receive if they did not seek appraisal. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Supreme Court has also stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court has also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

     The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Coast Common Stock have been appraised. The costs of the action may be determined by such court and taxed upon the parties as the court deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any holder of shares of Coast Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Coast Common Stock entitled to appraisal.

     A holder may withdraw his or her demand for appraisal by delivering to Ahmanson, as the surviving corporation, a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of Ahmanson, as the surviving corporation. Failure to follow the steps required by Section 262 for perfecting appraisal rights will result in the loss of such rights.

     Any holder of shares of Coast Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Coast Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Coast Common Stock as of a date prior to the Effective
Time).

     Each CPR Certificate distributed to each Coast stockholder provides that it shall automatically be redeemed by Ahmanson, as the surviving corporation, for $0.01 in cash immediately following the Merger if the holder of the share as to which such CPR Certificate was issued has given notice of an intent to exercise appraisal rights (if any). If any such Coast stockholder subsequently withdraws, or fails to perfect, such appraisal demand, Ahmanson will deliver to such holder CPR Certificates as to the number of Coast shares as to which such appraisal demand was withdrawn or not perfected.

     It is a condition to the obligation of Ahmanson to consummate the Merger that holders of no more than 5% of the outstanding shares of Coast Common Stock shall have given notice that their shares of Coast Common Stock be treated as Dissenters' Shares.

     FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF A COAST STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS WITH RESPECT TO SHARES OF COAST COMMON STOCK. CONSEQUENTLY, ANY COAST STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                          AHMANSON AND COAST UNAUDITED
                    PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial statements were prepared in connection with the proposed Merger (in which each outstanding share of Coast Common Stock will be exchanged for 0.8082 of a share of Ahmanson Common Stock, valued for purposes of accounting for the Merger at a price per share of Ahmanson Common Stock of $56.45, based on the quoted market price of Ahmanson Common Stock for a period of time shortly before and after the points in time Ahmanson and Coast reached agreement on the purchase price and the terms and conditions of the proposed Merger were publicly announced), and give effect to the purchase accounting adjustments and other assumptions described in the accompanying notes. The unaudited pro forma combined statement of financial condition is based upon the condensed consolidated statements of financial condition (unaudited) of Ahmanson and Coast as of September 30, 1997. The unaudited pro forma combined statement of operations for the year ended December 31, 1996 is based upon the consolidated statements of operations of Ahmanson and Coast for the year ended December 31, 1996. The unaudited pro forma combined statement of operations for the nine months ended September 30, 1997 is based upon the condensed consolidated statement of operations (unaudited) of Ahmanson and Coast for the nine months ended September 30, 1997.

     The adjustments included in the unaudited pro forma combined financial statements are subject to update as additional information becomes available. An increase in the unallocated portion of the purchase price remaining after fair value adjustments will result in a greater final allocation to goodwill, which will increase amortization expense and will reduce tangible common equity. A decrease in the unallocated portion of the purchase price remaining after fair value adjustments will have the opposite effects. Any CPR Certificates received by Ahmanson in connection with the Merger will be recorded at fair value and will also reduce goodwill. Accordingly, the final pro forma combined amounts will differ from those set forth in the unaudited pro forma combined financial statements set forth herein.

     The information shown below should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated statement of financial condition and consolidated statement of operations at and for the year ended December 31, 1996 of Ahmanson and the consolidated statement of financial condition and consolidated statement of operations at and for the year ended December 31, 1996 of Coast. The pro forma data are presented for informational purposes and are not necessarily indicative of the financial position or the results of operations of the combined company that actually would have occurred had the Merger been consummated as of the dates or at the beginning of the periods presented. The pro forma amounts are also not necessarily indicative of the future financial position or future results of operations of Ahmanson as the surviving corporation. In particular, Ahmanson expects to achieve significant operating cost savings as a result of the Merger. These cost savings, assuming they are realized, would significantly reduce non-interest expense and increase net income. Additionally, Ahmanson believes opportunities exist to enhance certain revenues through the expansion of consumer and business loans, cash management services, retail banking and investment sales generated through Coast Federal branches. These revenue enhancements, if they are realized (which cannot be assured as to amount or timing), would increase net interest income or fee income and increase net income. No adjustment has been included in the pro forma amounts for such cost savings or revenue enhancements.

                               AHMANSON AND COAST
              PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                       HISTORICAL
                                                    ----------------    PRO FORMA     PRO FORMA
                                                    AHMANSON  COAST    ADJUSTMENTS     COMBINED
                                                    -------   ------   ------------   ----------
                                                                   (IN MILLIONS)
ASSETS
Cash and investment securities....................  $1,084    $  592      $   --       $  1,676
Mortgage-backed securities (MBS)..................  13,157     2,068          11         15,236
Loans, net of the allowance for loan losses.......  30,684     6,068          12         36,764
Goodwill and core deposit intangibles.............     286         5         416            707
Other assets......................................   1,588       307          --          1,895
                                                    -------   ------        ----        -------
  Total assets....................................  $46,799   $9,040      $  439       $ 56,278
                                                    =======   ======        ====        =======
LIABILITIES, COMPANY-OBLIGATED CAPITAL SECURITIES
OF SUBSIDIARY TRUST AND STOCKHOLDERS' EQUITY
Deposits..........................................  $32,447   $6,446      $   10       $ 38,903
Borrowings........................................  10,576     1,989           6         12,571
Other liabilities.................................   1,242       135          42          1,419
                                                    -------   ------        ----        -------
  Total liabilities...............................  44,265     8,570          58         52,893
Company-obligated Capital Securities of Subsidiary
  Trust...........................................     148        --          --            148
Stockholders' equity
Preferred stock...................................     483        --          --            483
Common stock......................................       1        --          --              1
Additional paid-in capital, net of treasury
  stock...........................................    (165)      267         584            686
Retained earnings.................................   2,071       202        (202)         2,071
Other.............................................      (4)        1          (1)            (4)
                                                    -------   ------        ----        -------
  Total stockholders' equity......................   2,386       470         381          3,237
                                                    -------   ------        ----        -------
  Total liabilities, Company-obligated Capital
     Securities of Subsidiary Trust and
     stockholders' equity.........................  $46,799   $9,040      $  439       $ 56,278
                                                    =======   ======        ====        =======

       See accompanying Notes to Pro Forma Combined Financial Statements.

                               AHMANSON AND COAST
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                         HISTORICAL
                                                     ------------------      PRO FORMA      PRO FORMA
                                                     AHMANSON     COAST     ADJUSTMENTS     COMBINED
                                                     --------     -----     -----------     ---------
                                                       (IN MILLIONS, EXCEPT PER COMMON SHARE DATA)
Interest income
Loans............................................     $1,733      $ 359        $  (2)        $ 2,090
MBS..............................................        777         97           (1)            873
Other............................................         51         17           --              68
                                                      ------       ----          ---          ------
  Total interest income..........................      2,561        473           (3)          3,031
                                                      ------       ----          ---          ------
Interest expense
Deposits.........................................      1,115        220           (4)          1,331
Borrowings.......................................        518         87           --             605
                                                      ------       ----          ---          ------
  Total interest expense.........................      1,633        307           (4)          1,936
                                                      ------       ----          ---          ------
Net interest income..............................        928        166            1           1,095
Provision for loan losses........................         57         21           --              78
                                                      ------       ----          ---          ------
Net interest income after provision for loan
  losses.........................................        871        145            1           1,017
                                                      ------       ----          ---          ------
Non-interest income..............................        265         37           --             302
Non-interest expense.............................        635        120           17             772
                                                      ------       ----          ---          ------
Income before income taxes.......................        501         62          (16)            547
Income taxes.....................................        187         17           (2)            202
                                                      ------       ----          ---          ------
Net income.......................................     $  314      $  45        $ (14)        $   345
                                                      ======       ====          ===          ======
Net income applicable to common stock............     $  289      $  45        $ (14)        $   320
                                                      ======       ====          ===          ======
Net income per common share
  Primary........................................     $ 2.89                                 $  2.78
                                                      ======                                  ======
  Fully diluted..................................     $ 2.69                                 $  2.61
                                                      ======                                  ======
Dividends declared...............................     $ 0.66                                 $  0.66
                                                      ======                                  ======
Weighted average common shares outstanding
  Primary........................................      100.0                    15.1           115.1
                                                      ======                     ===          ======
  Fully diluted..................................      112.4                    15.1           127.5
                                                      ======                     ===          ======

       See accompanying Notes to Pro Forma Combined Financial Statements.

                               AHMANSON AND COAST
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 30, 1996
                                  (UNAUDITED)

                                                             HISTORICAL
                                                          -----------------    PRO FORMA    PRO FORMA
                                                          AHMANSON    COAST   ADJUSTMENTS   COMBINED
                                                          --------    -----   -----------   ---------
                                                          (IN MILLIONS, EXCEPT PER COMMON SHARE DATA)
Interest income
Loans...................................................   $2,297     $ 450      $  (2)      $ 2,745
MBS.....................................................    1,161       132         (2)        1,291
Other...................................................       57        22         --            79
                                                           ------      ----       ----        ------
  Total interest income.................................    3,515       604         (4)        4,115
                                                           ------      ----       ----        ------
Interest expense
Deposits................................................    1,524       286         (5)        1,805
Borrowings..............................................      738       103         --           841
                                                           ------      ----       ----        ------
  Total interest expense................................    2,262       389         (5)        2,646
                                                           ------      ----       ----        ------
Net interest income.....................................    1,253       215          1         1,469
Provision for loan losses...............................      145        70         --           215
                                                           ------      ----       ----        ------
Net interest income after provision for loan losses.....    1,108       145          1         1,254
                                                           ------      ----       ----        ------
Non-interest income.....................................      252        50         --           302
Non-interest expense
SAIF recapitalization...................................      244        42         --           286
Other...................................................      935       164         23         1,122
                                                           ------      ----       ----        ------
  Total non-interest expense............................    1,179       206         23         1,408
                                                           ------      ----       ----        ------
Income before income taxes..............................      181       (11)       (22)          148
Income tax expense (benefit)............................       35       (22)        (4)            9
                                                           ------      ----       ----        ------
Net income..............................................   $  146     $  11      $ (18)      $   139
                                                           ======      ====       ====        ======
Net income applicable to common stock...................   $  100     $  11      $ (18)      $    93
                                                           ======      ====       ====        ======
Net income per common share
  Primary...............................................   $ 0.91                            $  0.75
                                                           ======                             ======
  Fully diluted.........................................   $ 0.91                            $  0.74
                                                           ======                             ======
Dividends declared......................................   $ 0.88                            $  0.88
                                                           ======                             ======
Weighted average common shares outstanding
  Primary...............................................    109.7                 15.1         124.8
                                                           ======                 ====        ======
  Fully diluted.........................................    109.7                 15.1         124.8
                                                           ======                 ====        ======

       See accompanying Notes to Pro Forma Combined Financial Statements.

                               AHMANSON AND COAST
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE A: BASIS OF PRESENTATION

     The unaudited pro forma combined statement of financial condition combines the historical consolidated statements of financial condition (unaudited) of Ahmanson and Coast as if the Merger had become effective on September 30, 1997. The unaudited pro forma combined statement of operations for the year ended December 31, 1996 combines the audited historical consolidated statements of operations of Ahmanson and Coast as if the Merger had become effective prior to January 1, 1996. The unaudited pro forma combined statement of operations for the nine months ended September 30, 1997 combines the historical condensed consolidated statements of operations (unaudited) of Ahmanson and Coast as if the Merger had become effective prior to January 1, 1997. Certain items in the unaudited pro forma combined financial statements related to Coast have been reclassified to conform to the Ahmanson presentation.

     The Merger will be accounted for as a purchase. Under this method of accounting, assets and liabilities of Coast are adjusted to their estimated fair value and combined with the recorded book values of the assets and liabilities of Ahmanson. Applicable income tax effects of such adjustments are included as a component of Ahmanson's net deferred tax asset with a corresponding offset to goodwill.

     For purposes of the pro forma financial statements, estimates of the fair value of Coast's assets and liabilities as of September 30, 1997 have been combined with the recorded values of the assets and liabilities of Ahmanson. Fair value adjustments are subject to update as additional information becomes available.

     Following the Merger, Ahmanson intends to combine the operations of and, subject to regulatory approvals, to merge Home Savings and Coast Federal as well as certain other operations. Ahmanson expects to achieve significant operating cost savings as a result of the Merger. These cost savings, assuming they are realized, would significantly reduce non-interest expense and increase net income. Additionally, Ahmanson believes opportunities exist to enhance certain revenues through the expansion of consumer and business loans, cash management services, retail banking and investment sales generated through Coast Federal branches. These revenue enhancements, if they are realized (which cannot be assured as to amount or timing), would increase net interest income or fee income and increase net income. No adjustment has been included in the unaudited pro forma combined financial statements for such cost savings or revenue enhancements.

NOTE B: PURCHASE PRICE

     The purchase price is based on exchanging 0.8082 of a share of Ahmanson Common Stock for each outstanding share of Coast Common Stock. Shares issuable upon the exercise of Coast Stock Options are not included in the number of outstanding shares of Coast Common Stock on the assumption that all options will become equivalent options to purchase Ahmanson Common Stock. In addition, the number of the shares of Coast Common Stock used in calculating the total market value of Ahmanson Common Stock to be issued in connection with the Merger reflects an exchange of Ahmanson Common Stock for the outstanding shares of Coast Common Stock, exclusive of Coast's common stock equivalents, which include Coast Stock Options.

     The total market value of the Ahmanson Common Stock to be issued in connection with the Merger is calculated as follows:

    Coast's common shares outstanding on September 30, 1997 (in thousands).....   18,644
    Exchange ratio.............................................................   0.8082
                                                                                 -------
    Ahmanson Common Stock to be issued (in thousands)..........................   15,068
    Value per share of Ahmanson Common Stock...................................  $ 56.45
                                                                                 -------
      Total market value of Ahmanson Common Stock to be issued (in millions)...  $   851
                                                                                 =======

                               AHMANSON AND COAST
        NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     The shares of Ahmanson Common Stock to be issued to the stockholders of Coast in connection with the proposed Merger have been valued at $56.45 per share for purposes of the pro forma consolidated financial statements, based on the quoted market price of Ahmanson Common Stock for a period of time shortly before and after the points in time Ahmanson and Coast reached agreement on the purchase price and the terms and conditions of the proposed Merger were publicly announced.

     In addition to the total market value of the Ahmanson Common Stock to be issued, the total purchase price will include other direct acquisition costs, such as investment banking, legal, accounting and other professional fees; printing and mailing costs; Commission filing fees and other miscellaneous expenses. These costs, which are not expected to be material to the transaction and are preliminarily expected to be approximately $10 million, have not been included in the unaudited pro forma combined financial statements.

NOTE C: RESTRUCTURING CHARGES

     Ahmanson's management estimates that approximately $75 million of costs related to premises, severance and other restructuring charges will be incurred in connection with the Merger; these estimates of costs are not yet based on sufficient factual data so as to be included as adjustments to the unaudited pro forma combined financial statements and are subject to change as additional information becomes available. Of this amount, approximately $57 million of costs relate to Coast's premises, employees and operations and will affect the final amount of goodwill as of the consummation of the Merger, which goodwill will be amortized as described in Note G below. The remaining estimated amount of approximately $18 million of costs relates to Ahmanson's premises, employees and operations, as well as all costs relating to systems conversions and other indirect integration costs, and will be expensed, either upon consummation of the Merger or as incurred. With respect to timing, it has been assumed that the integration will be complete and that the costs referred to above will be incurred not later than 12 months after the closing of the Merger.

     The estimated restructuring charges are expected to be incurred as set forth in the following table:

                                     (IN MILLIONS)
        -----------------------------------------------------------------------
        Owned premises.........................................................  $25
        Leased premises........................................................   10
        Severance..............................................................   22
        Other restructuring....................................................   18
                                                                                 ---
                  Total restructuring..........................................  $75
                                                                                 ===

     Ahmanson's management estimates that the total severance costs in connection with the Merger will be approximately $22 million. The estimate is based on anticipated aggregate terminations, assumptions regarding severance benefits on an aggregate basis and Ahmanson's experience in the integration of mergers and does not reflect any information as to which employees will be terminated as this information is not yet available.

     Ahmanson's estimate of $75 million in restructuring charges is in the range of restructuring charges announced in connection with other similar transactions and is based on the assumption that Ahmanson's experience in integrating Coast's organization and operations will be similar to comparable transactions in the past.

                               AHMANSON AND COAST
        NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

NOTE D: ALLOCATION OF PURCHASE PRICE

     Certain matters are still pending that will have an effect on the ultimate allocation of the purchase price. Accordingly, the allocation of the purchase price has not been finalized and the portion of the purchase price allocated to fair value adjustments, goodwill and the identifiable intangibles (discussed below) is subject to change.

     Subject to the foregoing, the purchase price has been allocated as described in the table below:

                                (IN MILLIONS)
    ----------------------------------------------------------------------
    Net assets applicable to Coast's common stock at September 30, 1997...          $ 470
    Increase (decrease) to Coast's net asset value at September 30, 1997 as a result of estimated fair value adjustments (see Note G)*
      Loans...............................................................    7
      MBS.................................................................    7
      Deposits............................................................   (6)
      Borrowings..........................................................   (4)
                                                                            ----
      Estimated fair value adjustments (total excluding core deposit
         intangibles).....................................................    4
      Core deposit intangibles............................................   58
                                                                            ----
              Total estimated fair value adjustments......................             62
    Elimination of Coast's existing goodwill, net of applicable income tax
      effects.............................................................             (5)
                                                                                    -----
              Total preliminary allocation of purchase price..............            527
    Goodwill due to the Merger............................................            324
                                                                                    -----
              Total purchase price........................................          $ 851
                                                                                    =====

---------------

* Amounts are net of applicable income tax effects, using an estimated marginal tax rate of 40.0%.

NOTE E: CALCULATION OF GOODWILL ADJUSTMENT AND TOTAL GOODWILL DUE TO MERGER

                                   (IN MILLIONS)
    ---------------------------------------------------------------------------
    Purchase price.............................................................    $ 851
    Coast total common stockholders' equity....................................     (470)
    Estimated fair value adjustments (excluding core deposit intangibles)*.....       (4)
    Core deposit intangibles*..................................................      (58)
                                                                                   -----
    Goodwill adjustment........................................................      319
    Coast existing goodwill....................................................        5
                                                                                   -----
    Total goodwill due to Merger...............................................    $ 324
                                                                                   =====

---------------

* Net of applicable income tax effects.

     For purposes of the pro forma combined Statement of Financial Condition, estimates have been made of the fair value of Coast's assets and liabilities as of September 30, 1997.

                               AHMANSON AND COAST
        NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

NOTE F: STOCKHOLDERS' EQUITY

     In the Merger, Ahmanson will issue 0.8082 of a share of Ahmanson Common Stock in exchange for each of the 18,644,177 outstanding shares of Coast Common Stock (based on the number of shares outstanding as of September 30, 1997).

     Adjustments to stockholders' equity are as follows:

                                                                        COAST
                                                           PURCHASE     COMMON
                        (IN MILLIONS)                       PRICE       EQUITY     ADJUSTMENT
    -----------------------------------------------------  --------     ------     ----------
    Common stock.........................................    $ --       $  --        $   --
    Additional paid-in capital...........................     851        (267)          584
    Retained earnings....................................      --        (202)         (202)
    Other (net unrealized gains on
      available-for-sale-securities).....................      --          (1)           (1)
                                                             ----       -----         -----
    Total common stockholders' equity....................    $851       $(470)       $  381
                                                             ====       =====         =====

NOTE G: PURCHASE ACCOUNTING ADJUSTMENTS

     Adjustments are made to reflect recording the tangible assets and liabilities at fair value and identifiable and unidentifiable intangibles as well as to eliminate any intangible balances previously recorded by Coast in accordance with the purchase method of accounting. Purchase accounting adjustments as of September 30, 1997 will be booked on a gross basis with related adjustments to Ahmanson's net deferred tax asset as follows:

                                                                                               RELATED
                                                                               RELATED        (INCREASE)
                                                                             (INCREASE)      DECREASE TO
                                                                             DECREASE TO      NET INCOME
                  (IN MILLIONS)                       NET OF                 NET INCOME        FOR NINE
--------------------------------------------------  APPLICABLE                FOR YEAR          MONTHS
                                                      INCOME                    ENDED           ENDED
DEBIT (CREDIT)                                        TAXES        GROSS      12/31/96         9/30/97
                                                    ----------     -----     -----------     ------------
Estimated fair value adjustments*
  Loans...........................................     $  7        $  12         $ 2             $  2
  MBS.............................................        7           11           2                1
  Deposits........................................       (6)         (10)         (5)              (4)
  Borrowings......................................       (4)          (6)         --               --
                                                       ----         ----         ---              ---
Estimated fair value adjustments (total excluding
  core deposit intangibles).......................        4            7          (1)              (1)
Goodwill and core deposit intangibles of Coast
  ................................................       (5)          (5)         --               --
Goodwill due to the Merger*.......................      324          324          13               10
Core deposit intangibles due to the Merger*.......       58           97          10                7
                                                       ----         ----         ---              ---
                                                        381          423          22               16
Adjustment to Ahmanson net deferred tax liability
  related to purchase accounting adjustments......       --          (42)         (4)              (2)
                                                       ----         ----         ---              ---
Total.............................................     $381        $ 381         $18             $ 14
                                                       ====         ====         ===              ===

---------------

* Goodwill due to the Merger will be amortized on a straight-line basis over 25 years. Core deposit intangibles due to the Merger will be amortized on a straight-line basis over 10 years. Fair value adjustments will be amortized over the estimated remaining life of the related asset or liability.

                               AHMANSON AND COAST
        NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     The incremental effect on net income of the purchase accounting adjustments is estimated to be a net after-tax expense of approximately $18 million for the first and second 12-month periods subsequent to the Merger, and approximately $21 million for the third, fourth and fifth 12-month periods subsequent to the Merger. Amounts exclude amortization of existing goodwill of Coast.

NOTE H: OTHER LIABILITIES

     Adjustments to other liabilities are as follows:

                                     (IN MILLIONS)
    -------------------------------------------------------------------------------
    Deferred tax liability from fair value adjustments.............................  $ 3
      (excluding core deposit intangibles)
    Deferred tax liability from core deposit intangibles...........................   39
                                                                                     ---
              Total adjustment to other liabilities................................  $42
                                                                                     ===

                     DESCRIPTION OF AHMANSON CAPITAL STOCK

AHMANSON COMMON STOCK

     Ahmanson is currently authorized to issue up to 220,000,000 shares of Ahmanson Common Stock. As of September 30, 1997, there were 94,411,284 shares of Ahmanson Common Stock issued and outstanding, outstanding options to purchase an additional 3,430,419 shares of Ahmanson Common Stock and 11,814,238 shares of Ahmanson Common Stock issuable upon conversion of the Ahmanson Series D Preferred Stock (as defined herein).

     Since 1995, Ahmanson has been engaged in stock repurchase programs. For a description of these programs see "-- Repurchases of Ahmanson Common Stock."

     Holders of shares of Ahmanson Common Stock are entitled to one vote per share for each share held.

     Subject to the rights of holders of shares of the Ahmanson Preferred Stock (as described below), holders of shares of Ahmanson Common Stock are entitled to receive such dividends as may be declared by the Ahmanson Board from funds legally available therefor and, in the event of liquidation, from the net assets of Ahmanson available for distribution to stockholders. Ahmanson may not declare any dividends on the Ahmanson Common Stock (other than in shares of Ahmanson Common Stock) unless full preferential amounts to which holders of Ahmanson Preferred Stock are entitled have been paid or declared and set apart for payment upon all outstanding shares of Ahmanson Preferred Stock. Ahmanson is also subject to regulatory restrictions on the payment of dividends. See
"-- Certain Regulatory Considerations."

     The holders of shares of Ahmanson Common Stock do not have preemptive rights or preferential rights of subscription for any shares of Ahmanson Common Stock or other securities of Ahmanson. Outstanding shares of Ahmanson Common Stock are, and shares to be issued in the Merger will be, validly issued, fully paid and nonassessable.

     The Ahmanson Common Stock is listed on the NYSE and the Pacific Exchange. Application will be made to list the shares of Ahmanson Common Stock to be issued in the Merger on the NYSE and the Pacific Exchange.

     For a description of the Ahmanson Rights Plan, see "Certain Differences in the Rights of Ahmanson Stockholders and Coast Stockholders."

REPURCHASES OF AHMANSON COMMON STOCK

     Starting with the fourth quarter of 1995, Ahmanson has announced four stock purchase programs. As of September 30, 1997, Ahmanson had purchased an aggregate of 25.8 million shares of Ahmanson Common Stock at an average purchase price of $31.68 per share. Of the $250 million authorized for the fourth stock purchase program, $83.5 million remained available for purchases of Ahmanson Common Stock at September 30, 1997. Ahmanson intends to continue its repurchase program on generally the same basis as it has been conducted over the last two years, although it has suspended its stock repurchase program from the date one business day prior to the date of mailing of this Proxy Statement/Prospectus until the consummation of the Merger.

     The source of funds for the repurchase plan will be primarily dividends from Home Savings and other subsidiaries. Home Savings and Ahmanson's other subsidiaries are projected to generate sufficient cash to provide the dividends necessary to accomplish the contemplated repurchases while maintaining the capital of Home Savings at a level sufficient to qualify as "well capitalized" for regulatory purposes. Anticipated stock repurchases impact earnings per share in two ways. Earnings per share are increased by reducing shares outstanding and to a lesser extent earnings per share are decreased by lower net interest margins.

AHMANSON PREFERRED STOCK

     The certificate of incorporation of Ahmanson (the "Ahmanson Charter") provides that Ahmanson is authorized to issue 10,000,000 shares of Ahmanson Preferred Stock. The Ahmanson Preferred Stock may be issued from time to time in one or more series and the Ahmanson Board is authorized to fix the voting rights, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Ahmanson Preferred Stock, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series, all without further action by the holders of Ahmanson Common Stock.

     Because Ahmanson is a holding company, its rights, the rights of its creditors and of its stockholders, including the holders of the shares of the Ahmanson Preferred Stock, to participate in any distribution of the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Ahmanson may itself be a creditor with recognized claims against the subsidiary. The principal source of Ahmanson's revenues are dividends received from its banking and other subsidiaries. Various statutory provisions limit the amount of dividends its banking subsidiaries may pay without regulatory approval, and various regulations can also restrict the payment of dividends. In addition, federal statutes limit the ability of certain subsidiaries to make loans to Ahmanson. See "-- Certain Regulatory Considerations."

     The following is a brief description of certain terms of the outstanding series of Ahmanson Preferred Stock. This description does not purport to be complete and is qualified in its entirety by reference to the Ahmanson Certificate, including the certificate of designations with respect to each such series.

     The shares of Ahmanson Preferred Stock currently outstanding have preference over Ahmanson Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, winding up or dissolution of Ahmanson. Each outstanding series ranks on a parity with the other as to dividends and the distribution of assets upon liquidation, winding up or dissolution.

     Generally, the holders of each series of Ahmanson Preferred Stock have no voting rights. However, if the equivalent of six quarterly dividends payable on a series of Ahmanson Preferred Stock are in default, the number of directors of Ahmanson will be increased by two and the holders of such outstanding series of Ahmanson Preferred Stock together with the holders of shares of every other series of Ahmanson Preferred Stock similarly entitled to vote for the election of two directors, acting together as a single class, will be entitled to elect two of the authorized number of members of the Ahmanson Board at the next annual meeting and at each subsequent annual meeting of stockholders, to serve until all dividends accumulated have been fully paid for four consecutive quarterly dividend periods, including the last preceding quarterly dividend period. Ahmanson Depositary Shares representing each series of Ahmanson Preferred Stock are listed on the NYSE.

  Ahmanson Series C Preferred Stock.

     As of September 30, 1997, there were issued and outstanding 780,000 shares of Ahmanson 8.40% Preferred Stock, Series C, liquidation preference $250 per share (the "Ahmanson Series C Preferred Stock"), represented by 7,800,000 depositary shares, each representing a one-tenth interest in a share of Ahmanson Series C Preferred Stock. The Ahmanson Series C Preferred Stock is redeemable at the option of Ahmanson in whole or in part, on and after March 1, 1998 at a price of $250 per share (equivalent to $25 per depositary share) plus accrued and unpaid dividends to the redemption date. On January 6, 1998, Ahmanson announced it would redeem all of the outstanding Ahmanson Series C Preferred Stock on March 2, 1998.

     Dividends on the Ahmanson Series C Preferred Stock of $21.00 per share (8.40% annualized rate) are cumulative and paid quarterly on the first day of March, June, September and December (equivalent to $2.10 per annum per depositary share).

  Ahmanson Series D Preferred Stock.

     As of September 30, 1997, there were issued and outstanding 569,000 shares of 6% Cumulative Convertible Preferred Stock, Series D, liquidation preference $500 per share (the "Ahmanson Series D Preferred Stock"), evidenced by 5,690,000 depositary shares, each representing a one-tenth interest in a share of Ahmanson Series D Preferred Stock. The Ahmanson Series D Preferred Stock is redeemable at the option of Ahmanson, in whole or in part, on and after September 1, 1998 at a price commencing at $515 per share and declining to $500 per share on September 1, 2003 and thereafter, plus accrued and unpaid dividends to the redemption date.

     Dividends on the Ahmanson Series D Preferred Stock of $30 per share (6% annualized rate) are cumulative and are paid quarterly on the first day of March, June, September and December (equivalent to $3 per annum per depositary share).

     The Ahmanson Series D Preferred Stock is convertible into Ahmanson Common Stock, at the option of its holders, at a conversion rate of approximately
20.5465 shares of Ahmanson Common Stock per share of Ahmanson Series D Preferred Stock (equivalent to a conversion rate of 2.05465 shares of Ahmanson Common Stock per depositary share) (subject to adjustments upon the occurrence of certain events).

CERTAIN REGULATORY CONSIDERATIONS

     The following discussion addresses in general terms the regulatory framework applicable to savings and loan holding companies and their subsidiaries, and provides certain information relevant to Ahmanson. Regulation of financial institutions such as Ahmanson and its subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the Federal Deposit Insurance Corporation and the banking system as a whole, and generally is not intended for the protection of stockholders or other investors.

  General.

     Ahmanson is a savings and loan holding company and, as such, is subject to the OTS's regulations, examination, supervision and reporting requirements. Home Savings is a federal savings bank and a member of the Federal Home Loan Bank System, and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"). It is subject to examination and supervision by the OTS and the FDIC and to regulations governing such matters as capital standards, mergers, establishment and closing of branch offices, subsidiary investments and activities, and general investment authority.

     The descriptions of the statutes and regulations that are applicable to Ahmanson and the effects thereof that are set forth below and elsewhere in this document do not purport to be a complete description of such statutes and regulations and their effects on Ahmanson or to identify every statute and regulation that may apply to Ahmanson.

  Savings and Loan Holding Company Regulations.

     Subject to certain limited exceptions, control of a savings association or a savings and loan holding company may only be obtained with the approval (or in the case of an acquisition of control by an individual, the absence of disapproval) of the OTS, after a public comment and application review process. Any company acquiring control of a savings association becomes a savings and loan holding company, must register and file periodic reports with the OTS, and is subject to OTS examination.

  Affiliate and Insider Transactions.

     Savings associations are subject to affiliate and insider transaction rules under section 11 of the Home Owner's Loan Act; including those applicable to member banks of the Federal Reserve System set forth in sections 23A, 23B, 22(g) and 22(h) of the Federal Reserve Act. These provisions, among other things, prohibit or limit a savings association from extending credit to, or entering into certain transactions with, its affiliates (which generally include holding companies such as Ahmanson and any company under common control with the savings association) and principal stockholders, directors and executive officers of the savings association and its affiliates.

  Limitations on Acquisitions.

     Ahmanson is generally prohibited, either directly or indirectly, from acquiring control of any savings association or savings and loan holding company absent prior approval by the OTS and from acquiring more than 5% of any class of voting stock of any savings association or savings and loan holding company that is not a subsidiary of Ahmanson.

  Payment of Dividends.

     Ahmanson's principal sources of funds are cash dividends paid to it by Home Savings and other subsidiaries, investment income and borrowings. There are restrictions on the ability of Home Savings to pay dividends to Ahmanson. Savings association subsidiaries of savings and loan holding companies, such as Home Savings, must notify the OTS of their intent to declare dividends at least 30 days before declaration. The OTS has the authority to preclude those associates from declaring a dividend.

     OTS regulations impose limitations upon certain "capital distributions" by savings associations, including dividends. The regulations establish a three-tiered system of regulation, with the greatest flexibility being afforded to institutions that meet or exceed the fully phased-in capital requirements.

     A savings institution that has capital immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution that is at least equal to its fully phased-in capital requirements is considered a Tier I institution ("Tier I Institution"). At September 30, 1997, Home Savings was a Tier I Institution. A Tier I Institution may, without the approval of but with prior notice to the OTS, make capital distributions during a calendar year up to the greater of (1) 100% of its net income to date during the calendar year plus the amount that would reduce the savings institution's "surplus capital ratio" (the excess over its fully phased-in risk-based capital requirement) to one-half of its surplus capital ratio at the beginning of the calendar year or (2) 75% of the institution's net income over the most recent four quarter period. Any additional capital distributions would require prior regulatory approval. The OTS retains discretion to subject Tier I Institutions to the more stringent capital distribution rules applicable to institutions with less capital if the OTS determines that the institution is in need of more than normal supervision and has provided the institution with notice to that effect. The OTS also retains the authority to prohibit any capital distribution otherwise authorized under the regulations if the OTS determines that the capital distribution would constitute an unsafe or unsound practice.

  Deposit Insurance.

     The FDIC administers two separate deposit insurance funds: the Bank Insurance Fund (the "BIF"), which insures the deposits of institutions the deposits of which were insured by the FDIC prior to the enactment of FIRREA, and the Savings Association Insurance Fund (the "SAIF"), which insures the deposits of institutions the deposits of which were insured by the Federal Savings and Loan Insurance Corporation. Home Savings is a member of the BIF and currently is obligated to pay deposit insurance assessments ratably to the SAIF and the BIF based on 85% and 15% of total deposits, respectively. These percentages are subject to change in the future based on future events.

     The FDIC has established a risk-based system for setting deposit insurance assessments. Under the risk-based assessment system, an institution's insurance assessments vary depending upon the level of capital the institution holds and the degree to which it is the subject of supervisory concern to the FDIC. During the first three quarters of 1996, the assessment rate for SAIF deposits varied from 0.23% of covered deposits for well-capitalized institutions that were deemed to have no more than a few minor weaknesses, to 0.31% of covered deposits for less than adequately capitalized institutions that posed substantial supervisory concern. The lowest assessment rate for BIF deposits was $2,000 per institution per year. The assessment rate for both SAIF and BIF deposits currently varies from zero to 0.27% of covered deposits. Ahmanson paid $55.1 million in deposit insurance premiums to SAIF in 1996 compared to $79.9 million in 1995.

     Prior to enactment of the Deposit Insurance Funds Act of 1996 ("DIFA"), the SAIF's three major obligations were to fund losses associated with the failure of institutions with SAIF-insured deposits; to increase its reserves to 1.25% of insured deposits over a reasonable period of time; and to make interest payments on debt incurred through the Financing Corporation to provide funds to the former Federal Savings and Loan Insurance Corporation ("FICO Debt"). The reserves of the SAIF were lower than the reserves of the BIF and the BIF did not have an obligation to pay interest on the FICO Debt. Therefore, premiums assessed on deposits insured by the SAIF were higher than premiums assessed on deposits insured by the BIF. Such a premium structure provided FDIC-insured institutions whose deposits were exclusively or primarily BIF-insured (such as almost all commercial banks) certain competitive advantages over institutions whose deposits were primarily SAIF-insured (such as Home Savings).

     DIFA required FDIC-insured depository institutions with SAIF-insured deposits to pay a special assessment designed to increase the SAIF's reserves to the required 1.25% of insured deposits. The amount of the special assessment imposed on Home Savings was $243.9 million. DIFA also altered the obligation to make interest payments on the FICO Debt so that assessments to collect the necessary funds are imposed separately from the deposit insurance premium and are now assessed on BIF-insured deposits, although at a lower rate, as well as on SAIF-insured deposits. Because the reserves of both the SAIF and the BIF equal or exceed the required minimum amount and FICO Debt assessments are collected separately from deposit insurance assessments, deposit insurance premiums are currently assessed on SAIF-insured and BIF-insured deposits according to the same schedule.

     The FDIC may initiate a proceeding to terminate an institution's deposit insurance after a 30-day notice period if, among other things, the institution is in an unsafe and unsound condition to continue operations. It is the policy of the FDIC to deem an insured institution to be in an unsafe and unsound condition if its ratio of Tier I capital to total assets is less than 2%. Tier I capital is similar to core capital but includes certain investments in and extensions of credit to subsidiaries engaged in activities not permitted for national banks. In addition, the FDIC has the power to suspend temporarily a savings association's insurance on deposits received after the issuance of a suspension order in the event that the savings association has no tangible capital.

  FICO Debt.

     Until December 31, 1999 or, if earlier, the date on which the last savings association ceases to exist, the rate at which SAIF-insured deposits are assessed with respect to FICO Debt interest payments will be five times the rate at which BIF-insured deposits are assessed. Accordingly, institutions whose deposits are exclusively or primarily BIF-insured (such as almost all commercial banks) continue to have a competitive advantage over institutions whose deposits are primarily SAIF-insured (such as Home Savings) although the extent of the advantage is less than the deposit insurance premium advantage which existed prior to the enactment of DIFA.

  Classification of Assets.

     Federal regulations require savings associations to review their assets on a regular basis and to classify them as "substandard," "doubtful" or "loss" if warranted. Adequate valuation allowances for loan losses are required for assets classified as substandard or doubtful. If an asset is classified as loss, the institution must either establish a specific allowance for loss in the amount classified as loss or charge off such amount. The institution's OTS District Director has the authority to approve, disapprove or modify any asset classification and any amounts established as allowances for loan losses.

     At present, certain general allowances may be included within regulatory capital, while specific allowances may not. If an OTS examiner concludes that additional assets should be classified or that the valuation allowances established by the savings association are inadequate, the examiner may determine, subject to internal review by the OTS, the need for and extent of additional classification or any increase necessary in the savings association's general or specific valuation allowances. An insured savings association is also required to set aside adequate valuation allowances to the extent that an affiliate possesses assets posing a risk to the institution and to establish liabilities for off-balance sheet items, such as letters of credit when loss becomes probable and estimable.

  Capital Requirements.

     The OTS has adopted capital regulations ("Capital Regulations") for savings associations which establish three capital requirements -- a core capital requirement, a tangible capital requirement and a risk-based capital requirement. The capital standards contained in the Capital Regulations generally must be no less stringent than the capital standards applicable to national banks. The Capital Regulations require savings associations to maintain core capital of at least 3% of adjusted total assets, tangible capital of at least 1.5% of adjusted total assets and total capital (being the sum of Core Capital and Supplementary Capital) of at least 8% of risk-weighted assets. In addition, institutions whose exposure to interest-rate risk is deemed to be above normal will be required to deduct a portion of such exposure in calculating their risk-based capital. The OTS may establish, on a case by case basis, individual minimum capital requirements for savings associations that vary from the requirements that would otherwise apply under the Capital Regulations. The OTS has not established such individual minimum capital requirements for Home Savings. Home Savings was in compliance with the Capital Regulations at September 30, 1997. As of September 30, 1997, Home Savings' core capital ratio was 5.89%. The Capital Regulations do not apply to Ahmanson, on a consolidated or non-consolidated basis.

     Core capital generally includes common stockholders' equity (including retained earnings but excluding the net unrealized gain or loss on securities available for sale), noncumulative perpetual preferred stock and related surplus and minority interests in the equity accounts of fully consolidated subsidiaries. Intangible assets (other than a limited amount of mortgage servicing rights and purchased credit card relationships) must be deducted from core capital. Certain deferred tax assets also must be deducted.

     Tangible capital generally means core capital less any intangible assets (other than a limited amount of mortgage servicing rights).

     Supplementary capital includes, among other things, certain types of preferred stock and subordinated debt and, subject to certain limits, general valuation loan and lease loss allowances. A savings association's supplementary capital may be used to satisfy the risk-based capital requirement only to the extent of that institution's core capital. Risk-weighted assets are determined by multiplying each category of an institution's assets, including off balance sheet equivalents, by a risk weight assigned by the OTS based on the credit risk associated with those assets, and adding the resulting amounts. The risk weight categories range from zero percent for cash and government securities to 100% for assets that do not quality for preferential risk weighting as determined by the OTS.

     The Capital Regulations treat asset sales with recourse as if they did not occur, and generally require a savings association to maintain capital against the entire amount of assets sold with recourse, even if recourse is for less than the full amount. However, when assets are sold with recourse and the amount of recourse is less than the risk-based capital requirement for such assets, the assets are not included in risk-weighted assets and capital is required to be maintained in an amount equal to such recourse amount. A savings association's retention of the subordinated portion of a senior/subordinated loan participation or package of loans is treated in the same manner as an asset sale with recourse.

     The Capital Regulations contain special capital rules affecting savings associations with certain kinds of subsidiaries. For purposes of determining compliance with each of the capital standards, a savings association's investments in and extensions of credit to subsidiaries engaged in activities not permissible for a national bank are deducted from the savings association's capital, net of reserves against such investment. Home Savings' REI subsidiary is its only significant subsidiary engaged in activities not permissible for a national bank. At September 30, 1997, Home Savings' investment in its REI subsidiary aggregated $41.5 million, of which $38.3 million was required to be deducted from Home Savings' capital.

     Each bank regulatory agency and the OTS is required to review its capital standards every two years to determine whether those standards require sufficient capital to facilitate prompt corrective action to prevent or minimize loss to the deposit insurance funds.

  Prompt Corrective Action.

     Under OTS regulations which implement the "prompt corrective action" system established in the Federal Deposit Insurance Act (the "FDIA"), an FDIC-insured savings association is well capitalized if its ratio of total capital to risk-weighted assets is 10% or more, its ratio of core capital to risk weighted assets is 6% or more, its ratio of core capital to total assets is 5% or more and it is not subject to any written agreement, order or directive to meet a specified capital level. At September 30, 1997 Home Savings met these standards. An institution which is not well capitalized is "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8%, its ratio of core capital to risk-adjusted assets is at least 4% and its ratio of core capital to total assets is at least 4% (3% if the institution receives the highest rating on the OTS's CAMEL rating system). Any institution which is not adequately capitalized is undercapitalized, significantly undercapitalized or critically undercapitalized, depending upon its capital ratios.

     An FDIC-insured savings association that is undercapitalized must submit a capital restoration plan to the OTS. The plan may be approved only if the OTS determines it is likely to succeed in restoring the institution's capital and will not appreciably increase the risks to which the institution is exposed. The association's performance under the plan must be guaranteed by any company which controls the association, up to a maximum of 5% of the institution's assets. The OTS may also require the association to take various actions deemed appropriate to minimize potential losses to the deposit insurance fund. A significantly undercapitalized association is subject to additional sanctions and a critically undercapitalized association generally must be placed in receivership or conservatorship.

  Enforcement and Penalties.

     The FDIA contains extensive enforcement provisions applicable to all FDIC-insured depository institutions, including savings associations and "institution-affiliated parties," which includes, among others, directors, officers, employees, agents and controlling stockholders of depository institutions, including holding companies such as Ahmanson. An institution or institution-affiliated party may be subject to a three tier penalty regime that ranges from a maximum penalty of $5,000 per day for a simple violation to a maximum penalty of $1 million per day for certain knowing violations including the failure to submit or submission of incomplete, false or misleading reports. An institution-affiliated party may also be subject to loss of voting rights with respect to the stock of depository institutions.

     Whenever the OTS has reasonable cause to believe that the continuation by a savings and loan holding company of any activity or of ownership or control of any subsidiary not insured by the FDIC constitutes a serious risk to the financial safety, soundness or stability of a subsidiary savings association and is inconsistent with the sound operation of the savings association, the OTS may order the holding company to terminate such activities or divest such non-insured subsidiary. The OTS, without notice or opportunity for hearing, may also (a) limit the payment of dividends by the savings association, (b) limit transactions between the savings association and its holding company or other affiliates and (c) limit any activity of the savings association which creates a serious risk that the liabilities of the holding company and its affiliates may be imposed upon the savings association.

     FDIA, as amended, requires the OTS to prescribe minimum operational and managerial standards and standards for asset quality, earnings and stock valuation for savings associations. Any savings association that fails to meet the standards may be required to submit a plan for corrective action. If a savings association fails to submit or implement an acceptable plan, the OTS may require the association to take any action the OTS determines will best carry out the purpose of prompt corrective action. The OTS and the bank regulatory agencies have jointly published a regulation prescribing the required safety and soundness standards. Home Savings believes that it is in compliance with the regulation.

  Loans and Investments.

     Aggregate loans to a single borrower are limited to specified percentages of a savings association's capital, depending upon the existence and type of any collateral. Aggregate loans secured by non-residential real property are limited to a specified percentage of capital.

     Savings associations generally may not invest directly in equity securities, non-investment grade securities or real estate. Indirect investments in real estate are permitted through subsidiaries subject to limitations based, generally, on the institution's capital ratios. Investments in subsidiaries, and the activities conducted through subsidiaries, are subject to regulatory restrictions.

  FHLB System.

     The FHLBs provide a central credit facility for member institutions. As a federal savings bank, Home Savings is required to be a member of the FHLB System. Members of the FHLB System are required to own capital stock in an FHLB at least equal to the greater of 1% of the member's outstanding home mortgage loans and 5% of the member's advances from the FHLB. At September 30, 1997, Home Savings' investment in FHLB stock was $405.6 million, substantially all of which can not be withdrawn as long as Home Savings' real estate loan portfolio remains at its current size.

  Federal Reserve System.

     Home Savings is subject to various regulations promulgated by the Federal Reserve Board, including, among others, Regulation B (Equal Credit Opportunity), Regulation D (Reserves), Regulation E (Electronic Fund Transfers), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds) and Regulation DD (Truth in Savings). As holders of loans secured by real property, and as owners of real property, financial institutions, including Home Savings, may be subject to potential liability under various statutes and regulations applicable to property owners generally, including statutes and regulations relating to the environmental condition of the property.

  Liquidity.

     OTS regulations require a savings association to maintain, for each calendar month, an average daily balance of liquid assets equal to at least 4% of the average daily balance of its net withdrawable accounts plus short-term borrowings during the preceding calendar month. The OTS may vary the required percentage within a range of 4% to 10% and may also vary the definition of liquid assets. Monetary penalties may be imposed for failure to meet liquidity ratio requirements.

  Community Reinvestment Act.

     The CRA requires each savings association, as well as other depository institutions, to identify the communities served by the institution's offices and to identify the types of credit the institution is prepared to extend within such communities. The CRA also requires the OTS to assess the performance of the institution in meeting the credit needs of its community and to take such assessments into consideration in reviewing applications for mergers, acquisitions and other transactions. In connection with its assessment of a savings association's CRA performance, the OTS will assign a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." Based on an examination conducted as of September 5, 1995, Home Savings was rated "outstanding."

  Qualified Thrift Lender.

     A savings association must invest at least 65% of its portfolio assets in "qualified thrift investments" (each as defined by statute and OTS regulations) on a monthly average basis in nine out of every 12 months on a rolling 12-month "look back" basis. Home Savings was in compliance with this requirement as of September 30, 1997 and would be in compliance on a pro forma basis after giving effect to the Merger.

      CERTAIN DIFFERENCES IN THE RIGHTS OF AHMANSON STOCKHOLDERS AND COAST
                                  STOCKHOLDERS

     As a consequence of the Merger and the transactions contemplated thereby, stockholders of Coast would become stockholders of Ahmanson. The following is a summary of certain similarities and all material differences between the rights of holders of shares of Coast Common Stock and the rights of holders of Ahmanson Common Stock. Because each of Coast and Ahmanson is organized under the laws of Delaware, these differences arise solely from various provisions of the certificate of incorporation and by-laws of each of Coast and Ahmanson, as well as from the Ahmanson Rights Agreement, dated as of November 7, 1997, between Ahmanson and First Chicago Trust Company of New York, as rights agent (the "Ahmanson Rights Plan") and the Coast Rights Agreement, dated as of August 25, 1989, between Coast and Manufacturers Hanover Trust of California, as rights agent (the "Coast Rights Plan").

     The following summary does not purport to be a complete statement of the rights of stockholders under the Coast Charter, the Coast By-laws and the Coast Rights Plan as compared with the rights of Ahmanson's stockholders under the Ahmanson Charter, the by-laws of Ahmanson (the "Ahmanson By-Laws") and the Ahmanson Rights Plan, or a complete description of the specific provisions referred to herein. The summary is qualified in its entirety by reference to the governing corporate instruments, including the aforementioned instruments, of Coast and Ahmanson, copies of which have been filed as exhibits hereto or to documents incorporated herein by reference.

MEETINGS OF STOCKHOLDERS

     Under Delaware law, special meetings of the stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or by-laws. The Coast Charter and By-Laws do not authorize any other person to call a special meeting. The Ahmanson Charter and By-Laws provide that a special meeting may also be called by a committee of the Ahmanson Board which has been designated by the Ahmanson Board and authorized to call a special meeting by a resolution of the Ahmanson Board or by the Ahmanson By-Laws.

NUMBER AND ELECTION OF DIRECTORS

     Number of Directors. Under Delaware law, the number of directors shall be fixed by or in the manner provided in the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment to the certificate. The Coast Charter and By-laws provide that the number of directors shall be determined by a resolution of the majority of the Coast Board. The Ahmanson By-Laws provide that the number of directors shall be determined by a resolution of the majority of the Ahmanson Board or a majority of the voting power of the outstanding shares of voting stock.

     Advance Notice of Stockholder Nominations of Directors. Under the Coast By-laws, nominations of persons for election to the Coast Board may be made at a meeting of stockholders by any stockholder, provided that the Secretary of Coast receives written notice not less than 30 days prior to the annual meeting.

     Under the Ahmanson By-Laws, nominations of persons for election to the Ahmanson Board may be made at a meeting of stockholders by any stockholder, provided that the Secretary of Ahmanson receives written notice not less than 60 days nor more than 120 days prior to the meeting. If less than 65 days' notice or prior public disclosure of the date of the meeting is given or made by Ahmanson to stockholders, the notice of a nomination must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure was made. Stockholder notices must state, among other things, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the name and record address of the stockholder proposing the business, the class and number of shares of Ahmanson stock beneficially owned by the stockholder, any material interest in such business and any other information relating to the stockholder or the proposal required to be disclosed in solicitations for proxies for the election of directors pursuant to Regulation 14A under the Exchange Act.

     Classification of Board of Directors. Delaware law permits (but does not require) a certificate of incorporation to provide that a board of directors be divided into classes, with each class having a term of office longer than one year but not longer than three years. The Coast Charter provides that the Coast Board shall have three classes. The directors of each class shall serve for a term ending at the third annual meeting following the annual meeting at which they were elected. The Ahmanson Charter does not provide for a classified board. Accordingly, all members of the Ahmanson Board are elected at each annual meeting.

INDEMNIFICATION

     The Coast Charter generally provides for the indemnification of persons serving as a director or officer of Coast or at the request of Coast as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against all costs and expenses reasonably incurred by such person or on such person's behalf in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Ahmanson Charter and By-Laws generally provide for the indemnification of persons serving as a director, officer, employee or agent of Ahmanson or at the request of Ahmanson as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the DGCL. The Ahmanson By-Laws provide that such right to indemnification may only be extended to employees and agents in a specific case by action of the Ahmanson Board.

CERTAIN VOTING RIGHTS

     With Respect to Proposed Mergers. Under Delaware law, certain mergers and consolidations or the sale of all or substantially all of the assets of a corporation requires the approval of the holders of a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding shares of such corporation entitled to vote thereon. Neither the Coast Charter nor the Ahmanson Charter requires a higher percentage generally, except under certain situations involving substantial stockholders discussed below.

     With Respect to Transactions with Substantial Stockholders. The Coast Charter provides that certain transactions between Coast and a substantial stockholder (generally a person holding more than 10% of the outstanding voting stock of Coast) require the approval of the holders of two-thirds of all outstanding shares of capital stock of Coast entitled to vote generally in the election of directors, including (i) the merger or consolidation of Coast or any subsidiary of Coast; (ii) the sale, lease or other disposition of any assets of Coast having an aggregate fair market value of $20 million or more; (iii) the issuance or transfer by Coast or any subsidiary of Coast of securities of Coast or a subsidiary of Coast having an aggregate fair market value of $20 million or more; (iv) the adoption of a plan or proposal for the liquidation of dissolution of any subsidiary of Coast; (v) the reclassification of securities, recapitalization, consolidation or any other transaction that has the direct or indirect effect of increasing the voting power of any such substantial stockholder in any class or series of capital stock of Coast or any subsidiary of Coast; or (vi) any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing; except, in each case, for any transaction approved by a vote of a majority of directors unaffiliated with the Substantial Stockholder and its affiliates, or any transaction to be consummated within three years after the Substantial Stockholder becomes a Substantial Stockholder and if certain conditions are met.

     The Ahmanson Charter provides that certain transactions between Ahmanson and a substantial stockholder (generally a person or group holding capital stock representing 10% or more of the outstanding voting power of Ahmanson) require the approval of the holders of 80% of the capital stock of Ahmanson entitled to vote for the election of directors, including (i) the repurchase by Ahmanson of capital stock representing 10% or more of the total voting power of Ahmanson from such a substantial stockholder under certain circumstances, (ii) certain mergers, consolidations, combinations or reorganizations of Ahmanson or the sale of all or a substantial part of the assets of Ahmanson or its subsidiaries where such a substantial stockholder or its affiliates are parties to the transaction and (iii) certain other exchanges of securities, cash or other properties or assets of Ahmanson involving such a substantial stockholder or its affiliates, except, in the case of (ii) or (iii), for any transaction which has been approved by the Ahmanson Board, including by the vote of at least two-thirds of the directors unaffiliated with the substantial stockholder and its affiliates.

     Cumulative Voting. Under Delaware law, stockholders of a corporation are not entitled to cumulate their votes in the election of directors unless the corporation's certificate of incorporation so provides. Neither the Coast Charter nor the Ahmanson Charter provides for cumulative voting.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Under Delaware law, any or all directors of a corporation which does not have cumulative voting or a classified board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, unless such corporation's certificate of incorporation provides otherwise. Coast has a classified board and the Coast Charter provides that directors may be removed only for cause, which is defined in the Coast Charter to mean conviction for a felony or a non-appealable adjudication against the director for gross negligence or misconduct. The Ahmanson Charter does not limit the right of stockholders to remove directors with or without cause.

     Under Delaware law, unless otherwise provided in the corporation's certificate of incorporation or by-laws, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors in office. The Coast Charter provides that any vacancy, whether arising through death, resignation, retirement, disqualification, removal or other cause, may be filled only by a majority vote of the remaining directors or by the sole remaining director if only one such director remains or by the stockholders if the directors or director fail to so act. Neither the Ahmanson Charter nor the Ahmanson By-Laws provides for vacancies or newly-created directorships to be filled by stockholder vote.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken at any annual or special meeting may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Coast Charter and By-laws provide that any action by written stockholder consent must be signed by all the stockholders of Coast entitled to vote. The Ahmanson Charter prohibits any action by written stockholder consent.

AMENDMENT OF BY-LAWS

     Under Delaware law, the power to adopt, amend or repeal by-laws is vested in the stockholders unless the certificate of incorporation confers the power to adopt, amend or repeal by-laws upon the directors as well. Both the Coast Charter and the Ahmanson Charter grant such power to their respective boards of directors. The Coast By-laws provide that the Coast By-laws may not be amended or repealed by the stockholders without the approval of the holders of two-thirds of the voting stock of Coast.

RIGHTS PLANS

     Ahmanson Rights Plan. On November 7, 1997, the Ahmanson Board declared a dividend distribution of one preferred stock purchase right (a "Right"), to holders of Ahmanson Common Stock outstanding on November 17, 1997.

     In the event that any person or affiliated group becomes the beneficial owner of 15% or more of the outstanding shares of Ahmanson Common Stock, each holder of a Right (other than Rights beneficially owned by the 15% beneficial owner) will thereafter have the right to purchase from Ahmanson that number of shares of Ahmanson Common Stock having a market value equal to two times the exercise price of the Right. If Ahmanson thereafter is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right, will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the

Right (currently, $240), that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     Coast Rights Plan. On August 23, 1989, the Coast Board declared a dividend distribution of one Coast Right for each share of Coast Common Stock outstanding on September 6, 1989.

     In the event that any person becomes the beneficial owner of 15% or more of the outstanding shares of Coast Common Stock, proper provision is required to be made so that each holder of a Coast Right, other than Coast Rights beneficially owned by the acquiring person, will thereafter have the right to receive upon exercise that number of shares of Coast Common Stock having a market value equal to two times the exercise price of the Coast Right. In the event that, at any time following such acquisition of 15% or more of the outstanding shares, Coast is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold (with certain exceptions), proper provision will be made so that each holder of a Coast Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Coast Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value equal to two times the exercise price of the Coast Right. At the Effective Time, the Coast Rights, which currently trade with, and are represented by the certificates for, Coast Common Stock, will be canceled and no additional consideration will be payable with respect thereto.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS
AHMANSON

     Ahmanson Common Stock is traded on the NYSE under the symbol "AHM" and is also listed on the Pacific Exchange. The following table sets forth, for the indicated periods, the high and low closing sale prices for Ahmanson Common Stock as reported on the NYSE Composite Tape, together with the per share dividends declared by Ahmanson, during the indicated periods.

                                                    PRICE RANGE
                                                    ------------       CASH DIVIDENDS
                     QUARTER                        HIGH     LOW     DECLARED PER SHARE
--------------------------------------------------  ----     ---     ------------------
1996:
       First...................................... $26 3/4   $21 1/4        .22
       Second.....................................  27 5/8    22 1/4        .22
       Third......................................  28 3/8    23 3/8        .22
       Fourth.....................................  34 1/2    27 7/8        .22
1997:
       First...................................... $45 1/4   $32            .22
       Second.....................................  47 3/8    34 3/4        .22
       Third......................................  58 1/16   43 5/8        .22
       Fourth.....................................  68        54 3/16       .22
1998:
       First (through January 12, 1998)...........  64 11/16  52 3/4          *

---------------

     * Dividends for the first quarter of 1998 have not yet been declared.

     On October 3, 1997, the last trading day before public announcement of the Merger, the closing price per share of Ahmanson Common Stock on the NYSE was $57 1/8 (as reported on the NYSE Composite Tape). On January 12, 1998, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, the closing price per share of Ahmanson Common Stock was 54 1/4 (as reported on the NYSE Composite Tape). Past price performance is not necessarily indicative of future price performance. Holders of Coast Common Stock are urged to obtain current market quotations for shares of Ahmanson Common Stock.

     The holders of Ahmanson Common Stock are entitled to receive dividends when and if declared by the Ahmanson Board out of funds legally available therefor. Although Ahmanson currently intends to continue paying quarterly cash dividends on the Ahmanson Common Stock, there can be no assurance that Ahmanson's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Ahmanson Board's consideration of other relevant factors.

COAST

     Coast Common Stock is traded on the NYSE under the symbol "CSA" and is also listed on the Pacific Exchange. The following table sets forth, for the indicated periods, the high and low closing sale prices for Coast Common Stock as reported on the NYSE Composite Tape. Coast did not pay any dividends on the Coast Common Stock for the periods indicated.

                                                                        PRICE RANGE
                                                                     -----------------
                                    QUARTER                          HIGH          LOW
            -------------------------------------------------------  ----          ---
            1996:
              First................................................   33 3/4      26 1/2
              Second...............................................   34          29 1/2
              Third................................................   35 1/8      29 1/4
              Fourth...............................................   37 3/8      31 3/8
            1997:
              First................................................   48 3/4      35 7/8
              Second...............................................   46          38 7/8
              Third................................................   52 3/4      44 7/16
              Fourth...............................................   68 15/16    52 7/16
            1998:
              First (through January 12, 1998).....................   67 1/2      55 59/64

     On October 3, 1997, the last trading day before public announcement of the Merger, the closing price per share of Coast Common Stock on the NYSE was $54 (as reported on the NYSE Composite Tape). On January 12, 1998, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, the closing price per share of Coast Common Stock was 56 5/16 (as reported on the NYSE Composite Tape). Past price performance is not necessarily indicative of likely future price performance. Holders of Coast Common Stock are urged to obtain current market quotations for shares of Coast Common Stock.

NO EXISTING TRADING MARKET FOR THE CPR CERTIFICATES

     There is no current market for the CPR Certificates. Coast, on behalf of the CPR Trust, has applied for inclusion of the CPR Certificates on the NASDAQ National Market System under the symbol "CCPR." No assurance can be given that the CPR Certificates will satisfy the listing requirements for inclusion on the NASDAQ National Market System or any other trading system. In the event that the CPR Certificates cannot be listed on any trading system, there would likely be only minimal or no trading channels for the CPR Certificates, resulting in severely reduced or no liquidity for investors in the CPR Certificates. Even if such listing is achieved, there can be no assurance that an active market for the CPR Certificates will develop or be sustained. If such a market develops, there can be no assurance as to the price at which the CPR Certificates would trade at any time and such price could be subject to rapid and substantial change. See "Risk Factors."

             VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF COAST

PRINCIPAL BENEFICIAL OWNERS

     The following table lists the only stockholder known by Coast to be the beneficial owner of more than five percent of outstanding Coast Common Stock.

                  NAME AND ADDRESS OF                  AMOUNT AND NATURE OF         PERCENT OF
                  BENEFICIAL OWNER(1)                 BENEFICIAL OWNERSHIP(1)     COMMON STOCK(1)
    ------------------------------------------------  -----------------------     ---------------
    Jenswold, King and Associates, Inc..............     1,041,166.00                   5.46%
      Two Post Oak Central
      1980 Post Oak Boulevard, Suite 2400
      Houston, Texas 77056-3898

---------------

(1) Information based on Schedule 13G filed by Jenswold, King and Associates, Inc. on March 5, 1997.

SHARES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

     Following is a table which indicates as of September 30, 1997 the amount and the percent of beneficial ownership of Coast Common Stock for each director, the Chief Executive Officer and the four other most highly compensated executive officers, and all directors and executive officers as a group. Unless otherwise noted, each individual has sole voting and sole investment power with respect to the number of shares set forth opposite his name.

                          NAME OF BENEFICIAL OWNER                  NUMBER OF SHARES
                      OR NUMBER OF PERSONS IN GROUP(1)             BENEFICIALLY OWNED
            -----------------------------------------------------  ------------------
            Leon S. Angvire......................................          25,547(2)
            John C. Argue........................................           9,000(2)
            James F. Barritt.....................................         133,985
            Gerald D. Barrone....................................          86,301
            James R. Boyle.......................................          75,000
            Joan Milke Flores....................................           6,834(2)
            Robert L. Hunt II....................................         252,003
            Jack P. Libby........................................           7,000(2)
            Ray Martin...........................................         319,956
            Thomas V. McKernan, Jr...............................           6,500(2)
            James P. Miscoll.....................................          15,000(2)
            Norman H. Raiden.....................................         111,772
            Keith W. Renken......................................           8,500(2)
            Harold B. Starkey, Jr................................          10,600(2)
            All directors and executive officers as a group(16
              persons)...........................................       1,142,349

---------------

(1) Each of the named persons owns less than 1% of the outstanding shares of Coast Common Stock except for Mr. Martin who owns 1.69% and Mr. Hunt who owns 1.34%. All directors and executive officers as a group own 5.83% of the outstanding shares of Coast Common Stock. The foregoing percentages and the share amounts shown in the table include with respect to Messrs. Barritt, Barrone, Boyle, Hunt, Martin, Raiden and all directors and executive officers as a group (including those named) 132,185 shares, 79,301 shares, 70,000 shares, 208,211 shares, 295,441 shares, 105,772 shares and 1,004,661 shares, respectively, that are subject to options which are exercisable.

(2) Includes 5,000 exercisable options.

                     THE CPR TRUST AND THE CPR CERTIFICATES

SUMMARY

     The following is a summary of certain information contained in "The CPR Trust and the CPR Certificates." This summary is not intended to be a complete description of the matters covered in "The CPR Trust and the CPR Certificates" and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in "The CPR Trust and the CPR Certificates."

  Coast Federal Litigation Contingent Payment Rights Trust.

     The CPR Trust is a statutory business trust created under Delaware law pursuant to a Declaration of Trust and the filing of a Certificate of Trust with the Delaware Secretary of State on January 8, 1998 for the purpose of holding the Commitment. The Litigation relates to the federal government's alleged breach of the agreement entered into in 1987, in connection with Coast Federal's acquisition of Central Savings and Loan Association, to treat certain amounts as a permanent addition to Coast Federal's regulatory capital. The four senior executives of Coast with knowledge of the facts underlying the Litigation will be appointed as "Litigation Trustees" of the CPR Trust, and will be delegated full authority to make all decisions on behalf of Coast Federal (and its successors) with respect to the prosecution of the Litigation, including the selection and supervision of existing and any new counsel and deciding whether or not to accept any settlement offer. See "-- Management of the Litigation." Certain other aspects of the CPR Trust will also be administered by Bankers Trust Company (the "Institutional Trustee") and Bankers Trust (Delaware) (the "Delaware Trustee"), as required by Delaware law. The Litigation will remain an asset of Coast Federal and its successors.

     Immediately prior to the Effective Time of the Merger, Coast, the Litigation Trustees, the Institutional Trustee and the Delaware Trustee will enter into an Amended and Restated Declaration of Trust (the "CPR Trust Agreement") substantially in the form attached as Appendix B to this Proxy Statement/Prospectus. The CPR Trust Agreement will govern the terms and conditions of the CPR Trust.

  Description of the CPR Certificates.

     Each CPR Certificate will represent an undivided beneficial interest in the assets of the CPR Trust, and will, as a result of Ahmanson's entering into of the Commitment, represent a pro rata interest in the right to receive an amount equal to the net after-tax proceeds, if any, that may be received in the Litigation, as described below.

  The CPR Certificate Distribution.

     Immediately prior to the Effective Time of the Merger (provided that all other conditions to consummation of the Merger under the Merger Agreement have been satisfied or waived), the CPR Trust will issue the CPR Certificates to Coast. Coast will then distribute one CPR Certificate to each Coast stockholder for each share of Coast Common Stock held by such stockholder, and will retain a certain number of CPR Certificates as described in "-- The CPR Certificate Distribution."

  The Commitment.

     At the Effective Time, and effective at the Effective Time, Ahmanson will enter into the Commitment (the "Commitment"), substantially in the form attached as Appendix C to this Proxy Statement/Prospectus, pursuant to which Ahmanson will be obligated to pay to the CPR Trust from time to time an amount equal to the Commitment Amount. See "-- The Commitment."

  Definitions Related to the CPR Trust.

     As used in this Proxy Statement/Prospectus, the "Commitment Amount" means the Litigation Proceeds minus the Reimbursements plus the Assumed Tax Benefit (as defined in "-- Description of the CPR Certificates.)"

     "Litigation Proceeds" means any and all cash payments (the "Cash Proceeds") actually received by Ahmanson, Coast Federal or Home Savings or any of their affiliates (the "Ahmanson Group") pursuant to a final, non-appealable judgment or a final settlement of the Litigation and the non-cash payments (the "Non-Cash Proceeds"), if any, actually received by the Ahmanson Group pursuant to a final, non-appealable judgment or a final settlement of the Litigation.

     "Reimbursements" means (a) an amount equal to the Expense Fund plus (b) interest on the portions of the Expense Fund withdrawn by the CPR Trust calculated from the time of any such withdrawal at an annual interest rate equal to the Reference Rate plus 250 basis points, compounded quarterly plus (c) the Assumed Tax Liability (as defined in "-- Description of the CPR Certificates") plus (d) in the event Litigation Proceeds are required to be included in income for federal income tax purposes in a taxable year prior to the year such proceeds are received in cash (either because of the accrual of Cash Proceeds before the payment thereof or the time required to liquidate Non-Cash Proceeds), interest at the Reference Rate plus 250 basis points from the date of such payment of taxes on such income to the date of receipt of cash.

     The "Expense Fund" means an amount equal to $20 million, less the expenses relating to the Litigation incurred and paid between August 31, 1997 and the Effective Date, which amount Ahmanson will deposit at the Effective Time in a non-interest bearing demand-deposit account in the name of the CPR Trust at Home Savings.

     The "Payment Amount" means the Commitment Amount received (including the amount of cash resulting from the monetization by Ahmanson of any Non-Cash Proceeds), less the amount of any accrued but unpaid expenses payable by the CPR Trust and, for any reason, not covered by the Expense Fund, less amounts retained by the CPR Trust as the "Retained Amount" (as defined in "-- Description of the CPR Certificates -- The Expense Fund, Other Expenses and the Retained Amount").

  Rights of Holders of the CPR Certificates.

     Within 60 days of the receipt of any Commitment Amount, the CPR Trust will pay the Payment Amount to the holders of the CPR Certificates. The only assets of the CPR Trust will be the Commitment and the right to draw on amounts in the Expense Fund for the purpose of funding any expenses of the CPR Trust.

     The Commitment and the CPR Trust Agreement will provide that holders of CPR Certificates will have no rights to bring any action against Ahmanson or any member of the Ahmanson Group, although the CPR Trust (or the Litigation Trustees on behalf of the CPR Trust) may bring an action against Ahmanson for breach of the Commitment or, after the Effective Time, under the CPR Trust Agreement, for failure to deliver any CPR Certificate when due or to return to the CPR Trust for cancellation any CPR Certificate required to be returned when so required, for failure to deposit the Expense Fund at the Effective Time in a non-interest bearing demand-deposit account in the name of the CPR Trust at Home Savings or against Home Savings for breach of any depository relationship obligations it may have with respect to the Expense Fund. The CPR Trust Agreement will provide that the Litigation Trustees may only be held liable to the holders of the CPR Certificates if it is established in a final judicial determination by clear and convincing evidence that any decision or action of the Litigation Trustees was undertaken with deliberate intent to injure the CPR Certificate holders or with reckless disregard for the best interests of such holders, and, in any event, any liability will be limited to actual, proximate, quantifiable damages. See "-- Description of the CPR Certificates -- Limitations on Rights of CPR Certificate Holders."

  Expenses of the CPR Trust.

     The Expense Fund will be used to pay all expenses of the CPR Trust, including expenses of the Litigation, fees and expenses of the Litigation Trustees and all administrative expenses. The CPR Trust may issue additional CPR Certificates after the Effective Time that represent pro rata interests in the assets of the CPR Trust to pay expenses. The CPR Trust may borrow funds in order to pay expenses if such borrowings represent debt of the CPR Trust (and not ownership interests) for federal income tax purposes. See "Risk Factors -- Adequacy of the Expense Fund."

FORMATION OF THE CPR TRUST

     The CPR Trust is a statutory business trust created under Delaware law pursuant to a Declaration of Trust and the filing of a Certificate of Trust with the Delaware Secretary of State on January 8, 1998, for the purpose of holding the Commitment. Immediately prior to the Effective Time of the Merger, Coast, the Litigation Trustees, the Institutional Trustee and the Delaware Trustee will enter into the CPR Trust Agreement, substantially in the form attached hereto as Appendix B. The CPR Trust Agreement will govern the terms and conditions of the CPR Trust. Pursuant to the CPR Trust Agreement, the four senior executives of Coast with knowledge of the facts underlying the Litigation will be appointed as Litigation Trustees of the CPR Trust, and will be given full authority to make all decisions on behalf of Coast Federal (and its successors) with respect to the prosecution of the Litigation at the CPR Trust's expense, including selection and supervision of existing and any new counsel and deciding whether or not to accept any settlement offer. See "-- Management of the Litigation." Administration of the CPR Trust (including with respect to transfers of CPR Certificates and receipt, holding and payment of funds) will be conducted by the Institutional Trustee. As required by Delaware law, there will also be a Delaware Trustee. The Litigation will remain a contingent asset of Coast Federal and its successors (including Home Savings, if, following the Merger, Ahmanson causes Coast Federal to merge into Home Savings) and thus will become a contingent asset of Ahmanson as successor to Coast and as parent company of Coast Federal upon effectiveness of the Merger.

THE LITIGATION

     The following description of the Litigation does not purport to be a full or complete description of the legal or factual issues presented, the court opinions rendered or the relevant law, and the description is in all respects qualified by reference to the documents filed in the Litigation, such opinions and the relevant law. See "Available Information."

  Introduction.

     On July 9, 1992, Coast Federal commenced litigation entitled Coast Federal Bank, Federal Savings Bank v. United States, Civil Action Number 92-466C, against the United States in the U.S. Claims Court (now the U.S. Court of Federal Claims, the "Claims Court") alleging that the United States is in breach of contract with Coast Federal and has unlawfully taken Coast Federal's property without just compensation or due process of law in violation of the U.S. Constitution. Coast Federal's claims arose from changes, mandated by FIRREA and certain regulations promulgated thereunder, with respect to the rules for computing Coast Federal's regulatory capital. The United States has not yet filed an answer to Coast Federal's complaint in the Litigation. However, on March 25, 1993, Coast Federal filed a motion for partial summary judgment as to the federal government's liability. This motion is still pending.

  The Litigation.

     On April 10, 1987, Coast Federal acquired substantially all of the assets and liabilities of Central Savings and Loan Association ("Central") from the Federal Savings and Loan Insurance Corporation (the "FSLIC") in a supervisory transaction (the "Acquisition") that Coast Federal alleges was induced and arranged by the FSLIC and the Federal Home Loan Bank Board ("FHLBB"). As part of the Acquisition, Coast Federal entered into a contract with the FSLIC (the "Assistance Agreement") under which the FSLIC made a cash contribution to Coast Federal in the amount of $298.3 million (the "Capital Credit"). In the Litigation, Coast Federal alleges that the Assistance Agreement and certain resolutions and a forbearance letter issued by the FHLBB in connection with the Assistance Agreement each expressly provided that the Capital Credit was to be treated as a permanent addition to Coast Federal's regulatory capital. Coast Federal further alleges that such treatment of the Capital Credit for regulatory capital purposes was essential to inducing Coast Federal to consummate the Acquisition.

     Pursuant to FIRREA, which became effective on August 9, 1989, the FSLIC and the FHLBB were eliminated and were replaced as the regulators of federally insured thrift institutions by the Office of Thrift Supervision (the "OTS"). In regulations implementing FIRREA (the "Capital Regulations") and subsequent actions, the OTS took the position that the Capital Credit should be classified as supervisory goodwill, as defined in the Capital Regulations, which action resulted in an immediate exclusion of the Capital Credit from one of the three measures of Coast Federal's regulatory capital and effected a five year phase-out of the Capital Credit from such inclusion in the other two measures.

     Coast Federal alleges that FIRREA and the Capital Regulations constituted a breach by the United States of its contractual commitment regarding the regulatory capital treatment of the Capital Credit and an unlawful taking of Coast Federal's property rights in the Capital Credit. Coast Federal seeks damages for such breach by the United States of the alleged contract.

  Related Cases.

     The Litigation is one of a number of cases filed against the federal government in the Claims Court involving acquisitions of failed savings institutions and alleging that the changes in regulatory capital calculation brought about by FIRREA and the Capital Regulations constitute a breach of the contract between the acquiring institution and the federal government. For purposes of the administration of such claims, the Claims Court bifurcated the trial proceedings in the first three of such cases to be heard by it (Winstar Corporation, et al. v. United States, Docket No. 90-8C; Statesman Savings Holding Corp., et al. v. United States, Docket No. 90-773C (the "Statesman Case"); and Glendale Federal Bank v. United States, Docket No. 90-772C (the "Glendale Case"), which cases are collectively referred to herein as the "Related Cases"). The Claims Court decided to first take testimony and to issue a ruling on the question of whether the federal government is in breach of the respective contracts alleged by each of the plaintiffs in the Related Cases and thereafter to take testimony and render a decision on the amount of damages, if any, to which each such plaintiff is entitled. In July 1992, the Claims Court ruled in favor of the plaintiffs on the initial liability question, finding in each case that the plaintiff had a contract as alleged with the federal government and that the federal government is in breach of that contract as a result of the enactment of FIRREA and the issuance of the Capital Regulations thereunder. The Claims Court did not rule on the respective plaintiffs' constitutional or other claims and such claims remain pending and unresolved. In connection with the Related Cases, the United States raised a number of defenses against liability. Among other things, the United States claimed that the agreements, resolutions, discussions and correspondence between the plaintiff banks, the FHLBB and the FSLIC and the actions taken by those agencies did not grant the subject plaintiffs any unmistakable contract rights regarding the treatment of supervisory goodwill or contributions to a bank's permanent capital by the FSLIC, such as the Capital Credit. The United States also maintained that it is absolved of any liability by the "sovereign acts" doctrine, which provides, generally, that although sovereign acts of the government may cause injury to parties that have contracted with the government, no liability arises if such acts were performed for the general good and without intent to repudiate or alter the government's contractual obligations. The United States further contended that the contracts did not prohibit changes in the regulatory treatment of capital based upon subsequent legislative enactments and that the plaintiff banks bore the risk of such changes.

     The decision of the Claims Court on liability was appealed by the federal government. After extended appellate proceedings, culminating in an appeal to the Supreme Court, the Supreme Court ruled in favor of the plaintiffs in the Related Cases in United States v. Winstar Corp., et al., No. 95-865 (the "Winstar Case"). The Supreme Court ruled that each of the plaintiffs in the Related Cases (each of which involved different forms of regulatory financial assistance and contractual documentation) had an express and enforceable contractual right to treat supervisory goodwill as an asset includible in capital for regulatory purposes and to amortize it over a specified period of years. The Supreme Court also ruled that the plaintiffs in Statesman had an express and enforceable contractual right to treat an FSLIC cash contribution as a direct credit to its regulatory capital. The Supreme Court further held that, by the passage and implementation of FIRREA, the

United States breached those contractual rights. The Supreme Court also held that the United States was not immune from liability under the various defenses described above.

     The Glendale Case is currently in trial on the issue of damages resulting from the United States' breach of contract and the Statesman Case is scheduled to begin trial on the same issue in 1998. In an attempt to manage the numerous cases against the federal government involving the calculation of regulatory capital as a result of the adoption of FIRREA, the Claims Court has determined that no other case, including the Litigation, will go to trial until the damages trials in both the Glendale Case and the Statesman Case have been completed. In addition, the Claims Court has designated twelve cases as priority cases which will be the first cases to go to trial following the trials on damages in the Glendale Case and the Statesman Case. The first of the priority cases is expected to begin trial in late 1998 or early 1999. The Litigation is scheduled to be among the first group of thirty cases to go to trial following completion of trial in the priority cases.

  Relation of the Litigation to the Related Cases.

     The Claims Court stayed proceedings in each of the other cases against the federal government, including the Litigation, pending the outcome of the liability phase of the Related Cases. Subsequent to the Supreme Court's decision in the Winstar Case in July of 1996, such stay was lifted and Coast reinstated its motion for partial summary judgment as to the federal government's liability, which had been pending since March of 1993.

     Coast Federal believes that the language in the Assistance Agreement, the FHLBB resolutions and the related FHLBB forbearance letter concerning Coast Federal's contractual right to include the Capital Credit in its regulatory capital, which forms the basis for the Litigation, is substantially similar to the language and contract documentation at issue in the Statesman Case. Moreover, in response to Coast Federal's motion for summary judgment, the United States has admitted that a contract was entered into with Coast, that FIRREA and the Capital Regulations are inconsistent with that contract and that it is not aware of any affirmative defenses to Coast's breach of contract claim. However, the United States does not admit liability for any breach of the contract and has sought certain limited discovery in what Coast believes to be an attempt to ascertain whether any defenses may exist. There can be no assurance that the Claims Court will grant Coast Federal's motion for partial summary judgment, that the United States will not raise grounds in opposition to Coast Federal's claim that were not previously ruled upon in the Related Cases or that Coast Federal will ultimately prevail in the Litigation.

  Damages.

     Coast Federal has not to date specified the type or quantified the amount of damages it seeks in the Litigation. In addition, there has been no final ruling in the Related Cases with respect to the amount or appropriate measure of damages.

     Each savings institution affected by FIRREA's and the Capital Regulations' limitation on the inclusion in regulatory capital of supervisory goodwill or FSLIC capital contributions reacted to the resulting reduction in their regulatory capital in an individual fashion dictated by the unique facts and circumstances faced by the institution. Accordingly, the extent and amount of damages awarded to each such institution that has brought an action against the federal government is expected to be fact specific. Even if the plaintiffs in the Related Cases are successful in securing damage awards, there can be no assurance that Coast Federal will obtain a damage award.

     Coast Federal alleges in its complaint (the "Complaint") that as a direct and proximate result of the OTS' application of the Capital Regulations, Coast Federal fell out of compliance with the risk-based capital standard of FIRREA and the Capital Regulations. Coast Federal further alleges that as a direct result of the breach of FSLIC's and FHLBB's agreements with Coast Federal, Coast Federal was forced to decrease its size to meet its regulatory capital requirements. In May 1989, Coast Federal had approximately $13 billion in assets. By December 31, 1990, Coast Federal had reduced its size to $10.2 billion in assets. By March 31, 1992, Coast Federal had further reduced its size to $8.7 billion in assets.

     The Complaint further alleges that on January 23, 1991, Coast Federal entered into a Supervisory Agreement with the OTS, which Supervisory Agreement, among other things, required Coast Federal to (i) submit a capital plan to OTS within 60 days of when Coast Federal went out of compliance with the capital requirements (by March 2, 1991), (ii) refrain from declaring or paying any dividends for any class of stock, repurchasing any class of stock or redeeming any outstanding subordinated debt includible as supplementary capital without the approval of OTS, (iii) limit growth of liabilities and (iv) undertake a comprehensive review of executive compensation.

     The Complaint alleges that the restrictions, supervisory consequences, and potential penalties that FIRREA and the Capital Regulations imposed on federally insured thrifts for failing to satisfy minimum regulatory capital requirements caused ongoing and severe injury to Coast Federal. Under the restrictions outlined above, Coast Federal was allegedly subjected to substantial competitive disadvantage in the marketplace for loans and deposits. The Complaint alleges that Coast Federal -- on pain of the full range of regulatory economic sanctions, from cease and desist orders to receivership and liquidation -- was subjected not only to OTS's close supervisory scrutiny, but to its direction and control regarding virtually all of its business operations. It is further alleged that Coast Federal's managerial discretion, which had produced a record of conservative, sound and efficient management, was greatly circumscribed.

     The Complaint further alleges that, in addition to the severe injury caused by Coast Federal's inability to run its own business, the restrictions imposed by FIRREA and the Capital Regulations produced other damaging results. It is alleged that the restrictions reduced Coast Federal's ability to generate mortgages and other loans, reduced its access to secondary mortgage markets, and impaired its ability to generate profits. The growth restrictions allegedly reduced Coast Federal's ability to obtain the advantages of growth available to thrifts, banks, and other financial institutions competing with it for the provision of mortgages and other loans and services in its market area. Moreover, the restrictions imposed under FIRREA and the Capital Regulations allegedly impaired Coast Federal's ability to serve the needs of savers and home buyers in its market area.

     The Complaint further alleges that other equally severe injury was visited upon Coast Federal and its valuable business reputation as a consequence of the federal government's breach of its contractual obligations to Coast Federal and the resulting characterization of Coast Federal as an under-capitalized institution. It is alleged that this obvious threat to public confidence in Coast Federal impaired Coast Federal's ability to attract and retain depositors, as well as its ability to borrow in capital markets.

     Coast Federal's complaint concludes by alleging that as a direct and proximate result of the federal government's repudiation of its contract with Coast Federal, Coast Federal suffered substantial damages, including lost profits.

     Although Coast Federal has conducted preliminary reviews of the damages allegedly suffered by Coast Federal, no conclusive determinations have been made regarding the amount or type of such damages. The United States has argued in the Related Cases that some or all of the damages alleged by the plaintiffs in the Related Cases are too speculative to permit a recovery. Assuming Coast Federal successfully establishes the federal government's liability, any trial of Coast Federal's damage claims will occur after the trial of the damage phases of two of the Related Cases, and rulings in the Related Cases may adversely affect some or all of Coast Federal's damage claims. In addition, other cases representing similar claims are scheduled for trial before the damages phase of Coast Federal's case is likely to go to trial, and rulings in those cases may also adversely affect some or all of Coast Federal's damage claims. For these and related reasons, even if Coast Federal prevails in establishing the liability of the United States, there can be no assurance as to the amount, if any, and type of damages that Coast Federal may recover. Without limiting the generality of the foregoing, there can be no assurance that Coast Federal will obtain any monetary recovery in the Litigation.

THE CPR CERTIFICATE DISTRIBUTION

     Immediately prior to the Merger, the CPR Trust will issue to Coast the CPR Certificates representing undivided beneficial interests in the assets of the CPR Trust. Immediately thereafter, and immediately prior to the Effective Time of the Merger (and when all other conditions to consummation of the Merger under the

Merger Agreement have been satisfied or waived), Coast will distribute to each Coast stockholder one CPR Certificate for each share of Coast Common Stock held by such stockholder (the "CPR Certificate Distribution"). The record and payment dates for the CPR Certificate Distribution will be immediately prior to the Effective Time of the Merger on the Effective Date of the Merger.

     In addition to such number of CPR Certificates to be issued to Coast in order to permit the CPR Certificate Distribution, the CPR Trust will initially issue to Coast (i) one additional CPR Certificate for each share of Coast Common Stock underlying the Coast SARs and Coast Performance Awards outstanding as of the date of the Merger Agreement; (ii) one additional CPR Certificate for each share of Coast Common Stock as to which a Coast Stock Option was outstanding immediately prior to the Merger; and (iii) one additional CPR Certificate for each share of Coast Common Stock with respect to which appraisal rights are exercised. Ahmanson (as successor to Coast) will retain (and will be able to sell) CPR Certificates in an amount equal to (x) the number of Coast shares as to which stockholders have demanded to exercise appraisal rights, plus (y) the number of Coast shares underlying Coast SARs and Coast Performance Awards that are exercised for cash prior to the Merger or which are surrendered solely for cash (rather than a combination of cash and CPR Certificates) in the Merger. Ahmanson will also retain the number of CPR Certificates that is equal to the number of Coast shares underlying Coast Stock Options outstanding immediately prior to the Merger, for delivery by Ahmanson upon exercise of Replacement Options following the Merger. If any Replacement Options are canceled or expire unexercised, Ahmanson will return the related number of CPR Certificates to the CPR Trust for cancellation.

     Each CPR Certificate distributed by the CPR Trust to each Coast stockholder will be automatically redeemed for $0.01 in cash immediately following the Merger if the holder of the share as to which such CPR Certificate was issued has given notice, pursuant to Section 262 of the DGCL, of an intent to exercise appraisal rights. If any such Coast stockholder subsequently withdraws, or fails to perfect, as required by Section 262 of the DGCL, such appraisal demand, Ahmanson will deliver to such stockholder CPR Certificates equal to the number of Coast shares as to which such appraisal demand was withdrawn or not perfected. As described under "Appraisal Rights," the "fair value" of shares of Coast Common Stock is to be determined as of immediately prior to the CPR Certificate Distribution and the Merger.

THE COMMITMENT

     At the Effective Time and effective at the Effective Time, Ahmanson will enter into the Commitment, substantially in the form attached hereto as Appendix
C. Under the terms of the Commitment, Ahmanson will be obligated to pay to the CPR Trust from time to time an amount equal to the Commitment Amount at the time specified under "-- Description of the CPR Certificates -- Payment Procedures" below. The Commitment will rank pari passu with other senior indebtedness of Ahmanson. The terms of the Commitment provide that Ahmanson will not, and will not permit Coast Federal or Home Savings (as applicable) to, "assign" (within the meaning of 31 U.S.C. Section 3727, which prohibits such assignment without prior approval of the federal government) any interest in the Litigation following consummation of the Merger. The parties acknowledge that any merger of Ahmanson or Home Savings with any other party will not be deemed to be or to effect an assignment (within the meaning of 31 U.S.C. Section 3727) of the Litigation.

     The Commitment will provide that Ahmanson (a) shall not (i) sell, transfer or otherwise dispose of any shares of any series of Voting Stock (as defined herein) of Home Savings or (ii) permit Home Savings to issue, sell or otherwise dispose of shares of its Voting Stock unless in either case Home Savings remains a Controlled Subsidiary (as defined herein), and (b) shall not permit Home Savings to (i) merge or consolidate unless the surviving entity is Ahmanson or a Controlled Subsidiary or (ii) convey or transfer its properties and assets substantially as an entirety to any person, except to Ahmanson or a Controlled Subsidiary.

     The Commitment will also provide that Ahmanson shall not create, assume, incur or suffer to exist, as security for indebtedness for borrowed money, any mortgage, pledge, encumbrance, lien or charge of any kind upon the Voting Stock of Home Savings (other than directors' qualifying shares) without effectively providing that the CPR Certificates shall be secured equally and ratably with (or prior to) such indebtedness; provided, however, that Ahmanson may create, assume, incur or suffer to exist any such mortgage, pledge, encum-

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

brance, lien or charge without regard to the foregoing provisions so long as after giving effect thereto Ahmanson will own directly or indirectly at least 80% of the Voting Stock of Home Savings then issued and outstanding, free and clear of any such mortgage, pledge, encumbrance, lien or charge. "Voting Stock" will be defined in the Commitment to mean, with respect to any person, stock of any class or classes, however designated, having ordinary voting power for the election of a majority of the board of such person, other than stock having such power only by reason of the happening of a contingency. "Controlled Subsidiary" will be defined in the Commitment to mean any person at least 80% of the outstanding shares of Voting Stock (except for directors' qualifying shares) of which is at the time owned directly or indirectly by Ahmanson.

     The Commitment will also provide that, notwithstanding the foregoing, Ahmanson may avoid the restrictions described above if prior to any such transaction Home Savings shall have unconditionally guaranteed payment when due of the Commitment Amount, if any, Home Savings shall have obtained all regulatory approvals, if any, required to permit the guarantee of the payment of the Commitment Amount, and Ahmanson shall have delivered to the Institutional Trustee an opinion of counsel stating that the guarantee of the payment of the Commitment Amount by Home Savings has been duly authorized, executed and delivered and constitutes a valid, legally binding and enforceable obligation of Home Savings.

DESCRIPTION OF THE CPR CERTIFICATES

  General.

     Each CPR Certificate will represent an assignable and transferable undivided beneficial interest in the assets of the CPR Trust and, as a result of Ahmanson's entering into of the Commitment, will represent an interest in the right to receive a pro rata share of the Payment Amount. Each CPR Certificate will entitle the holder to receive (i) a fraction of the Payment Amount equal to 1 divided by the total number of CPR Certificates then outstanding and (ii) a fraction of the Retained Amount (as defined in "-- The Expense Fund, Other Expenses and the Retained Amount") remaining at the expiration of the Retained Amount Period (as defined in "-- The Expense Fund, Other Expenses and the Retained Amount") equal to 1 divided by the total number of CPR Certificates then outstanding.

  Resales of CPR Certificates.

     The CPR Certificates will be freely transferable by the holders of such CPR Certificates under the Securities Act, except for CPR Certificates issued to any holder of CPR Certificates who may be deemed to be an "affiliate" of the CPR Trust for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Such affiliates may not sell their CPR Certificates except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act.

  Tradability.

     The CPR Trust Agreement will require the CPR Trust to use its reasonable best efforts to permit trading of the CPR Certificates on the NASDAQ National Market System (or, if such trading is not possible, on such other NASDAQ or other market selected in an effort to maximize liquidity). Coast, on behalf of the CPR Trust, has applied for inclusion of the CPR Certificates on the NASDAQ National Market System.

     No assurance can be given that the CPR Certificates will satisfy the listing requirements for inclusion on the NASDAQ National Market System or any other trading system. In the event that the CPR Certificates cannot be listed on any trading system, there would likely be only minimal or no trading channels for the CPR Certificates, resulting in severely reduced or no liquidity for investors in the CPR Certificates. Even if such listing is achieved, there can be no assurance that an active market for the CPR Certificates will develop or be sustained. If such a market develops, there can be no assurance as to the price at which the CPR Certificates would trade at any time and such price could be subject to rapid and substantial change, depending upon, among other things, developments in the Litigation and similar pending litigation.

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

  Payment of Commitment Amount to the CPR Trust.

     The terms of the Commitment will require Ahmanson to pay to the CPR Trust the Commitment Amount within the time specified under "-- Payment Procedures" below. Any Litigation Proceeds actually received by the Ahmanson Group will first be applied to the reimbursement to the Ahmanson Group of the Reimbursements. The Commitment Amount may be paid to the CPR Trust in installments if the terms of the judgment or settlement of the Litigation provide that the Litigation Proceeds are to be paid in installments or if Coast Federal receives the Litigation Proceeds in installments. If Ahmanson does not timely pay the Commitment Amount to the CPR Trust, it must pay to the CPR Trust such Commitment Amount plus interest accrued at the Reference Rate plus 250 basis points per annum. However, pursuant to the Commitment, Ahmanson will not be obligated to pay all or any portion of the Commitment Amount when due under certain circumstances more fully described below under "-- Payment Procedures."

  Payment Procedures.

     Pursuant to the Commitment, within 10 days of the receipt by the Ahmanson Group of any Litigation Proceeds, Ahmanson will deliver to the Litigation Trustees a written notice (the "Proceeds Notice") specifying that such Litigation Proceeds have been received and describing the type and amount of any Non-Cash Proceeds received. Within 10 days of the delivery of the Proceeds Notice, the Litigation Trustees shall deliver to Ahmanson written instructions to liquidate the Non-Cash Proceeds received. If so instructed, Ahmanson will then liquidate or cause to be liquidated the Non-Cash Proceeds in accordance with the instructions. As promptly as practicable but in no event later than 30 days after the later of the receipt by Ahmanson of the Litigation Proceeds and the liquidation by Ahmanson of Non-Cash Proceeds, Ahmanson will deliver to the Litigation Trustees a certificate (the "Ahmanson Certificate") setting forth the calculation of the portion of the Commitment Amount with respect to such Litigation Proceeds, which Ahmanson Certificate will be valid and binding absent manifest error. The Ahmanson Certificate will set forth each of the items required under the Commitment to calculate the Commitment Amount, including the amount of Litigation Proceeds and the amount of (and calculation of) each component of the Reimbursements and the assumptions underlying the determination of each item, and Ahmanson will attach to the Ahmanson Certificate financial and other documentation reasonably sufficient to support each item and assumption used to calculate the Commitment Amount. Within 30 days of delivery of the Ahmanson Certificate, the CPR Trust will give written notice specifying whether it agrees or objects (a "Notice of Agreement" and a "Notice of Objection," respectively) to the calculation in the Ahmanson Certificate of the portion of the Commitment Amount with respect to such Litigation Proceeds. If the CPR Trust delivers a Notice of Agreement, Ahmanson will then deliver the portion of the Commitment Amount with respect to such Litigation Proceeds to the Institutional Trustee within 5 business days of such Notice of Agreement. If the CPR Trust delivers a Notice of Objection within such 30-day period, Ahmanson will deliver such portion of the Commitment Amount only upon a Resolution.

     If the CPR Trust delivers a Notice of Objection within such 30-day period, the CPR Trust will, as promptly as practicable thereafter, deliver to Ahmanson a certificate (the "CPR Calculation Certificate") setting forth its calculation of such portion of the Commitment Amount. The CPR Calculation Certificate will set forth each of the items required under the Commitment to calculate such portion of the Commitment Amount, including the amount of Litigation Proceeds and the amount of (and calculation of) each component of the Reimbursements and the assumptions underlying the determination of each item, and the CPR Trust will attach to the CPR Calculation Certificate financial and other documentation reasonably sufficient to support each item and assumption used to calculate such portion of the Commitment Amount. If Ahmanson does not agree with the CPR Trust's calculation of such portion of the Commitment Amount, then within 10 business days of the delivery by the CPR Trust of the CPR Calculation Certificate, Ahmanson and the CPR Trust will submit the calculation of such portion of the Commitment Amount to a mutually agreed upon independent certified public accountant (the "Accountant"). If Ahmanson and the CPR Trust cannot agree upon such independent certified public accountant, then the Commitment will provide that the Accountant will be Price Waterhouse. The Accountant will be instructed to determine whether the calculation set forth in the Ahmanson Certificate contained manifest error and the Accountant will be instructed to conclude (i) that

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

the calculation set forth in the Ahmanson Certificate does not contain manifest error so long as the calculation is a reasonable calculation of such portion of the Commitment Amount based upon a reasonable interpretation of the provisions of the Commitment and (ii) that the calculation set forth in the Ahmanson Certificate contains manifest error if the calculation is not a "reasonable calculation of the Commitment Amount based upon a reasonable interpretation of the provisions of the Commitment." If the Accountant determines (a) that the calculation set forth in the Ahmanson Certificate did not contain manifest error, such portion of the Commitment Amount will be as calculated in the Ahmanson Certificate or (b) that the calculation set forth in the Ahmanson Certificate did contain manifest error, the Accountant will recompute such portion of the Commitment Amount based upon the formulae and definitions set forth in the Commitment and described herein and the Accountant's calculation will be binding on both Ahmanson and Coast (in either of case (a) or (b), a "Resolution"). In the event it is determined that Ahmanson's calculation contained manifest error, in addition to such portion of the Commitment Amount, Ahmanson will pay to the CPR Trust interest on such portion of the Commitment Amount calculated from the date that the CPR Trust delivered its Notice of Objection at an annual interest rate equal to the Reference Rate plus 250 basis points. If the CPR Trust delivers a Notice of Objection with respect to the payment of any portion of the Commitment Amount within the applicable 30-day period and prior to the Resolution there is a Determination to the effect that no deduction is allowed (or that any allowed deduction is limited) in respect of payments of the Commitment Amount under Section 483(a) in whole or in part, then Ahmanson will have the right to deliver a new Ahmanson Certificate with a new calculation of that portion of the Commitment Amount, and the previously delivered Ahmanson Certificate with respect to that portion of the Commitment Amount will be considered null and void; provided, however, that if Ahmanson delivers such a new Ahmanson Certificate, Ahmanson will be required to pay interest on that portion of the Commitment Amount from the date of delivery of the first Ahmanson Certificate relating to such portion of the Commitment Amount to the date of delivery of the new Ahmanson Certificate relating to such portion of the Commitment Amount at a rate equal to Home Savings' cost of funds as submitted monthly to the FHLBSF. The same procedures described in this Section 2.02(b) for the resolution of any disputes with respect to the calculation contained in an Ahmanson Certificate will apply equally to the calculation in the new Ahmanson Certificate with respect to such portion of the Commitment Amount.

     Pursuant to the Commitment, Ahmanson will pay to the CPR Trust the portion of the Commitment Amount with respect to the relevant Litigation Proceeds (a) if the CPR Trust does not deliver a Notice of Objection within the 30-day period described above, within 5 business days of the earlier of the delivery of the Notice of Agreement with respect to such Ahmanson Certificate or the 30th day following the delivery by Ahmanson of such Ahmanson Certificate or (b) if the CPR Trust does deliver a Notice of Objection with respect to such Ahmanson Certificate within the 30-day period described above within 5 business days of the Resolution with respect to such portion of the Commitment Amount (each, a "Due Date"). If Ahmanson does not pay such portion of the Commitment Amount by the appropriate Due Date, Ahmanson will be obligated to pay to the CPR Trust such portion of the Commitment Amount plus interest on such portion of the Commitment Amount from the Due Date until the date such portion of the Commitment Amount is paid, calculated at an annual interest rate equal to the Reference Rate plus 250 basis points.

     Notwithstanding the foregoing, Ahmanson will not be obligated to pay the Commitment Amount or any portion thereof at the Due Date and will be deemed not to be in default of the Commitment and not to have violated its obligations thereunder by virtue of not having paid the Commitment Amount or such portion thereof (i) to the extent that Home Savings is not permitted due to regulatory restrictions to distribute to Ahmanson the Litigation Proceeds and (ii) if prior to the Due Date, Ahmanson has delivered to the CPR Trust a certificate (an "Officer's Certificate") from the chief financial officer of Home Savings specifying that portion of the Litigation Proceeds that cannot be paid due to regulatory restrictions and the applicable law, regulation or other action of a regulatory authority that is the source of the regulatory restrictions preventing the distribution by Home Savings and either (i) an opinion of outside counsel substantially to the effect that the distribution by Home Savings of the Litigation Proceeds or the applicable portion thereof, as the case may be, would result in the violation of the applicable law, regulation or other action of a regulatory authority that is the source of the regulatory restrictions preventing the distribution by Home Savings (an "Opinion of Counsel") or (ii) either (A) a copy of written documentation from the applicable regulatory authority to the

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

effect that Home Savings may not distribute the Litigation Proceeds, or any portion thereof, to Ahmanson, or (B), prior to the expiration of any applicable prior notice or application period following Home Savings' submission to the applicable regulatory authority of a notice or application for approval of a distribution of the Litigation Proceeds to Ahmanson, an officer's certificate from the chief financial officer of Home Savings certifying that Home Savings has submitted such a notice or application and that Home Savings has not received any written documentation from such regulatory authority to the effect that Home Savings may make such distribution (in either of case (A) or (B), a "Regulatory Document"). Under the Commitment, Ahmanson will be entitled not to pay the Commitment Amount or any portion thereof as specified in the immediately preceding sentence with the consequences specified in the immediately preceding sentence for a period of two years from the Due Date on which the Commitment Amount or such portion thereof would otherwise have been payable so long as (x) Home Savings continues not to be permitted to distribute such portion of the Litigation Proceeds to Ahmanson due to regulatory restrictions and (y) Ahmanson delivers on a quarterly basis beginning with the first full fiscal quarter following the Due Date an Officer's Certificate and either an Opinion of Counsel or a Regulatory Document. After this two year period, if Ahmanson does not pay that portion of the Commitment Amount that is due, Ahmanson will be in default of the Commitment.

     Notwithstanding the foregoing, Ahmanson will be deemed to be in default of the Commitment, when payment of the Commitment Amount or such portion thereof would otherwise be due but when Ahmanson would be entitled not to make such payment and would be deemed not to be in default due to the regulatory restrictions described therein if, at such time, there exists a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Ahmanson (but not including any such mortgage, indenture or instrument pursuant to which the creditor's remedy is limited to foreclosure of collateral), whether such indebtedness now exists or will hereafter be created, which default will constitute a failure to pay principal of such indebtedness in an amount exceeding $50 million when due and payable after the expiration of any applicable grace period with respect thereto or will have resulted in such indebtedness in an aggregate principal amount exceeding $50 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness being discharged, or such acceleration having been rescinded or annulled, within a period of 35 days after the occurrence of the event that gave rise to such default provided that any such event of default will not be deemed to have occurred so long as Ahmanson is contesting the validity thereof in good faith by appropriate proceedings.

     Ahmanson will be obligated to pay the Commitment Amount or such portion thereof at the earlier of such time as such regulatory restrictions no longer exist or the second anniversary of the due date for the payment of the Commitment Amount, and interest on the Commitment Amount or such portion thereof, as the case may be, from the Due Date until the date the Commitment Amount or such portion thereof is paid, calculated at an annual interest rate equal to the Reference Rate plus 250 basis points.

     In the event that Home Savings is not permitted due to regulatory restrictions to distribute to Ahmanson Litigation Proceeds as described hereof, Ahmanson agrees to use its reasonable best efforts, or to cause Home Savings to use its reasonable best efforts, to obtain regulatory approval for the distribution to Ahmanson of such Litigation Proceeds.

  Payment of Payment Amount to Holders.

     The CPR Trust Agreement and the CPR Certificates will require that the CPR Trust will make payments from time to time to the CPR Certificate holders of the Payment Amount upon the receipt of the applicable Commitment Amount from Ahmanson. The CPR Trust Agreement will also provide that upon the expiration of the Retained Amount Period, the CPR Trust will pay to each CPR Certificate holder its pro rata share of any funds left in the Retained Amount at such time.

     Pursuant to the CPR Trust Agreement, each CPR Certificate will entitle the holder to receive (i) a fraction of the Payment Amount equal to 1 divided by the total number of CPR Certificates then outstanding, and (ii) a fraction of the amount remaining in the Retained Amount (as defined in "-- The Expense Fund, Other Expenses and the Retained Amount") at the expiration of the Retained Amount Period (as defined in

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

"-- The Expense Fund, Other Expenses and the Retained Amount") equal to 1 divided by the total number of CPR Certificates then outstanding.

  Timing of Payments.

     Pursuant to the CPR Trust Agreement, the CPR Trust will make payments of the Payment Amount to the holders of CPR Certificates as of record dates determined by the Litigation Trustees. Payment will be made on payment dates, which will also be set by the Litigation Trustees, and which will be within 60 days after the CPR Trust receives a payment pursuant to the Commitment.

  The Expense Fund, Other Expenses and the Retained Amount.

     Pursuant to the Merger Agreement, at the Effective Time of the Merger, Ahmanson will deposit in a non-interest bearing demand-deposit account in the name of the CPR Trust at Home Savings an amount (the "Expense Fund") equal to $20 million less the expenses relating to the Litigation incurred and paid between August 31, 1997 and the Effective Date. The CPR Trust shall have the right to draw on the Expense Fund for the purpose of funding any expenses of the CPR Trust, including administration expenses, expenses of the Litigation, fees and expenses of the Litigation Trustees, the Institutional Trustee and the Delaware Trustee, amounts paid as indemnity to the Trustees or Ahmanson, premiums for liability insurance, and fees and expenses of attorneys, consultants and other experts retained by, or at the direction of, the Litigation Trustees. Coast and Litigation Counsel have a tentative understanding for a contingent fee arrangement pursuant to which Litigation Counsel would defer or waive certain fees that they would otherwise be entitled to receive and, in consideration thereof, they would be entitled to receive from the CPR Trust an amount equal to 1% of the Commitment Amount, which payment to Litigation Counsel would reduce the Payment Amount to be paid to holders of CPR Certificates. However, there can be no assurance that a contingent fee arrangement will be entered into on such terms or on any other terms. Any contingent payment by the CPR Trust could significantly increase the CPR Trust's expenses and thus significantly reduce the Payment Amount with respect to the CPR Certificates. See "Risk Factors -- Adequacy of Expense Fund."

     The CPR Trust may issue additional CPR Certificates after the Effective Time which represent pro rata interests in the CPR Trust in order to pay expenses upon depletion of the Expense Fund; the CPR Trust may issue CPR Certificates of a different class than the CPR Certificates issued immediately prior to the Merger or that represent non-pro rata interests in the CPR Trust, if the CPR Trust obtains an opinion of nationally recognized counsel with experience in tax matters that such issuance will not result in the CPR Trust being classified as a taxable entity for federal income tax purposes. The CPR Trust will be authorized to borrow additional funds for the sole purpose of funding expenses of the CPR Trust upon depletion of the Expense Fund so long as such indebtedness represents debt of the CPR Trust (and not an ownership interest) for federal income tax purposes. Furthermore, it may not be possible for the CPR Trust to borrow funds or to issue additional CPR Certificates. See "Risk Factors -- Adequacy of Expense Fund." If the CPR Trust accrues expenses (including interest on borrowings) in addition to the amounts withdrawn from the Expense Fund, whether before or after it receives the Commitment Amount from Ahmanson, it will deduct the amount of such expenses from the Commitment Amount in order to calculate the Payment Amount.

     Pursuant to the Commitment, if the amount of the Litigation Proceeds is such that there would be no Commitment Amount payable under the Commitment to the CPR Trust and if at the time of receipt of the Litigation Proceeds by the Ahmanson Group (or at the time of a final judicial determination that there will be no Litigation Proceeds) there are amounts remaining in the Expense Fund, the CPR Trust will, as promptly as practicable, return to Ahmanson such amounts less expenses (including obligations to compensate the Trustees) incurred by the CPR Trust through the time of receipt of the Litigation Proceeds by the Ahmanson Group (or the time of such final judicial determination) and expenses necessary, in the reasonable judgment of the Litigation Trustees, to terminate the CPR Trust pursuant to the CPR Trust Agreement. Alternatively, Ahmanson will have the right to cause Home Savings to offset such amounts remaining in the Expense Fund deposited with Home Savings against the amounts due to Ahmanson.

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

     The Litigation Trustees' obligation to make payments to the holders of the CPR Certificates shall be subject to the requirement that the CPR Trust retain, from amounts remaining in the Expense Fund and from payments of the Commitment Amount, the Retained Amount for a period (the "Retained Amount Period") of two years (or such longer period as the Litigation Trustees reasonably determine may be reasonably likely to be required) to cover all expenses, costs and claims and the indemnification obligations of the CPR Trust which may be incurred or which may arise after payment of the Commitment Amount is paid in full. The "Retained Amount" shall mean $10 million (or such greater amount as the Litigation Trustees shall reasonably determine may be reasonably likely to be required to pay additional expenses or to satisfy the CPR Trust's indemnification obligations).

     The CPR Trust shall invest the Retained Amount in a Permitted Investment, to the extent that portions of the Retained Amount are not required to be disbursed for expenses of the CPR Trust, until the expiration of the Retained Amount Period. "Permitted Investment" means the Merrill Lynch Government Fund money market fund (including any successor) or, if at the time of the receipt of the applicable Commitment Amount by the CPR Trust (i) such fund is not in existence, (ii) such fund is no longer limited to investing in short-terms obligations of or guaranteed by the United States government, (iii) such find is not accepting new investors or new investments or will not accept the investment of the Commitment Amount or the Retained Amount, as the case may be, or (iv) such fund is not AAA rated by Standard & Poors, the AAA rated money market fund reported in IBC Rated Money Fund Report to have the largest amount of assets under management as of the end of the most recent year for which information is publicly available and which will accept such investment.

  Tax Assumptions.

     Pursuant to the Commitment, regardless of any position taken by the Ahmanson Group on any tax return or in any claim for refund with respect to the receipt of the Litigation Proceeds or payments of the Commitment Amount (or of the actual payment or actual receipt of any taxes with respect thereto), the Assumed Tax Liability will, (a) if there is no Determination, be computed based on the Tax Assumptions and (b) if there is a Determination to the effect that Litigation Proceeds are not includible in gross income in whole or in part, be computed on the basis of the Tax Assumptions as such Tax Assumptions are modified by such Determination. In addition, pursuant to the Commitment, regardless of any position taken by the Ahmanson Group on any tax return or in any claim for refund with respect to the receipt of the Litigation Proceeds or payments of the Commitment Amount (or of the actual payment or actual receipt of any taxes with respect thereto), the Assumed Tax Benefit will, (i) if there is no Determination, be computed based on the Tax Assumptions and (ii) if there is a Determination that no deduction is allowed (or that any allowed deduction is limited) with respect to the application of Section 483(a) to payments of the Commitment Amount, be computed on the basis of the Tax Assumptions as such Tax Assumptions are modified by such Determination.

     As used herein, the "Assumed Tax Liability" means an amount equal to the income (including franchise) tax liability of the Ahmanson Group (not giving effect to any deductions attributable to payments of the Commitment Amount) attributable to the receipt of the Litigation Proceeds computed in the manner set forth above. As used herein, the "Assumed Tax Benefit" means an amount equal to the tax benefit that would be allowed to the Ahmanson Group under Section 483(a) of the Code computed in the manner set forth above.

     As used herein, the "Tax Assumptions"means (i) if there is no Determination, the following assumptions, or (ii) if there is a Determination, the following assumptions as modified by such Determination:

          (a) The Litigation Proceeds will be includible in gross income as ordinary income in full.

          (b) Payments of the Commitment Amount will not be deductible except that Section 483(a) will apply to payments of the Commitment Amount, other than those allocable to CPR Certificates issued on exercise of employee options or otherwise in a transaction that is not a sale or exchange, and payments of the Commitment Amount will be deductible to the extent treated by Section 483(a) as interest expense; it being understood that it is not intended that the distribution of the CPR Certificates immediately prior

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

     to the Effective Time of the Merger will result in the characterization of such distribution as not constituting "a sale or exchange."

          (c) The income tax liability attributable to the assumed inclusion of all or a portion of the Litigation Proceeds in gross income as ordinary income and the benefit of any deduction assumed to be allowed under Section 483(a) will be (i) the product of the amount of such income or deduction and the highest statutory rate of federal income tax applicable to corporations for the year in which the income is assumed to be included or the deduction is assumed to be realized plus (ii) the product of such income or deduction and the net combined marginal rate of state and local income (or franchise) tax of the relevant member or members of the Ahmanson Group for the year in which the income is assumed to be included and the deduction is assumed to be realized, net of the federal income tax benefit (calculated based on the rate in clause (i)) of such state or local income (or franchise) tax. The relevant member or members of the Ahmanson Group will be the member or members that is or are assumed to include the Litigation Proceeds in income or is or are assumed to be allowed a deduction under Section 483(a).

          (d) Any benefit from any deduction allowable to the Ahmanson Group under paragraph (c) of these Tax Assumptions for payments of the Commitment Amount will be assumed to be realized (i) when those payments are made to the extent those payments do not exceed the Litigation Proceeds included in income for the same taxable year, or (ii) otherwise when, taking into account other deductions or losses or credits of the Ahmanson Group, the deduction would reduce the tax otherwise payable or result in a refund of tax already paid.

          (e) Ahmanson will be entitled to rely on a written opinion of either Sullivan & Cromwell or another nationally recognized law firm with expertise on the matter on which the opinion is sought (with a copy of such opinion to the Litigation Trustees) that is selected by Ahmanson and (unless such law firm is principal outside tax counsel to Ahmanson) reasonably acceptable to the Litigation Trustees in determining whether there has been a Determination and in otherwise applying the Tax Assumptions to determine the income (including franchise) tax liability of the Ahmanson Group attributable to the receipt of the Litigation Proceeds and payments of the Commitment Amount and any tax benefit attributable to payments of the Commitment Amount.

          (f) If the Assumed Tax Liability or the Assumed Tax Benefit cannot be computed at the time of the receipt of the Cash Proceeds or a payment of the Commitment Amount because of the absence of information as to tax rates and other factors described in the definition of Assumed Tax Liability or the definition of Assumed Tax Benefit, as the case may be, the Ahmanson Group will compute a tentative Assumed Tax Liability or a tentative Assumed Tax Benefit, as the case may be, which are consistent with respect to the Assumed Tax Liability and the Assumed Tax Benefit, that in the reasonable opinion of the Ahmanson Group would protect the Ahmanson Group against any risk of loss. The payment of the Commitment Amount will be based on such tentative Assumed Tax Liability or such tentative Assumed Tax Benefit computation, as the case may be. As soon as feasible, but in no event later than 12 months after the end of the taxable year in which the Commitment Amount is paid, the Ahmanson Group will recompute the Assumed Tax Liability or the Assumed Tax Benefit, as the case may be, and pay to the CPR Trust any excess of the re-computed Commitment Amount over the Commitment Amount that was initially calculated plus interest for the period over which the payment was deferred at a rate of Home Savings' cost of funds as submitted monthly to the Federal Home Loan Bank of San Francisco.

  Determination.

     Under the Commitment, a Determination that Litigation Proceeds are not includible in gross income in whole or in part will be deemed to be made on the earlier of (a) the date a final judicial determination to such effect, binding upon Coast Federal (or its successor), is made in the Litigation, (b) the date a final agreement to which Ahmanson is a party with the federal government to such effect is entered into at the direction of the Litigation Trustees as part of the resolution of the Litigation or a related Internal Revenue Service ("IRS") ruling to such effect issued to a member of the Ahmanson Group in connection with such agreement (it being understood that the Ahmanson Group will be under no obligation to seek such a ruling or refund or enter into

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

such an agreement; provided that if requested the Ahmanson Group will enter into such an agreement if such agreement does not impose any liability or obligation whatsoever (other than a standard settlement release relating only to the Litigation or other related claims that Coast or Coast Federal or Coast's stockholders might have been able to bring as of immediately prior to the Merger) on the Ahmanson Group or adversely affect or restrict the conduct of its business or adversely affect its tax posture with respect to other matters) and
(iii) the effective date of a law, regulation or IRS ruling to such effect that applies to Ahmanson or taxpayers generally, and would be applicable to claims against the federal government arising out of capital credits affected by Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"). Notwithstanding the foregoing, no such Determination will be deemed to be made unless it is made prior to the earlier of (x) thirty days before the date of filing by the Ahmanson Group of the federal tax return for the taxable year in which the Litigation Proceeds are assumed to be includible in gross income or
(y) the receipt by the Ahmanson Group of the Litigation Proceeds.

     Under the Commitment, a Determination with respect to the application of
Section 483(a) to payments of the Commitment Amount will be deemed to be made on the earlier of (i) the date a final judicial determination to such effect binding upon Ahmanson is made in the Litigation, (ii) the date a final agreement to which Ahmanson is a party with the federal government to such effect is entered into at the direction of the Litigation Trustees as part of the resolution of the Litigation or a related IRS ruling to such effect issued to a member of the Ahmanson Group in connection with such agreement (it being understood that the Ahmanson Group will be under no obligation to seek such a ruling or refund or enter into such an agreement; provided that if requested the Ahmanson Group will enter into such an agreement if such agreement does not impose any liability or obligation whatsoever (other than a standard settlement release relating only to the Litigation or other related claims that Coast or Coast Federal or Coast's stockholders might have been able to bring as of immediately prior to the Merger) on the Ahmanson Group or adversely affect or restrict the conduct of its business or adversely affect its tax posture with respect to other matters) and (iii) the effective date of a law, regulation or IRS ruling or a judicial decision to such effect that applies to Ahmanson or taxpayers generally. A deduction will be considered allowed under Section 483(a) to the extent that a deduction is allowed, in an amount up to the deduction calculated under Section 483(a), under another substantially equivalent provision. Notwithstanding the foregoing, no such Determination will be deemed to be made with respect to any payment of the Commitment Amount unless such Determination is made prior to (i) the end of the 30th day following the delivery to the CPR Trust of the Ahmanson Certificate with respect to such payment of the Commitment Amount, if the CPR Trust does not deliver a Notice of Objection within such 30-day period with respect to such Ahmanson Certificate, or (ii) the Resolution with respect to such payment of the Commitment Amount, if the CPR Trust delivers a Notice of Objection within such 30-day period with respect to such Ahmanson Certificate. Subject to a Determination, the parties intend to treat a portion of each payment of the Commitment Amount as interest to the extent such payment is treated as interest under Section 483(a).

  Indemnification Obligations of the CPR Trust; Liability Insurance.

     Pursuant to the CPR Trust Agreement, the CPR Trust will indemnify and advance expenses, without requirement of bond or other security, to each Litigation Trustee, the Institutional Trustee and the Delaware Trustee against any and all losses, liabilities, damages, judgments, demands, suits, claims, assessments, charges, fines, penalties, costs and expenses (including reasonable attorney's fees and expenses and other costs and expenses associated with the defense of a claim or incurred in obtaining indemnification under the applicable agreement, whether or not in a formal proceeding) arising out of or relating to the CPR Trust, the CPR Certificate Distribution, the Litigation or actions by the Trustees in their capacity or purportedly in their capacity as Trustees, or any actions taken by the Litigation Trustees (including actions taken by the Litigation Trustees in their capacity as officers or directors of Coast or Ahmanson so long as such actions relate to the CPR Trust including, without limitation, the negotiation of the terms of the CPR Trust and the CPR Certificates and the approval of the establishment of the CPR Trust and the CPR Certificate Distribution and related transactions, but otherwise excluding actions taken by the Litigation Trustees in such capacities, except, in the case of the indemnification of any Litigation Trustee, the Institutional Trustee or the Delaware Trustee, if CPR Certificate holders meet the burden of establishing in a final judicial determination by clear

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

and convincing evidence that such losses, claims, costs, expenses or liabilities arose as the result of actions or decisions undertaken with deliberate intent to injure the CPR Certificate holders or with reckless disregard for the best interests of such holders by such Litigation Trustee, the Institutional Trustee or the Delaware Trustee, no indemnification shall apply.

     Pursuant to the Commitment and the CPR Trust Agreement, the CPR Trust will indemnify and advance expenses, without requirement of bond or other security, to Ahmanson, Home Savings, and their respective affiliates, officers, directors, employees and agents (such persons and entities, the "Ahmanson Indemnified Parties" and, individually, an "Ahmanson Indemnified Party"), against any and all losses, liabilities, damages, judgments, demands, suits, claims, assessments, charges, fines, penalties, costs and expenses, including reasonable attorney's fees and expenses and other costs and expenses associated with defense of a claim or incurred in obtaining indemnification hereunder, whether or not in a formal proceeding ("Damages") (other than in connection with claims by stockholders of Ahmanson against Ahmanson's directors with respect to actions taken at or prior to the Merger), arising out of or relating to (a) with respect to claims brought by holders of CPR Certificates in their capacity as holders of CPR Certificates, any matter whatsoever and (b) with respect to claims brought by any other party, any matter relating to the CPR Trust, the CPR Certificates, the CPR Certificate Distribution, the Litigation or any actions taken by the Litigation Trustees (including actions taken by the Litigation Trustees in their capacity as officers or directors of Coast or Ahmanson so long as such actions relate to the CPR Trust including, without limitation, the negotiation of the terms of the CPR Trust and the CPR Certificates and the approval of the establishment of the CPR Trust and the CPR Certificate Distribution and related transactions, but otherwise excluding actions taken by the Litigation Trustees in such capacities), other than with respect to Damages arising from claims against (i) Ahmanson for breach of its obligations under the Commitment, (ii) Ahmanson for breach after the Effective Time of its obligations as successor to Coast under the CPR Trust Agreement, (iii) Ahmanson for failure to deliver any CPR Certificate when due or to return to the CPR Trust for cancellation of any CPR Certificate required to be returned when so required, (iv) Ahmanson for failure to deposit the Expense Fund in a non-interest bearing demand-deposit account in the name of the CPR Trust at Home Savings at the Effective Time or
(v) Home Savings for breach of any depositary relationship obligations it may have with respect to the Expense Fund. Pursuant to the Commitment promptly after receipt by an Ahmanson Indemnified Party of notice of the commencement of any action, such Ahmanson Indemnified Party will, if a claim in respect thereof is to be made against the CPR Trust, notify the CPR Trust of the commencement thereof; but the omission so to notify the CPR Trust will not relieve the CPR Trust from any liability which it may have to any Ahmanson Indemnified Party otherwise than under the immediately preceding sentence.

     Pursuant to the Commitment, if the indemnification provided for is unavailable to or insufficient to hold harmless an Ahmanson Indemnified Party in respect of any Damages referred to above, then the CPR Trust will contribute to the amount paid or payable by such Ahmanson Indemnified Party as a result of such Damages.

     The CPR Trust will obtain liability insurance to cover its indemnification obligations and any liabilities of the Litigation Trustees. The CPR Trust will use amounts from the Expense Fund (or, upon depletion of the Expense Fund, amounts from other sources of the CPR Trust) to pay for any liability insurance.

  Limitation on Rights of CPR Certificate Holders.

     The CPR Trust Agreement will provide that the Litigation Trustees will have no liability to CPR Certificate holders unless it shall be established in a final judicial determination by clear and convincing evidence that any decision or action of the Litigation Trustees was undertaken with deliberate intent to injure the CPR Certificate holders or with reckless disregard for the best interests of such holders, and, in any event, any liability will be limited to actual, proximate, quantifiable damages. In addition, the CPR Trust Agreement will provide that the Institutional Trustee and the Delaware Trustee will have no liability to the CPR Certificate holders other than for acts or omissions committed with gross negligence or willful misconduct. Insofar as this limitation on liability would apply to claims under the federal securities laws, such limitation on liability may be unenforceable.

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

     The CPR Trust Agreement and the CPR Certificates will provide that no CPR Certificate holder will have the right to enforce, institute or maintain any suit, action or proceeding against the Litigation Trustees to enforce or otherwise act in respect of the CPR Certificates unless such holder has previously given written notice to the Litigation Trustees of the substance of such dispute, and holders of at least a majority in interest of the issued and outstanding CPR Certificates have given written notice to such parties of their support for the institution of such proceeding to resolve such dispute.

     The Commitment, the CPR Trust Agreement and the CPR Certificates will also provide that none of Ahmanson, Home Savings, their respective affiliates, officers, directors, employees or agents shall have any liability to the CPR Trust, the Trustees or the holders of CPR Certificates. Without limiting the generality of the foregoing, the CPR Certificate holders, the Trustees and the CPR Trust will not have the right to enforce, institute or maintain any suit, action or proceeding against Ahmanson, Home Savings, their affiliates, officers, directors, employees or agents relating to the formation of the CPR Trust, the entering into of the Commitment, the distribution of the CPR Certificates, the Litigation or the performance by the Litigation Trustees of their duties as Litigation Trustees. Notwithstanding the foregoing, the CPR Trust, or the Litigation Trustees on behalf of the CPR Trust, may enforce, institute or maintain a suit, action or proceeding against (i) Ahmanson for breach of the Commitment, (ii) Ahmanson for breach after the Effective Time of its obligations as successor to Coast under the CPR Agreement, (iii) Ahmanson for failure to deliver any CPR Certificate when due or to return to the CPR Trust for cancellation any CPR Certificate required to be returned pursuant to the Merger Agreement when so required, (iv) Ahmanson for failure to deposit the Expense Fund at the Effective Time in a non-interest bearing demand-deposit account in the name of the CPR Trust at Home Savings or (v) Home Savings for breach of any depository relationship obligations it may have with respect to the Expense Fund.

     The Commitment will provide that except as expressly set forth in the Commitment (or in any other documents to which Ahmanson has succeeded as a matter of law), Ahmanson will have no other obligations to the CPR Trust, the Litigation Trustees or the holders of CPR Certificates. Without limiting the generality of the foregoing and except as provided in the Merger Agreement, Ahmanson will have no obligation to advance funds to the CPR Trust, the Litigation Trustees or the holders of CPR Certificates.

     The CPR Trust Agreement will provide that the CPR Certificate holders will have no voting rights, except the rights described in the following two sentences, no liquidation preference and no rights to dividends or distributions other than their pro rata share of the Payment Amount and any portion of the Retained Amount remaining at the expiration of the Retained Amount Period, plus any other CPR Trust assets. The CPR Trust Agreement provides that amendments to the CPR Trust Agreement must be approved by a majority of the holders of CPR Certificates outstanding, except that the CPR Trust Agreement may be amended by the Institutional Trustees and a majority of the Litigation Trustees without the consent of the holders of CPR Certificates to (i) cure any ambiguity; (ii) correct or supplement any provision in the CPR Trust Agreement that may be defective or inconsistent with any other provision of the CPR Trust Agreement;
(iii) add to the covenants, restrictions or obligations of the Litigation Trustees or to alter the allocation of duties between the Litigation Trustees and the Institutional Trustee; (iv) to modify, eliminate or add to any provision of the CPR Trust Agreement to ensure that the CPR Trust (A) will be classified for United States federal income tax purposes at all times as a grantor trust,
(B) will not be required to register as an "investment company" under the Investment Company Act of 1940, or (C) is able to issue additional CPR Certificates. In addition, the holders of a majority of the outstanding CPR Certificates may remove either the Institutional Trustee or the Delaware Trustee with cause or, if a default by the CPR Trust with respect to its payment obligations has occurred and is continuing, with or without cause. The holders of the CPR Certificates will have no rights to elect remove or replace the Litigation Trustees.

MANAGEMENT OF THE LITIGATION

  The Litigation Trustees -- General.

     The Litigation Trustees will be Ray Martin, Robert L. Hunt II, Norman H. Raiden and James F. Barritt, who are four current senior Coast executives with knowledge of the facts underlying the Litigation.

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

Mr. Martin, Mr. Hunt and Mr. Barritt were officers of Coast and Coast Federal both at the time of the agreement with the federal government (to treat certain amounts as a permanent addition to Coast Federal's regulatory capital) in connection with Coast Federal's acquisition of Central Savings and Loan Association, and also at the time of the alleged breach of this agreement by the federal government, which gave rise to the claims underlying the Litigation. Mr. Martin, Mr. Hunt and Mr. Barritt, together with Mr. Raiden, (who joined Coast soon after the alleged breach of the agreement by the federal government), have been involved in the prosecution of the Litigation to date. Pursuant to the CPR Trust Agreement, the Litigation Trustees will have sole and exclusive right to instruct Coast Federal (and its successors) with respect to the prosecution of the Litigation (including all decisions as to retention, dismissal and the terms of engagement of existing or new counsel for Coast Federal (which retention may involve fees that are partly contingent) and other advisors), and Ahmanson shall cause Coast Federal (and its successors) to follow these instructions other than instructions that are not reasonable. Litigation Trustees may hold no other full-time employment during the term of their tenure as Litigation Trustees prior to the receipt of the Litigation Proceeds by the Ahmanson Group.

     Mr. Martin is 61 years old and currently serves as Chairman of the Board, Chief Executive Officer and Director of Coast and Coast Federal. In the Merger Agreement, Ahmanson has agreed to appoint Mr. Martin to the Ahmanson board after consummation of the Merger. Mr. Hunt is 46 years old and currently serves as Director, President and Chief Operating Officer of Coast and Coast Federal. Mr. Raiden is 65 years old and currently serves as Senior Executive Vice President of Coast and Coast Federal and General Counsel of Coast, and until December 3, 1997, served as General Counsel of Coast Federal. Mr. Barritt is 38 years old and currently serves as Senior Executive Vice President and Chief Financial Officer of Coast and Coast Federal.

     The CPR Trust Agreement will provide that the Litigation Trustees will have the right, in their sole discretion and for any reason whatsoever, to instruct Coast Federal (and its successors) to dismiss, settle or cease prosecution of the Litigation at any time and on any terms and Ahmanson shall cause Coast Federal (and its successors) to follow these instructions other than instructions that are not reasonable. No settlement agreement or other ruling or agreement entered into at the direction of the Litigation Trustees as part of the resolution of the Litigation or a related IRS ruling to such effect issued to a member of the Ahmanson Group in connection with such agreement may impose any liability or obligation whatsoever (other than a standard settlement release relating only to the Litigation or other related claims that Coast or Coast Federal or Coast's stockholders might have been able to bring as of immediately prior to the Merger) on any member or members of the Ahmanson Group or adversely affect or restrict the conduct of its business or adversely affect its tax posture with respect to other matters.

     The CPR Trust Agreement will provide that as compensation, the CPR Trust will pay each Litigation Trustee, during the term of his service as a Litigation Trustee, fees of $400,000 per year for five years (except that if the Litigation is sooner terminated, the remainder of such fees (but in no event with respect to a period longer than the remainder of such year plus two additional years) will be accelerated upon final resolution of the Litigation and receipt by the Ahmanson Group of the Litigation Proceeds), plus reimbursement of all reasonable out-of-pocket expenses. If the services of the Litigation Trustees continue to be necessary after the initial five-year period or such receipt of Litigation Proceeds, the Litigation Trustees shall be entitled to a fee of $200 per hour until termination of the CPR Trust. Pursuant to the CPR Trust Agreement, each Litigation Trustee may, but is not obligated to, defer all or part of his compensation until 30 days after the earliest to occur of (i) the date on which he elected to defer such compensation, (ii) the date he ceases to be a Litigation Trustee, and (iii) the date of the receipt of the Commitment Amount in full by the CPR Trust. Any Litigation Trustee electing to so defer will receive the compensation he would have received plus an amount, calculated on a monthly basis during the period of deferral (and included in the amount deferred), equal to the product of the monthly balance of the amount deferred and an annual rate equal to the Reference Rate plus 250 basis points. At the date of this Proxy Statement/Prospectus, no Litigation Trustee has indicated his intent to defer all or part of his compensation.

     Pursuant to the CPR Trust Agreement, each of the initial Litigation Trustees shall, as a condition of his continuation as a Litigation Trustee, be obligated to retain not less than 50% of the CPR Certificates received in the CPR Certificate Distribution and in respect of Coast Performance Share Awards, Coast SARs, and/or

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

Replacement Options held by such Litigation Trustee, until the Litigation Proceeds are received by the Ahmanson Group. Transfers by a Litigation Trustee to his family members or to any trust created for the benefit of his family shall be included in such 50% calculation for so long as these transferees retain the CPR Certificates. The number of CPR Certificates received by each Litigation Trustee in the CPR Certificate Distribution and in respect of Coast Performance Share Awards, Coast SARs, and/or Replacement Options will depend upon the number of shares of Coast Common Stock, Coast Performance Share Awards, Coast SARs and/or Coast Stock Options that such Litigation Trustee holds immediately prior to the Effective Time, which number may be fewer than the number held as of the date of this Proxy Statement/Prospectus.

     The terms of the CPR Trust Agreement will require that there must be at least three Litigation Trustees at all times. If a Litigation Trustee resigns, dies, becomes incapacitated, or is no longer qualified, and as a result there would be fewer than three Litigation Trustees, the remaining Litigation Trustees will appoint a successor Litigation Trustee who will receive fees as determined by the other Litigation Trustees (but in no event more than the fees payable to the initial Litigation Trustees).

  The Litigation Trustees -- Authority.

     The CPR Trust Agreement will provide that the Litigation Trustees may adopt their own rules and procedures but may act only with the agreement of a majority of the Litigation Trustees then in office. They may, in their discretion, delegate to one or more of the Litigation Trustees the authority to act on behalf of the Litigation Trustees as the Litigation Trustees may determine appropriate (other than with respect to the retention or dismissal of counsel for Coast Federal or the Litigation Trustees, or the approval of a settlement or dismissal of the Litigation). The CPR Trust Agreement will provide that the Litigation Trustees shall also have the authority to retain or dismiss counsel for the Litigation Trustees and other experts, consultants or support staff as the Litigation Trustees deem appropriate. The Litigation Trustees will have full authority on behalf of Coast Federal (and its successors) to consult with and instruct the attorneys for Coast Federal (and its successors) in connection with the Litigation. Pursuant to the CPR Trust Agreement, Ahmanson will provide the Litigation Trustees with access to the books, records, facilities, representatives and independent accountants of Coast and Coast Federal as the Litigation Trustees may reasonably require.

  Liability of the Litigation Trustees.

     The CPR Trust Agreement will provide that the Litigation Trustees will have no liability to Ahmanson, Coast or CPR Certificate holders unless it shall be established in a final judicial determination by clear and convincing evidence that any decision or action was undertaken with deliberate intent to injure the CPR Certificate holders or with reckless disregard for the best interests of such holders, and, in any event, any liability will be limited to actual, proximate, quantifiable damages. See "Risk Factors -- Limitation on Rights of CPR Certificate Holders" and "-- Description of the CPR
Certificates -- Limitation on Rights of CPR Certificate Holders."

FILING OF EXCHANGE ACT REPORTS

     The CPR Certificates will be registered under the Exchange Act. So long as the CPR Certificates remain so registered, the CPR Trust will be subject to the reporting obligations of Section 13(a) of the Exchange Act, and will be obligated thereby to file with the Commission annual reports on Form 10-K and quarterly reports on Form 10-Q. Unless otherwise required by the Commission, such reports will contain only an overview of the status of the Litigation and disclosure of the amounts of the Expense Fund that have been disbursed for the relevant period and any contingent or incurred but unpaid expenses that the CPR Trust will be obligated to pay from the Expense Fund or in the Commitment Amount in the future. The CPR Trust will also file a report on Form 8-K upon the occurrence of a material judicial decision in the Litigation or in the event of any agreement to settle the Litigation. Such reports will not include financial statements or any valuation of the Litigation. The CPR Trust's ability to disclose details of the Litigation may be limited, however, by the inherent nature and rules of judicial proceedings, including, among other things, proceedings and filings that are sealed by the court, matters involving attorney-client privilege and proceedings that are conducted on a confidential basis by agreement of the parties, such as settlement negotiations.

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

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the material United States federal income tax consequences of the holding and sale of CPR Certificates applies to holders of Coast Common Stock who receive CPR Certificates in the CPR Certificate Distribution and hold them as capital assets. The discussion may not apply to certain classes of taxpayers, including foreign holders, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, traders in securities that elect to mark to market, persons who hold CPR Certificates in a hedging transaction or as part of a straddle or conversion transaction and persons to whom CPR Certificates are issued on the exercise of employee options or otherwise in a transaction that is not a sale or exchange.

     THERE ARE NO AUTHORITIES CONSIDERING THE TAX TREATMENT OF INSTRUMENTS THAT ARE SUBSTANTIALLY THE SAME AS THE CPR CERTIFICATES. AS A RESULT, THEIR TAX TREATMENT IS SOMEWHAT UNCERTAIN, AND COULD DIFFER FROM THE TREATMENT DESCRIBED HEREIN. CPR CERTIFICATE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE RECEIPT, OWNERSHIP AND DISPOSITION OF THE CPR CERTIFICATES.

     This summary represents the opinion of Cleary, Gottlieb, Steen & Hamilton, special counsel to Coast. The parties do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax treatment of the CPR Certificates or CPR Trust.

  Characterization of the CPR Certificates and the CPR Trust.

     The following is the opinion of Cleary, Gottlieb, Steen & Hamilton, special counsel to Coast. The CPR Certificates represent pro rata beneficial interests in the CPR Trust. It is anticipated that the CPR Trust will be treated as a grantor trust for federal income tax purposes, rather than as a separate taxable entity, and it is a condition to Coast's obligation to consummate the Merger that it receive an opinion of Cleary, Gottlieb, Steen & Hamilton, dated the Effective Date, to the effect that the CPR Trust will not itself be subject to any material federal income tax. Under the grantor trust rules, each holder of a CPR Certificate will be treated for federal income tax purposes as the owner of a pro rata share of the CPR Trust's assets and will be treated as receiving any amounts received by the CPR Trust when those amounts are received by the CPR Trust (and as making any payments to third parties when those amounts are paid by the CPR Trust). Accordingly, a holder may (depending upon such holder's basis in its interest in the assets of the CPR Trust) realize income attributable to its pro rata share of the payments received by the CPR Trust without regard to whether those payments have been distributed to the holder. Following the Effective Time, the assets of the CPR Trust will consist of the Commitment and rights to apply amounts in the Expense Fund to Litigation- and CPR Trust-related expenses. For federal income tax purposes, the CPR Trust intends to treat the Expense Fund as an asset of Ahmanson, and to treat any amounts paid out of the Expense Fund as expenditures of Ahmanson that do not affect the CPR Trust except to the extent they result in reductions in the Commitment Amount. In the absence of a change in law, the CPR Trust will file returns and report to investors in a manner consistent with this intention.

     Income of the Trust which will be taxable to holders whether or not distributed will include income attributable to the Commitment as well as income from the temporary investment of proceeds of the Commitment by the Trust (including proceeds that are retained by the Trust for a period of two years or more as part of the Retained Amount).

  Characterization of the Commitment; Section 483.

     As described above, for federal income tax purposes, the CPR Certificates are equivalent to an ownership interest in the Commitment. The CPR Trust intends, under current law, that the payments made under the Commitment, to the extent attributable to CPR Certificates issued to Coast stockholders in the Merger, will be treated as payments under a contract for the sale or exchange of Coast Common Stock that are subject to Section 483 of the Code. Given the wholly contingent nature of the Commitment, it is not anticipated that the Commitment will be treated as a debt instrument for federal income tax purposes.

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

     Under Section 483, a holder of a CPR Certificate will not be required to include any amount in income with respect to the CPR Certificate until payments on the Commitment are received by the CPR Trust (or in some circumstances described below, until the right to those payments becomes fixed), or the CPR Certificate is sold. When a payment is received on the Commitment or the CPR Certificate is sold, a portion of the amount received will be treated under
Section 483 as interest income that is ordinary income to the holder. The balance of the amount will be treated as sales proceeds or amounts received in respect of the Commitment, with the consequences described below. The interest amount will equal the excess of the amount received over its present value as of the Effective Date, calculated using as the discount rate the applicable federal rate (AFR). The AFR is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the Internal Revenue Service. The relevant AFR will be the lower of (i) the lowest AFR in effect during the 3-month period ending with the month which includes the date on which the Agreement was signed or (ii) the lowest AFR in effect during the 3-month period ending with the month which includes the Effective Date; in each case, the maturity range of the relevant AFR will correspond to the period from the Effective Date to the date the amount is received or deemed received. Where a payment is due more than six months after it is fixed, (i) the payment will be discounted back to the date when it became fixed, using a discount rate equal to the AFR that would apply under Section 483 to a payment on the initial Commitment that is made when the fixed payment is due, (ii) the discount on the deferred payment is treated as interest accruing over the period of deferral, and (iii) the discounted amount is divided between interest and principal under Section 483 as if it were paid in cash on the date it becomes fixed. The Section 483 interest must be included in income by a holder under its regular method of accounting (e.g., the accrual method or the cash method).

     The calculation of interest income realized by a holder under Section 483 does not depend on the period for which the holder has held its CPR Certificates. Accordingly, a holder who bought CPR Certificates after the Effective Date may be treated as receiving interest under Section 483 that includes interest for the period from the Effective Date to the date of the holder's purchase of the CPR Certificates. Although there are no specific rules addressing the issue under current law, it is reasonable to assume that a purchaser of CPR Certificates would be permitted to treat the portion of the purchase price that is treated as interest to the seller under Section 483 as a payment of accrued interest that may be offset against the portion of any amount received by the purchaser that is treated as interest under Section 483.

  Sale of Certificates.

     Upon a sale of a CPR Certificate, a holder will recognize gain or loss equal to the difference between the amount realized on the sale, net of imputed interest under Section 483, and the holder's adjusted tax basis in the CPR Certificate. Any such gain or loss will be treated as capital gain or loss (which will be long-term if the holder has held the CPR Certificates for more than one year). Long-term capital gain of a non-corporate holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum tax rate of 20% in respect of property held in excess of 18 months.

  Receipt of Payments on the Commitment.

     When a payment is received on the Commitment by the CPR Trust, a holder of CPR Certificates will recognize gain equal to the difference between the amount of the payment allocated to the CPR Certificates, net of imputed interest under
Section 483, and the portion of the holder's basis in the CPR Certificates that is allocable to such payment. If multiple payments may be received on the Commitment, the holder may be required to allocate its basis among those payments. The method for making such allocation is unclear. If a holder receives a payment that is less than its basis in the Commitment, the holder may not be allowed a loss until it is determined that no further payments will be made. Where the receipt of a payment terminates all rights of the CPR Trust under the Commitment, any gain or loss attributable to the payment generally would be capital gain or loss under Section 1234A of the Code. It is not clear whether the same treatment would apply to a partial payment.

  Lack of a Cash Recovery.

     If identifiable events occur which establish the worthlessness of the CPR Certificates, a CPR Certificate holder would be entitled to deduct as a capital loss, in the year of such identifiable event, such holder's adjusted tax basis in its CPR Certificates.

  Other Characterizations.

     Although unlikely, the Internal Revenue Service could take the position that amounts drawn from the Expense Fund to pay expenses should be treated as a payment by Ahmanson to the CPR Trust that is applied to pay expenses of the CPR Trust. Such a payment could potentially be treated as current income to the CPR Trust or as a deemed loan. Such a deemed loan would be repayable, with interest, solely out of future payments on the Commitment. Under this characterization, reductions in the Commitment amount paid to the CPR Trust that are attributable to the reimbursement of such expenses or a related interest factor would be treated as additional amounts on the Commitment that are paid to the CPR Trust and applied by it to make payments of principal and interest on the deemed loan. Deductions would be allowed for interest deemed paid only to the extent permitted under the general rules of the Code. Further, if the deemed loan is not repaid, the CPR Trust could have discharge of indebtedness income when the loan is deemed to be discharged. In addition, any holders of CPR Certificates that are pension plans or other tax-exempt organizations subject to the tax on unrelated business taxable income may be required to treat income attributable to the portion of the Commitment that is considered debt financed as unrelated business taxable income.

  Funding of Additional Expenses.

     The CPR Trust Agreement permits the issuance of additional CPR Certificates that represent pro rata interests in the CPR Trust and permits borrowings to pay expenses so long as the indebtedness represents debt of the CPR Trust (and not an ownership interest) for federal income tax purposes. Any such issuance will be treated as a sale by holders of existing CPR Certificates of a pro rata interest in the Commitment corresponding to the interest in the Commitment allocated to the newly issued CPR Certificates. Any borrowing will have the consequences described in "-- Other Characterizations" above.

  Back-Up Withholding and Information Reporting.

     A CPR Certificate holder may be subject to a backup withholding tax of 31% on the receipt of proceeds of a sale, exchange, redemption or satisfaction of the CPR Certificates. In general, backup withholding will only apply if a holder fails to comply with certain identification requirements. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a holder, provided that the required information is furnished to the Internal Revenue Service. Holders should consult their tax advisors regarding their qualification for exemption from back-up withholding and the procedure for obtaining any applicable exemption. Payments of amounts treated as interest under Section 483 will also be subject to information reporting unless an exemption applies.

VALIDITY OF THE CPR CERTIFICATES

     The validity of the CPR Certificates being offered hereby will be passed upon for the CPR Trust by Morris, James, Hitchens & Williams, Wilmington, Delaware.

                                    EXPERTS

     The consolidated financial statements of Ahmanson as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Coast as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       VALIDITY OF AHMANSON COMMON STOCK

     The validity of the shares of Ahmanson Common Stock being offered hereby will be passed upon for Ahmanson by Sullivan & Cromwell, Los Angeles.

                                                                      APPENDIX A

================================================================================

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF OCTOBER 5, 1997
                                 BY AND BETWEEN
                            H. F. AHMANSON & COMPANY
                                      AND
                         COAST SAVINGS FINANCIAL, INC.

================================================================================

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         -----

                                          ARTICLE I
                                     CERTAIN DEFINITIONS
1.01    Certain Definitions............................................................    A-1

                                          ARTICLE II

                                          THE MERGER
2.01    The Merger.....................................................................    A-5
2.02    Effective Date and Effective Time..............................................    A-5

                                         ARTICLE III
                              CONSIDERATION; EXCHANGE PROCEDURES
3.01    Merger Consideration...........................................................    A-5
3.02    Rights as Stockholders; Stock Transfers........................................    A-6
3.03    Fractional Shares..............................................................    A-6
3.04    Exchange Procedures............................................................    A-6
3.05    Anti-Dilution Provisions.......................................................    A-7
3.06    Options, Performance Shares and Stock Appreciation Rights......................    A-7
3.07    Dissenters Rights..............................................................    A-8

                                          ARTICLE IV

                                 ACTIONS PENDING ACQUISITION
4.01    Forebearances of Coast.........................................................    A-8
4.02    Forebearances of Ahmanson......................................................   A-10
                                          ARTICLE V

                                REPRESENTATIONS AND WARRANTIES
5.01    Disclosure Schedules...........................................................   A-10
5.02    Standard.......................................................................   A-10
5.03    Representations and Warranties of Coast........................................   A-10
5.04    Representations and Warranties of Ahmanson.....................................   A-18

                                          ARTICLE VI

                                          COVENANTS
6.01    Reasonable Best Efforts........................................................   A-20
6.02    Stockholder Approval...........................................................   A-20
6.03    Registration Statements........................................................   A-21
6.04    Press Releases.................................................................   A-22
6.05    Access; Information............................................................   A-22
6.06    Acquisition Proposals..........................................................   A-23
6.07    Affiliate Agreements...........................................................   A-23
6.08    Takeover Laws..................................................................   A-23
6.09    Certain Policies...............................................................   A-23
6.10    NYSE Listing...................................................................   A-23
6.11    Regulatory Applications........................................................   A-23
6.12    Indemnification................................................................   A-24
6.13    Benefit Plan; Retention Bonuses................................................   A-25

                                                                                         PAGE
                                                                                         ----
6.14    Accountants' Letters...........................................................   A-25
6.15    Notification of Certain Matters................................................   A-25
6.16    Officers and Directors.........................................................   A-25
6.17    CPR Trust......................................................................   A-25

                                         ARTICLE VII

                           CONDITIONS TO CONSUMMATION OF THE MERGER
7.01    Conditions to Each Party's Obligation to Effect the Merger.....................   A-26
7.02    Conditions to Obligation of Coast..............................................   A-26
7.03    Conditions to Obligation of Ahmanson...........................................   A-27

                                         ARTICLE VIII

                                         TERMINATION
8.01    Termination....................................................................   A-28
8.02    Effect of Termination and Abandonment..........................................   A-28

                                          ARTICLE IX

                                        MISCELLANEOUS
9.01    Survival.......................................................................   A-29
9.02    Waiver; Amendment..............................................................   A-29
9.03    Counterparts...................................................................   A-29
9.04    Governing Law..................................................................   A-29
9.05    Expenses.......................................................................   A-29
9.06    Notices........................................................................   A-29
9.07    Entire Understanding; No Third Party Beneficiaries.............................   A-30
9.08    Interpretation; Effect.........................................................   A-30

EXHIBIT A Form of Coast Affiliate Agreement

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of October 5, 1997 (this "Agreement"), by and between Coast Savings Financial, Inc. ("Coast") and H. F. Ahmanson & Company ("Ahmanson").

                                    RECITALS

     A. Coast Savings Financial, Inc. Coast is a Delaware corporation, having its principal place of business in Los Angeles, California.

     B. H. F. Ahmanson & Company. Ahmanson is a Delaware corporation, having its principal place of business in Irwindale, California.

     C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     D. Board Action. The respective Boards of Directors of each of Ahmanson and Coast have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

          "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Coast or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Coast or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

          "Ahmanson" has the meaning set forth in the preamble to this Agreement.

          "Ahmanson Board" means the Board of Directors of Ahmanson.

          "Ahmanson Common Stock" means the common stock, par value $.01 per share, of Ahmanson.

          "Ahmanson Preferred Stock" means the preferred stock, par value $.01 per share, of Ahmanson, including its outstanding shares of 8.40% Series C preferred stock and 6% Cumulative Convertible Series D preferred stock.

          "Ahmanson Registration Statement" has the meaning set forth in Section 6.03.

          "Ahmanson Rights" means the preferred share purchase rights issued under the Ahmanson Rights Agreement.

          "Ahmanson Rights Agreement" means the Rights Agreement, dated as of July 26, 1988, between Ahmanson and Union Bank, as rights agent.

          "Ahmanson Stock" means, collectively, Ahmanson Common Stock and Ahmanson Preferred Stock.

          "Coast" has the meaning set forth in the preamble to this Agreement.

          "Coast Affiliate" has the meaning set forth in Section 6.07(a).

          "Coast Board" means the Board of Directors of Coast.

          "Coast By-Laws" means the By-laws of Coast.

          "Coast Certificate" means the Certificate of Incorporation of Coast.

          "Coast Common Stock" means the common stock, par value $.01 per share, of Coast.

          "Coast Federal" means Coast Federal Bank, Federal Savings Bank.

          "Coast Meeting" has the meaning set forth in Section 6.02.

          "Coast Performance Share Award Plan" means the Coast Performance Share Plan for Key Employees.

          "Coast Preferred Stock" means the serial preferred stock, no par value per share, of Coast.

          "Coast Rights" means the preferred share purchase rights issued under the Coast Rights Agreement.

          "Coast Rights Agreement" means the Rights Agreement, dated as of August 25, 1989, between Coast and Manufacturers Hanover Trust of California, as rights agent.

          "Coast Stock" means, collectively, Coast Common Stock and Coast Preferred Stock.

          "Coast Stock Option" has the meaning set forth in Section 3.06.

          "Coast Stock Plans" means the 1996 Equity Incentive Plan and the 1985 Stock Option and Stock Appreciation Rights Plan.

          "Code" has the meaning set forth in the recitals.

          "Commitment" has the meaning set forth in Annex I hereto.

          "Compensation and Benefit Plans" has the meaning set forth in Section 5.03(m).

          "Consultants" has the meaning set forth in Section 5.03(m).

          "Costs" has the meaning set forth in Section 6.12(a).

          "CPR Certificates" has the meaning set forth in Annex I hereto.

          "CPR Prospectus" has the meaning set forth in Section 6.03.

          "CPR Trust" means the trust formed for the purpose of issuing the CPR Certificates.

          "CPR Trust Registration Statement" has the meaning set forth in
     Section 6.03.

          "Delaware Secretary" has the meaning set forth in Section 2.01.

          "DGCL" means the Delaware General Corporation Law.

          "Directors" has the meaning set forth in Section 5.03(m).

          "Disclosure Schedule" has the meaning set forth in Section 5.01.

          "Dissenters' Shares" has the meaning set forth in Section 3.01(a).

          "Dissenting Shareholders" has the meaning set forth in Section
     3.01(a).

          "Effective Date" means the date on which the Effective Time occurs.

          "Effective Time" means the effective time of the Merger, as provided for in Section 2.02.

          "Employees" has the meaning set forth in Section 5.03(m).

          "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the

     Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

          "ERISA Affiliate Plan" has the meaning set forth in Section 5.03(m).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" has the meaning set forth in Section 3.04.

          "Exchange Ratio" has the meaning set forth in Section 3.01.

          "Expense Fund" has the meaning set forth in Annex I hereto.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "FHLBSF" means the Federal Home Loan Bank of San Francisco.

          "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

          "HOLA" means the Home Owners' Loan Act, as amended.

          "Home Savings" means Home Savings of America, FSB.

          "Indemnified Party" has the meaning set forth in Section 6.12(a).

          "Insurance Amount" has the meaning set forth in Section 6.12(b).

          "Insurance Policies" has the meaning set forth in Section 5.03(t).

          "IRS" has the meaning set forth in Section 5.03(m).

          "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

          "Litigation Trustees" has the meaning set forth in Annex I hereto.

          "Material Adverse Effect" means, with respect to Ahmanson or Coast, any effect that (i) is material and adverse to the financial position, results of operations or business of Ahmanson and its Subsidiaries taken as a whole or Coast and its Subsidiaries taken as a whole, respectively, or
     (ii) would materially impair the ability of either Ahmanson or Coast to perform its obligations under this Agreement or otherwise materially impede the consummation of the Merger and the other transactions contemplated by this Agreement, provided that Material Adverse Effect shall not be deemed to include a change in condition resulting from a general downturn in the California economy.

          "Merger" has the meaning set forth in Section 2.01.

          "Merger Consideration" has the meaning set forth in Section 3.01.

          "Multiemployer Plans" has the meaning set forth in Section 5.03(m).

          "New Certificate" has the meaning set forth in Section 3.04.

          "NYSE" means the New York Stock Exchange, Inc.

          "Old Certificate" has the meaning set forth in Section 3.04.

          "OTS" means the Office of Thrift Supervision.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Pension Plan" has the meaning set forth in Section 5.03(m).

          "Person" means any individual, savings association, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

          "Previously Disclosed" by a party means information set forth in its Disclosure Schedule.

          "Proxy Statement" has the meaning set forth in Section 6.03.

          "Registration Statements" has the meaning set forth in Section 6.03.

          "Regulatory Authorities" has the meaning set forth in Section 5.03(i).

          "Regulatory Documents" means documents filed with the SEC or the OTS, as applicable, of the types referred to in Section 5.03(g) and Section 5.04(g).

          "Replacement Option" has the meaning set forth in Section 3.06.

          "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

          "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

          "SAIF" means the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

          "Surviving Corporation" has the meaning set forth in Section 2.01.

          "Takeover Laws" has the meaning set forth in Section 5.03(o).

          "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

          "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

          "Treasury Stock" shall mean shares of Coast Stock held by Coast or any of its Subsidiaries or by Ahmanson or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

          "Trust Agreement" has the meaning set forth in Annex I hereto.

          "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder.

                                   ARTICLE II

                                   THE MERGER

     2.01 The Merger. (a) At the Effective Time, Coast shall merge with and into Ahmanson (the "Merger"), the separate corporate existence of Coast shall cease and Ahmanson shall survive and continue to exist as a Delaware corporation (Ahmanson, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Ahmanson may at any time prior to the mailing of the Proxy Statement change the method of effecting the combination with Coast (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Coast Common Stock as provided for in this Agreement, (ii) adversely affect the tax treatment of Coast's stockholders as a result of the transactions contemplated hereby or any payments made with respect to CPR Certificates or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

          (b) Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of Delaware (the "Delaware Secretary") of a certificate of merger in accordance with Section 251 of the DGCL or such later date and time as may be set forth in such certificate. The Merger shall have the effects prescribed in the DGCL.

          (c) Articles of Incorporation and By-Laws. The articles of incorporation and by-laws of Ahmanson immediately after the Merger shall be those of Ahmanson as in effect immediately prior to the Effective Time.

          (d) Directors and Officers of the Surviving Corporation. Subject to
     Section 6.16, the directors and officers of Ahmanson immediately after the Merger shall be the directors and officers of Ahmanson immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

     2.02 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (i) the fifth business day to occur after the last of the conditions set forth in Section 7.01 shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Ahmanson, on the last business day of the month in which such day occurs or, if such last business day occurs on one of the last five business days of such month, on the last business day of the succeeding month) or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

     3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, and except in the case of the second paragraph of (a) below, automatically by virtue of the Merger and without any action on the part of any
Person:

          (a) Outstanding Coast Common Stock and Coast Rights. Each share (excluding (i) Treasury Stock and (ii) shares held by holders of Coast Common Stock (each a "Dissenting Shareholder") who perfect their rights to dissent under the DGCL (the "Dissenters' Shares")) of Coast Common Stock issued and outstanding immediately prior to the Effective Time, together with each associated Coast Right, shall become and be converted into the right to receive 0.8082 of a share of Ahmanson Common Stock (the "Exchange Ratio") (with the appropriate number of Ahmanson Rights as provided in the Ahmanson Rights Agreement, whether or not such Ahmanson Rights shall still be attached to such shares). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.05.

     Ahmanson shall enter into the Commitment with the CPR Trust at or prior to the Effective Time and effective at the Effective Time. The shares of Ahmanson Common Stock to be issued hereunder and the entering into of the Commitment shall constitute the "Merger Consideration."

          (b) Outstanding Ahmanson Stock. Each share of Ahmanson Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

          (c) Treasury Shares. Each share of Coast Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Coast Common Stock shall cease to be, and shall have no rights as, stockholders of Coast, other than to receive any dividend or other distribution with respect to such Coast Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Coast or the Surviving Corporation of shares of Coast Stock.

     3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Ahmanson Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Ahmanson shall pay to each holder of Coast Common Stock who would otherwise be entitled to a fractional share of Ahmanson Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of Ahmanson Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

     3.04  Exchange Procedures.

          (a) At or prior to the Effective Time, Ahmanson shall deposit, or shall cause to be deposited, with a depository institution of recognized standing selected by Ahmanson (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Coast Common Stock ("Old Certificates") to be exchanged in accordance with this Article III, certificates representing the shares of Ahmanson Common Stock ("New Certificates") to which the holders of the Old Certificates are entitled pursuant to this Agreement, together with an estimated amount of cash to be paid pursuant to this Article III in exchange for outstanding shares of Coast Common Stock.

          (b) As promptly as practicable after the Effective Date, Ahmanson shall send or cause to be sent to each former holder of record of shares of Coast Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Ahmanson shall cause the New Certificates and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Coast Common Stock (or indemnity reasonably satisfactory to Ahmanson and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

          (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Coast Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) At the election of Ahmanson, no dividends or other distributions with respect to Ahmanson Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Coast Common Stock converted in the Merger into the right to receive shares of such Ahmanson Common Stock. Upon surrender of Old Certificates (or indemnity reasonably satisfactory to Ahmanson and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) in accordance with this Section 3.04, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Ahmanson Common Stock such holder had the right to receive upon surrender of Old Certificates (or delivery of such indemnity).

     3.05 Anti-Dilution Provisions. In the event Ahmanson changes (or establishes a record date for changing) the number or kind of shares of Ahmanson Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Ahmanson Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted in such manner as Coast and Ahmanson shall agree, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to the holders of Ahmanson Common Stock generally.

     3.06 Options, Performance Shares and Stock Appreciation Rights. (a) At the Effective Time, each outstanding option to purchase shares of Coast Common Stock under the Coast Stock Plans (each, a "Coast Stock Option"), whether vested or unvested, shall be converted into an option (a "Replacement Option") to acquire, on the same terms and conditions as were applicable under such Coast Stock Option, (a) the number of shares of Ahmanson Common Stock equal to (i) the number of shares of Coast Common Stock subject to the Coast Stock Option, multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of Coast Common Stock which were purchasable pursuant to such Coast Stock Option divided by (B) the number of full shares of Ahmanson Common Stock subject to such Replacement Option in accordance with the foregoing and (b) one CPR Certificate for each share of Coast Common Stock that would have been issuable upon exercise in full of such Coast Stock Option. At or prior to the Effective Time, Coast shall take all necessary action, if any, including obtaining any necessary consents from optionees, with respect to the Coast Stock Plans to permit the replacement of the outstanding Coast Stock Options by Replacement Options pursuant to this Section and to permit Ahmanson to assume the Coast Stock Plans. At the Effective Time, Ahmanson shall assume the Coast Stock Plans; provided, that such assumption shall be only in respect of the Replacement Options and that Ahmanson shall have no obligation with respect to any awards under the Coast Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Coast Stock Plans.

          (b) Immediately prior to the Effective Time, each outstanding performance share award under the Coast Performance Share Award Plan shall be canceled and only entitle the holder thereof to receive for each share of Coast Common Stock with respect to such award (i) one CPR Certificate and (ii) an amount in cash equal to the difference between (A) the result of multiplying the Exchange Ratio by the average of the last sale prices of one share of Ahmanson Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the five NYSE trading days immediately prior to the Effective Date and (B) the base price under such award. Prior to the Effective Date, Coast shall take all necessary action with respect to such cancellation, including obtaining any necessary consents from the holders of such awards.

          (c) Immediately prior to the Effective Time, each outstanding stock appreciation right under the Coast Stock Plans shall be canceled and only entitle the holder thereof to receive for each share of Coast Stock with respect to such stock appreciation right (i) one CPR Certificate and (ii) an amount in cash equal to the difference between (A) the result of multiplying the Exchange Ratio by the average of the last sale prices of one share of Ahmanson Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the five NYSE trading days immediately prior to the Effective Date and (B) the grant price of such stock appreciation right. Prior to the Effective Date, Coast shall take all necessary action with respect to such cancellation, including obtaining any necessary consents from the holders of such stock appreciation rights.

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          (d) If the necessary consents referred to in paragraphs (b) and (c)
     above are not obtained, the holders who do not consent shall only be entitled to (i) with respect to each outstanding performance share award under the Coast Performance Share Award Plan an amount in cash equal to the result of multiplying (A) the difference between the average of the last sale prices of one share of Coast Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the five NYSE trading days immediately prior to the Effective Date and the base price under such award by (B) the total number of shares of Coast Stock with respect to such award and (ii) with respect to each outstanding stock appreciation right under the Coast Stock Plans, an amount in cash equal to the result of multiplying (A) the difference between the average of the last sale prices of one share of Coast Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the five NYSE trading days immediately prior to the Effective Date and the grant price of such stock appreciation right by (B) the total number of shares of Coast Stock with respect to such stock appreciation right. All CPR Certificates with respect to the performance share awards and stock appreciation rights referred to in this Section shall be issued to Ahmanson. In the event that between the date hereof and the Effective Date any performance share awards or stock appreciation rights are exercised, Ahmanson will be entitled to retain any CPR Certificates that would otherwise have been issuable with respect to such performance share awards or stock appreciation rights upon such exercise at the Effective Date.

     3.07 Dissenters Rights. Any Dissenting Shareholder who shall be entitled to be paid the "fair value" of his or her Dissenters' Shares, as provided in
Section 262 of the DGCL, shall not be entitled to the Merger Consideration in respect thereof provided for under Section 3.01(a) unless and until such Dissenting Shareholder shall have failed to perfect or shall have withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the DGCL, and shall be entitled to receive only the payment provided for by Section 262 of the DGCL with respect to such Dissenters' Shares. If any Dissenting Shareholder shall fail to perfect or shall have been withdrawn or lost such right to dissent, the Dissenters' Shares held by such Dissenting Shareholder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration pursuant to Section 3.01(a) hereof.

                                   ARTICLE IV

                          ACTIONS PENDING ACQUISITION

     4.01 Forebearances of Coast. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as set forth in paragraph 4.01 of Coast's Disclosure Schedule, without the prior written consent of Ahmanson, Coast will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of Coast and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon Coast's ability to perform any of its material obligations under this Agreement.

          (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Coast Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Coast Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (c) Dividends, Etc. (a) Make, declare, pay or set aside for payment any dividend (other than dividends from wholly owned Subsidiaries to Coast or another wholly owned Subsidiary of Coast) on or in respect of, or declare or make any distribution on any shares of Coast Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

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          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Coast or its Subsidiaries, or hire any new employees at the rank of senior vice president or above, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees (other than any senior vice presidents or any employees ranking senior to senior vice presidents) in the ordinary course of business consistent with past practice as Previously Disclosed, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for grants of awards to newly hired employees consistent with past practice as Previously Disclosed, (v) agreements to provide retention bonuses to employees made pursuant to Section 6.13(b), (vi) the annual rollover of executive employment agreements Previously Disclosed or (vii) agreements to provide bonuses for the 1997 calendar year consistent with past practice up to an aggregate of $1.9 million.

          (e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) as otherwise provided herein) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Coast or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

          (g) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

          (h) Governing Documents. Amend the Coast Certificate, Coast By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Coast's Subsidiaries.

          (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (j) Contracts. (i) Amend, or take any action adverse to Ahmanson with respect to, the Coast Rights Agreement or (ii), except in the ordinary course of business consistent with past practice or with the consent of Ahmanson (which consent shall not be unreasonably withheld or delayed), enter into or terminate any contract material to its assets, business or operations or amend or modify in any material respect any such existing material contract.

          (k) Claims. Except in the ordinary course of business consistent with past practice or with the consent of Ahmanson (which consent shall not be unreasonably withheld or delayed), settle any claim, action or proceeding against it, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Coast and its Subsidiaries, taken as a whole and that does not create precedent for claims that are reasonably likely to be material to Coast and its Subsidiaries taken as a whole.

          (l) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) take any action that is intended or is known to be reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to

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

     the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

          (m) Risk Management. Except as required by applicable law or regulation or with the consent of Ahmanson (which consent shall not be unreasonably withheld or delayed), (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices or (ii) fail to follow in all material respects its existing policies or practices with respect to managing its exposure to interest rate and other risk.

          (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

          (o) Commitments. Agree or commit to do any of the foregoing.

     4.02 Forebearances of Ahmanson. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Coast, Ahmanson will not:

          (a) Dividends. Make, declare, pay or set aside for payment any dividends other than quarterly dividends in an amount, and with record and payment dates, consistent with past practice (provided that Ahmanson may raise its regular quarterly dividend rate by an amount not exceeding 20%).

          (b) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; (b) repurchase any Ahmanson Stock such that an Ahmanson stockholder vote would be required for consummation of the Merger or which would have the effect of a recapitalization of Ahmanson or at prices reflecting a significant premium to the prices at which the Ahmanson Common Stock is then trading; (c) take any action that is intended or is known to be reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; or

          (c) Commitments. Agree or commit to do any of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.01 Disclosure Schedules. On or prior to the date hereof, Coast has delivered to Ahmanson a schedule (its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Coast that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. Coast represents and warrants that its Disclosure Schedule is true and correct in all material respects and does not omit any item or information material to the applicable paragraph in Section 5.03 and required to be disclosed therein.

     5.02 Standard. No representation or warranty of Coast or Ahmanson contained in Section 5.03 or 5.04, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

     5.03  Representations and Warranties of Coast. Subject to Sections 5.01 and
5.02 and except as Previously Disclosed in the applicable paragraph of its Disclosure Schedule, or any other paragraph of the

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

Disclosure Schedule so long as it is clear from the context of the disclosure that the disclosure in such other paragraph of the Disclosure Schedule is also applicable to the paragraph of this Section 5.03 in question, Coast hereby represents and warrants to Ahmanson:

          (a) Organization, Standing and Authority. Coast is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Coast is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Coast is duly registered as a savings and loan holding company under HOLA. Coast Federal is a qualified thrift lender pursuant to Section 10(m) of HOLA and its deposits are insured by the FDIC through the SAIF to the fullest extent permitted by law. Coast Federal is a member in good standing of the FHLBSF.

          (b) Coast Stock. As of the date hereof, the authorized capital stock of Coast consists solely of (i) 100,000,000 shares of Coast Common Stock, of which no more than 18,645,327 shares are outstanding as of the date hereof and (ii) 50,000,000 shares of Coast Preferred Stock, of which no shares are outstanding as of the date hereof. As of the date hereof, no shares of Coast Common Stock and no shares of Coast Preferred Stock were held in treasury by Coast or otherwise owned by Coast or its Subsidiaries. The outstanding shares of Coast Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed, there are no shares of Coast Stock authorized and reserved for issuance, Coast does not have any Rights issued or outstanding with respect to Coast Stock, and Coast does not have any commitment to authorize, issue or sell any Coast Stock or Rights. The number of shares of Coast Common Stock which are issuable and reserved for issuance upon exercise of Coast Stock Options as of the date hereof (and the exercise price thereof) are Previously Disclosed in Coast's Disclosure Schedule.

          (c) Subsidiaries. (i)(A) Coast has Previously Disclosed in its Disclosure Schedule a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Coast or its Subsidiaries are fully paid and nonassessable and are owned by Coast or its Subsidiaries free and clear of any Liens.

             (ii) Coast does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person (other than in a fiduciary capacity or in connection with the foreclosure of security interests or as a result of similar enforcement remedies in connection with loans made in the ordinary course of business), or any interest in a partnership or joint venture of any kind, other than in its Subsidiaries.

             (iii) Each of Coast's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d) Corporate Power. Coast and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Coast has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) Corporate Authority. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding

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     shares of Coast Common Stock entitled to vote thereon (which is the only stockholder vote required thereon), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Coast and the Coast Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of Coast, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Coast Board has received the written opinion of Goldman, Sachs & Co. to the effect that as of the date hereof the consideration to be received by the holders of Coast Common Stock in the Merger is fair to the holders of Coast Common Stock from a financial point of view.

          (f) Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Coast or any of its Subsidiaries in connection with the execution, delivery or performance by Coast of this Agreement or to consummate the Merger except for (A) filings and approvals of applications with and by the OTS, (B) filings with the SEC and state securities authorities and the approval of this Agreement by the stockholders of Coast, and (C) the filing of a certificate of merger with the Delaware Secretary pursuant to the DGCL. As of the date hereof, Coast is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Coast or of any of its Subsidiaries or to which Coast or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Coast Certificate or the Coast By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports and Regulatory Documents. (i) Coast's Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1994 under the Securities Act, under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the OTS, in the form filed or to be filed (collectively, Coast's "Regulatory Documents") with the SEC or the OTS, as applicable, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act, the Exchange Act or the securities regulations of the OTS, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Coast and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Coast and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the lack of complete footnote disclosure in the case of unaudited statements.

             (ii) Except as Previously Disclosed in its Disclosure Schedule, since December 31, 1996, Coast and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice (other than liabilities (A) with respect to expenses related to this Agreement and the transactions contemplated hereby and
        (B) with respect to other possible merger transactions all of which have been expensed or reserved for).

             (iii) Since December 31, 1996, (A) Coast and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby and other possible merger transactions) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section
        5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Coast.

          (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Coast or any of its Subsidiaries and, to Coast's knowledge, no such litigation, claim or other proceeding has been threatened.

          (i) Regulatory Matters. (i) Neither Coast nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OTS and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

             (ii) Neither Coast nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (j) Compliance with Laws. Coast and each of its Subsidiaries:

             (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and, to Coast's knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that Coast or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Coast's knowledge, do any grounds for any of the foregoing exist).

          (k) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its Regulatory Documents, neither Coast nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of
     Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries.

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     Neither Coast nor any of its Subsidiaries is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, or under any other contract if such default could reasonably be expected to have a Material Adverse Effect on Coast, and in either case there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (l) No Brokers. No action has been taken by Coast that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Goldman, Sachs & Co.

          (m) Employee Benefit Plans. (i) Section 5.03(m)(i) of Coast's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") or director or former director (the "Directors") of Coast or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the "Compensation and Benefit Plans"). Neither Coast nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

             (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service ("IRS") for "TRA" (as defined in Rev. Proc. 93-39), or will file for such determination letter prior to the expiration of the remedial amendment period for such Compensation and Benefit Plan, and Coast is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Coast, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither Coast nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Coast or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

             (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Coast or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with Coast under Section 4001(a)(14) of ERISA or
        Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). None of Coast, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA during the preceding five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to Coast's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Coast, there is no pending investigation or enforcement action by the PBGC, the Department of Labor or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which in either case reasonably could be expected to change such result.

             (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Coast or any of its Subsidiaries is a party have been timely made or have been reflected on Coast's financial statements to the extent required by generally accepted accounting principles. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of Coast, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

             (v) Neither Coast nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Coast or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

             (vi) Coast and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

             (vii) With respect to each Compensation and Benefit Plan, if applicable, Coast has provided or made available to Ahmanson, true and complete copies of its existing (A) Compensation and Benefit Plan documents and amendments thereto and (B) trust instruments and insurance contracts.

             (viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

             (ix) Neither Coast nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

             (x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Ahmanson, Coast or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an employee or consultant of Coast who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (n) Labor Matters. Neither Coast nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Coast or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Coast or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Coast's knowledge, threatened, nor is Coast aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (o) Takeover Laws; Dissenters Rights. Coast has taken all action required to be taken by it in order to exempt this Agreement, and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"), including, without limitation, the State of Delaware, and including, without limitation, Section 203 of the DGCL.

          (p) Environmental Matters. To the best knowledge of Coast, neither the conduct nor operation of Coast or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Coast nor any of its Subsidiaries has received any notice from any person or entity that Coast or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (q) Tax Matters. (i)(A) All federal, state, local and foreign Tax Returns (including information returns) required to be filed by or on behalf of Coast or its Subsidiaries have been prepared in good faith and duly and timely filed, and all such filed Tax Returns are complete and accurate in all material respects. (B) Coast and each of its Subsidiaries have paid in full all Taxes due (including interest and penalties) or have provided adequate reserves for any such Taxes in the financial statements of Coast in accordance with generally accepted accounting principles, whether or not shown as being due on any of the Tax Returns referred to in clause (i)(A). (C) Neither Coast nor any of its Subsidiaries has received any memorandum or opinion from legal counsel that was sought in order to satisfy the reasonable cause exception (set forth in Section 6664(c) of the Code) applicable to the penalties for certain underpayments of Taxes set forth in Sections 6662 through 6664 of the Code. (D) There is no pending or threatened audit, examination, assessment or proposed assessment of a deficiency, or refund litigation with respect to any Taxes of Coast or its Subsidiaries. (E) All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Taxes of Coast or its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes (in accordance with generally accepted accounting principles) on the financial statements of Coast. (F) Neither Coast nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. (G) No power of attorney has been granted by or with respect to Coast or any of its Subsidiaries with respect to any matter relating to Taxes. (H) Neither Coast nor any of its Subsidiaries has made or will make a material election as to Taxes during the period from January 1, 1997 through the Effective Time, other than elections made on tax returns filed for the year ended on December 31, 1996.

             (ii)(A) No liens or other security interests have been imposed on any assets of Coast or its Subsidiaries in connection with any failure (or alleged failure) to pay any Tax. (B) Coast and its Subsidiaries have timely withheld, and paid over to the relevant governmental authority or other appropriate payee, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other person. (C) Neither Coast nor any of its Subsidiaries is a party to any tax allocation or sharing agreement under which it has obligations to a party other than Coast or its Subsidiaries, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group the common parent of which is or was Coast) or otherwise has any liability for the Taxes of any person (other than Coast or its Subsidiaries). (D) Neither Coast nor any of its Subsidiaries has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation
        Section 1.1502-13 (or similar provision under state, local or foreign law) or any excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19. (E) Coast is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

             (iii) As of the date hereof, neither Coast nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, or otherwise prevent the conditions in Section 7.02 from being met.

          (r) Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Coast's own account, or for the account of one or more of Coast's Subsidiaries or their customers (all of which are listed on Coast's Disclosure Schedule), were entered into in accordance with all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; each of them constitutes the valid and legally binding obligation of Coast or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Coast nor its Subsidiaries, nor to Coast's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

          (s) Books and Records. The books and records of Coast and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Coast and its Subsidiaries.

          (t) Insurance. Coast's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Coast or its Subsidiaries ("Insurance Policies"). Coast and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Coast reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Coast and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (u) Disclosure. The representations and warranties contained in this
     Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

     5.04 Representations and Warranties of Ahmanson. Subject to Section 5.02, Ahmanson hereby represents and warrants to Coast as follows:

          (a) Organization, Standing and Authority. Ahmanson is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Ahmanson is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Ahmanson has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. Ahmanson is duly registered as a savings and loan holding company under HOLA.

          (b) Ahmanson Stock. (i) As of the date hereof, the authorized capital stock of Ahmanson consists solely of 220,000,000 shares of Ahmanson Common Stock, of which no more than 94,441,674 shares were outstanding as of the date hereof, and 10,000,000 shares of Ahmanson Preferred Stock, of which no more than 780,000 shares of 8.40% Series C preferred stock and 575,000 shares of 6% Cumulative Convertible Series D preferred stock were outstanding as of the date hereof. As of the date hereof, except for Rights issued pursuant to the Ahmanson Rights Agreement, Ahmanson's 1996 Nonemployee Directors' Stock Incentive Plan, Ahmanson's 1993 Stock Incentive Plan, Ahmanson's 1988 Directors' Stock Incentive Plan and Ahmanson's 1984 Stock Incentive Plan or upon conversion of Ahmanson's 6% Cumulative Convertible Series D preferred stock, Ahmanson does not have any Rights issued or outstanding with respect to Ahmanson Stock and Ahmanson does not have any commitment to authorize, issue or sell any Ahmanson Stock or Rights, except pursuant to this Agreement.

             (ii) The shares of Ahmanson Common Stock to be issued in exchange for shares of Coast Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to pre-emptive rights.

          (c) Subsidiaries. Each of Ahmanson's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

          (d) Corporate Power. Ahmanson and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Ahmanson has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) Corporate Authority. (i) This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Ahmanson and the Ahmanson Board. This Agreement is a valid and legally binding agreement of Ahmanson enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). No Ahmanson stockholder approval is required for this Agreement and the transactions contemplated hereby under the DGCL, Ahmanson's certificate of incorporation or Ahmanson's by-laws or the rules of the NYSE.

             (ii) The entering into of the Commitment has been authorized by all necessary corporate action of Ahmanson. The entering into of the Commitment will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Ahmanson or of any of its Subsidiaries or to which Ahmanson or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws of Ahmanson, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (f) Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Ahmanson or any of its Subsidiaries in connection with the execution, delivery or performance by Ahmanson of this Agreement or to consummate the Merger except for (A) the filings and approvals of applications with and by the OTS; (B) approval of the listing on the NYSE of Ahmanson Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Ahmanson Registration Statement; (D) the filing of a certificate of merger with the Delaware Secretary pursuant to the DGCL; and (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Ahmanson Stock in the Merger. As of the date hereof, Ahmanson is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not
        (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Ahmanson or of any of its Subsidiaries or to which Ahmanson or any of its Subsidiaries or properties is subject or bound,
        (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Ahmanson or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports and Regulatory Documents; Material Adverse Effect. (i) Ahmanson's Regulatory Documents, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Ahmanson and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Ahmanson and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the lack of complete footnote disclosure in the case of unaudited statements.

             (ii) Since December 31, 1996, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

     (h) Litigation; Regulatory Action. (i) Other than as set forth in its Regulatory Documents filed on or before the date hereof, no litigation, claim or other proceeding before any Governmental Authority is pending against Ahmanson or any of its Subsidiaries and, to the best of Ahmanson's knowledge, no such litigation, claim or other proceeding has been threatened.

             (ii) Neither Ahmanson nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has Ahmanson or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (i) Compliance with Laws. Ahmanson and each of its Subsidiaries:

          (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that Ahmanson or any of its Subsidiaries is not in compliance with any of the statues, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Ahmanson's knowledge, do any grounds for any of the foregoing exist).

          (j) No Brokers. No action has been taken by Ahmanson that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

          (k) Tax Matters. As of the date hereof, neither Ahmanson nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, or otherwise prevent the conditions in Section 7.03 from being met.

          (l) Disclosure. The representations and warranties contained in this
     Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

                                   ARTICLE VI

                                   COVENANTS

     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Coast and Ahmanson agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

     6.02 Stockholder Approval. Coast agrees to take in accordance with applicable law and its certificate of incorporation and by-laws all action necessary to convene a meeting of its stockholders to consider and vote upon the approval and adoption of this Agreement and the transactions contemplated hereby (including the approval of the establishment of the CPR Trust, the engagement of the Litigation Trustees (including the terms of their engagement) and the terms of the Commitment and the rights of holders of Trust Certificates) and any other matters required to be approved by Coast's stockholders for consummation of the Merger (including any adjournment or postponement, the "Coast Meeting"), as promptly as practicable after the

Registration Statements are declared effective. Subject to the proviso in the first sentence of Section 6.06, the Coast Board shall recommend such approval, and Coast shall take all reasonable, lawful action to solicit such approval by its stockholders.

     6.03 Registration Statements. (a) Ahmanson agrees to prepare a registration statement on Form S-4 or other applicable form (the "Ahmanson Registration Statement") to be filed by Ahmanson with the SEC in connection with the issuance of Ahmanson Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Coast constituting a part thereof (the "Proxy Statement") and all related documents). Coast agrees to cooperate, and to cause its Subsidiaries to cooperate, with Ahmanson, its counsel and its accountants, in the preparation of the Ahmanson Registration Statement and the Proxy Statement; and Coast agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and Ahmanson agrees to file the Ahmanson Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Coast and Ahmanson agrees to use all reasonable efforts to cause the Ahmanson Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Ahmanson also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Coast agrees to furnish to Ahmanson all information concerning Coast, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing. Coast agrees to prepare a registration statement on Form S-1 or other applicable form (the "CPR Trust Registration Statement" and, together with the Ahmanson Registration Statement, the "Registration Statements") to be filed by the CPR Trust with the SEC in connection with the distribution of the CPR Certificates (including the prospectus constituting a part thereof (the "CPR Prospectus") and all related documents). Coast agrees to cause the CPR Trust Registration Statement to be filed with the SEC as soon as reasonably practicable after the date hereof. Coast agrees to use all reasonable efforts to cause the CPR Trust Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to cause the Trust Agreement to be qualified under the Trust Indenture Act. Coast also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the distribution of the CPR Certificates by Coast. Ahmanson agrees to furnish to Coast all information concerning Ahmanson, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

          (b) Each of Coast and Ahmanson agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statements will, at the time the Registration Statements and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Coast Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto and the CPR Prospectus and any amendment or supplement thereto will, as of its date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the CPR Prospectus or any amendment or supplement thereto. Each of Coast and Ahmanson further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement, CPR Prospectus, CPR Trust Registration Statement or Ahmanson Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement, CPR Prospectus, CPR Trust Registration Statement or the Ahmanson Registration Statement.

          (c) Each of Ahmanson and Coast agrees to advise the other party, promptly after Ahmanson or Coast, as the case may be, receives notice thereof, of the time when the Ahmanson Registration Statement or the CPR Trust Registration Statement, as the case may be, has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Ahmanson Common Stock or the CPR Certificates as the case may be, for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Ahmanson Registration Statement or the CPR Trust Registration Statement, as the case may be, or for additional information.

     6.04 Press Releases. Each of Coast and Ahmanson agrees that it will not, without prior consultation with the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE rules. Each of Ahmanson and Coast will agree upon the joint initial press release made with respect to the transactions contemplated hereby.

     6.05 Access; Information. (a) Each of Coast and Ahmanson agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

          (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same (or confirm in writing that all such copies have been destroyed). No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

          (c) Except as contemplated by this Agreement and following termination of this Agreement, each party hereto agrees that for two years from September 18, 1997 it (and its affiliates) will not, alone or with others, in any manner, (a) acquire, agree to acquire, or make any offer or proposal (other than a confidential request to the Chairman of the Board for permission to make an offer or proposal) to acquire beneficial ownership of any securities or material properties of the other party (and its Subsidiaries), unless such acquisition or agreement or the making of such offer or proposal, shall have been expressly first approved by the other party's Board of Directors or (b) solicit proxies from stockholders of the other party.

     6.06 Acquisition Proposals. Coast agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal or waive any provision of or amend the terms of the Coast Rights Agreement in respect of an Acquisition Proposal; provided, however, that nothing in this Agreement shall (x) require the Coast Board to recommend stockholder approval of the Merger following an Acquisition Proposal, (y) prevent Coast or the Coast Board from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person or (ii) recommending such an unsolicited bona fide written Acquisition Proposal to the holders of Coast Common Stock or (z) prevent Coast from waiving any provision of or amending the terms of the Coast Rights Agreement in respect of an Acquisition Proposal, if and only if, with respect to the actions described in clause (x), (y) or (z), as applicable, (A) the Coast Board concludes in good faith that the Acquisition Proposal, if consummated, would result in a transaction more favorable to holders of Coast Common Stock than the transaction contemplated by this Agreement; (B) the Coast Board determines in good faith based upon the advice of outside counsel that such action is legally necessary for it to act in a manner consistent with its fiduciary duties under applicable law; and (C) prior to providing any information or data to any person or entering into discussions or negotiations with any Person, the Coast Board notifies Ahmanson immediately of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Coast or any Subsidiary thereof. Coast shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Ahmanson with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Coast shall promptly (within 24 hours) advise Ahmanson following the receipt by Coast of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Ahmanson of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

     6.07 Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, Coast shall deliver to Ahmanson a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Coast Meeting, deemed to be an "affiliate" of Coast (each, a "Coast Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

          (b) Coast shall use its reasonable best efforts to cause each person who may be deemed to be a Coast Affiliate to execute and deliver to Ahmanson on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A.

     6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     6.09 Certain Policies. Prior to the Effective Date, Coast shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Ahmanson, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Ahmanson; provided, however, that Coast shall not be obligated to take any such action pursuant to this Section 6.09 unless and until Ahmanson acknowledges that all conditions to its obligation to consummate the Merger have been satisfied.

     6.10 NYSE Listing. Ahmanson agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Ahmanson Common Stock to be issued to the holders of Coast Common Stock in the Merger.

     6.11 Regulatory Applications. (a) Ahmanson and Coast and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Ahmanson and Coast shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     6.12 Indemnification. (a) Following the Effective Date, Ahmanson shall indemnify, defend and hold harmless the present directors and officers of Coast and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Coast is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Delaware, the Coast Certificate and the Coast By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law, the Coast Certificate and the Coast By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to Ahmanson) selected by Ahmanson and reasonably acceptable to such officer or director.

          (b) For a period of four years from the Effective Time, Ahmanson shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of Coast or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Coast) with respect to claims against such directors and officers arising from facts or events occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Coast; provided, however, that in no event shall Ahmanson be required to expend more than 200% of the Previously Disclosed current amount expended by Coast (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if Ahmanson is unable to maintain or obtain the insurance called for by this Section 6.12(b), Ahmanson shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Coast or any Subsidiary may be required to make application and provide customary representations and warranties to Ahmanson's insurance carrier for the purpose of obtaining such insurance.

          (c) Any Indemnified Party wishing to claim indemnification under
     Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Ahmanson thereof; provided that the failure so to notify shall not affect the obligations of Ahmanson under Section 6.12(a) unless and to the extent that Ahmanson is actually prejudiced as a result of such failure.

          (d) If Ahmanson or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, Ahmanson shall cause proper provision to be made so that the successors and assigns of Ahmanson shall assume the obligations set forth in this Section 6.12.

          (e) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.13 Benefit Plan; Retention Bonuses. (a) Ahmanson shall, from and after the Effective Time, (i) honor in accordance with their terms all employment or severance agreements entered into prior to the date hereof and Previously Disclosed, (ii) provide former employees of Coast who remain as employees of Ahmanson with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Ahmanson, (iii) provide employees of Coast who remain as employees of Ahmanson credit for years of service with Coast or any of its subsidiaries prior to the Effective Time for the purpose of eligibility and vesting and (iv) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Compensation and Benefit Plans) and eligibility waiting periods under group health plans of Ahmanson to be waived with respect to former employees of Coast who remain as employees of Ahmanson (and their eligible dependents) and who become participants in such group health plans. Nothing in this Agreement shall limit or restrict the right of Ahmanson to (A) terminate the employment of any employee at any time for any reason whatsoever, with or without cause, and (B) modify, amend or terminate any employee benefit or other plans of Ahmanson. Ahmanson acknowledges that the Merger constitutes a change in control under the terms of the plans and agreements listed in Coast's Disclosure Schedule under the heading "Disclosures with respect to Section 5.03(m)(i): Employee Benefit Plans."

          (b) Prior to the Effective Time, Coast may agree to pay up to $2,000,000 as retention bonuses, payable upon the day 180 days following the Effective Date or on such earlier day as Ahmanson may determine or upon the earlier termination of the applicable employee by Ahmanson without cause, and to be allocated primarily among non-executive employees of Coast. The allocation of all such payments shall be determined in consultation with Ahmanson and shall be subject to the approval of Ahmanson in its sole discretion.

     6.14 Accountants' Letters. Each of Coast and Ahmanson shall use its reasonable best efforts to cause to be delivered to the other party, and to Ahmanson's directors and officers who sign the Registration Statement, a letter of KPMG Peat Marwick LLP, independent auditors for each of Coast and Ahmanson, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

     6.15 Notification of Certain Matters. Each of Coast and Ahmanson shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.16 Officers and Directors. Ahmanson agrees to cause Mr. Ray Martin to be elected or appointed as a director of Ahmanson at, or as promptly as practicable after, the Effective Time. Coast shall cause such executive officers and directors of Coast Federal as Ahmanson shall specify in writing to cease to be executive officers and directors of Coast Federal prior to the Effective Date.

     6.17 CPR Trust. Coast agrees to take all actions necessary to cause the CPR Trust to be formed. In addition, Coast agrees to take all actions necessary to cause the issuance of the CPR Certificates by the CPR Trust to Coast and to distribute such CPR Certificates to the stockholders of Coast with a record date and payment date on the Effective Date immediately prior to the Effective Time; provided, however, that Coast shall not be required to cause the CPR Trust to issue such CPR Certificates or be required to so distribute the CPR Certificates until all conditions to the Merger, other than such distribution, have been satisfied or waived. Except as set forth in this Section, the terms of the CPR Trust and the CPR Certificates shall be as set forth in Annex I. Coast agrees to cause the CPR Trust immediately prior to the Effective Time to deliver to Coast a number of CPR Certificates sufficient for the delivery of CPR Certificates required pursuant to Section 3.06. Ahmanson agrees to return to the CPR Trust any CPR Certificates with respect to Replacement Options that expire prior to exercise.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Ahmanson and Coast to consummate the Merger is subject to the fulfillment or written waiver by Ahmanson and Coast prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approvals. This Agreement and the transactions contemplated hereby (including the approval of the establishment of the CPR Trust, the engagement of the Litigation Trustees (including their terms of engagement) and the terms of the Commitment and the rights of holders of Trust Certificates) and the Merger shall have been duly adopted by the requisite vote of the stockholders of Coast.

          (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which would reasonably be expected to (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Ahmanson would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (d) Registration Statements; Trust Indenture Act. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn. If required, the Trust Agreement shall have been duly qualified under the Trust Indenture Act.

          (e) Listing. The shares of Ahmanson Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     7.02 Conditions to Obligation of Coast. The obligation of Coast to consummate the Merger is also subject to the fulfillment or written waiver by Coast prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. Subject to Sections 5.01 and 5.02, the representations and warranties of Ahmanson set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Coast shall have received a certificate, dated the Effective Date, signed on behalf of Ahmanson by the Chief Executive Officer and the Chief Financial Officer of Ahmanson to such effect.

          (b) Performance of Obligations of Ahmanson. Ahmanson shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Coast shall have received a certificate, dated the Effective Date, signed on behalf of Ahmanson by the Chief Executive Officer and the Chief Financial Officer of Ahmanson to such effect.

          (c) Opinion of Coast's Counsel. Coast shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, special counsel to Coast, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (A) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code that, accordingly, (i) no gain or loss will be recognized by Coast as a result of the Merger and (ii) no gain or loss will be recognized by a stockholder of Coast who receives shares of Ahmanson Common Stock in exchange for shares of Coast Common Stock, except (x) with respect to cash received in lieu of fractional share interests and (y) for gain that may be recognized in an amount not exceeding the fair market value at the time of the Merger of such stockholder's CPR Certificates (which represent such stockholder's share of the Commitment Amount), and (B) the CPR Trust will not itself be subject to any material federal income taxes. In rendering its opinion, such counsel may require and rely upon representations contained in letters from Coast, Ahmanson and stockholders of Coast. The foregoing opinion will not apply to stockholders or persons receiving Ahmanson Common Stock or CPR Certificates as compensation.

          (d) Accountants' Letters. Coast and Mr. Martin shall have received the letters referred to in Section 6.14 from KPMG Peat Marwick LLP, Ahmanson's independent auditors.

          (e) Commitment. Ahmanson shall have executed and delivered the Commitment and made the transfer to the CPR Trust with respect to the Expense Fund.

     7.03 Conditions to Obligation of Ahmanson. The obligation of Ahmanson to consummate the Merger is also subject to the fulfillment or written waiver by Ahmanson prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Coast set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Ahmanson shall have received a certificate, dated the Effective Date, signed on behalf of Coast by the Chief Executive Officer and the Chief Financial Officer of Coast to such effect.

          (b) Performance of Obligations of Coast. Coast shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Ahmanson shall have received a certificate, dated the Effective Date, signed on behalf of Coast by the Chief Executive Officer and the Chief Financial Officer of Coast to such effect.

          (c) Opinion of Ahmanson's Counsel. Ahmanson shall have received an opinion of Sullivan & Cromwell, special counsel to Ahmanson, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368(a)(1)(A) of the Code and no gain or income will be recognized by Ahmanson in the Merger. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Coast, Ahmanson and stockholders of Coast.

          (d) Accountants' Letters. Ahmanson and its directors and officers who sign the Registration Statement shall have received the letters referred to in Section 6.14 from KPMG Peat Marwick LLP, Coast's independent auditors.

          (e) Dissenters' Shares. Holders of no more than 5% of the outstanding shares of Coast Common Stock shall have given notice that their shares of Coast Common Stock be treated as Dissenters' Shares.

          (f) CPR Trust. Coast shall have established the CPR Trust and shall have caused the CPR Trust to issue the CPR Certificates to Coast and shall have distributed the CPR Certificates to the stockholders of Coast as required by Section 6.17 hereof.

                                  ARTICLE VIII

                                  TERMINATION

     8.01 Termination. This Agreement may be terminated, and the Acquisition may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Ahmanson and Coast, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. At any time prior to the Effective Time, by Ahmanson or Coast, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject if applicable to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 20 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 20 calendar days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

          (c) Delay. At any time prior to the Effective Time, by Ahmanson or Coast, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by June 30, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this
     Section 8.01(c), which action or inaction is in violation of its obligations under this Agreement.

          (d) No Approval. By Coast or Ahmanson, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the stockholder approval required by Section 7.01(a) herein is not obtained at the Coast Meeting.

          (e) Failure to Recommend, Etc. At any time prior to the Coast Meeting, by Ahmanson if the Coast Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Ahmanson.

     8.02 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, subject to the provisions of Section 8.02(b), no party to this Agreement shall have any liability or further obligation to any other party hereunder except that termination will not relieve a breaching party from liability for any breach of this Agreement giving rise to such termination.

          (b) If (a) this Agreement shall be terminated (i) by Ahmanson pursuant to Section 8.01(b) or Section 8.01(e) and, at the time of the occurrence of the circumstance permitting termination pursuant to such Section, there shall exist an Acquisition Proposal with respect to Coast or any of its Subsidiaries, or (ii) by Coast pursuant to Section 8.01(d)(ii) and, at the time of the occurrence of the circumstance permitting termination pursuant to such Section, there shall exist an Acquisition Proposal with respect to Coast or any of its Subsidiaries, and (b) within 12 months after any such termination Coast or any of its Subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal, Coast shall promptly pay to Ahmanson a termination fee equal to $35 million.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Section 6.12, the penultimate sentence of Section 6.17 and this Article IX which shall survive the Effective Time).

     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Coast Meeting, this Agreement may not be amended if it would violate the DGCL or reduce the consideration to be received by Coast stockholders in the Merger.

     9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the DGCL are applicable).

     9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC fees shall be shared equally between Coast and Ahmanson. Coast's expenses in connection with the transactions contemplated by this Agreement, including without limitation fees of legal counsel and financial advisors (but excluding expenses of any litigation relating to the transactions contemplated by this Agreement, printing and mailing expenses, SEC and Blue Sky filing fees and accountants' fees) shall not exceed the amounts set forth in paragraph 9.05 of Coast's Disclosure Schedule.

     9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to Coast, to:

        Coast Savings Financial, Inc.
        1000 Wilshire Boulevard
        Los Angeles, California 90017-2457
        Attention: Ray Martin
        Facsimile: (213) 688-0837

     With copies to:

        Cleary, Gottlieb, Steen & Hamilton
        One Liberty Plaza
        New York, New York 10006
        Attention: Victor Lewkow
        Facsimile: (212) 225-3999

        and

        Mayer, Brown & Platt
        350 South Grand Avenue
        Los Angeles, California 90017-1503
        Attention: James R. Walther
        Facsimile: (213) 625-0248

     If to Ahmanson, to:

        H. F. Ahmanson & Company
        4900 Rivergrade Road
        Irwindale, California 91706
        Attention: Madeleine Kleiner
        Facsimile: (626) 814-6750

     With a copy to:

        Sullivan & Cromwell
        444 S. Flower Street, 12th Floor
        Los Angeles, California 90071
        Attention: Alison S. Ressler
        Facsimile: (213) 683-0457

     9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, including the Exhibits, Schedules and Annexes to this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made prior to October 5, 1997. Except for
Section 6.12, nothing in this Agreement expressed or implied is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits, Schedules or Annexes, such reference shall be to a Section of, or Exhibit, Schedule or Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Coast, Ahmanson or any of their respective Subsidiaries, affiliates or directors to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          COAST SAVINGS FINANCIAL, INC.

                                          By:        /s/ RAY MARTIN
                                            ------------------------------------
                                            Name: Ray Martin
                                            Title: Chairman and Chief Executive
                                              Officer

                                          H. F. AHMANSON & COMPANY

                                          By:   /s/ MADELEINE A. KLEINER
                                            ------------------------------------
                                            Name: Madeleine A. Kleiner
                                            Title: Senior Executive Vice
                                              President and
                                                 Chief Administrative Officer

                                                                      APPENDIX B

================================================================================

                                    AMENDED

                                      AND

                              RESTATED DECLARATION

                                    OF TRUST

                            COAST FEDERAL LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST

                           DATED AS OF

================================================================================

                                                                                        PAGE
                                                                                        ----
                                         ARTICLE I
                               INTERPRETATION AND DEFINITIONS

SECTION 1.1  Definitions..............................................................   B-2

                                         ARTICLE II
                                        ORGANIZATION

SECTION 2.1  Name.....................................................................   B-6
SECTION 2.2  Office...................................................................   B-6
SECTION 2.3  Purposes and Powers of the Trust.........................................   B-6
SECTION 2.4  Title to Property of the Trust...........................................   B-7
SECTION 2.5  Mergers..................................................................   B-7

                                        ARTICLE III
                                          TRUSTEES

SECTION 3.1  Authority................................................................   B-8
SECTION 3.2  Number of Trustees.......................................................   B-8
SECTION 3.3  Delaware Trustee.........................................................   B-8
SECTION 3.4  Institutional Trustee; Eligibility.......................................   B-9
SECTION 3.5  Appointment, Removal and Resignation of the Institutional and Delaware
             Trustees.................................................................   B-9
SECTION 3.6  Vacancies Among Relevant Trustees; Effect of Vacancies...................  B-10
SECTION 3.7  The Litigation Trustees..................................................  B-11
SECTION 3.8  Compensation of the Litigation Trustees..................................  B-11
SECTION 3.9  Limitation on Liability of Litigation Trustees...........................  B-12
SECTION 3.10 Resignation of a Litigation Trustee......................................  B-12
SECTION 3.11 Appointment of Successor Litigation Trustees.............................  B-12
SECTION 3.12 Meetings of the Trustees.................................................  B-13
SECTION 3.13 Powers and Duties of the Sponsor, the Litigation Trustees and the
             Institutional Trustee....................................................  B-13
SECTION 3.14 Certain Duties and Responsibilities of the Trustees......................  B-17
SECTION 3.15 Certain Rights of the Institutional Trustee..............................  B-18
SECTION 3.16 Lists of Holders of CPR Certificates.....................................  B-19
SECTION 3.17 Execution of Documents...................................................  B-20
SECTION 3.18 Not Responsible for Recitals or Issuance of CPR Certificates.............  B-20
SECTION 3.19 Filings with the Commission..............................................  B-20
SECTION 3.20 Default; Notice..........................................................  B-20

                                         ARTICLE IV
                                    PAYMENTS TO HOLDERS

SECTION 4.1 Payment to Holders........................................................  B-20
SECTION 4.2 Timing of Payments........................................................  B-21
SECTION 4.3 Default; Waiver...........................................................  B-21

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                                                                                        ----
                                         ARTICLE V
                     EXPENSES: THE EXPENSE FUND AND THE RETAINED AMOUNT

SECTION 5.1  Expense Fund.............................................................  B-21
SECTION 5.2  Return of Expense Fund...................................................  B-21
SECTION 5.3  Retained Amount..........................................................  B-21

                                         ARTICLE VI
                                MANAGEMENT OF THE LITIGATION

SECTION 6.1  Authority of the Litigation Trustees.....................................  B-22
SECTION 6.2  Retention of Attorneys, Accountants and Other Professionals..............  B-22
SECTION 6.3  Cooperation by the Sponsor...............................................  B-23

                                        ARTICLE VII
                       ISSUANCE AND DISTRIBUTION OF CPR CERTIFICATES

SECTION 7.1  General Provisions Regarding CPR Certificates............................  B-23
SECTION 7.2  Paying Agent, Transfer Agent and Registrar...............................  B-24
SECTION 7.3  Form and Dating..........................................................  B-24
                   (a) Definitive and Global CPR Certificates.........................  B-25
                   (b) Book-Entry Provisions..........................................  B-25
                   (c) Definitive CPR Certificates....................................  B-25
SECTION 7.4  Mutilated, Destroyed, Lost or Stolen Certificates........................  B-25
SECTION 7.5  Temporary CPR Certificates...............................................  B-25
SECTION 7.6  Issuance of CPR Certificates on the Effective Date.......................  B-26
SECTION 7.7  Redemption and Cancellation..............................................  B-26

                                        ARTICLE VIII
                            DISSOLUTION AND TERMINATION OF TRUST

SECTION 8.1  Dissolution and Termination of Trust.....................................  B-26

                                         ARTICLE IX
                                   TRANSFER OF INTERESTS

SECTION 9.1  General..................................................................  B-27
SECTION 9.2  Transfer Procedures......................................................  B-27
                   (a) Transfer and Exchange of Definitive CPR Certificates...........  B-27
                   (b) Restrictions on Transfer of a Definitive CPR Certificate for a
                       Beneficial Interest in a Global CPR Certificate................  B-27
                   (c) Transfer and Exchange of Global CPR Certificates...............  B-28
                   (d) Transfer of a Beneficial Interest in a Global CPR Certificate
                       for a Definitive CPR Certificate...............................  B-28
                   (e) Definitive CPR Certificates If No Depositary...................  B-28
                   (f) Cancellation or Adjustment of a Global CPR Certificate.........  B-28
                   (g) Obligations with Respect to Transfers and Exchanges of CPR
                       Certificates...................................................  B-29
SECTION 9.3  Deemed CPR Certificate Holders...........................................  B-29
SECTION 9.4  Notices to Clearing Agency...............................................  B-29
SECTION 9.5  Appointment of Successor Clearing Agency.................................  B-29

                                                                                        PAGE
                                                                                        ----
                                         ARTICLE X
                                HOLDERS OF CPR CERTIFICATES

SECTION 10.1 Limitations on Rights of Holders.........................................  B-29
SECTION 10.2 Limitations on Suits by Holders..........................................  B-30

                                         ARTICLE XI
            LIMITATION OF LIABILITY OF HOLDERS OF SECURITIES, TRUSTEES OR OTHERS

SECTION 11.1 Liability................................................................  B-31
SECTION 11.2 Exculpation..............................................................  B-31
SECTION 11.3 Fiduciary Duty...........................................................  B-32
SECTION 11.4 Indemnification..........................................................  B-32
SECTION 11.5 Outside Businesses.......................................................  B-34
SECTION 11.6 Compensation; Fee........................................................  B-34

                                        ARTICLE XII
                                         ACCOUNTING

SECTION 12.1 Fiscal Year..............................................................  B-34
SECTION 12.2 Certain Accounting Matters...............................................  B-35
SECTION 12.3 Banking..................................................................  B-35
SECTION 12.4 Withholding..............................................................  B-35

                                        ARTICLE XIII
                                  AMENDMENTS AND MEETINGS

SECTION 13.1 Amendments...............................................................  B-35
SECTION 13.2 Meetings of Holders of CPR Certificates; Action by Written Consent.......  B-36

                                        ARTICLE XIV
               REPRESENTATIONS OF INSTITUTIONAL TRUSTEE AND DELAWARE TRUSTEE

SECTION 14.1 Representations and Warranties of the Institutional Trustee..............  B-37
SECTION 14.2 Representations and Warranties of the Delaware Trustee...................  B-38

                                         ARTICLE XV
                                       MISCELLANEOUS

SECTION 15.1 Notices..................................................................  B-38
SECTION 15.2 Governing Law............................................................  B-39
SECTION 15.3 Intention of Parties.....................................................  B-39
SECTION 15.4 Headings.................................................................  B-39
SECTION 15.5 Successors and Assigns...................................................  B-40
SECTION 15.6 Partial Enforceability...................................................  B-40
SECTION 15.7 Specific Performance.....................................................  B-40
SECTION 15.8 Counterparts.............................................................  B-40
                                    EXHIBITS AND ANNEXES
EXHIBIT A  Form of Commitment Agreement
EXHIBIT B  Form of Contingent Payment Right Certificate
EXHIBIT C  Board Resolutions

                              AMENDED AND RESTATED

                              DECLARATION OF TRUST

                                       OF

            COAST FEDERAL LITIGATION CONTINGENT PAYMENT RIGHTS TRUST

                                     [DATE]

     AMENDED AND RESTATED DECLARATION OF TRUST ("Declaration") dated and effective as of [date], by the Trustees (as defined herein), the Sponsor (as defined herein) and by the holders, from time to time, of undivided beneficial interests in the assets of the Coast Federal Litigation Contingent Payment Rights Trust (the "Trust") to be issued pursuant to this Declaration;

     WHEREAS, the Institutional Trustee (as defined herein), the Delaware Trustee (as defined herein) and the Sponsor established the Trust, a statutory business trust under the Delaware Business Trust Act, pursuant to a Declaration of Trust dated as of January 8, 1998 (the "Original Declaration") and a Certificate of Trust filed with the Secretary of State of the State of Delaware on January 8, 1998, for the sole purpose of filing a registration statement under the Securities Act (as defined herein) with the Securities and Exchange Commission for the issuance of Contingent Payment Right Certificates;

     WHEREAS, the Sponsor and H.F. Ahmanson & Company ("Ahmanson") have entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 5, 1997, pursuant to which (i) the Sponsor will merge (the "Merger") with and into Ahmanson on the effective date (the "Effective Date") and at the effective time (the "Effective Time") of the Merger, (ii) immediately prior to the Effective Time, the Trust will issue to the Sponsor CPR Certificates (as defined herein), representing assignable and transferable undivided beneficial interests in the assets of the Trust, (iii) upon such issuance, and immediately prior to the Effective Time (and provided that all other conditions to consummation of the Merger have been satisfied or waived), the Sponsor will distribute substantially all of the CPR Certificates to its stockholders and, at the Effective Time, to the holders of its outstanding stock appreciation rights and performance share awards, and (iv) at the Effective Time, and effective at the Effective Time, Ahmanson will enter into a Commitment Agreement (the "Commitment"), substantially in the form attached hereto as Exhibit A, pursuant to which Ahmanson will be obligated to pay to the Trust from time to time an aggregate amount equal to the Commitment Amount (as defined herein);

     WHEREAS, the Trust will hold the Commitment and the Litigation Trustees (as defined herein) will, upon the effectiveness of the Commitment, instruct Coast Federal (as defined herein) pursuant to the terms of this Declaration as to the administration of the litigation claims of Coast Federal Bank, Federal Savings Bank ("Coast Federal"), a wholly-owned subsidiary of the Sponsor, and any of its successors, in Coast Federal Bank, Federal Savings Bank v. United States, Civil Action Number 92-466C (Cl. Ct. filing July 9, 1992) or any substitute or ancillary action, litigation or arbitration with respect to the claims made in such action (the "Litigation");

     WHEREAS, nothing in this Declaration shall be deemed to be or to effect an assignment (within the meaning of 31 U.S.C. sec. 3727) of the Litigation;

     WHEREAS, as of the date hereof, no interests in the Trust have been issued; and

     WHEREAS, all of the Trustees and the Sponsor, by this Declaration, amend and restate each and every term and provision of the Original Declaration;

     NOW, THEREFORE, it being the intention of the parties hereto to continue the Trust as a statutory business trust under the Business Trust Act (as defined herein) and that this Declaration constitute the governing instrument of such statutory business trust, the Trustees declare that all assets contributed to the Trust will be held in trust for the benefit of the holders, from time to time, of the CPR Certificates issued hereunder representing undivided beneficial interests in the assets of the Trust, subject to the provisions of this Declaration.

                                   ARTICLE I

                         INTERPRETATION AND DEFINITIONS

     SECTION 1.1  Definitions.

     Unless the context otherwise requires:

          (a) capitalized terms used in this Declaration but not defined in the preamble above have the respective meanings assigned to them in this
     Section 1.1;

          (b) a term defined anywhere in this Declaration has the same meaning throughout;

          (c) all references to "the Declaration" or "this Declaration" are to this Declaration, in its entirety, as modified, supplemented or amended from time to time, and not to any particular Article, Section or subsection;

          (d) all references to "herein" or "hereunder" refer to this Declaration in its entirety, as modified, supplemented or amended from time to time, and not to any particular Article, Section or subsection;

          (e) all references in this Declaration to Articles and Sections and Exhibits are to Articles and Sections of and Exhibits to this Declaration unless otherwise specified;

          (f) a reference to the singular includes the plural and vice versa;
     and

          (g) a reference to the masculine includes the feminine and vice versa.

     "Affiliate" has the same meaning as given to that term in Rule 405 of the Securities Act or any successor rule thereunder.

     "Ahmanson" has the meaning set forth in the recitals hereof.

     "Ahmanson Group" means Ahmanson, Home Savings and, after the Effective Time, Coast Federal, and any of their respective Affiliates.

     "Ahmanson Indemnified Persons" means Ahmanson, Home Savings, and their respective Affiliates, officers, directors, employees and agents.

     "Authorized Officer" of a Person means any Person that is authorized to bind such Person.

     "Book Entry Interest" means a beneficial interest in one or more Global CPR Certificates, ownership and transfers of which shall be maintained and made through book entries by a Clearing Agency as described in Section 9.2.

     "Business Day" means any day other than Saturday, Sunday or any other day on which banking institutions in New York City (in the State of New York), Los Angeles (in the State of California), or Wilmington (in the State of Delaware) are permitted or required by any applicable law to close.

     "Business Trust Act" means Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code sec. 3801 et seq., as it may be amended from time to time, or any successor legislation.

     "Clearing Agency" means an organization registered as a "Clearing Agency" pursuant to Section 17A of the Exchange Act that is acting as depositary for the CPR Certificates and in whose name (or in the name of a nominee of that organization) shall be registered a Global CPR Certificate and which shall undertake to effect book entry transfers and pledges of the CPR Certificates.

     "Clearing Agency Participant" means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Clearing Agency effects book entry transfers and pledges of securities deposited with the Clearing Agency.

     "Coast" means Coast Savings Financial, Inc., a Delaware corporation.

     "Coast Federal" has the meaning set forth in the recitals hereof.

     "Coast Performance Share Awards" has the meaning set forth in Section
7.7(c).

     "Coast SARs" has the meaning set forth in Section 7.7(c).

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation.

     "Commission" means the Securities and Exchange Commission.

     "Commitment" has the meaning set forth in the recitals hereof.

     "Commitment Amount" has the meaning set forth in the Commitment.

     "Contract Year" has the meaning set forth in Section 3.8(a).

     "Corporate Trust Office" means the office of the Institutional Trustee at which the corporate trust business of the Institutional Trustee shall, at any particular time, be principally administered, which office at the date of execution of this Declaration is located at Four Albany Street, New York, New York 10006, Attention: Corporate Trust and Agency Group, Corporate Market Services; facsimile number (212) 250-6961.

     "CPR Certificates" means the Contingent Payment Right Certificates, including the Contingent Payment Right Certificates issued immediately prior to the Effective Time and any other Contingent Payment Right Certificates issued by the Trust.

     "Damages" has the meaning set forth in Section 11.4(a).

     "Declaration" has the meaning set forth in the preamble hereto.

     "Deferral Amount" has the meaning set forth in Section 3.8(b).

     "Definitive CPR Certificate" has the meaning set forth in Section 7.3(a).

     "Delaware Trustee" has the meaning set forth in Section 3.3(a).

     "Depositary" means, with respect to the CPR Certificates, DTC or another Clearing Agency.

     "DTC" means The Depository Trust Company, New York, New York, the initial Clearing Agency.

     "Effective Date" has the meaning set forth in the recitals hereof.

     "Effective Time" has the meaning set forth in the recitals hereof.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor legislation.

     "Expense Fund" means an amount equal to $20 million, less the expenses relating to the Litigation incurred and paid by Coast Federal between August 31, 1997 and the Effective Date, which amount Ahmanson will deposit at the Effective Time in a non-interest bearing demand deposit account in the name of the Trust at Home Savings.

     "Fiscal Year" has the meaning set forth in Section 12.1.

     "Global CPR Certificate" has the meaning set forth in Section 7.3(a).

     "Holder" means a Person in whose name a CPR Certificate is registered on the register maintained by the Registrar pursuant to Section 7.2, such Person being a beneficial owner within the meaning of the Business Trust Act.

     "Home Savings" means Home Savings of America, FSB, and its successors.

     "Indemnified Person" means a Trust Indemnified Person or an Ahmanson Indemnified Person.

     "Institutional Trustee" means the Trustee meeting the eligibility requirements set forth in Section 3.4 and duly appointed pursuant to this Declaration.

     "Investment Company" means an investment company as defined in the Investment Company Act.

     "Investment Company Act" means the Investment Company Act of 1940, as amended from time to time, or any successor legislation.

     "List of Holders" has the meaning set forth in Section 3.16.

     "Litigation" has the meaning set forth in the recitals hereof.

     "Litigation Proceeds" has the meaning set forth in the Commitment.

     "Litigation Trustee" has the meaning set forth in Section 3.7.

     "Merger" has the meaning set forth in the recitals hereof.

     "Merger Agreement" has the meaning set forth in the recitals hereof.

     "Non-Cash Proceeds" has the meaning set forth in the Commitment.

     "Officers' Certificates" means, (i) with respect to any Person other than Litigation Trustees, a certificate signed by two Authorized Officers of such Person, and (ii) with respect to the Litigation Trustees, a certificate signed by a majority of the Litigation Trustees then in office. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in the Declaration shall include:

     (a) a brief statement of the nature and scope of the examination or investigation undertaken by each Authorized Officer or Litigation Trustee in rendering the Certificate; and

     (b) a statement as to whether, in the opinion of each such Authorized Officer or Litigation Trustee, such condition or covenant has been complied with.

     "Original Declaration" has the meaning set forth in the recitals hereof.

     "Paying Agent" has the meaning specified in Section 7.2.

     "Payment Amount" shall mean, with respect to each payment of the Commitment Amount received by the Trust pursuant to the Commitment, such payment of the Commitment Amount received by the Trust (including the amount of cash resulting from the monetization by Ahmanson of any Non-Cash Proceeds) less the amount of any accrued but unpaid expenses payable by the Trust and, for any reason, not covered by the Expense Fund (including, without limitation, contingent amounts payable to attorneys, experts or others retained by the Trust or Coast Federal (or any successor thereto) in connection with the prosecution of the Litigation by Coast Federal (or any successor thereto)), plus interest or income, if any, received by the Trust on such payment of the Commitment Amount, less amounts retained by the Trust as the Retained Amount.

     "Permitted Investment" means the Merrill Lynch Government Fund money market fund (including any successor) or, if at the time of the receipt of the applicable payment of the Commitment Amount by the Trust (i) such fund is not in existence, (ii) such fund is no longer limited to investing in short-term obligations of or guaranteed by the United States government, (iii) such fund is not accepting new investors or new investments or will not accept the investment of the Commitment Amount or the Retained Amount, as the case may be, or (iv) such fund is not AAA rated by Standard and Poor's, the AAA rated money market fund reported in the IBC Rated Money Fund Report to have the largest amount of assets under management as of the end of the most recent year for which information is publicly available and which will accept such investment.

     "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

     "Reference Rate" means the reference rate or an equivalent rate publicly announced from time to time of the Bank of America or any successor (or, if no successor remains in existence or publicly announces a rate,

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

the commercial bank with the largest amount of deposits in the State of California as of the most recent year end prior to the applicable date for which information is publicly available and which publicly announces such a rate, as determined in good faith by Ahmanson's Board of Directors), as in effect from time to time.

     "Registrar" has the meaning set forth in Section 7.2.

     "Reimbursements" has the meaning set forth in the Commitment.

     "Relevant Trustee" has the meaning set forth in Section 3.5.

     "Replacement Options" has the meaning set forth in the Merger Agreement.

     "Responsible Officer" means, with respect to the Institutional Trustee, any officer within the Corporate Trust Office of the Institutional Trustee, including any managing director, vice-president, any assistant vice-president, any assistant secretary, the treasurer, any assistant treasurer or other officer of the Corporate Trust Office of the Institutional Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer's knowledge of and familiarity with the particular subject.

     "Retained Amount" has the meaning set forth in Section 5.3(a).

     "Retained Amount Period" has the meaning set forth in Section 5.3(a).

     "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor legislation.

     "Sponsor" means Coast or any successor entity in a merger, consolidation or amalgamation (including Ahmanson or any successor entity).

     "Successor Certificates" has the meaning set forth in Section 2.5(b)(i)(B).

     "Successor Delaware Trustee" has the meaning set forth in Section 3.5(a).

     "Successor Entity" has the meaning set forth in Section 2.5(b)(i).

     "Successor Institutional Trustee" has the meaning set forth in Section 3.5(a).

     "Tax Opinion" means the opinion of Cleary, Gottlieb, Steen & Hamilton, or Mayer, Brown & Platt or any other law firm selected by the Litigation Trustees that is nationally recognized for its expertise in tax matters, to the effect that the undertaking of a specified action would not cause the Trust to fail to be classified as a grantor trust for United States federal income tax purposes.

     "Transfer Agent" has the meaning set forth in Section 7.2.

     "Trust" has the meaning set forth in the first paragraph of this Declaration.

     "Trustee" or "Trustees" means each Person who has signed this Declaration as a trustee, so long as such Person shall continue in office in accordance with the terms hereof, and all other Persons who may from time to time be duly appointed, qualified and serving as Institutional Trustee, Delaware Trustee or Litigation Trustee in accordance with the provisions hereof, and references herein to a Trustee or the Trustees shall refer to such Person or Persons solely in their capacity as trustees hereunder.

     "Trust Indemnified Person" means (a) the Institutional Trustee, the Delaware Trustee, any Affiliate of the Institutional Trustee or the Delaware Trustee, and any officers, directors, stockholders, members, partners, employees, representatives, custodians, nominees or agents of the Institutional Trustee and the Delaware Trustee; (b) any Litigation Trustee; (c) any Affiliate of any Litigation Trustee; (d) any partners, employees, representatives or agents of any Litigation Trustee; or (e) any officer, employee or agent of the Trust or its Affiliates.

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

     "Trust Property" means (a) the Commitment and all proceeds and rights in respect of the Commitment, (b) the right to draw on amounts in the Expense Fund for the purpose of funding expenses of the Trust and (c) any other assets that may be held from time to time by the Trust.

     "Trust Purpose" shall have the meaning set forth in Section 2.3.

                                   ARTICLE II

                                  ORGANIZATION

     SECTION 2.1 Name. The Trust is named "Coast Federal Litigation Contingent Payment Rights Trust", as such name may be modified from time to time by the Litigation Trustees following written notice to the Holders. The Trust's activities may be conducted under the name of the Trust or any other name deemed advisable by the Litigation Trustees.

     SECTION 2.2 Office. The address of the principal office of the Trust on the date of execution of this Declaration is:

               E.A. Delle Donne Corporate Center
               Montgomery Building
               1011 Centre Road
               Wilmington, Delaware 19805-1266

               Attention: Lisa Wilkins
               Facsimile: (302) 636-3222

     On ten Business Days written notice to the Holders, the Institutional Trustee may designate another principal office at the instruction of the Litigation Trustees.

     SECTION 2.3 Purposes and Powers of the Trust. (a) The exclusive purposes and functions of the Trust (each, a "Trust Purpose") are (i) to issue the CPR Certificates, (ii) to hold the Commitment, (iii) for the purpose of, and in a manner consistent with, achieving the realization and distribution of amounts payable pursuant to the Commitment, upon the effectiveness of the Commitment, to instruct Coast Federal and its successors to prosecute, appeal, resolve, settle, compromise or otherwise pursue the Litigation, and (iv) upon receipt of payments pursuant to the Commitment, to distribute the Payment Amount as provided herein, and thereafter as provided herein, any portion of the Retained Amount remaining at the end of the Retained Amount Period, to the Holders in as prompt and orderly a fashion as possible consistent with this Declaration. Anything to the contrary herein or in the Business Trust Act notwithstanding, the Trustees shall not at any time, on behalf of the Trust or the Holders, enter into or engage in any profit-making trade or business, and the Trustees shall have no powers to take, and shall not take, any actions hereunder other than such as are reasonably necessary and incidental to the achievement of the foregoing sole Trust Purposes.

     (b) Notwithstanding anything in this Declaration or in the Business Trust Act to the contrary, none of the Trustees or any other Person in carrying out the Trust Purposes to hold and liquidate Trust Property as described in Section 2.3(a) shall have any power to (i) modify the terms of the Commitment unless a breach of Ahmanson has occurred thereunder or is reasonably foreseeable, (ii) invest money held by the Trust except amounts held, pursuant to Sections 3.13(b)(ii)(D) and 5.3 hereof, pending their use to pay expenses or make distributions, or (iii) after the Effective Time, issue any CPR Certificates except as described in Sections 2.3(c)(i) and 9.2.

     (c) In order to raise funds for, or meet its obligation to pay, expenses reasonably necessary to preserve or protect assets of the Trust or to administer the Trust (including, without limitation, expenses related to the Litigation and expenses related to the liability and indemnification obligations of the Trust), and solely in furtherance of Trust Purposes, the Trust (pursuant to a determination by the Litigation Trustees on behalf of the Trust) may undertake the following:

          (i) issue additional CPR Certificates of the same class as the CPR Certificates issued immediately prior to the Effective Time, which represent pro rata interests in the Trust; provided, however, that the

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

     Trust may issue CPR Certificates of a different class than the CPR Certificates issued immediately prior to the Effective Time or that represent non-pro rata interests in the Trust, if the Trust receives a Tax Opinion;

          (ii) enter into, subject to the limitations set forth in Section 6.2(a), customary fee arrangements (including fees contingent on receipt by the Trust of, and determined by reference to, all or any portion of the Commitment Amount) with counsel for the Litigation, to the Trust or to the Litigation Trustees, experts or consultants, which arrangements either (x) provide for such counsel, experts or consultants to receive amounts that represent for federal income tax purposes arms-length compensation for services when paid in cash by the Trust or (y) otherwise do not create ownership interests in the Trust for federal income tax purposes other than CPR Certificates of the same class as the CPR Certificates issued immediately prior to the Merger representing pro rata interests in the Trust; and

          (iii) incur indebtedness that represents debt of the Trust (and not an ownership interest) for federal income tax purposes.

     In satisfaction of its obligation to obtain a Tax Opinion in a specific instance contemplated by clause (i) above, the Trust may rely upon a Tax Opinion, which may have been issued prior to such specific instance, to the effect that a course of conduct or type of action that includes the action the Trust wishes to undertake in such specific instance would not cause the Trust to fail to be classified as a grantor trust for United States federal income tax purposes.

     SECTION 2.4 Title to Property of the Trust. Legal title to all assets of the Trust shall be vested in the Trust. The Holders shall not have legal title to any part of the assets of the Trust, but shall have an undivided beneficial interest in the assets of the Trust.

     SECTION 2.5 Mergers. (a) The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except (i) as described in paragraph (b) of this Section 2.5, (ii) in a liquidation of the Trust in accordance with this Declaration, or (iii) as contemplated in Section
4.1 or Section 5.3 hereof.

     (b) The Trust may, with the consent of the Institutional Trustee (acting in reliance on the opinions delivered hereunder) and a majority of the Litigation Trustees and without the consent of the Delaware Trustee or the Holders of the CPR Certificates, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any state of the United States; provided that:

          (i) if the Trust is not the survivor, such successor entity (the "Successor Entity") either:

             (A) expressly assumes all of the obligations of the Trust under the CPR Certificates; or

             (B) substitutes for the CPR Certificates other securities having substantially the same terms as the CPR Certificates (the "Successor Certificates");

          (ii) the Successor Certificates remain listed, or any Successor Certificates will be listed or quoted upon notification of issuance, on any national securities exchange or automated quotation system on which the CPR Certificates are then listed or quoted, if any;

          (iii) such merger, consolidation, amalgamation or replacement does not result in any material alteration of the Trust Property or adversely affect the rights, preferences and privileges of the Holders (including any Successor Certificates) in any material respect (other than with respect to any dilution of such Holders' interests in the Successor Entity);

          (iv) such Successor Entity solely has purposes that are substantially identical to that of the Trust;

          (v) prior to such merger, consolidation, amalgamation or replacement, the Trust has received an opinion of nationally recognized outside counsel to the Trust experienced in such matters to the effect that:

             (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the Holders (including any Successor Certificates) in any

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

        material respect (other than with respect to any dilution of the Holders' interest in the Successor Entity);

             (B) such merger, consolidation, amalgamation or replacement, will not cause the Trust (or the Successor Entity) to fail to be classified as a grantor trust for United States federal income tax purposes;

             provided, however, that the Trust shall not be required to receive the opinion set forth in clause (B) if a majority of the Holders of CPR Certificates outstanding shall have approved such merger, consolidation, amalgamation or replacement;

          (vi) without the unanimous consent of the Litigation Trustees, such merger, consolidation, amalgamation or replacement shall not result in any material change to the rights of the Litigation Trustees, including, without limitation, their rights to indemnification, exculpation and compensation set forth in this Declaration and under Delaware law; and

          (vii) prior to such merger, consolidation, amalgamation or replacement the Institutional Trustee shall have received an opinion of counsel to the effect that all conditions precedent of this paragraph (b) to such transaction have been satisfied.

     (c) pursuant to Section 3815(f) of the Business Trust Act, in the case of a consolidation, amalgamation, or merger of the Trust with or into, or the replacement by, a trust organized as such under the laws of any state of the United States, subject to the requirements described in Section 2.5(b) above, the agreement of merger or consolidation may effect any amendment to this Declaration, or effect the adoption of a new governing instrument of the Trust if it is the surviving or resulting business trust in the merger or consolidation. Such amendment or new governing instrument shall be effective at the effective time or date of the merger or consolidation.

                                  ARTICLE III

                                    TRUSTEES

     SECTION 3.1 Authority. Except as specifically provided in this Declaration, the Institutional Trustee and the Litigation Trustees shall have exclusive and complete authority to carry out the Trust Purposes. An action taken by a Trustee in accordance with its powers shall constitute the act of and serve to bind the Trust, it being understood that except as provided expressly herein the Litigation Trustees may act only upon the vote or consent (such consent to be evidenced by a writing executed contemporaneously with or promptly following any oral consent) of a majority of the Litigation Trustees. In dealing with the Trustees acting on behalf of the Trust, no Person shall be required to inquire into the authority of the Trustees to bind the Trust. Persons dealing with the Trust are entitled to rely conclusively on the power and authority of the Trustees as set forth in this Declaration.

     SECTION 3.2 Number of Trustees. There shall be one Delaware Trustee if required by Section 3.3; the Institutional Trustee may also serve as Delaware Trustee if it meets the applicable requirements, in which case Section 3.3 shall have no application to such entity in its capacity as Institutional Trustee. There shall be one Institutional Trustee as required by Section 3.4. There shall be four initial Litigation Trustees, and, subject to Section 3.12(b), there shall at all times be at least three Litigation Trustees.

     SECTION 3.3 Delaware Trustee. (a) If required by the Business Trust Act, one trustee (the "Delaware Trustee") shall be:

          (i) a natural person who is a resident of the State of Delaware; or

          (ii) if not a natural person, an entity which has its principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, including sec. 3807 of the Business Trust Act.

     (b) The Delaware Trustee shall be either a natural person who is at least 21 years of age or a legal entity that shall act through one or more Authorized Officers.

     (c) The initial Delaware Trustee shall be Bankers Trust (Delaware).

     (d) Notwithstanding any other provision of this Declaration, the Delaware Trustee shall not be entitled to exercise any powers, nor shall the Delaware Trustee have any of the duties and responsibilities of any of the Trustees described in this Declaration. Except as set forth in this Section 3.3, the Delaware Trustee shall be a Trustee for the sole and limited purpose of fulfilling the requirements of sec. 3807 of the Business Trust Act.

     SECTION 3.4 Institutional Trustee; Eligibility. (a) There shall at all times be one Trustee which shall act as Institutional Trustee, which Trustee shall:

          (i) not be an Affiliate of the Sponsor or of Ahmanson;

          (ii) not offer or provide credit or credit enhancement to the Trust;
     and

          (iii) be a corporation or banking association organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by federal, state, territorial or District of Columbia authority. If such corporation or banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then for the purposes of this Section 3.4(a)(iii), the combined capital and surplus of such corporation or banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

     (b) If at any time the Institutional Trustee shall cease to be eligible to so act under Section 3.4(a), the Institutional Trustee shall immediately resign in the manner and with the effect set forth in Section 3.5(a).

     (c) The initial Institutional Trustee shall be Bankers Trust Company.

     (d) The Institutional Trustee shall continue to serve as a Trustee until either:

          (i) the Trust has been completely liquidated and all amounts received or receivable or potentially receivable pursuant to the Commitment (including the final payment of the Commitment Amount and any portion remaining in the Retained Amount upon the expiration of the Retained Amount Period) and not otherwise applied as provided herein and any other amounts shall have been distributed to the Holders pursuant to the terms hereof and of the CPR Certificates; or

          (ii) a Successor Institutional Trustee has been appointed and has accepted that appointment in accordance with Section 3.5.

     SECTION 3.5 Appointment, Removal and Resignation of the Institutional and Delaware Trustees. (a) No resignation or removal of the Institutional or Delaware Trustee (the "Relevant Trustee") and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of this Section 3.5.

     Subject to the immediately preceding paragraph, a Relevant Trustee may resign at any time by giving written notice thereof to the Litigation Trustees and the Holders. Upon the resignation of the Relevant Trustee, the Litigation Trustees shall appoint a successor (the "Successor Institutional Trustee" or the "Successor Delaware Trustee," as applicable) who shall execute an instrument of acceptance as described in Section 3.5(b) below. If the instrument of acceptance by the successor Relevant Trustee required by this Section 3.5 shall not have been delivered to the Relevant Trustee within 60 days after the giving of such notice of resignation, the Relevant Trustee may petition, at the expense of the Trust, any court of competent jurisdiction for the appointment of a successor Relevant Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Relevant Trustee. The resigning Relevant Trustee shall have no liability for the selection of such successor pursuant to this Section 3.5.

     The Institutional Trustee or the Delaware Trustee, or both of them, may be removed by (i) the act of a majority of the Litigation Trustees or (ii) the act of Holders of a majority of the CPR Certificates outstanding, in each case by delivery of notification of removal to the Relevant Trustee (in its individual capacity and on behalf of the Trust), and in each case for cause, or, if a default by the Trust with respect to its payment obligations under Article IV shall have occurred and be continuing, with or without cause. A Delaware Trustee who is a natural person may also be removed by the act of a majority of the Litigation Trustees if such Delaware Trustee becomes incompetent or incapacitated, and shall be deemed removed if such Delaware Trustee dies. If a Relevant Trustee shall be so removed, the Litigation Trustees shall promptly appoint a successor Relevant Trustee or Trustees, and such successor Trustee or Trustees shall comply with the applicable requirements of Section 3.3 or Section 3.4, as the case may be. If no successor Relevant Trustee shall have been so appointed by the Litigation Trustees and accepted appointment in the manner required by this Section 3.5, within 30 days after delivery of notification of removal or after the Trust receives notice of the Delaware Trustee's death, incompetence or incapacity, any Holder who has been a Holder of CPR Certificates for at least six months may, on behalf of himself and all others similarly situated, or the Relevant Trustee being removed may, petition any court of competent jurisdiction for the appointment of a successor Relevant Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a successor Relevant Trustee or Trustees.

     The Institutional Trustee shall give notice of each appointment of a successor Relevant Trustee to all Holders. Each notice shall include the name of the successor Relevant Trustee and the address of its Corporate Trust Office if it is the Institutional Trustee.

     (b) In the case of the appointment hereunder of a successor Relevant Trustee, the retiring Relevant Trustee (except in the case of the death, incompetence or incapacity of a Delaware Trustee who is a natural person) and each successor Relevant Trustee shall execute and deliver an amendment hereto wherein each successor Relevant Trustee shall accept such appointment and which shall contain such provisions as shall be necessary or desirable to transfer and confirm to, and to vest in, each successor Relevant Trustee all the rights, powers, trusts and duties of the retiring Relevant Trustee with respect to the CPR Certificates and the Trust; it being understood that nothing herein or in such amendment shall designate such Relevant Trustees as co-trustees and upon the execution and delivery of such amendment the resignation or removal of the retiring Relevant Trustee shall become effective to the extent provided therein and each such successor Relevant Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Relevant Trustee; but, on request of the Trust or any successor Relevant Trustee, such retiring Relevant Trustee shall duly assign, transfer and deliver to such successor Relevant Trustee all Trust Property, all proceeds thereof and money held by such retiring Relevant Trustee hereunder with respect to the CPR Certificates and the Trust.

     (c) No Institutional Trustee or Delaware Trustee shall be liable for the acts or omissions to act of any Successor Institutional Trustee or Successor Delaware Trustee, as the case may be.

     (d) Any Person into which the Institutional Trustee or the Delaware Trustee, as the case may be, may be merged or converted or with which either may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Institutional Trustee or the Delaware Trustee, as the case may be, shall be a party, or any Person succeeding to all or substantially all the corporate trust business of the Institutional Trustee or the Delaware Trustee, as the case may be, shall be the successor of the Institutional Trustee or the Delaware Trustee, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided such Person shall be otherwise qualified and eligible under this Article.

     SECTION 3.6 Vacancies Among Relevant Trustees; Effect of Vacancies. (a) If the Institutional Trustee or the Delaware Trustee ceases to hold office for any reason, a vacancy shall occur. A resolution by the remaining Relevant Trustee certifying the existence of such vacancy by the Institutional Trustee and the Delaware Trustee shall be conclusive evidence of the existence of such vacancy. The vacancy shall be filled with a Trustee appointed in accordance with Section 3.5.

     (b) The death, resignation, retirement, removal, bankruptcy, dissolution, liquidation, incompetence or incapacity to perform the duties of a Trustee shall not operate to dissolve, terminate or annul the Trust. Whenever a vacancy in the Institutional Trustee or the Delaware Trustee shall occur, until such vacancy is filled by the appointment of a Trustee in accordance with Section 3.5, the Institutional Trustee or the

Delaware Trustee (as the case may be) remaining in office shall have all the powers granted to both the Institutional Trustee and the Delaware Trustee and shall discharge all the duties imposed upon both the Institutional Trustee and the Delaware Trustee by this Declaration.

     SECTION 3.7 The Litigation Trustees. (a) There shall be at all times certain trustees (the "Litigation Trustees") who shall be natural persons over the age of 21 years and who shall have the powers, duties and responsibilities of the Litigation Trustees hereunder. The initial Litigation Trustees will be Ray Martin, Robert L. Hunt II, Norman H. Raiden and James F. Barritt.

     (b) Each of the initial Litigation Trustees shall, as a condition of his continuation and qualification as a Litigation Trustee, be obligated to retain at least 50% of the CPR Certificates received by such Litigation Trustee in (i) the distribution of the CPR Certificates by Coast immediately prior to the Merger, (ii) the Merger and (iii) upon exercise of Replacement Options, until the Litigation Proceeds are received by the Ahmanson Group. Transfers of CPR Certificates by a Litigation Trustee to his family members or to any trust created for the benefit of his family shall be deemed to be retained for purposes of such 50% calculation for so long as such transferees (and subsequent transferees to other family members or other such trusts) retain such CPR Certificates.

     (c) Each of the initial Litigation Trustees shall, as a condition of his continuation and qualification as such, hold no other full-time employment during the term of his tenure as a Litigation Trustee prior to the receipt of the Litigation Proceeds by the Ahmanson Group.

     SECTION 3.8 Compensation of the Litigation Trustees. (a) In compensation for his services as Litigation Trustee, the Trust shall pay to each initial Litigation Trustee, during the term of his service as a Litigation Trustee, $400,000 per twelve-month period (or portion thereof) for five years commencing on the Effective Date (the twelve-month period commencing on the Effective Date and each twelve-month period commencing on the anniversary of the Effective Date, a "Contract Year"). Such compensation shall be paid by the Trust to the Litigation Trustees in arrears on a monthly basis or on the basis of such other longer period as the Litigation Trustees may determine. In the event the final resolution of the Litigation and receipt by the Ahmanson Group of the Litigation Proceeds occurs prior to the expiration of such five-year period, the remainder of such fees, but in no event with respect to a period longer than two years after the end of the Contract Year in which the later of such final resolution or receipt of the Litigation Proceeds occurs, shall be automatically accelerated and shall be immediately owing and payable to each Litigation Trustee then serving. If the Litigation Trustees are required to provide service after the initial five-year period or such final resolution and receipt of Litigation Proceeds, the Trust shall compensate the Litigation Trustees for such service at the rate of $200 per hour until termination of the Trust. Upon appointment of a successor Litigation Trustee by the remaining Litigation Trustees pursuant to
Section 3.11, such successor Litigation Trustee shall receive fees as determined by the other Litigation Trustees (but in no event more than the fees payable to an initial Litigation Trustee). In addition to any other compensation specified in this Section 3.8, the Trust shall reimburse all reasonable out-of-pocket expenses of the Litigation Trustees.

     (b) With respect to each Contract Year, each Litigation Trustee may elect to defer the receipt of all or a portion of his compensation (not including any reimbursement of out-of-pocket expenses) payable pursuant to Section 3.8(a) hereof by filing with each of the other Litigation Trustees and the Institutional Trustee a written election form. Such written election form shall specify the percentage of such Litigation Trustee's compensation to be deferred, the date on which such Litigation Trustee wishes to receive his Deferral Amount (as defined below) and the name of a beneficiary to receive such Deferral Amount upon the death of such Litigation Trustee. Such form must be filed at least 30 days prior to the beginning of the Contract Year to which the election relates (except, with respect to the first Contract Year, such form must be filed within 30 days after the beginning of the Contract Year) and shall apply to such Contract Year and all subsequent Contract Years unless and until a subsequent election form is filed with respect to a subsequent Contract Year, which subsequent election form must be filed with each of the other Litigation Trustees and the Institutional Trustee at least 30 days prior to the beginning of such subsequent Contract Year; provided, that a successor Litigation Trustee appointed pursuant to Section 3.11 hereof shall be permitted to file an election with respect to his first Contract Year within 30 days after the date of his appointment as Litigation Trustee is effective. Any such subsequent election form may state that such Litigation Trustee's deferral election is terminated with respect to future Contract Years or specify a new percentage of such Litigation Trustee's compensation to be deferred with respect to future Contract Years. A beneficiary designated in a written election form may subsequently be changed by written instrument delivered to each of the other Litigation Trustees and the Institutional Trustee or by will.

     On the last day of each month, an amount equal to the compensation that would have been paid to a Litigation Trustee with respect to such month but for such Litigation Trustee's properly filed written election form shall be credited to a bookkeeping account in his name established and maintained by the Trust. As of the last day of each month, each Litigation Trustee's bookkeeping account shall be credited with an amount in addition to the balance credited to such bookkeeping account on the first day of such month, which additional amount shall be the product of such balance and an annual rate equal to [the Reference Rate plus 250 basis points]. The aggregate amount credited to the bookkeeping account of a Litigation Trustee at any time shall constitute the "Deferral Amount" of such Litigation Trustee at such time.

     A Litigation Trustee (or, if applicable, his beneficiary) shall receive his Deferral Amount from the Trust within 30 days after the earliest to occur of (i) the date on which he elected to receive his Deferral Amount, (ii) the date he ceases to be a Litigation Trustee for any reason whatsoever, and (iii) the date of the receipt of the Commitment Amount in full by the Trust. Any payment of a Deferral Amount to a Litigation Trustee or his beneficiary pursuant to this
Section 3.8(b) shall be made in the form of a lump sum.

     Each Litigation Trustee has the status of a general unsecured creditor of the Trust with respect to any deferred compensation or deemed interest thereon. The arrangements set forth in this Section 3.8(b) constitute an unfunded, unsecured promise by the Trust to pay Deferral Amounts in the future. The rights of a Litigation Trustee to his Deferral Amount are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Litigation Trustee or any beneficiary thereof.

     SECTION 3.9 Limitation on Liability of Litigation Trustees. As set forth in Section 11.2(a), the Litigation Trustees will have no liability to any Indemnified Person unless it shall be established in a final judicial determination by clear and convincing evidence that any decision or action of the Litigation Trustees was undertaken with deliberate intent to injure the Holders or with reckless disregard for the best interests of such Holders, and, in any event, any liability will be limited to actual, proximate, quantifiable damages.

     SECTION 3.10 Resignation of a Litigation Trustee. Any Litigation Trustee may resign as such by executing an instrument in writing and delivering that instrument to the remaining Litigation Trustee or Trustees, if any, and to the Institutional Trustee. In the event of the disqualification under Section 3.7(b) or (c) or the resignation of a Litigation Trustee, such Litigation Trustee shall promptly: (a) execute and deliver such documents, instruments and other writings as may be reasonably requested by the remaining Litigation Trustees or Litigation Trustee, or if there is no Litigation Trustee, the Institutional Trustee, to effect the termination of such Litigation Trustee's capacity under this Declaration; (b) deliver to the remaining Litigation Trustees or Litigation Trustee all assets, documents, instruments, records and other writings related to the Trust as may be in the possession of such Trustee; and (c) otherwise assist and cooperate in effecting the assumption of such Litigation Trustee's obligations and functions by his successor Litigation Trustee.

     SECTION 3.11  Appointment of Successor Litigation Trustees. (a) Subject to
Section 3.12(b), there shall be no fewer than three Litigation Trustees. Upon the death, resignation, incompetency (as determined by the unanimous vote of the other Litigation Trustees or by a court of competent jurisdiction) or disqualification under Section 3.7(b) or (c) of a Litigation Trustee, the remaining Litigation Trustee or Litigation Trustees, and no other Person, shall have the power to appoint a successor Litigation Trustee or Trustees, as applicable. In the event of the death, resignation or incompetency (as determined by a court of competent jurisdiction) of all of the Litigation Trustees so that there are no remaining Litigation Trustees, three Litigation Trustees shall be appointed by the written decision of a majority of the persons who constituted the Board of Directors of Coast immediately prior to the Effective Time.

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

     Such appointment shall specify the date on which such appointment shall be effective. Every successor Litigation Trustee appointed hereunder shall execute, acknowledge and deliver to the remaining Litigation Trustees (or, in the event there are no remaining Litigation Trustees, the persons who were members of the Coast Board of Directors immediately prior to the Effective Time) and to the Institutional Trustee an instrument accepting such appointment, and thereupon such successor Litigation Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of a Litigation Trustee. No successor Litigation Trustee shall have any duty to investigate the administration of the Trust or the management of the Litigation for any period prior to the effective date of such successor Litigation Trustee's appointment, and no resigning Litigation Trustee shall be required or permitted, prior to final termination of the Litigation (including any proceedings to collect any recovery due the Litigation Trustees), to file any accounting proceeding.

     (b) The Holders will have no right to vote to appoint, remove or replace the Litigation Trustees, which rights are vested exclusively in the Litigation Trustees.

     SECTION 3.12 Meetings of the Trustees. (a) Meetings of the Delaware Trustee, the Institutional Trustee and the Litigation Trustees together may be held from time to time upon the call of the Delaware Trustee, Institutional Trustee or any Litigation Trustee. Notice of any in-person meetings of the Trustees shall be hand delivered or otherwise delivered in writing (including by facsimile, with a hard copy by overnight mail) not less than five Business Days before such meeting. Notice of any telephonic meetings of such Trustees shall be hand delivered or otherwise delivered in writing (including by facsimile, with a hard copy by overnight mail) not less than two Business Days before a meeting. Notices shall contain a brief statement of the time, place and anticipated purposes of the meeting. The presence (whether in person or by telephone) of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where such Trustee attends a meeting for the express purpose of objecting to the transaction of any activity on the ground that the meeting has not been lawfully called or convened. Any Trustee may also waive such notice of in-person or telephonic meetings in writing by hand delivering or otherwise delivering (including by facsimile, with a hard copy by overnight mail) such written waiver to all other Trustees. Unless provided otherwise in this Declaration, any action to be taken by the Institutional Trustee together with the Litigation Trustees shall be taken with the approval of the Institutional Trustee and a majority of the Litigation Trustees.

     (b) The Litigation Trustees may adopt their own rules and procedures but, unless otherwise provided by this Declaration, may act only with the agreement of a majority of the Litigation Trustees then in office; provided, however, that if there are fewer than three Litigation Trustees, any action taken by the unanimous consent of the two remaining Litigation Trustees or by the sole remaining Litigation Trustee prior to the appointment of a successor Litigation Trustee pursuant to Section 3.11, shall be valid. The Litigation Trustees may, in their discretion, delegate to one or more of the Litigation Trustees the authority to act on behalf of the Litigation Trustees as the Litigation Trustees may determine appropriate (other than with respect to the retention or dismissal of counsel for Coast Federal (or any successor thereto) or the Litigation Trustees, or the approval of a settlement or dismissal of the Litigation).

     SECTION 3.13 Powers and Duties of the Sponsor, the Litigation Trustees and the Institutional Trustee. (a) The Sponsor prior to the Effective Time, and the Institutional Trustee and the Litigation Trustees, shall have the authority, subject to any limitations set forth in Section 2.3, to conduct the affairs of the Trust in accordance with the terms of this Declaration. In addition, prior to the Effective Time, the Sponsor shall have the authority to take the actions enumerated in (i) below on behalf of the Trust and, in connection therewith, to enter into all transactions and agreements determined by the Sponsor to be appropriate in exercising such authority and to perform all acts in furtherance thereof:

          (i) The Sponsor shall have the power and authority prior to the Effective Time and is hereby authorized to act on behalf of the Trust prior to the Effective Time with respect to the following matters:

             (A) the issuance of the CPR Certificates issued immediately prior to the Effective Time;

             (B) the execution of the CPR Certificates issued immediately prior to the Effective Time in accordance with this Declaration;

             (C) compliance with (or obtaining or qualifying for exceptions from) the Securities Act, the Exchange Act or applicable state securities or blue sky laws;

             (D) the execution and filing of the registration statement under the Securities Act to register the CPR Certificates to be issued to the Sponsor immediately prior to the Effective Time and prospectuses (including any amendments or supplements thereto) and the preparation and filing of all documents filed therewith;

             (E) the use of its best efforts to permit trading of the CPR Certificates pursuant to the NASDAQ National Market System (or if, despite such best efforts, trading on the NASDAQ National Market System is not possible, on such other NASDAQ market or other market as shall, in the good faith judgment of the Sponsor, provide maximum available liquidity), commencing on the Effective Date and continuing until such time as there are fewer than 400 Holders;

             (F) the notification of the Institutional Trustee and the Litigation Trustees in writing when the CPR Certificates are listed on any stock exchange or quoted on any automated quotation system, if prior to the Effective Time; and

             (G) the taking of any other actions necessary or desirable to carry out any of the foregoing activities.

          (ii) The Trustees on behalf of the Trust hereby (A) ratify and approve all actions taken by the Sponsor on behalf of the Trust or for its benefit prior to the Effective Time and all transactions and agreements entered into in connection therewith; and (B) agree and acknowledge that the Sponsor shall have no liability to the Trust, the Trustees or the Holders for any such actions, transactions or agreements and that the Trust, the Trustees and the Holders shall no right to enforce, institute or maintain a suit, action or proceeding against the Sponsor, its successors or their respective affiliates, officers, directors, employees or agents relating to such actions, transactions or agreements; it being understood that this
     Section 3.13(a)(ii) does not constitute a waiver by the Litigation Trustees of their rights under Section 6.12(a) of the Merger Agreement or a waiver by the Trustees or the Trust of their rights under the Commitment.

     (b) in accordance with subparagraphs (i) and (ii) of this Section 3.13(b), the Institutional Trustee and the Litigation Trustees shall have the authority to enter into all transactions and agreements determined by such Trustees to be appropriate in exercising the authority, express or implied, otherwise granted to such Trustees under this Declaration, and to perform all acts in furtherance thereof (and all such transactions or agreements entered into or acts performed prior to the date hereof are hereby ratified and approved), including, without limitation, the following:

          (i) The Litigation Trustees shall have the power and authority and are hereby authorized to act on behalf of the Trust with respect to the following matters:

             (A) the issuance and determination of the terms (including the quantity and price) of any CPR Certificates issued after the Effective Time in accordance with this Declaration;

             (B) the execution of any CPR Certificates issued after the Effective Time in accordance with this Declaration;

             (C) after the Effective Time, the execution and delivery on behalf of the Trust, subject to Section 2.3(b), of any agreement with Ahmanson, and such other agreements as may, in the opinion of a majority of the Litigation Trustees, be necessary or desirable in connection with the Trust Purposes, including agreements with the Depositary and the Paying Agent;

             (D) after the Effective Time, compliance with (or obtaining or qualifying for exceptions from) the Securities Act, the Exchange Act or applicable state securities or blue sky laws or other applicable laws;

             (E) after the Effective Time, the execution and filing of one or more registration statements and prospectuses (including any amendments or supplements thereto) relating to the CPR

        Certificates and the preparation and filing of all periodic and other reports and other documents pursuant to the foregoing;

             (F) after the Effective Time, the continuation of the designation of the CPR Certificates for trading on any national stock exchange or quotation on the NASDAQ Stock Market's National Market System or other automated quotation system until such time as there are fewer than 400 Holders or such time as the CPR Certificates are no longer eligible for such designation on any such exchange or quotation system;

             (G) the carrying out of any of the powers or obligations of the Trust or of the Litigation Trustees under the Commitment;

             (H) upon the effectiveness of the Commitment and as necessary thereafter, the instruction of Coast Federal and its successors as to the prosecution, appeal, resolution, settlement, compromise or other means of pursuing the Litigation and the taking of any action in connection with the prosecution of the Litigation by Coast Federal (or any successor thereto) or as permitted by Article VI hereof;

             (I) the payment of all expenses of the Trust (including, without limitation, expenses of the Litigation, compensation and expenses of the Trustees, liability insurance and indemnification obligations) out of the Expense Fund, the Retained Amount and any other sources of the Trust (including, without limitation, funds raised pursuant to Section 2.3(c));

             (J) the sending of notices (other than notice of default), and other information regarding the CPR Certificates to the Holders in accordance with this Declaration;

             (K) the taking of any action to cause the Trust not to be deemed to be an Investment Company under the Investment Company Act;

             (L) the amendment of the Commitment subject to Section 2.3(b);

             (M) the bringing, defense, payment, collection, compromise, taking of legal action, or other adjustment of claims or demands of or against Ahmanson or its successors which arise out of or in connection with a breach by Ahmanson (or any successor thereto) of any of its obligations under the Commitment or, subject to the limitations set forth in Section 3.13(a)(ii), the Sponsor of any of its obligations hereunder;

             (N) the approval of all applicable tax returns and tax information to be filed by the Institutional Trustee with respect to the Trust on behalf of the Trust;

             (O) the compliance by the Trust with the indemnification obligations of the Trust; and

             (P) the taking of any other actions necessary or desirable to carry out any of the foregoing activities.

          (ii) The Institutional Trustee shall have the power, duty and authority and is hereby authorized to act on behalf of the Trust with respect to the following matters:

             (A) the authentication of the CPR Certificates in accordance with this Declaration;

             (B) the application for a taxpayer identification number;

             (C) the maintenance of the Expense Fund in a non-interest bearing demand deposit account at Home Savings;

             (D) upon receipt of a Commitment Amount from Ahmanson, and at the written direction of the Litigation Trustees, the investment of the Commitment Amount, until disbursed pursuant to the terms of this Declaration, in a Permitted Investment which is not sold prior to the date the Payment Amount is to be disbursed to the Holders;

             (E) the distribution through the Paying Agent of the Payment Amount and other amounts owed to the Holders in respect of the CPR Certificates in accordance with the terms of this Declaration;

             (F) the sending of notices of a breach by Ahmanson of its obligations under the Commitment or a breach by the Sponsor of its obligations under this Declaration or default by the Trust of its payment obligations pursuant to Article IV hereof;

             (G) the execution and delivery of letters or documents to, or instruments with, the Depositary relating to the CPR Certificates;

             (H) to the extent provided in this Declaration, the winding up of the affairs of and liquidation of the Trust and the execution and filing of the certificate of cancellation provided to it with the Secretary of State of the State of Delaware;

             (I) the due preparation and filing, with the approval of the Litigation Trustees, of all applicable tax returns and tax information reports that are required to be filed with respect to the Trust on behalf of the Trust, with the approval of the Litigation Trustees;

             (J) the taking of all actions that may be necessary or appropriate for the preservation and the continuation of the Trust's valid existence, rights, franchises and privileges as a statutory business trust under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Holders or to enable the Trust to effect the Trust Purposes;

             (K) the bringing, defense, payment, collection, compromise, arbitration, taking of legal action, or other adjustment of claims or demands of or against Ahmanson or its successors or the Trust which arise out of or in connection with a breach by Ahmanson (or any successor thereto) of any of its obligations under the Commitment or, subject to the limitations set forth in Section 3.13(a)(ii), by the Sponsor of any of its obligations hereunder;

             (L) the taking of all actions and performance of such duties as may be specifically required of the Institutional Trustee pursuant to the terms of the CPR Certificates; and

             (M) the taking of any action incidental to the foregoing as the Institutional Trustee may from time to time determine to be necessary or advisable to give effect to the terms of this Declaration for the benefit of the Holders (without consideration of the effect of any such action on any particular Holder).

          (iii) The Institutional Trustee shall have the power and authority to act on behalf of the Trust with respect to any of the duties, liabilities, powers or the authority of the Litigation Trustees set forth in Section 3.13(b)(i)(J) herein but shall not have a duty to do any such act unless specifically requested to do so in writing by the Litigation Trustees, and shall then be fully protected in acting pursuant to such written request; and in the event of a conflict between the action of the Litigation Trustees and the action of the Institutional Trustee, the action of the Institutional Trustee shall prevail.

     (c) The Trustees are authorized and directed to conduct the affairs of the Trust and to operate the Trust so that the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes. In this connection, the Trustees are authorized to take any action, not inconsistent with applicable laws, the Certificate of Trust or this Declaration, as amended from time to time, that the Institutional Trustee or the Litigation Trustees, as the case may be, determines in their discretion to be necessary or desirable for such purpose, even if such action adversely affects the interests of the Holders.

     (d) The Litigation Trustees may consult with counsel (which counsel may be counsel to the Trust or counsel to any member of the Ahmanson Group) and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by them hereunder in good faith and in reliance thereon and in accordance with such advice. All oral or written communications between any such counsel on the one hand, and the Sponsor, Coast Federal, the Trust, any Trustee, any of their affiliates, or any successor entity or any affiliate of any successor entity, on the other hand, will be protected by the attorney-client privilege and/or the attorney work product doctrine, and no such communication will result in the waiver of any applicable claim of confidentiality or privilege.

     (e) Any Trustee may also be a Holder or an officer, director, employee or Affiliate of a Holder, and will have all the rights of such a Holder to the same extent as if such Trustee were not a trustee.

     SECTION 3.14  Certain Duties and Responsibilities of the Trustees.

     (a) The Institutional Trustee, before the occurrence of any breach by Ahmanson of any of its obligations under the Commitment or a breach by the Sponsor after the Effective Time of any of its obligations under this Declaration, and after the curing of any such breach by Ahmanson or the Sponsor, shall undertake to perform only such duties as are specifically set forth in this Declaration and no implied covenants shall be read into this Declaration against the Institutional Trustee. In case of a breach by Ahmanson of any of its obligations under the Commitment or a breach by the Sponsor of its obligations hereunder after the Effective Time, the Institutional Trustee shall exercise such of the rights and powers vested in it by this Declaration and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

     (b) The duties and responsibilities of the Trustees shall be as provided by this Declaration and the Business Trust Act. Notwithstanding the foregoing, no provision of this Declaration shall require any Trustee to expend or risk such Trustee's own funds or otherwise incur any financial liability in the performance of any of such Trustee's duties hereunder, or in the exercise of any of such Trustee's rights or powers. Whether or not therein expressly so provided, every provision of this Declaration relating to the conduct or affecting the liability of or affording protection to the Trustees shall be subject to the provisions of this Article. To the extent that, at law or in equity, a Trustee has duties and liabilities relating to the Trust or to the Holders, such Trustee shall not be liable to the Trust or to any Holder for such Trustee's good faith reliance on the provisions of this Declaration. The provisions of this Declaration, to the extent that they restrict the duties and liabilities of the Trustees otherwise existing at law or in equity, are agreed by the Trust and the Holders to replace such other duties and liabilities of the Trustees.

     (c) All payments made by the Institutional Trustee or a Paying Agent in respect of the CPR Certificates shall be made only from (i) payments received by the Trust pursuant to the Commitment and only to the extent that the Payment Amount is greater than zero or upon the expiration of the Retained Amount Period, any remaining portion of the Retained Amount is greater than zero, in each case so as to enable the Institutional Trustee or a Paying Agent to make payments in accordance with the terms hereof and (ii) proceeds from the liquidation of other assets of the Trust upon the winding up of the Trust. Each Holder, by its acceptance of a CPR Certificate, agrees that it will look solely to the Payment Amount and, upon the expiration of the Retained Amount Period, to any remaining portion of the Retained Amount, to the extent legally available for distribution to it as herein provided and that the Trustees are not personally liable to such Holder for any amount distributable in respect of any CPR Certificate or for any other liability in respect of any CPR Certificate.

     (d) No provision of this Declaration shall be construed to relieve the Institutional Trustee from liability with respect to matters that are within the authority of the Institutional Trustee under this Declaration for its own bad faith, its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

          (i) the Institutional Trustee shall not be liable for any error or judgment made in good faith by an authorized officer of the Institutional Trustee, unless it shall be proved that the Institutional Trustee was negligent in ascertaining the pertinent facts;

          (ii) the Institutional Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority of the CPR Certificates then outstanding, relating to the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or exercising any trust or power conferred upon the Institutional Trustee under this Declaration;

          (iii) the Institutional Trustee's sole duty with respect to the custody, safe-keeping and physical preservation of the Expense Fund and the Payment Amount shall be to deal with such property in a similar manner as the Institutional Trustee deals with similar property for its own account, subject to the protections and limitations on liability afforded to the Institutional Trustee under this Declaration;

          (iv) the Institutional Trustee shall not be liable for any interest on any money received by it except as it may otherwise agree in writing with the Litigation Trustees; and money held by the Institutional Trustee need not be segregated from other funds held by it except in relation to the Expense Fund and the Commitment Amount maintained by the Institutional Trustee pursuant to Section 3.13(b)(ii)(D) and except to the extent otherwise required by law.

     SECTION 3.15 Certain Rights of the Institutional Trustee. Subject to the provisions of Section 3.14:

          (a) the Institutional Trustee may conclusively rely and shall fully be protected in acting or refraining from acting in good faith upon any resolution, opinion of counsel, certificate, written representation of a Holder, transferee or Litigation Trustee, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, CPR Certificate, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties;

          (b) if (i) in performing its duties under this Declaration, the Institutional Trustee is required to decide between alternative courses of action, or (ii) in construing any of the provisions of this Declaration, the Institutional Trustee finds the same ambiguous or inconsistent with any other provisions contained herein, or (iii) the Institutional Trustee is unsure of the application of any provision of this Declaration, then, except as to any matter as to which the Holders are entitled to vote under the terms of this Declaration, the Institutional Trustee shall take such action, or refrain from taking such action, as the Institutional Trustee in its sole discretion shall deem advisable and in the best interests of the Holders, in which event the Institutional Trustee shall have no liability except for its own bad faith, negligence or willful misconduct;

          (c) any direction or act of the Litigation Trustees contemplated by this Declaration shall be sufficiently evidenced by an Officers' Certificate;

          (d) the Institutional Trustee may consult with counsel (which counsel may be counsel to the Litigation Trustees or appointed by Coast Federal (or any successor thereto) at the direction of the Litigation Trustees to prosecute the Litigation) and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon and in accordance with such advice; the Institutional Trustee shall have the right at any time to seek instructions concerning the administration of this Declaration from any court of competent jurisdiction. All oral or written communications between any such counsel on the one hand, and the Sponsor, Coast Federal, the Trust, any Trustee, any of their affiliates, or any successor entity or any affiliate of any successor entity, on the other hand, will be protected by the attorney-client privilege and/or the attorney work product doctrine, and no such communication will result in the waiver of any applicable claim of confidentiality or privilege.

          (e) the Institutional Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Declaration at the request or direction of any of the Holders pursuant to this Declaration, unless such Holders shall have offered to the Institutional Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction, provided that nothing contained in this Section 3.15(e) shall be taken to relieve the Institutional Trustee, upon breach by Ahmanson of any of its obligations under the Commitment, or by the Sponsor or its successors after the Effective Time of any of the obligations of the Sponsor hereunder, of its obligation to exercise, upon the instructions of the Litigation Trustees, the rights and powers vested in it by this Declaration;

          (f) the Institutional Trustee shall not be required to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, CPR Certificate, bond, debenture, note or other evidence of indebtedness or other paper or document, unless requested in writing to do so by a majority of the Holders of CPR Certificates then outstanding, but the Institutional Trustee may make such further inquiry or investigation into such facts or matters as it may see fit;

          (g) except as otherwise expressly provided in this Declaration, the Institutional Trustee shall not be under any obligation to take any action that is discretionary under the provisions of this Declaration;

          (h) any action taken by the Institutional Trustee or its agents authorized by this Declaration to be taken by the Institutional Trustee shall bind the Trust and the Holders, and the signature of the Institutional Trustee or its agents alone shall be sufficient and effective to perform any such action and no third party shall be required to inquire as to the authority of the Institutional Trustee to so act or as to its compliance with any of the terms and provisions of this Declaration, both of which shall be conclusively evidenced by the Institutional Trustee's or its agent's taking such action;

          (i) no provision of this Declaration shall be deemed to impose any duty or obligation on the Institutional Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it, in any jurisdiction in which it shall be illegal, or in which the Institutional Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Institutional Trustee shall be construed to be a duty;

          (j) whenever in the administration of the provisions of this Declaration the Institutional Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Institutional Trustee, be deemed to be conclusively proved and established by an Officer's Certificate delivered to the Institutional Trustee and such certificate, in the absence of gross negligence or bad faith on the part of the Institutional Trustee, shall be full warrant to the Institutional Trustee for any action taken, suffered or omitted by it under the provisions of this Declaration upon the faith thereof;

          (k) in no event shall the Institutional Trustee be liable for the selection of investments for funds permitted to be invested hereunder or for investment losses thereon, and the Institutional Trustee shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of the Litigation Trustees to provide timely written investment direction with respect to funds permitted to be invested hereunder;

          (l) the Institutional Trustee may execute any of the trusts of powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any willful misconduct or gross negligence on the part of, or for the supervision of, any agent, attorney, custodian or nominee so appointed; and

          (m) the Institutional Trustee shall not be deemed to have notice of the occurrence of the events described in Section 3.20 unless the Institutional Trustee shall have received written notice of such event or a Responsible Officer of the Institutional Trustee shall have obtained actual knowledge thereof.

     SECTION 3.16 Lists of Holders of CPR Certificates. (a) At the Effective Time, the Sponsor shall provide to the Institutional Trustee a list (the "List of Holders"), in such form as the Institutional Trustee may reasonably require, of the names and addresses of the Holders as of immediately prior to the Effective Time;

          (b) The Paying Agent, if other than the Institutional Trustee, shall provide to the Institutional Trustee a List of Holders upon the request of the Institutional Trustee; and

          (c) The Institutional Trustee shall preserve, in as current a form as is reasonably practicable, all information contained in any List of Holders given to it or which it receives in its capacity as Paying Agent (if acting in such capacity), provided that the Institutional Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders;

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     SECTION 3.17  Execution of Documents. (a) Unless otherwise determined in writing by the Institutional Trustee, and except as otherwise required by the Business Trust Act, the Institutional Trustee, or any one or more of the Litigation Trustees, as the case may be, is authorized to execute on behalf of the Trust any documents that the Institutional Trustee or the Litigation Trustees, as the case may be, have the power and authority to execute pursuant to Section 3.13.

          (b) Any Institutional or Delaware Trustee may, by power of attorney consistent with applicable law, delegate to any other natural person over the age of 21 his or her or its power for the purpose of executing any documents contemplated in Section 3.13.

     SECTION 3.18 Not Responsible for Recitals or Issuance of CPR Certificates. The recitals contained in this Declaration and the CPR Certificates shall be taken as the statements of the Trust, and the Trustees do not assume any responsibility for their correctness. The Sponsor and the Trustees make no representations as to the value or condition of the Trust Property or any part thereof. Except as otherwise specifically provided in
Article XIV, the Sponsor and the Trustees make no representations as to the validity or sufficiency of this Declaration or the CPR Certificates.

     SECTION 3.19 Filings with the Commission. So long as the Trust is subject to the reporting obligations of the Exchange Act, the Litigation Trustees shall, on behalf of the Trust, cause to be prepared and filed with the Commission quarterly reports on Form 10-Q and an annual report on Form 10-K. Unless otherwise required by the Commission, such reports will contain only an overview of the status of the Litigation and disclosure of the amounts of the Expense Fund that have been disbursed for the relevant period and any contingent or incurred but unpaid expenses (including compensation deferred by the Litigation Trustees) that the Trust will be obligated to pay from the Expense Fund or the Commitment Amount in the future. The Litigation Trustees shall also, on behalf of the Trust, cause to be prepared and filed with the Commission, reports on Form 8-K upon the occurrence of a material judicial decision in the Litigation or in the event of any agreement to settle the Litigation. It is hereby agreed and understood that such reports on Form 10-Q, 10-K or 8-K will not include financial statements or any valuation of the Litigation.

     SECTION 3.20 Default; Notice. The Institutional Trustee shall, within 90 days after the occurrence of (i) a breach by Ahmanson of any of its payment obligations under the Commitment, (ii) a breach by the Sponsor after the Effective Time of its obligations hereunder, (iii) a default by the Trust in payment of the Payment Amount to the Holders pursuant to Article IV hereof, or
(iv) a default by the Trust upon the expiration of the Retained Amount Period in payment of any remaining portion of the Retained Amount pursuant to Article IV hereof, transmit by mail, first class postage prepaid, to the Holders, notice of such default actually known to a Responsible Officer of the Institutional Trustee, unless such default has been cured before the giving of such notice; provided, however, the Institutional Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Institutional Trustee in good faith determines that the withholding of such notice is in the best interests of the Holders.

                                   ARTICLE IV

                              PAYMENTS TO HOLDERS

     SECTION 4.1 Payment to Holders. (a) The Trust will make payments from time to time to the Holders of the Payment Amounts upon the receipt of the applicable payments of the Commitment Amount from Ahmanson. Each CPR Certificate will entitle the Holder thereof to receive a fraction (equal to 1 divided by the total number of CPR Certificates then outstanding) of any Payment Amount within 60 days after the Trust receives a Commitment Amount.

     (b) Within 90 days of the expiration of the Retained Amount Period, the Trust will pay to the Holders any remaining portion of the Retained Amount. Each CPR Certificate will entitle the Holder thereof to receive a fraction (equal to 1 divided by the total number of CPR Certificates then outstanding) of the remaining portion of the Retained Amount.

     SECTION 4.2 Timing of Payments. The Trust will make payments of amounts as contemplated by Section 4.1 to the Holders as of record dates determined by the Litigation Trustees. Payment will be made on payment dates, which will also be set by the Litigation Trustees. The Litigation Trustees shall promptly notify the Institutional Trustee in writing of any such dates.

     SECTION 4.3 Default; Waiver. The Holders of a majority of the CPR Certificates then outstanding may, by vote or consent, on behalf of the Holders of all of the CPR Certificates, waive any breach by Ahmanson of any of its obligations under the Commitment or any default by the Trust in payment of the Payment Amount or the funds remaining in the Retained Amount to the Holders pursuant to this Article IV.

                                   ARTICLE V

               EXPENSES: THE EXPENSE FUND AND THE RETAINED AMOUNT

     SECTION 5.1 Expense Fund. (a) The Litigation Trustees on behalf of the Trust shall have the right to draw on the Expense Fund for the purpose of funding any expenses of the Trust, including administration expenses, expenses of the Litigation, compensation, fees and expenses of the Trustees, amounts paid as indemnity to any Indemnified Person, premiums for insurance for the Litigation Trustees, and fees and expenses of attorneys, consultants and other experts retained by, or at the direction of, the Litigation Trustees, pursuant to Section 6.2.

     (b) It is hereby agreed and acknowledged that the Expense Fund will not be invested in any interest-bearing or income-producing instrument.

     (c) Subsequent to the receipt of a payment of the Commitment Amount by the Trust, the Institutional Trustee will apply any amounts remaining in the Expense Fund to the Retained Amount.

     SECTION 5.2 Return of Expense Fund. Pursuant to Section 2.08 of the Commitment, if the amount of the Litigation Proceeds is such that there would be no Commitment Amount payable under the Commitment to the Trust and if at the time of receipt of the Litigation Proceeds by the Ahmanson Group (or at the time of a final judicial determination that there will be no Litigation Proceeds) there are amounts remaining in the Expense Fund, the Trust shall, as promptly as practicable, return to Ahmanson such amounts less expenses (including obligations to compensate the Trustees) incurred by the Trust through the time of receipt of the Litigation Proceeds by the Ahmanson Group (or the time of such final judicial determination) and expenses necessary, in the reasonable judgment of the Litigation Trustees, to terminate the Trust pursuant to the terms of this Declaration, provided, however, that the Trust will have no such obligation to return funds remaining in the Expense Fund less such expenses to Ahmanson if Ahmanson causes Home Savings to pay such amounts remaining in the Expense Fund less such expenses directly to Ahmanson.

     SECTION 5.3 Retained Amount. (a) The Litigation Trustees' obligation to make payments to the Holders shall be subject to the requirement that the Trust retain, from amounts remaining in the Expense Fund and from payments of the Commitment Amount, the Retained Amount for a period (the "Retained Amount Period") of two years (or such longer period as the Litigation Trustees shall reasonably determine (initially or at any time prior to the then scheduled termination of the Retained Amount Period) may be reasonably likely to be required) to satisfy all expenses, costs and claims and indemnification obligations of the Trust which may be incurred or which may arise after the Commitment Amount is paid in full. The "Retained Amount" shall mean $10 million (or such greater amount as the Litigation Trustees shall reasonably determine may be reasonably likely to be required to pay additional expenses or to satisfy the Trust's indemnification obligations). Any portion of the Retained Amount in excess of $10 million or retained longer than two years shall promptly be distributed to the Holders after the Litigation Trustees reasonably determine that such funds are no longer needed for such purposes.

     (b) The Trust shall invest the Retained Amount in a Permitted Investment, to the extent that portions of the Retained Amount are not required to be disbursed for expenses of the Trust, until the expiration of the Retained Amount Period.

                                   ARTICLE VI

                          MANAGEMENT OF THE LITIGATION

     SECTION 6.1 Authority of the Litigation Trustees. (a) The Sponsor hereby agrees to cause Coast Federal and its successors, upon the effectiveness of the Commitment and as requested by the Litigation Trustees thereafter, to follow and comply with all instructions of the Litigation Trustees, other than instructions that are not reasonable, in connection with all aspects of the prosecution of the Litigation, including, at the expense of the Trust, the retention of attorneys, experts, consultants and others and the making of all decisions and the taking of all actions necessary or appropriate to prosecute or otherwise pursue the Litigation by litigation in trial or appellate courts, arbitration, alternative dispute resolution, negotiation, settlement or compromise, or the dismissal, settlement or cessation of prosecution of the Litigation, withdrawal or abandonment of the Litigation; provided, that no settlement agreement or other ruling or agreement entered into at the direction of the Litigation Trustees as part of the resolution of the Litigation or a related Internal Revenue Service ruling to such effect issued to a member of the Ahmanson Group in connection with such agreement may impose any liability or obligation whatsoever (other than a standard settlement release relating only to the Litigation or other related claims that Coast, Coast Federal or Coast's stockholders may have been able to bring as of immediately prior to the Merger) on any member or members of the Ahmanson Group or adversely affect or restrict the conduct of its business or adversely affect its tax posture with respect to other matters. The Sponsor hereby agrees that it shall cause Coast Federal (or any successor thereto) not to take any action with respect to the Litigation except in accordance with the instructions of the Litigation Trustees.

     (b) Prior to the Effective Time, the Sponsor shall certify by an Officers' Certificate that it has taken the necessary corporate action evidenced by resolutions substantially in the form set forth in Exhibit C hereto, to cause Coast Federal to follow and comply with all instructions of the Litigation Trustees as required by Section 6.1(a). Prior to the Effective Time, Coast Federal shall certify by an Officer's Certificate that it has taken the necessary action evidenced by resolutions to follow and comply with instructions of the Litigation Trustees.

     (c) Nothing in this Declaration shall constitute a grant by Coast Federal or its successors of a power of attorney to the Litigation Trustees to appear on behalf of Coast Federal and its successors in connection with the Litigation.

     (d) Nothing in this Declaration shall be deemed to require Ahmanson to advance or risk any funds or otherwise incur any financial liability in connection with the Litigation or the Trust other than transfer of the Expense Fund.

     SECTION 6.2  Retention of Attorneys, Accountants and Other
Professionals. (a) The Litigation Trustees shall retain, at the expense of the Trust, such attorneys as counsel to the Trust (including, without limitation, counsel to Coast Federal or any successor thereto in connection with the Litigation) as the Litigation Trustees in their sole discretion may select, and the Litigation Trustees may dismiss such attorneys in their sole discretion. The Litigation Trustees shall instruct Coast Federal (or any successor thereto), at the expense of the Trust, to retain such attorneys as the Litigation Trustees may select to aid in the prosecution of the Litigation and to perform such other functions as may be appropriate in the Litigation Trustees' sole and absolute discretion, and the Sponsor shall cause Coast Federal (or any successor thereto), at the expense of the Trust, to follow and comply with such instructions in the manner set forth in Section 6.1(a). The Litigation Trustees may commit the Trust to and shall pay such attorneys compensation from the Expense Fund or other funds of the Trust for services rendered and expenses incurred and may enter into arrangements on such terms as may be approved by the Litigation Trustees with such counsel, including terms providing that all or a portion of such counsel's compensation may be contingent and may be based on a percentage of any recovery, subject to Section 2.3(c)(ii), provided, however, that no such arrangement shall provide for recourse against Coast Federal or its successors. The Litigation Trustees shall have full authority to instruct Coast Federal (or any successor thereto) to dismiss any such attorneys retained by Coast Federal (or any successor thereto) and the Sponsor shall cause Coast Federal (or any successor thereto) to comply with such instructions.

     Unless and until instructed to the contrary by the Litigation Trustees, the attorneys currently retained to aid in the prosecution of the Litigation shall continue in such role for Coast Federal (or any successor thereto), and all parties hereto, having been fully advised, waive any conflict of interest, if any, which the attorneys currently retained may have with respect to any party to this Declaration. In addition, any attorneys, experts, advisors, consultants and investigators retained by or at the direction of the Litigation Trustees and any experts, advisors, consultants and investigators retained by attorneys to aid in the prosecution of the Litigation shall be authorized by this Declaration to accept directions from the Litigation Trustees with respect to the Litigation, notwithstanding any conflict of interest that may arise by reason of such directions with the interests of any party to this Declaration. The Litigation Trustees shall have no duty to the Sponsor or Coast Federal (or any affiliate, successor entity, or affiliate of any successor entity) to consider any interest the Sponsor, Coast Federal or any such entity may have with respect to the Litigation. All oral and written communications between any attorneys retained by or at the direction of the Litigation Trustees on one hand, and the Sponsor, Coast Federal, the Trust, any Trustee, their affiliates, or any successor entity or any affiliate of any successor entity, on the other hand, relating to the Litigation and/or to the actions of the Litigation Trustees, will be protected by the attorney-client privilege and/or the attorney work product doctrine, and no such communication will result in the waiver of any applicable claim of confidentiality or privilege.

     (b) The Litigation Trustees may retain an independent public accounting firm to audit the financial books and records of the Trust and to perform such other reviews and/or audits as may be appropriate in the Litigation Trustees' sole and absolute discretion. The Litigation Trustees may commit the Trust, and shall cause the Trust, to pay such accounting firm compensation from the Expense Fund or other funds of the Trust for services rendered and expenses incurred. The Litigation Trustees shall have full authority to dismiss such accounting firm.

     (c) The Litigation Trustees may retain on behalf of the Trust or instruct Coast Federal (or any successor thereto) to retain such other experts, advisors, consultants, investigators or other support staff, assistants or employees as the Litigation Trustees, in their sole and absolute discretion, may deem necessary or appropriate to assist the Litigation Trustees to carry out their powers and duties under this Declaration. The Litigation Trustees may commit the Trust to and shall cause the Trust to pay all such persons or entities compensation from the Expense Fund or other funds of the Trust for services rendered and expenses incurred. The Litigation Trustees shall have full authority to dismiss such persons retained by the Trust or to instruct Coast Federal (or any successor thereto) to dismiss such persons retained by Coast Federal (or any successor thereto).

     SECTION 6.3 Cooperation by the Sponsor. (a) The Sponsor shall provide, and shall cause Coast Federal (or any successor thereto) to provide the Litigation Trustees with such access to the books, records, offices, other facilities, employees, agents, representatives and independent accountants of Coast Savings Financial, Inc. and Coast Federal (or any successor to Coast Federal) as the Litigation Trustees shall reasonably require for the purpose of performing their duties and exercising their powers under this Declaration. The Litigation Trustees shall have full authority on behalf of Coast Federal and its successors to consult with and instruct the attorneys for Coast Federal and its successors in connection with the Litigation.

     (b) The Sponsor shall use its reasonable best efforts to cause the relevant officers of Coast Federal and its successors and the agents and representatives of Coast Federal and its successors to be available to provide testimony and to execute documents, in each case as required, in the reasonable judgment of the Litigation Trustees, for the purpose of prosecuting the Litigation, including execution of any complaints, motions, answers and other pleadings, affidavits, requests and notices, other than pursuant to instructions that are not reasonable.

                                  ARTICLE VII

                 ISSUANCE AND DISTRIBUTION OF CPR CERTIFICATES

     SECTION 7.1 General Provisions Regarding CPR Certificates. (a) The Trust shall issue CPR Certificates substantially in the form of Exhibit B representing undivided beneficial interests in the assets of the Trust.

     (b) The CPR Certificates issued immediately prior to the Effective Time shall be signed on behalf of the Trust by an Authorized Officer of the Sponsor. Any CPR Certificates issued by the Trust following the Merger shall be signed on behalf of the Trust by a majority of the Litigation Trustees. Such signature shall be the facsimile or manual signature of such Authorized Officer or Litigation Trustees, as applicable. In case any Authorized Officer or Litigation Trustee, as applicable, who shall have signed any of the CPR Certificates shall cease to be an Authorized Officer or Litigation Trustee, as applicable, before the CPR Certificates so signed shall be delivered by the Trust, such CPR Certificates nevertheless may be delivered as though the person who signed such CPR Certificates had not ceased to be an Authorized Officer or Litigation Trustee, as applicable; and any CPR Certificate may be signed on behalf of the Trust by such persons who, at the actual date of execution of such CPR Certificate, shall be an Authorized Officer or Litigation Trustee, as applicable, of the Trust, although at the date of the execution and delivery of the Declaration any such person was not an Authorized Officer or Litigation Trustee, as applicable. A CPR Certificate shall not be valid until authenticated by the manual signature of a Responsible Officer of the Institutional Trustee. Such signature shall be conclusive evidence that the CPR Certificate has been authenticated under this Declaration. Upon written order of the Trust signed by one Litigation Trustee, the Institutional Trustee shall authenticate the CPR Certificates for original issue. The Institutional Trustee may appoint an authenticating agent acceptable to the Litigation Trustees to authenticate the CPR Certificates.

     (c) Upon issuance of the CPR Certificates as provided in this Declaration, the CPR Certificates so issued shall be deemed to be validly issued, fully paid and non-assessable.

     (d) Every Person, by virtue of having become a Holder in accordance with the terms of this Declaration, shall be deemed to have expressly assented and agreed to the terms of, and shall be bound by, this Declaration.

     SECTION 7.2 Paying Agent, Transfer Agent and Registrar. The Trust shall maintain in the Borough of Manhattan, City of New York, State of New York, an office or agency where the CPR Certificates may be presented for payment (the "Paying Agent"), and an office or agency where CPR Certificates may be presented for registration of transfer (the "Transfer Agent"). The Trust shall keep or cause to be kept at such office or agency a register for the purpose of registering CPR Certificates and transfers and exchanges of CPR Certificates, such register to be held by a registrar (the "Registrar"). The Litigation Trustees may appoint the Paying Agent, the Registrar, and the Transfer Agent and may appoint one or more additional Paying Agents or one or more co-Registrars, or one or more co-Transfer Agents in such other locations as they shall determine. The term "Paying Agent" includes any additional paying agent, the term "Registrar" includes any additional registrar or co-Registrar and the term "Transfer Agent" includes any additional or co-Transfer Agent. The Litigation Trustees may change any Paying Agent without prior notice to any Holder. The Litigation Trustees shall notify the Institutional Trustee of the name and address of any Paying Agent, Transfer Agent and Registrar not a party to this Declaration. The Litigation Trustees hereby appoint the Institutional Trustee to act as Paying Agent, Transfer Agent and Registrar for the CPR Certificates. The Institutional Trustee or any of its Affiliates may act as Paying Agent, Transfer Agent or Registrar.

     SECTION 7.3 Form and Dating. The CPR Certificates and the Institutional Trustee's certificate of authentication thereon shall be substantially in the form of Exhibit B, which is hereby incorporated in and expressly made a part of this Declaration. CPR Certificates may be typed, printed, lithographed or engraved or may be produced in any other manner as is reasonably acceptable to the Sponsor prior to the Effective Time, and the Litigation Trustees after the Effective Time, as conclusively evidenced by the execution thereof. The CPR Certificates may have letters, numbers, notations or other marks of identification or designation and such legends or endorsements required by law, stock exchange rule, agreements to which the Trust is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Sponsor prior to the Effective Time, and the Litigation Trustees after the Effective Time). The Litigation Trustees shall furnish any such legend not contained in Exhibit B to the Institutional Trustee in writing. Each CPR Certificate shall be dated the date of its authentication. The form of CPR Certificate set forth in Exhibit B is part of the terms of this Declaration and to the extent applicable, the Institutional Trustee, the Delaware Trustee, the Litigation Trustees and the Sponsor, by their execution and delivery of this Declaration, expressly agree to such terms and provisions and to be bound thereby. The Trust, in issuing the CPR Certificates may use "CUSIP" numbers (if then generally in use), and, if so, the Institutional Trustee shall indicate the

"CUSIP" numbers of the CPR Certificates in notices of redemption and related materials as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the CPR Certificates or as contained in any notice of redemption and related materials.

     (a) Definitive and Global CPR Certificates. CPR Certificates shall be issued, at the option of the Holder, in the form of individual certificates in definitive, fully registered form without distribution coupons (each, a "Definitive CPR Certificate"), or in the form of one or more permanent global CPR Certificates in definitive, fully registered form without distribution coupons with the appropriate global legends (each, a "Global CPR Certificate"). The number of CPR Certificates represented by the Global CPR Certificate may from time to time be increased or decreased by adjustments made on the records of the Institutional Trustee and the Depositary or its nominee as hereinafter provided.

     (b) Book-Entry Provisions. This Section 7.3(b) shall apply only to the Global CPR Certificates. The Trust shall execute and the Institutional Trustee shall, in accordance with this Section 7.3, authenticate and deliver initially one or more Global CPR Certificates that (a) shall be registered in the name of Cede & Co. or other nominee of such Depositary and (b) shall be delivered by the Institutional Trustee to such Depositary or pursuant to such Depositary's instructions or held by the Institutional Trustee as custodian for the Depositary. Clearing Agency Participants shall have no rights under this Declaration with respect to any Global CPR Certificates held on their behalf by the Depositary or by the Institutional Trustee as the custodian of the Depositary or under such Global CPR Certificates, and the Depositary may be treated by the Trust, the Institutional Trustee and any officer, director, employee, or agent of the Trust or the Institutional Trustee as the absolute owner of such Global CPR Certificates for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Trust, the Institutional Trustee or any agent of the Trust or the Institutional Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and the Clearing Agency Participants, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global CPR Certificates.

     (c) Definitive CPR Certificates. Any Person with a beneficial interest in a Global CPR Certificate may exchange such interest for Definitive CPR Certificates.

     SECTION 7.4 Mutilated, Destroyed, Lost or Stolen Certificates. If: (a) any mutilated CPR Certificates should be surrendered to the Registrar, or if the Registrar shall receive evidence to its satisfaction of the destruction, loss or theft of any CPR Certificate; and

     (b) there shall be delivered to the Institutional Trustee, the Registrar and the Litigation Trustees such security or indemnity as may be required by them to keep each of them harmless; then, in the absence of notice that such CPR Certificate shall have been acquired by a protected purchaser, a majority of the Litigation Trustee on behalf of the Trust shall execute and the Institutional Trustee shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen CPR Certificate, a new CPR Certificate of like denomination. In connection with the issuance of any new CPR Certificate under this Section 7.4, the Registrar or the Institutional Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. Any duplicate CPR Certificate issued pursuant to this Section shall constitute conclusive evidence of an ownership interest in the relevant CPR Certificates, as if originally issued, whether or not the lost, stolen or destroyed CPR Certificate shall be found at any time.

     SECTION 7.5 Temporary CPR Certificates. Until definitive CPR Certificates are ready for delivery, the Litigation Trustees may prepare and the Institutional Trustee shall authenticate temporary CPR Certificates. Temporary CPR Certificates shall be substantially in the form of definitive CPR Certificates but may have variations that the Litigation Trustees consider appropriate for temporary CPR Certificates. Without unreasonable delay, the Litigation Trustee shall prepare and the Institutional Trustee shall authenticate definitive CPR Certificates in exchange for temporary CPR Certificates.

     SECTION 7.6  Issuance of CPR Certificates on the Effective
Date. Immediately prior to the Effective Time, the Trust shall issue to the Sponsor (i) one CPR Certificate for each share of the Sponsor's common stock outstanding as of immediately prior to the Effective Time of the Merger, (ii) 1,440,883 CPR Certificates required to satisfy the Sponsor's obligations under
Section 3.06 of the Merger Agreement and (iii) one CPR Certificate for each share of the Sponsor's common stock with respect to which Coast stockholders have provided a notice of intent to exercise appraisal rights in the Merger.

     SECTION 7.7 Redemption and Cancellation. (a) The Sponsor and the Litigation Trustees at any time may deliver CPR Certificates to the Institutional Trustee for cancellation. The Registrar shall forward to the Institutional Trustee any CPR Certificates surrendered to it for registration of transfer, redemption or payment. The Institutional Trustee shall promptly cancel all CPR Certificates surrendered for registration of transfer, payment, replacement or cancellation and shall destroy such canceled CPR Certificates in accordance with its customary practices and procedures. The Institutional Trustee may not issue new CPR Certificates to replace CPR Certificates that have been paid in full or that have been delivered to the Institutional Trustee for cancellation.

     (b) The Trust shall mandatorily redeem for $0.01 in cash each CPR Certificate issued to a Coast stockholder who provides a notice of intent to exercise appraisal rights in the Merger with respect to shares of Coast common stock. If any such Coast stockholder subsequently withdraws, or fails to perfect, such appraisal demand, Ahmanson, in its capacity as successor to the Sponsor, shall deliver to such stockholder one CPR Certificate for each share of Coast common stock as to which such appraisal demand was withdrawn and not perfected.

     (c) Ahmanson, in its capacity as successor to the Sponsor, shall only retain CPR Certificates in an amount equal to, and shall return to the Trust for cancellation any CPR Certificates held by it in excess of, (i) the number of Coast shares as to which former stockholders of Coast exercised and perfected and did not withdraw their appraisal rights plus (ii) the number of Coast shares underlying Coast stock appreciation rights ("Coast SARs") and Coast performance share awards ("Coast Performance Share Awards") that are exercised for cash prior to the Merger or which are surrendered solely for cash in the Merger plus
(iii) that number of CPR Certificates as is equal to the number of Coast shares underlying Coast stock options outstanding immediately prior to the Merger, for delivery by the Sponsor to the holders of Replacement Options upon exercise of Replacement Options following the Merger. If any Replacement Options are canceled or expire unexercised, Ahmanson, in its capacity of successor to the Sponsor, shall return the related number of CPR Certificates to the Trust and the Institutional Trustee shall cancel such CPR Certificates.

                                  ARTICLE VIII

                      DISSOLUTION AND TERMINATION OF TRUST

     SECTION 8.1 Dissolution and Termination of Trust. (a) The Trust shall dissolve:

          (i) 30 days after the date on which the Institutional Trustee has distributed any portion of the Retained Amount remaining upon the expiration of the Retained Amount Period;

          (ii) if the Litigation Trustees determine in writing that the final Payment Amount is less than zero (whether because the Commitment Amount is less than or equal to zero or because the expenses of the Trust exceed the Commitment Amount) and there is no Retained Amount, thirty days after such determination by the Litigation Trustees;

          (iii) 30 days after the date of a final dismissal of the Litigation or a determination by Coast Federal (or any successor thereto) not to continue to prosecute the Litigation, in either case upon the instruction of the Litigation Trustees; or

          (iv) by the Sponsor before the issuance of any CPR Certificates.

     (b) As soon as is practicable after the occurrence of an event referred to in Section 8.1(a), and after completion of winding up of the Trust and satisfaction of liabilities of the Trust in accordance with the

Business Trust Act, the Trustees shall terminate the Trust by filing a certificate of cancellation with the Secretary of State of the State of Delaware.

     (c) The provisions of Section 3.14 and Article XI shall survive the termination of the Trust.

                                   ARTICLE IX

                             TRANSFER OF INTERESTS

     SECTION 9.1 General. (a) Where CPR Certificates are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal number of CPR Certificates represented by different certificates, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met. To permit registrations of transfer and exchanges, a majority of the Litigation Trustees shall execute and the Institutional Trustee shall authenticate CPR Certificates at the Registrar's request.

     (b) CPR Certificates may only be transferred, in whole or in part, in accordance with the terms and conditions set forth in this Declaration and in the terms of the CPR Certificates. Any transfer or purported transfer of any CPR Certificate not made in accordance with this Declaration shall be null and void and will be deemed to be of no legal effect whatsoever and any such transferee shall be deemed not to be the holder of such CPR Certificates for any purpose, including but not limited to the receipt of the Payment Amount, and such transferee shall be deemed to have no interest whatsoever in such CPR Certificates.

     (c) The Registrar shall provide for the registration of CPR Certificates and of transfers of CPR Certificates, which will be effected without charge but only upon payment (with such indemnity as the Registrar may require) in respect of any tax or other governmental charges that may be imposed in relation to it. Upon surrender for registration of transfer of any CPR Certificates, the Registrar shall cause one or more new CPR Certificates to be issued in the name of the designated transferee or transferees. Every CPR Certificate surrendered for registration of transfer shall be accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by the Holder or such Holder's attorney duly authorized in writing. Each CPR Certificate surrendered for registration of transfer shall be canceled by the Institutional Trustee pursuant to Section 7.7. A transferee of a CPR Certificate shall be entitled to the rights and subject to the obligations of a Holder hereunder upon the receipt by such transferee of a CPR Certificate. By acceptance of a CPR Certificate, each transferee shall be deemed to have agreed to be bound by this Declaration.

     SECTION 9.2  Transfer Procedures.

     (a) Transfer and Exchange of Definitive CPR Certificates. When Definitive CPR Certificates are presented to the Registrar (x) to register the transfer of such Definitive CPR Certificates, or (y) to exchange such Definitive CPR Certificates for an equal number of Definitive CPR Certificates of another number, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive CPR Certificates surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Trust and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

     (b) Restrictions on Transfer of a Definitive CPR Certificate for a Beneficial Interest in a Global CPR Certificate. A Definitive CPR Certificate may not be exchanged for a beneficial interest in a Global CPR Certificate except upon satisfaction of the requirements set forth below. Upon receipt by the Institutional Trustee of a Definitive CPR Certificate, duly endorsed or accompanied by appropriate instruments of transfer, together with written instructions directing the Institutional Trustee to make, or to direct the Depositary to make, an adjustment on its books and records with respect to a Global CPR Certificate to reflect an increase in the number of the CPR Certificates represented by the Global CPR Certificate, then the Institutional Trustee shall cancel such Definitive CPR Certificate and cause, or direct the Depositary to cause, the aggregate number of CPR Certificates represented by the Global CPR Certificate to be increased accordingly.

If no Global CPR Certificates are then outstanding, a majority of Litigation Trustees shall execute and the Institutional Trustee shall authenticate, an appropriate number of CPR Certificates in global form.

     (c) Transfer and Exchange of Global CPR Certificates. The transfer and exchange of Global CPR Certificates or beneficial interests therein shall be effected through the Depositary, in accordance with this Declaration and the procedures of the Depositary therefor. Notwithstanding any other provisions of this Declaration, a Global CPR Certificate may not be transferred as a whole except by the Depositary to a nominee of the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

     (d) Transfer of a Beneficial Interest in a Global CPR Certificate for a Definitive CPR Certificate.

          (i) Any Person having a beneficial interest in a Global CPR Certificate may upon request, and if accompanied by the information specified below, exchange such beneficial interest for a Definitive CPR Certificate, representing the same number of CPR Certificates. Upon receipt by the Institutional Trustee from the Depositary or its nominee on behalf of any Person having a beneficial interest in a Global CPR Certificate of written instructions or such other form of instructions as is customary for the Depositary or the Person designated by the Depositary as having such a beneficial interest in such Global CPR Certificate, then the Institutional Trustee shall cause, in accordance with the standing instructions and procedures of the Depositary, the aggregate liquidation amount of the Global CPR Certificate to be reduced on its books and records and, following such reduction, a majority of the Litigation Trustees shall execute and the Institutional Trustee shall authenticate, an appropriate number of Definitive CPR Certificates.

          (ii) Definitive CPR Certificate issued in exchange for a beneficial interest in a Global CPR Certificate pursuant to this Section 9.2(d) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from Clearing Agency Participants or indirect participants or otherwise, shall instruct the Institutional Trustee. The Institutional Trustee shall deliver such CPR Certificates to the Persons in whose names such CPR Certificates are so registered in accordance with the instructions of the Depositary.

     (e) Definitive CPR Certificates If No Depositary.

     If at any time:

          (i) the Depositary notifies the Institutional Trustee and the Litigation Trustees that the Depositary is unwilling or unable to continue as Depositary for the Global CPR Certificates and a successor Depositary for the Global CPR Certificates is not appointed by the Trust at the direction of the Litigation Trustees within 90 days after delivery of such notice; or

          (ii) the Litigation Trustees notify the Institutional Trustee in writing to issue Definitive CPR Certificates under this Declaration,

     then a majority of the Litigation Trustee shall execute, and the Institutional Trustee, upon receipt of a written order of the Trust signed by a Litigation Trustee requesting the authentication and delivery of Definitive CPR Certificates to the Persons designated by the Litigation Trustees, shall authenticate and deliver Definitive CPR Certificates, in an aggregate amount equal to the amount of Global CPR Certificates, in exchange for such Global CPR Certificates.

     (f) Cancellation or Adjustment of a Global CPR Certificate. At such time as all beneficial interests in a Global CPR Certificate have either been exchanged for Definitive CPR Certificates to the extent permitted by this Declaration or redeemed, repurchased or canceled in accordance with the terms of this Declaration, such Global CPR Certificate shall be returned to the Depositary for cancellation or retained and canceled by the Institutional Trustee. At any time prior to such cancellation, if any beneficial interest in a Global CPR Certificate is exchanged for Definitive CPR Certificates, CPR Certificates represented by such Global CPR Certificate shall be reduced and an adjustment shall be made on the books and records of the Institutional Trustee (if it is then the custodian for such Global CPR Certificate) with respect to such Global CPR Certificate, by the Institutional Trustee to reflect such reduction.

     (g) Obligations with Respect to Transfers and Exchanges of CPR
Certificates.

          (i) To permit registrations of transfers and exchanges, a majority of the Litigation Trustees shall execute and the Institutional Trustee shall authenticate Definitive CPR Certificates and Global CPR Certificates at the Registrar's request.

          (ii) Registrations of transfers or exchanges will be effected without charge, but only upon payment (with such indemnity as the Institutional Trustee or the Registrar may require) in respect of any tax or other governmental charge that may be imposed in relation to it.

          (iii) All CPR Certificates issued upon any registration of transfer or exchange pursuant to the terms of this Declaration shall evidence the same security and shall be entitled to the same benefits under this Declaration as the CPR Certificates surrendered upon such registration of transfer or exchange.

     SECTION 9.3 Deemed CPR Certificate Holders. The Trust, the Litigation Trustees, the Trustees, the Paying Agent, the Transfer Agent or the Registrar may treat the Person in whose name any CPR Certificate shall be registered on the books and records of the Trust as the sole holder of such CPR Certificate (and of the undivided beneficial interest in the assets of the Trust represented by such CPR Certificate) for purposes of receiving payment of the Payment Amount and for all other purposes whatsoever and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such CPR Certificate or in the rights represented by such Certificate on the part of any other Person, whether or not the Trust, the Litigation Trustees, the Trustees, the Paying Agent, the Transfer Agent or the Registrar shall have actual or other notice thereof.

     With respect to Global CPR Certificates issued by the Trust: (i) the Trustees may deal with the Depositary as the authorized representative of the Holders; (ii) the rights of the holders of beneficial interests in the Trust shall be exercised only through the Depositary and shall be limited to those established by law and agreement between such holders of beneficial interests and the Depositary and/or direct participants of the Depositary; (iii) the Depositary will make book-entry transfers among the direct participants of the Depositary and will receive and transmit distributions on the CPR Certificates to such direct participants; and (iv) the direct participants of the Depositary shall have no rights under this Declaration under or with respect to any of the CPR Certificates held on their behalf by the Depositary, and the Depositary may be treated by the Trustees and their respective agents, employees, officers and directors as the absolute owner of the CPR Certificates for all purposes whatsoever.

     SECTION 9.4 Notices to Clearing Agency. Whenever a notice or other communication to the Holders is required under this Declaration, unless and until Definitive CPR Certificates shall have been issued to the beneficial owners of CPR Certificates pursuant to Section 9.2(d) or Section 9.2(e), the Trustees shall give all such notices and communications specified herein to be given to the Holders to the Clearing Agency, and shall have no notice obligations to the beneficial owners of CPR Certificates.

     SECTION 9.5 Appointment of Successor Clearing Agency. If any Clearing Agency elects to discontinue its services as securities depositary with respect to the CPR Certificates, the Litigation Trustees, in their sole discretion, shall appoint a successor Clearing Agency with respect to such CPR Certificates.

                                   ARTICLE X

                          HOLDERS OF CPR CERTIFICATES

     SECTION 10.1 Limitations on Rights of Holders. The Holders of the CPR Certificates acknowledge that:

     (a) the Holders, in their capacities as Holders, are not stockholders of the Sponsor, Coast Federal or Ahmanson (or any successor of any of them) and will have no rights to dividends, liquidation preferences or other distributions other than the payments described in Article IV, and will have no voting rights except as expressly described herein. The Commitment is solely a contractual obligation between Ahmanson and the Trust, and the Holders have no rights under the Commitment with respect to Ahmanson by reason of their ownership of CPR Certificates and Ahmanson has no liability under the Commitment to the Holders;

     (b) the CPR Certificates are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation;

     (c) the Holders have no rights with respect to, or interest in, (i) the Litigation, (ii) Coast Federal (or any successor thereto), or (iii) any amount received by Coast Federal (or any successor thereto) or any other member of the Ahmanson Group with respect to the Litigation, including any judgment or settlement proceeds;

     (d) nothing in this Declaration shall be construed to create any partnership or joint venture between the Sponsor, Coast Federal (or any successor thereto), Ahmanson or any member of the Ahmanson Group, and the Holders;

     (e) (i) the Litigation is solely an asset of Coast Federal and its successors, (ii) the Litigation shall be conducted by and on behalf of Coast Federal and its successors solely in accordance with the instructions of the Litigation Trustees pursuant to this Declaration, (iii) the Litigation Trustees shall have the sole and exclusive right to direct Coast Federal and its successors to take (or not take) actions relating to the Litigation as contemplated by this Declaration and may, among other things, instruct Coast Federal and its successors to dismiss, settle or cease prosecuting the Litigation at any time without obtaining any cash or other recovery, or upon obtaining any such cash or other recovery as the Litigation Trustees may determine, (iv) the Litigation Trustees have the sole and exclusive right to take or not take other actions contemplated by this Declaration relating to the Litigation (including, without limitation, any decision with respect to the incurrence of expenses);

     (f) the liability of the Trustees and members of the Ahmanson Group is limited to the extent set forth in Article XI.

     SECTION 10.2 Limitations on Suits by Holders. (a) To the fullest extent permitted by law, no Holder of CPR Certificates shall have any right by virtue or by availing itself of any provision of this Declaration to institute any action or proceeding other than a suit by such Holder for nonpayment of amounts due and owing with respect to such Holder's CPR Certificates following a payment of the Commitment Amount to the Trust and payment of the Payment Amount by the Trust to other Holders, at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Declaration, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Institutional Trustee written notice of default and of the continuance thereof as herein before provided, and unless also the Holders of not less than 50% of the CPR Certificates outstanding shall have made written request upon the Institutional Trustee to institute such action or proceeding in its own name as trustee hereunder and shall have offered to the Institutional Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Institutional Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding; it being understood and intended, and being expressly covenanted by the Holder of every CPR Certificate with every other Holder of CPR Certificates and the Institutional Trustee, that no one or more Holders shall have any right in any manner whatever by virtue or by availing itself or themselves of any provision of this Declaration to effect, disturb or prejudice the rights of any other such Holder, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Declaration, except in the manner herein provided and for the equal, ratable and common benefit of all Holders. For the protection and enforcement of the provisions of this Section, each and every Holder and the Institutional Trustee shall be entitled to such relief as can be given either at law or in equity.

     (b) Any proceeding by Holders shall be instituted only in accordance with the following procedures:

          (i) The prospective plaintiff(s) shall deliver to the Institutional Trustee (which shall promptly deliver a copy thereof to the Litigation Trustees) a printed or typewritten statement not more than 10 pages in length containing (i) the name(s) and address(es) of the prospective plaintiff(s), (ii) a statement of the nature and amount of each plaintiff's interest in the CPR Certificates, and (iii) a description of the nature and grounds of the claims to be asserted and the relief or remedy sought.

          (ii) The Institutional Trustee shall promptly notify the prospective plaintiff(s) of the number of copies needed for distribution to Holders and the postage, printing and administrative costs for preparing and mailing the statement of the prospective plaintiff(s), a response by the Institutional Trustee or the Litigation Trustees, as applicable, which shall not exceed 10 pages in length, a consent form described below and a return envelope. Upon receipt of a certified check for such postage, printing and administrative costs, the Institutional Trustee shall promptly mail these materials to the Holders. Sixty days after mailing, the responses received shall be open to inspection by the prospective plaintiff(s) or any Holder at reasonable times during business hours at the office of the Trust designated for such purposes.

          (iii) The mailing to Holders shall include a consent form reading substantially as follows:

             "In response to the Coast Federal Litigation Contingent Payment
        Rights Trust mailing dated                ,

               ________ I HEREBY CONSENT TO SUCH SUIT.

               ________ I DO NOT CONSENT TO SUCH SUIT.

                                          --------------------------------------
                                          Signature

                                          --------------------------------------
                                          Printed or Typed Name of Holder

                                          Date:
                                          --------------------------------------

                "If this response is not returned by                , you will
           be considered as not consenting to such suit."

                                   ARTICLE XI

                           LIMITATION OF LIABILITY OF
                   HOLDERS OF SECURITIES, TRUSTEES OR OTHERS

     SECTION 11.1 Liability. (a) Except as expressly set forth in this Declaration, the Trustees shall not be:

          (i) personally liable for the payment of any amounts, including, without limitation, the Payment Amount or any portion of the Retained Amount remaining upon the expiration of the Retained Amount Period, to the Holders, which payment shall be made solely from the Commitment Amount, if any, and the Retained Amount, if any, respectively, and other assets of the Trust, if any; or

          (ii) required to pay to the Trust or to any Holder any deficit upon dissolution of the Trust or otherwise.

     (b) Pursuant to sec. 3803(a) of the Business Trust Act, the Holders of the CPR Certificates shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

     SECTION 11.2 Exculpation. (a) To the fullest extent permitted by law, no Trust Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Trust or any Indemnified Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person, except that (i) the Litigation Trustees shall be liable for any such loss, damage or claim incurred by reason of any act or omission performed or omitted by them if it shall be established in a final judicial determination by clear and convincing evidence that any such act or omission of the Litigation Trustees was undertaken with deliberate intent to injure the Holders or with reckless disregard for the best interests of such Holders and, in any event, any liability will be limited to actual, proximate, quantifiable damages, and (ii) the

Institutional Trustee or the Delaware Trustee shall be liable for any such loss, damage or claim incurred by reason of the Institutional Trustee's or Delaware Trustee's (as the case may be) gross negligence or willful misconduct with respect to such acts or omissions, provided, that nothing in this Section 11.2(a) is intended to limit the Litigation Trustees' right to insurance obtained by the Trust and the proceeds of such insurance.

     (b) To the fullest extent permitted by law, no Ahmanson Indemnified Person shall have any liability to the Trust, the Trustees or the Holders. Without limiting the generality of the foregoing, to the fullest extent permitted by law, none of the Holders (in their capacity as Holders), the Trustees or the Trust shall have the right to enforce, institute or maintain a suit, action or proceeding against an Ahmanson Indemnified Person relating to the formation of the Trust, the entering into of the Commitment, the distribution of the CPR Certificates, the Litigation or actions of the Litigation Trustees in their capacity (or purportedly in their capacity) as Litigation Trustees. Notwithstanding the preceding two sentences of this Section 11.2(b), the Trust (or the Litigation Trustees on behalf of the Trust) may enforce, institute or maintain a suit, action or proceeding against (i), except as set forth in
Section 3.13(a)(ii), Ahmanson or its successors as successor to the Sponsor for breach of its obligations hereunder, (ii) Ahmanson or its successors for its breach of any of its obligations under the Commitment or its failure to deliver any CPR Certificate when due or to return to the Trust for cancellation any CPR Certificate required to be returned pursuant to the Merger Agreement when so required, (iii) Ahmanson or its successors for failure to deposit the Expense Fund at the Effective Time in a non-interest bearing demand deposit account in the name of the CPR Trust at Home Savings or (iv) Home Savings or its successors for breach of any depository relationship obligations it may have with respect to the Expense Fund, and in each case, Ahmanson or Home Savings or their successors, as the case may be, may be liable to the Trust in connection with such suit, action or proceeding; provided, that fees and expenses incurred by the Ahmanson Group in such a suit, action or proceeding shall not be set off against the Litigation Proceeds (in order to calculate the Commitment Amount) if the Trust or the Litigation Trustees prevail in such a suit, and, if in connection with suits brought pursuant to clauses (i) through (iv) inclusive, shall be deemed expenses of the Trust payable by the Trust out of the Commitment Amount, including any Retained Amount, if the Litigation Trustees do not prevail.

     (c) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Trust and upon such information, opinions, reports or statements presented to the Trust by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and, if selected by such Indemnified Person, has been selected by such Indemnified Person with reasonable care by or on behalf of the Trust, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which payment to Holders might properly be paid.

     SECTION 11.3 Fiduciary Duty. (a) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Trust or to any other Indemnified Person, an Indemnified Person acting under this Declaration shall not be liable to the Trust or to any other Indemnified Person for its good faith reliance on the provisions of this Declaration. The provisions of this Declaration, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Indemnified Person.

     (b) Whenever in this Declaration an Indemnified Person is permitted or required to make a decision:

          (i) in its "discretion" or under a grant of similar authority, the Indemnified Person shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust or any other Person; or

          (ii) in its "good faith" or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Declaration or by applicable law.

     SECTION 11.4 Indemnification. (a) The Trust shall indemnify, to the fullest extent permitted by law, any Trust Indemnified Person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or relating to the Trust, the CPR Certificates, the distribution of the CPR Certificates, the Litigation or any acts or omissions of the Trustees in their capacity or purportedly in their capacity as Trustees, or actions taken by the Litigation Trustees (including actions taken by the Litigation Trustees in their capacity as officers or directors of Coast or Ahmanson so long as such actions relate to the Trust including, without limitation, the negotiation of the terms of the Trust and the CPR Certificates and the approval of the establishment of the Trust and the distribution of the CPR Certificates and related transactions, but otherwise excluding actions taken by the Litigation Trustees in such capacities), against any and all losses, liabilities, damages, judgments, demands, suits, claims, assessments, charges, fines, penalties and other costs and expenses, including attorneys' fees and expenses and other fees and expenses associated with the defense of a claim or incurred by such Indemnified Person in obtaining indemnification under this Declaration, whether or not in a formal proceeding (collectively, "Damages").

     (b) The Trust shall indemnify, to the fullest extent permitted by law, the Ahmanson Indemnified Persons against any and all Damages (other than in connection with claims by stockholders of Ahmanson against Ahmanson's directors with respect to actions taken at or prior to the Merger) arising out of or relating to, (i) with respect to claims brought by Holders in their capacity as Holders, any matter whatsoever and (ii) with respect to claims brought by any other party, any matter relating to the Trust, the CPR Certificates, the distribution of the CPR Certificates, the Litigation, and actions taken by the Litigation Trustees (including actions taken by the Litigation Trustees in their capacity as officers or directors of Coast or Ahmanson so long as such actions relate to the Trust including, without limitation, the negotiation of the terms of the Trust and the CPR Certificates and the approval of the establishment of the Trust and the distribution of the CPR Certificates and related transactions, but otherwise excluding actions taken by the Litigation Trustees in such capacities).

     (c) Notwithstanding the preceding paragraphs (a) and (b), no indemnification shall apply (i) in the case of the indemnification of the Litigation Trustees, if Holders establish in a final judicial determination by clear and convincing evidence that such Damages arose as the result of acts or omissions of the Litigation Trustees with deliberate intent to injure the CPR Certificate Holders or with reckless disregard for the best interests of such Holders, (ii) in the case of the indemnification of the Delaware Trustee or the Institutional Trustee, if Holders establish in a final judicial determination by clear and convincing evidence that such damages arose because such Trustee was grossly negligent or engaged in willful misconduct, and (iii) in the case of the indemnification of the Ahmanson Indemnified Persons under paragraph (b)(ii) above, with respect to Damages arising from claims against (A) Ahmanson or its successors as successor to the Sponsor for breach of its obligations hereunder after the Effective Time, (B) Ahmanson or its successors for its breach of any of its obligations under the Commitment, (C) Ahmanson or its successors for failure to deliver any CPR Certificate when due or to return to the Trust for cancellation any CPR Certificate required to be returned when so required, (D) Ahmanson or its successors for failure to deposit the Expense Fund at the Effective Time in a non-interest bearing demand deposit account in the name of the CPR Trust at Home Savings, or (E) Home Savings or its successors for breach of any depository relationship obligations it may have with respect to the Expense Fund. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (i) the Litigation Trustees acted or decided with deliberate intent to injure the Holders or with reckless disregard for the best interests of such Holders or (ii) the Delaware Trustee or Institutional Trustee was grossly negligent or engaged in willful misconduct.

     (d) To the fullest extent permitted by law, expenses (including attorneys' fees and expenses) incurred by an Indemnified Person in defending a civil, criminal, administrative or investigative action, suit or proceeding referred to in Sections 11.4(a) and 11.4(b) shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking (without bond or security) by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Trust as authorized in this Section 11.4.

     (e) All rights to indemnification under this Section 11.4 shall be deemed to be provided by a contract between the Trust and each Indemnified Person who serves in such capacity at any time while this

Section 11.4 is in effect. Any repeal or modification of this Section 11.4 shall not affect any rights or obligations then existing.

     (f) The Trust shall purchase and maintain insurance to cover its indemnification obligations and any other liabilities of the Litigation Trustees. The Trust will use amounts from the Expense Fund (or amounts from other sources of the Trust) to pay for such insurance.

     (g) For purposes of this Section 11.4, references to "the Trust" shall include, in addition to the resulting or surviving entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger involving the Trust, so that any Person who is or was a director, trustee, officer or employee of such constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee or agent of another entity, shall stand in the same position under the provisions of this Section 11.4 with respect to the resulting or surviving entity as he would have with respect to such constituent entity if its separate existence had continued.

     (h) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 11.4 shall continue as to a Person who has ceased to be an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a Person.

     SECTION 11.5 Outside Businesses. Any Indemnified Person may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Trust, and the Trust and the Holders shall have no rights by virtue of this Declaration in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Trust, shall not be deemed wrongful or improper. No Indemnified Person shall be obligated to present any particular investment or other opportunity to the Trust even if such opportunity is of a character that, if presented to the Trust, could be taken by the Trust, and any Indemnified Person shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment or other opportunity. Any Indemnified Person may engage or be interested in any financial or other transaction with Ahmanson or any Affiliate of Ahmanson, or may act as depositary for, trustee or agent for, or act on any committee or body of holders of, securities or other obligations of Ahmanson or its Affiliates.

     SECTION 11.6  Compensation; Fee. The Trust agrees:

          (a) to pay to the Institutional Trustee and the Delaware Trustee from time to time, upon the approval of the Litigation Trustees, reasonable compensation for all services rendered by them hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

          (b) to pay to the Litigation Trustees the compensation set forth in
     Section 3.8 (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee or an express trust); and

          (c) except as otherwise expressly provided herein, to reimburse the Trustees upon request for all expenses, disbursements and advances incurred or made by the Trustees in accordance with any provision of this Declaration (including the compensation and the expenses and disbursements of their respective agents and counsel).

     The provisions of Section 11.4 and this Section 11.6 shall survive the dissolution of the Trust and the termination of this Declaration and the removal or resignation of any Trustee.

                                  ARTICLE XII

                                   ACCOUNTING

     SECTION 12.1 Fiscal Year. The fiscal year ("Fiscal Year") of the Trust shall be the calendar year, or such other year as is required by the Code.

     SECTION 12.2 Certain Accounting Matters. (a) At all times during the existence of the Trust, the Litigation Trustees shall keep, or cause to be kept, full books of account, records and supporting documents, which shall reflect in reasonable detail each transaction of the Trust. The books of account shall be maintained on the accrual method of accounting, in accordance with generally accepted accounting principles, consistently applied. The books of account and the records of the Trust shall be examined by and reported upon as of the end of each Fiscal Year of the Trust by a firm of independent certified public accountants selected by the Litigation Trustees.

     (b) The Litigation Trustees shall cause to be duly prepared and delivered to each of the Holders any annual United States federal income tax information statement required by the Code, containing such information with regard to the CPR Certificates held by each Holder as is required by the Code and the regulations promulgated thereunder. Notwithstanding any right under the Code to deliver any such statement at a later date, the Litigation Trustees shall endeavor to deliver all such statements within 30 days after the end of each Fiscal Year of the Trust.

     (c) The Litigation Trustees shall cause to be duly prepared and filed an annual United States federal income tax return on a Form 1041 or such other form required by United States federal income tax law, and any other annual income tax returns required to be filed by the Litigation Trustees on behalf of the Trust with any state or local taxing authority.

     SECTION 12.3 Banking. The Trust may maintain one or more bank accounts in the name and for the sole benefit of the Trust; provided, however, that all payments received by the Trust pursuant to the Commitment shall be maintained separately from other funds as provided by Section 3.13(b)(ii)(D).

     SECTION 12.4 Withholding. The Institutional Trustee or any Paying Agent shall comply with all withholding requirements under United States federal, state and local law. The Institutional Trustee or any Paying Agent shall request, and the Holders shall provide to the Institutional Trustee or any Paying Agent, such forms or certificates as are necessary to establish an exemption from withholding with respect to each Holder, and any representations and forms as shall reasonably be requested by the Institutional Trustee or any Paying Agent to assist it in determining the extent of, and in fulfilling, its withholding obligations. The Litigation Trustees shall file required forms with applicable jurisdictions and, unless an exemption from withholding is properly established by a Holder, shall remit amounts withheld with respect to the Holder to applicable jurisdictions. To the extent that the Institutional Trustee or any Paying Agent is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Holder, the amount withheld shall be deemed to be a Distribution in the amount of the withholding to the Holder. In the event of any claimed overwithholding, Holders shall be limited to an action against the applicable jurisdiction. If the amount required to be withheld was not withheld from actual Distributions made, the Institutional Trustee or any Paying Agent may reduce subsequent Distributions by the amount of such withholding.

                                  ARTICLE XIII

                            AMENDMENTS AND MEETINGS

     SECTION 13.1 Amendments. (a) Except as otherwise provided in this Declaration, this Declaration may only be amended by a written instrument approved and executed by

          (i) the Institutional Trustee;

          (ii) the Litigation Trustees, acting by majority vote; and

          (iii) if the amendment affects the rights, powers, duties, obligations or immunities of the Delaware Trustee, the Delaware Trustee.

          (b) Notwithstanding any other provision of this Article XIII, no amendment shall be made, and any such purported amendment shall be void and ineffective unless the Institutional Trustee shall have first received:

             (A) an Officers' Certificate from the Trust that such amendment is permitted by, and conforms to, the terms of this Declaration (including the terms of the CPR Certificates); and

             (B) an opinion of counsel (who may be counsel to the Trust, the Litigation Trustees or to a member of the Ahmanson Group) that such amendment is permitted by, and conforms to, the terms of this Declaration (including the terms of the CPR Certificates).

     (c) Except as provided in Section 13.1(d), (e), (f) or (g), no amendment shall be made, and any such purported amendment shall be void and ineffective unless the Holders of a majority of the CPR Certificates then outstanding shall have consented to such amendment.

     (d) In addition to and notwithstanding any other provision in this Declaration, without the consent of each affected Holder, this Declaration may not, except as permitted by Section 13.1(g)(i) or (ii), be amended to (i) discriminate among Holders, (ii) restrict the right of a Holder to institute suit for the enforcement of any such payment on or after such occurrence, or
(iii) modify the definition of Payment Amount or Retained Amount.

     (e) Section 2.3(a) and this Section 13.1 shall not be amended without the consent of all of the Holders of the CPR Certificates then outstanding.

     (f) Sections 11.2(b) and 11.4(b), (c)(iii), (d), (e), (f), (g) and (h)
shall not be amended without the consent of Ahmanson as successor to the Sponsor.

     (g) Subject to Section 13.1(b), this Declaration may be amended by the Institutional Trustee and the Litigation Trustees without the consent of the Holders of the CPR Certificates:

          (i) to cure any ambiguity;

          (ii) to correct or supplement any provision in this Declaration that may be defective or inconsistent with any other provision of this Declaration;

          (iii) to add to the covenants, restrictions or obligations of the Litigation Trustees or to alter the allocation of duties between the Litigation Trustees and the Institutional Trustee;

          (iv) to modify, eliminate or add to any provision of this Declaration to such extent as may be necessary to ensure that the Trust (A) will be classified for United States federal income tax purposes at all times as a grantor trust, (B) will not be required to register as an Investment Company under the Investment Company Act (including without limitation to conform to any change in any applicable rule under the Investment Company Act or written change in interpretation or application thereof by any legislative body, court, government agency or regulatory authority) or (C) is able to issue additional CPR Certificates;

     provided, however, that no such modification, elimination or addition referred to in clauses (i), (ii), (iii) or (iv) shall adversely affect the powers, preferences or special rights of Holders or cause the Trust to fail to continue to be classified as a grantor trust for purposes of United States federal income taxation.

     (h) The Institutional Trustee may, but shall have no obligation to, execute any amendment which materially adversely affects its rights, powers, immunities or indemnities.

     SECTION 13.2 Meetings of Holders of CPR Certificates; Action by Written Consent. (a) Meetings of the Holders may be called at any time by the Litigation Trustees to consider and act on any matter on which Holders are entitled to act under the terms of this Declaration, the terms of the CPR Certificates or the rules of any stock exchange or automated quotation system on which the CPR Certificates are listed or admitted for trading, if any. The Litigation Trustees shall call a meeting of the Holders if directed to do so by the Holders of at least 25% of CPR Certificates. Such direction shall be given by delivering to the Litigation Trustees one or more calls in a writing stating that the signing Holders wish to call a meeting and indicating the general or specific purpose for which the meeting is to be called.

     (b) Except to the extent otherwise provided in the terms of the CPR Certificates, the following provisions shall apply to meetings of Holders:

          (i) notice of any such meeting (with a copy to the Institutional Trustee) shall be given to all the Holders having a right to vote thereat at least 20 days and not more than 60 days before the date of such meeting. Whenever a vote, consent or approval of the Holders is permitted or required under this Declaration or the rules of any stock exchange or automated quotation system on which the CPR Certificates are listed or admitted for trading, if any, such vote, consent or approval may be given at a meeting of the Holders. Any action that may be taken at a meeting of the Holders may be taken without a meeting if a consent in writing setting forth the action so taken is signed by the Holders owning not less than the minimum amount of CPR Certificates that would be necessary to authorize or take such action at a meeting at which all Holders having a right to vote thereon were present and voting. Prompt notice of the taking of action without a meeting shall be given to the Holders entitled to vote who have not consented in writing. The Litigation Trustees may specify that any written ballot submitted to the Holders for the purpose of taking any action without a meeting shall be returned to the Trust within the time specified by the Litigation Trustees;

          (ii) each Holder may authorize any Person to act for it by proxy on all matters in which a Holder is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Holder executing it. Except as otherwise provided herein, all matters relating to the giving, voting or validity of proxies shall be governed by the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, as if the Trust were a Delaware corporation and the Holders were stockholders of a Delaware corporation; each meeting of the Holders shall be conducted by the Litigation Trustees or by such other Person that the Litigation Trustees may designate; and

          (iii) unless the Business Trust Act, this Declaration or the terms of the CPR Certificates or the listing rules of any stock exchange on which the CPR Certificates are then listed for trading, if any, otherwise provides, the Litigation Trustees, in their sole discretion, shall establish all other provisions relating to meetings of Holders, including notice of the time, place or purpose of any meeting at which any matter is to be voted on by any Holders, waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote.

                                  ARTICLE XIV

                    REPRESENTATIONS OF INSTITUTIONAL TRUSTEE
                              AND DELAWARE TRUSTEE

     SECTION 14.1 Representations and Warranties of the Institutional Trustee. The Trustee that acts as initial Institutional Trustee represents and warrants to the Trust and to the Sponsor at the date of this Declaration, and each Successor Institutional Trustee represents and warrants to the Trust at the time of the Successor Institutional Trustee's acceptance of its appointment as Institutional Trustee, that:

          (a) the Institutional Trustee is a corporation or banking association with trust powers, duly organized, validly existing and in good standing under the laws of the United States or a State thereof with power and authority to execute and deliver, and to carry out and perform its obligations under the terms of, this Declaration;

          (b) the execution, delivery and performance by the Institutional Trustee of this Declaration has been duly authorized by all necessary corporate action on the part of the Institutional Trustee. This Declaration has been duly executed and delivered by the Institutional Trustee, and it constitutes a legal, valid and binding obligation of the Institutional Trustee, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, insolvency, and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law); and

          (c) the execution, delivery and performance of this Declaration by the Institutional Trustee does not conflict with or constitute a breach of the charter or by-laws of the Institutional Trustee.

     SECTION 14.2 Representations and Warranties of the Delaware Trustee. The Trustee that acts as initial Delaware Trustee represents and warrants to the Trust and to the Sponsor at the date of this Declaration, and each Successor Delaware Trustee represents and warrants to the Trust at the time of the Successor Delaware Trustee's acceptance of its appointment as Delaware Trustee, that:

          (a) the Delaware Trustee, if other than an individual, is duly organized, validly existing and in good standing under the laws of the State of Delaware, with power and authority to execute and deliver, and to carry out and perform its obligations under the terms of, this Declaration;

          (b) the Delaware Trustee has been authorized to perform its obligations under the Certificate of Trust and this Declaration. This Declaration under Delaware law constitutes a legal, valid and binding obligation of the Delaware Trustee, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, insolvency, and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law); and

          (c) the Delaware Trustee is a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and, in either case, a Person that satisfies for the Trust the requirements of Section 3807 of the Business Trust Act.

                                   ARTICLE XV

                                 MISCELLANEOUS

     SECTION 15.1 Notices. All notices provided for in this Declaration shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

          (a) if given to the Trust, in care of the Institutional Trustee at the Trust's mailing address set forth below (or such other address as the Trust may give notice of to the Holders of the CPR Certificates):

               Bankers Trust (Delaware)
               E.A. Delle Donne Corporate Center
               Montgomery Building
               1011 Centre Road
               Wilmington, Delaware 19805-1266

               Attention: Lisa Wilkins
               Facsimile: (302) 636-3222

               with a copy to:
               Bankers Trust Company
               Four Albany Street
               New York, New York 10006

               Attention: Kevin Weeks
               Facsimile: (212) 250-6961

          (b) if given to the Delaware Trustee, at the mailing address set forth below (or such other address as the Delaware Trustee may give notice of to the Holders of the CPR Certificates):

               Bankers Trust (Delaware)
               E.A. Delle Donne Corporate Center
               Montgomery Building
               1011 Centre Road
               Wilmington, Delaware 19805-1266

               Attention: Lisa Wilkins
               Facsimile: (302) 636-3222

          (c) if given to the Institutional Trustee, at the Institutional Trustee's Corporate Trust Office (or such other address as the Institutional Trustee may give notice of to the Holders of the CPR Certificates).

          (d) if given to the Litigation Trustees, at the mailing address set forth below (or such other address as the Trust may give notice of to the Holders of the CPR Certificates):

               c/o Bankers Trust Company
               Four Albany Street
               New York, New York 10006

               Attention: Kevin Weeks
               Facsimile: (212) 250-6961

          (e) if given to any Holder, at the address set forth on the books and records of the Trust.

     All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver the same.

     SECTION 15.2 Governing Law. This Declaration and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware and all rights and remedies shall be governed by such laws without regard to the principles of conflict of laws of the State of Delaware or any other jurisdiction that would call for the application of the law of any jurisdiction other than the State of Delaware; provided, however, that, to the fullest extent permitted by law, there shall not be applicable to the Trust, the Trustees or this Declaration any provision of the laws (statutory or common) of the State of Delaware pertaining to trusts that relate to or regulate, in a manner inconsistent with the terms hereof (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets or (g) the establishment of fiduciary or other standards of responsibility or limitations on the acts or powers of trustees that are inconsistent with the limitations or liabilities or authorities and powers of the Trustees as set forth or referenced in this Declaration. Section 3540 and Section 3561 of Title 12 of the Delaware Code shall not apply to the Trust.

     SECTION 15.3 Intention of Parties. It is the intention of the parties hereto that the Trust be classified for United States federal income tax purposes as a grantor trust that is formed to hold the Commitment and liquidate the Commitment, as provided for herein. The provisions of this Declaration shall be interpreted to further this intention of the parties.

     SECTION 15.4 Headings. Headings contained in this Declaration are inserted for convenience of reference only and do not affect the interpretation of this Declaration or any provision hereof.

     SECTION 15.5 Successors and Assigns. Whenever in this Declaration any of the parties hereto is named or referred to, the successors and assigns of such party shall be deemed to be included, and all covenants and agreements in this Declaration by the Sponsor and the Trustees shall bind and inure to the benefit of their respective successors and assigns, whether or not so expressed.

     SECTION 15.6 Partial Enforceability. If any provision of this Declaration, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Declaration, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

     SECTION 15.7 Specific Performance. The Litigation Trustees and the Sponsor hereby agree that the obligations imposed on them in this Declaration are special, unique and of an extraordinary character, and that, in the event of breach by the Litigation Trustees or the Sponsor, as the case may be, damages would not be an adequate remedy and the Litigation Trustees or the Sponsor, as the case may be, shall be entitled to specific performance and injunctive and other equitable relief, including declaratory relief, in addition to any other remedy to which it may be entitled, at law or in equity; and the Litigation Trustees and the Sponsor hereby further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

     SECTION 15.8 Counterparts. This Declaration may contain more than one counterpart of the signature page and this Declaration may be executed by the affixing of the signature of each of the Trustees and the Sponsor to any of such counterpart signature pages. All of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the day and year first above written.

                                          BANKERS TRUST (DELAWARE)
                                            as Delaware Trustee

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          BANKERS TRUST COMPANY
                                            as Institutional Trustee

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          COAST SAVINGS FINANCIAL, INC.,
                                            as Sponsor

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          COAST FEDERAL LITIGATION
                                            CONTINGENT PAYMENT RIGHTS TRUST

                                          By:
                                          --------------------------------------
                                            Ray Martin, as Litigation Trustee

                                          By:
                                          --------------------------------------
                                            Robert L. Hunt II, as Litigation
                                              Trustee

                                          By:
                                          --------------------------------------
                                            James F. Barritt, as Litigation
                                              Trustee

                                          By:
                                          --------------------------------------
                                            Norman H. Raiden, as Litigation
                                              Trustee

                          EXHIBIT B TO AMENDED AND RESTATED DECLARATION OF TRUST

                  FORM OF CONTINGENT PAYMENT RIGHT CERTIFICATE

                         [FORM OF FACE OF CERTIFICATE]

[The following two paragraphs apply only to Certificates in global form.] [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), NEW YORK, NEW YORK, TO THE TRUST OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

     [TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE DECLARATION REFERRED TO BELOW.]

------------------------------     --------------------------------------------------------------------------------
      CERTIFICATE NUMBER                           NUMBER OF CONTINGENT PAYMENT RIGHT CERTIFICATES

                            CUSIP NO

      CERTIFICATE EVIDENCING UNDIVIDED BENEFICIAL INTERESTS IN THE ASSETS

                                       OF

            COAST FEDERAL LITIGATION CONTINGENT PAYMENT RIGHTS TRUST

                     CONTINGENT PAYMENT RIGHT CERTIFICATES

     COAST FEDERAL LITIGATION CONTINGENT PAYMENT RIGHTS TRUST, a statutory business trust created under the laws of the State of Delaware (the "Trust"),
hereby certifies that                (the "Holder") is the registered owner of
certificates of the Trust representing undivided beneficial interests in the assets of the Trust, designated the Contingent Payment Right Certificates (the "CPR Certificates"). Subject to the Declaration (as defined below), the CPR Certificates are transferable on the books and records of the Trust, in person or by a duly authorized attorney, upon surrender of this Certificate duly endorsed and in proper form for transfer. The CPR Certificates represented hereby are issued pursuant to the designation, rights, privileges, restrictions, preferences and other terms and provisions of, and shall in all respects be subject to, the provisions of the Amended and Restated Declaration of Trust of
the Trust dated as of             , 1998, among Ray Martin, Robert L. Hunt II,
Norman H. Raiden and James F. Barritt as Litigation Trustees (the "Litigation Trustees"), Bankers Trust (Delaware), as Delaware Trustee, Bankers Trust Company, as Institutional Trustee, Coast Savings Financial, Inc., as Sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Trust, including the designation of the terms of the CPR Certificates, as the same may be amended from time to time (the "Declaration"). Capitalized terms used herein but not defined shall have the meaning given them in the Declaration. The [Institutional Trustee] will provide a copy of the Declaration to the Holder without charge upon written request to the Trust at its principal place of business.

     Upon receipt of this CPR Certificate, the Holder is bound by the Declaration and is entitled to the benefits thereunder.

     This CPR Certificate is governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

     IN WITNESS WHEREOF, the Trust has duly executed this CPR Certificate.

                                          COAST FEDERAL LITIGATION
                                          CONTINGENT PAYMENT RIGHTS TRUST

                                          [By: COAST SAVINGS FINANCIAL, INC. as
                                               Sponsor

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title: [Authorized Officer]]

                                          [By:

                                            ------------------------------------
                                            Name:
                                            Title: Litigation Trustee

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title: Litigation Trustee

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title: Litigation Trustee

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title: Litigation Trustee]

     Dated:

                         CERTIFICATE OF AUTHENTICATION

     This is one of the CPR Certificates referred to in the within-mentioned Declaration.

                                          BANKERS TRUST COMPANY, as the
                                              Institutional Trustee

                                          By:
                                          --------------------------------------
                                            [Authorized Officer]

                        [FORM OF REVERSE OF CERTIFICATE]

     Distributions payable on each CPR Certificate will be payable from time to time upon the receipt by the Trust of payments of the Commitment Amount (as defined herein) from H. F. Ahmanson & Company, a Delaware corporation ("Ahmanson") pursuant to the Commitment Agreement (the "Commitment") dated
as of             , 1998, between Ahmanson and the Trust, entered into by
Ahmanson as part of the consideration for the merger (the "Merger") of Coast Savings Financial, Inc. ("Coast") with and into Ahmanson. The Commitment Amount means the Litigation Proceeds (as defined herein) minus the Reimbursements (as defined herein) plus the Assumed Tax Benefit (as defined herein). Litigation Proceeds means any and all cash payments (the "Cash Proceeds") and non-cash payments (the "Non-Cash Proceeds") actually received by Coast Federal or Home Savings or any of their affiliates (the "Ahmanson Group") pursuant to a final, non-appealable judgment or a final settlement of the litigation claims of Coast Federal Bank, Federal Savings Bank, a wholly-owned subsidiary of Coast, ("Coast Federal") and any of its successors, in Coast Federal Bank, Federal Savings Bank
v. United States, Civil Action Number 92-466C (Cl. Ct. filing July 9, 1992) (the "Litigation"). Reimbursements means an amount equal to (a) the Expense Fund (as defined herein), plus (b) interest on the portion of the Expense Fund withdrawn by the Trust calculated from the time of any such withdrawal at an annual interest rate equal to the reference rate of Bank of America (the "Reference Rate") plus 250 basis points, compounded quarterly, plus (c) the Assumed Tax Liability (as defined herein), plus (d) in the event the Litigation Proceeds are required to be included in income for federal income tax purposes in a taxable year prior to the year such proceeds are received in cash (because of either the accrual of Cash Proceeds before the payment thereof or the time required to liquidate Non-Cash Proceeds), interest at the Reference Rate plus 250 basis points from the date of such payment of taxes to the date of receipt of cash. Assumed Tax Benefit means an amount equal to the tax benefit that would be allowed to the Ahmanson Group under Section 483(a) of the Internal Revenue Code, computed based on certain assumptions, from payments on the Commitment. The Expense Fund means an amount equal to $20 million, less the expenses relating to the Litigation incurred and paid by Coast Federal between August 31, 1997 and the effective date of the Merger, which amount Ahmanson will deposit at the effective time of the Merger in a non-interest bearing demand-deposit account in the name of the Trust at Home Savings. The Assumed Tax Liability means an amount equal to the income (including franchise) tax liability of the Ahmanson Group (not giving effect to any deductions attributable to payments of the Commitment Amount) attributable to the receipt of the Litigation Proceeds computed on certain assumptions. The Payment Amount means, with respect to each payment of the Commitment Amount received by the Trust pursuant to the Commitment, such payment of the Commitment Amount received by the Trust (including the amount of cash resulting from the monetization by Ahmanson of any Non-Cash Proceeds) less the amount of any accrued but unpaid expenses payable by the Trust and, for any reason, not covered by the Expense Fund (including, without limitation, contingent amounts payable to attorneys, experts or others retained by the Trust or Coast Federal (or any successor thereto) in connection with the prosecution of the Litigation by Coast Federal (or any successor thereto)), plus interest or income, if any, received by the Trust on such payment of the Commitment Amount, less amounts retained by the Trust as the Retained Amount (as defined herein). The Retained Amount means $10 million (or such greater amount as the Litigation Trustees shall reasonably determine may be reasonably likely to be required to pay additional expenses or to satisfy the Trust's indemnification obligations). The Litigation Trustees' obligation to make payments to the Holders shall be subject to the requirement that the Trust retain, from amounts remaining in the Expense Fund and from payments of the Commitment Amount, the Retained Amount for a period (the "Retained Amount Period") of two years (or such longer period as the Litigation Trustees shall reasonably determine (initially or at any time prior to the then scheduled termination of the Retained Amount Period) may be reasonably likely to be required) to satisfy all expenses, costs and claims and indemnification obligations of the Trust which may be incurred or which may arise after the Commitment Amount is paid in full.

     The Trust will make payments from time to time to the Holders of the Payment Amounts upon the receipt of the applicable payments of the Commitment Amount from Ahmanson. Each CPR Certificate will entitle the Holder thereof to receive a fraction (equal to 1 divided by the total number of CPR Certificates outstanding) of any Payment Amount within 60 days after the Trust receives a Commitment Amount.

     Within 90 days of the expiration of the Retained Amount Period, the Trust will pay to the Holders any remaining portion of the Retained Amount. Each CPR Certificate will entitle the Holder thereof to receive a fraction (equal to 1 divided by the total number of CPR Certificates then outstanding) of the remaining portion of the Retained Amount.

     The Trust shall mandatorily redeem for $0.01 in cash each CPR Certificate issued to a Coast stockholder who provides a notice of intent to exercise appraisal rights in the Merger with respect to shares of Coast common stock. If any such Coast stockholder subsequently withdraws, or fails to perfect, such appraisal demand, Ahmanson in its capacity as successor to the Sponsor, shall deliver to such stockholder one CPR Certificate for each share of Coast common stock as to which such appraisal demand was withdrawn and not perfected.

     To the fullest extent permitted by law, no Trust Indemnified Person (as defined in the Declaration) shall be liable, responsible or accountable in damages or otherwise to the Trust or any Indemnified Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Trust Indemnified Person, except that (i) the Litigation Trustees shall be liable for any such loss, damage or claim incurred by reason of any act or omission performed or omitted by them if it shall be established in a final judicial determination by clear and convincing evidence that any such act or omission of the Litigation Trustees was undertaken with deliberate intent to injure the Holders or with reckless disregard for the best interests of such Holders and, in any event, any liability will be limited to actual, proximate, quantifiable damages, and (ii) the Institutional Trustee or the Delaware Trustee shall be liable for any such loss, damage or claim incurred by reason of the Institutional Trustee's or Delaware Trustee's (as the case may be) gross negligence or willful misconduct with respect to such acts or omissions.

     To the fullest extent permitted by law, no Ahmanson Indemnified Person (as defined in the Declaration), shall have any liability to the Trust, the Trustees or the Holders. Without limiting the generality of the foregoing, to the fullest extent permitted by law, none of the Holders (in their capacity as Holders), the Trustees or the Trust shall have the right to enforce, institute or maintain a suit, action or proceeding against an Ahmanson Indemnified Person relating to the formation of the Trust, the entering into of the Commitment, the distribution of the CPR Certificates, the Litigation or actions of the Litigation Trustees in their capacity (or purportedly in their capacity) as Litigation Trustees. The Trust (or the Litigation Trustees on behalf of the Trust) may enforce, institute or maintain a suit, action or proceeding against
(i) Ahmanson or its successors as successor to the Sponsor for breach of its obligations under the Declaration, (ii) Ahmanson or its successors for its breach of any of its obligations under the Commitment or its failure to deliver any CPR Certificate when due or to return to the Trust for cancellation any CPR Certificate required to be returned pursuant to the Merger Agreement when so required, (iii) Ahmanson or its successors for failure to deposit the Expense Fund at the Effective Time in a non-interest bearing demand deposit account in the name of the Trust at Home Savings, or (iv) Home Savings or its successors for breach of any depository relationship obligations it may have with respect to the Expense Fund, and in each case, Ahmanson or Home Savings or their successors, as the case may be, may be liable to the Trust in connection with such suit, action or proceeding; provided, that fees and expenses incurred by the Ahmanson Group in such a suit, action or proceeding shall not be set off against the Litigation Proceeds (in order to calculate the Commitment Amount) if the Trust or the Litigation Trustees prevail in such a suit, and, if in connection with suits brought pursuant to clauses (i) through (iv) inclusive, shall be deemed expenses of the Trust payable by the Trust out of the Commitment Amount, including any Retained Amount, if the Litigation Trustees do not prevail.

     The Holders will have no voting rights (except in connection with certain amendments to the Declaration described in Article XIII of the Declaration and except in connection with the removal of the Institutional Trustee and the Delaware Trustee for cause, or, if a default by the Trust with respect to its payment obligations under Article IV of the Declaration shall have occurred and be continuing, with or without cause), no liquidation preference and no rights to dividends or distributions other than their pro rata share of the Payment Amount and any portion of the Retained Amount remaining at the expiration of the Retained Amount Period, plus any other Trust assets.

     THE CPR CERTIFICATES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

     The Holders have no rights with respect to, or interest in, (i) the Litigation, (ii) Coast Federal, or (iii) any amount received by Coast Federal or any other member of the Ahmanson Group with respect to the Litigation, including any judgment or settlement proceeds.

     Each Holder acknowledges that: (i) the Litigation is solely an asset of Coast Federal and its successors, (ii) the Litigation shall be conducted by and on behalf of Coast Federal and its successors solely in accordance with the instructions of the Litigation Trustees pursuant to the Declaration, (iii) the Litigation Trustees shall have the sole and exclusive right to direct Coast Federal and its successors to take (or not take) actions relating to the Litigation as contemplated by the Declaration and may, among other things, instruct Coast Federal and its successors to dismiss, settle or cease prosecuting the Litigation at any time without obtaining any cash or other recovery, or upon obtaining any such cash or other recovery as the Litigation Trustees may determine, and (iv) the Litigation Trustees have the sole and exclusive right to take or not take other actions contemplated by the Declaration relating to the Litigation (including, without limitation, any decision with respect to the incurrence of expenses).

     Nothing in the Declaration or this CPR Certificate shall be construed to create any partnership or joint venture between the Sponsor, Coast Federal, Ahmanson or any member of the Ahmanson Group, and the Holders.

                                                                      APPENDIX C

     COMMITMENT AGREEMENT, dated as of             , 1998 (this "Agreement"), by
and between H. F. Ahmanson & Company, a Delaware corporation ("Ahmanson"), and the Coast Federal Litigation Contingent Payment Right Trust (the "CPR Trust"), a Delaware business trust (the "CPR Trust").

                                    RECITALS

     WHEREAS, Ahmanson has entered into an Amended and Restated Agreement and Plan of Merger, dated as of October 5, 1997 (the "Merger Agreement"), by and between Ahmanson and Coast Savings Financial, Inc. ("Coast");

     WHEREAS, prior to or simultaneously with the execution of this Agreement, Ahmanson will have deposited or will deposit the Expense Fund in a non-interest bearing demand-deposit account in the name of the CPR Trust at Home Savings; and

     WHEREAS, pursuant to the Merger Agreement, Ahmanson has agreed to enter into this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     1.01 Certain Definitions. (a) The following terms are used in this Agreement with the meanings set forth below:

          "Accountant" has the meaning set forth in Section 2.02 hereof.

          "Ahmanson" has the meaning set forth in the preamble to this Agreement.

          "Ahmanson Certificate" has the meaning set forth in Section 2.02 hereof.

          "Ahmanson Group" means Ahmanson, Coast Federal or Home Savings or any of their affiliates.

          "Ahmanson Indemnified Parties" has the meaning set forth in Section
     2.07 hereof.

          "Assumed Tax Benefit" means an amount equal to the tax benefit that would be allowed to the Ahmanson Group under Section 483(a) computed as set forth in Section 2.03 hereof.

          "Assumed Tax Liability" means an amount equal to the income (including franchise) tax liability of the Ahmanson Group (not giving effect to any deductions attributable to payments of the Commitment Amount) attributable to the receipt of the Litigation Proceeds computed as set forth in Section
     2.03 hereof.

          "Cash Proceeds" means any cash payment actually received by the Ahmanson Group pursuant to a final, nonappealable judgment or a final settlement of the Litigation.

          "Coast" has the meaning set forth in the recitals to this Agreement.

          "Coast Federal" means Coast Federal Bank, Federal Savings Bank.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commitment Amount" means the Litigation Proceeds minus the Reimbursements plus the Assumed Tax Benefit.

          "Controlled Subsidiary" means any person at least 80% of the outstanding shares of Voting Stock (except for directors' qualifying shares) of which is at the time owned directly or indirectly by Ahmanson.

          "CPR Calculation Certificate" has the meaning set forth in Section
     2.02 hereof.

          "CPR Trust" has the meaning set forth in the preamble to this Agreement.

          "CPR Trust Agreement" means the Amended and Restated Declaration of
     Trust, dated as of             , 1998, among Coast, the Litigation Trustees
     and the other trustees named therein.

          "Damages" has the meaning set forth in Section 2.07 hereof.

          "Determination" means (a) a determination that Litigation Proceeds are not includible in gross income in whole or in part or (b) a determination that no deduction is allowed (or that any allowed deduction is limited) in respect of payments of the Commitment Amount under Section 483(a) in whole or in part. With respect to clause (a), no such Determination shall be deemed to be made unless it is made prior to the earlier of (x) thirty days before the date of filing by the Ahmanson Group of the federal tax return for the taxable year in which the Litigation Proceeds are assumed to be includible in gross income or (y) the receipt by the Ahmanson Group of the Litigation Proceeds. With respect to clause (b), no such Determination shall be deemed to be made with respect to any payment of the Commitment Amount unless such Determination is made prior to (A) the end of the 30th day following the delivery to the CPR Trust of the Ahmanson Certificate with respect to such payment of the Commitment Amount, if the CPR Trust does not deliver a Notice of Objection within such 30-day period with respect to such Ahmanson Certificate, or (B) the Resolution with respect to such payment of the Commitment Amount, if the CPR Trust delivers a Notice of Objection within the 30-day period referred to in clause (A) above with respect to such Ahmanson Certificate.

          "Due Date" has the meaning set forth in Section 2.02 hereof.

          "Expense Fund" means the $     million that Ahmanson is depositing
     simultaneously with the effectiveness of this Agreement in a non-interest bearing demand-deposit account in the name of the CPR Trust at Home Savings.

          "FHLBSF" means the Federal Home Loan Bank of San Francisco.

          "FIRREA" means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

          "Home Savings" means Home Savings of America, FSB.

          "IRS" means the Internal Revenue Service.

          "Litigation" means Coast Federal Bank, FSB v. United States, No. 92-466C (United States Court of Claims, filed July 9, 1992).

          "Litigation Proceeds" means any and all Cash Proceeds and Non-Cash Proceeds.

          "Non-Cash Proceeds" means the non-cash payments, if any, actually received by the Ahmanson Group pursuant to a final, non-appealable judgment or a final settlement of the Litigation.

          "Notice of Agreement" has the meaning set forth in Section 2.02 hereof.

          "Notice of Objection" has the meaning set forth in Section 2.02 hereof.

          "Officer's Certificate" means a certificate from the chief financial officer of Home Savings specifying that portion of the Litigation Proceeds that cannot be paid due to regulatory restrictions and the applicable law, regulation or other action of a regulatory authority that is the source of the regulatory restrictions described in Section 2.03 hereof.

          "Opinion of Counsel" means an opinion of outside counsel substantially to the effect that the distribution by Home Savings of the Litigation Proceeds or the applicable portion thereof, as the case may be, would result in the violation of the applicable law, regulation or other action of a regulatory authority that is the source of the regulatory restrictions described in Section 2.03 hereof.

          "Proceeds Notice" has the meaning set forth in Section 2.02 hereof.

          "Reference Rate" means the reference rate or an equivalent rate announced from time to time of the Bank of America or any successor (or, if no successor remains in existence or publicly announces a rate, the commercial bank with the largest amount of deposits in the State of California as of the most recent year end prior to the applicable date for which information is publicly available and which publicly announces such a rate, as determined in good faith by Ahmanson's Board of Directors), as in effect from time to time.

          "Regulatory Document" means either (i) a copy of written documentation from the applicable regulatory authority to the effect that Home Savings may not distribute the Litigation Proceeds, or any portion thereof, to Ahmanson, or (ii), prior to the expiration of any applicable prior notice or application period following Home Savings' submission to the applicable regulatory authority of a notice or application for approval of a distribution of the Litigation Proceeds to Ahmanson, an officer's certificate from the chief financial officer of Home Savings certifying that Home Savings has submitted such a notice or application and that Home Savings has not received any written documentation from such regulatory authority to the effect that Home Savings may make such distribution.

          "Reimbursements" means an amount equal to (i) the Expense Fund plus
     (ii) interest on the portions of the Expense Fund withdrawn by the CPR Trust calculated from the time of any such withdrawal at an annual interest rate equal to the Reference Rate plus 250 basis points, compounded quarterly plus (iii) the Assumed Tax Liability plus (iv) in the event Litigation Proceeds are required to be included in income for federal income tax purposes in a taxable year prior to the year such proceeds are received in cash (because of either the accrual of Cash Proceeds before the payment thereof or the time required to liquidate Non-Cash Proceeds), interest at an annual interest rate equal to the Reference Rate plus 250 basis points from the date of payment of taxes on such income to the date of receipt of cash.

          "Resolution" has the meaning set forth in Section 2.02 hereof.

          "Section 483(a)" means Section 483(a) of the Code.

          "Tax Assumptions" means (i), if there is no Determination, the following assumptions or (ii), if there is a Determination, the following assumptions as modified by such Determination:

             (a) The Litigation Proceeds will be includible in gross income as ordinary income in full.

             (b) Payments of the Commitment Amount will not be deductible except that Section 483(a) will apply to payments of the Commitment Amount, other than those allocable to CPR Certificates issued on exercise of employee options or otherwise in a transaction that is not a sale or exchange, and payments of the Commitment Amount will be deductible to the extent treated by Section 483(a) as interest expense; it being understood that it is not intended that the distribution of the CPR Certificates immediately prior to the Effective Time of the Merger will result in the characterization of such distribution as not constituting "a sale or exchange."

             (c) The income tax liability attributable to the assumed inclusion of all or a portion of the Litigation Proceeds in gross income as ordinary income and the benefit of any deduction assumed to be allowed under Section 483(a) shall be (i) the product of the amount of such income or deduction and the highest statutory rate of federal income tax applicable to corporations for the year in which the income is assumed to be included or the deduction is assumed to be realized plus (ii) the product of such income or deduction and the net combined marginal rate of state and local income (or franchise) tax of the relevant member or members of the Ahmanson Group for the year in which the income is assumed to be included and the deduction is assumed to be realized, net of the federal income tax benefit (calculated based on the rate in clause (i)) of such state or local income (or franchise) tax. The relevant member or members of the Ahmanson Group shall be the member or members that is or are assumed to include the Litigation Proceeds in income or is or are assumed to be allowed a deduction under Section 483(a).

             (d) Any benefit from any deduction allowable to the Ahmanson Group under paragraph (c) of these assumptions for payments of the Commitment Amount shall be assumed to be realized (i) when those payments are made to the extent those payments do not exceed the Litigation

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

        Proceeds included in income for the same taxable year, or (ii) otherwise when, taking into account other deductions or losses or credits of the Ahmanson Group, the deduction would reduce the tax otherwise payable or result in a refund of tax already paid.

             (e) Ahmanson will be entitled to rely on a written opinion of either Sullivan & Cromwell or another nationally recognized law firm with expertise on the matter on which the opinion is sought (with a copy of such opinion to the Litigation Trustees) that is selected by Ahmanson and (unless such law firm is principal outside tax counsel to Ahmanson) reasonably acceptable to the Litigation Trustees in determining whether there has been a Determination and in otherwise applying the Tax Assumptions to determine the income (including franchise) tax liability of the Ahmanson Group attributable to the receipt of the Litigation Proceeds and payments of the Commitment Amount and any tax benefit attributable to payments of the Commitment Amount.

             (f) If the Assumed Tax Liability or the Assumed Tax Benefit cannot be computed at the time of the receipt of the Cash Proceeds or a payment of the Commitment Amount because of the absence of information as to tax rates and other factors described in the definition of Assumed Tax Liability or the definition of Assumed Tax Benefit, as the case may be, the Ahmanson Group shall compute a tentative Assumed Tax Liability or a tentative Assumed Tax Benefit, as the case may be, based on such assumptions, which are consistent with respect to the Assumed Tax Liability and the Assumed Tax Benefit, that in the reasonable opinion of the Ahmanson Group would protect the Ahmanson Group against any risk of loss. The payment of the Commitment Amount shall be based on such tentative Assumed Tax Liability or such tentative Assumed Tax Benefit computation, as the case may be. As soon as feasible, but in no event later than 12 months after the end of the taxable year in which the Commitment Amount is paid based on the tentative Assumed Tax Liability and Assumed Tax Benefit, the Ahmanson Group shall recompute the Assumed Tax Liability or the Assumed Tax Benefit, as the case may be, and pay to the CPR Trust any excess of the re-computed Commitment Amount over the Commitment Amount that was initially calculated plus interest for the period over which the payment was deferred at a rate equal to Home Savings' cost of funds as submitted monthly to the FHLBSF.

          "Trustees" means the Delaware trustee, the institutional trustee and the Litigation Trustees to the CPR Trust.

          "Voting Stock" means, with respect to any person, stock of any class or classes, however designated, having ordinary voting power for the election of a majority of the board of such person, other than stock having such power only by reason of the happening of a contingency.

             (a) Any capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                                   ARTICLE II

                                 THE COMMITMENT

     2.01 The Commitment. (a) Ahmanson shall pay to the CPR Trust the Commitment Amount within the time specified under Section 2.02 hereof. In the event that the Ahmanson Group receives the Litigation Proceeds in staggered payments, the procedures described in this Article II with respect to the calculation and payment of the Commitment Amount will apply in full force to each such staggered payment of the Commitment Amount.

     2.02 Payment Procedures. (a) Proceeds Notice; Ahmanson Certificate. Within 10 days of the receipt by the Ahmanson Group of any Litigation Proceeds, Ahmanson will deliver to the Litigation Trustees a written notice (the "Proceeds Notice") specifying that such Litigation Proceeds have been received and describing the type and amount of any Non-Cash Proceeds received. Within 10 days of the delivery of the Proceeds Notice, the Litigation Trustees shall deliver to Ahmanson written instructions to liquidate the Non-Cash Proceeds

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

received. If so instructed, Ahmanson will then liquidate or cause to be liquidated the Non-Cash Proceeds in accordance with the instructions.

     As promptly as practicable but in no event later than 30 days after the later of the receipt by Ahmanson of such Litigation Proceeds and of the liquidation by Ahmanson of Non-Cash Proceeds, Ahmanson will deliver to the Litigation Trustees a certificate (the "Ahmanson Certificate") setting forth the calculation of the portion of the Commitment Amount with respect to such Litigation Proceeds, which Ahmanson Certificate shall be valid and binding absent manifest error. The Ahmanson Certificate shall set forth each of the items required under this Agreement to calculate the Commitment Amount, including the amount of Litigation Proceeds and the amount of (and calculation of) each component of the Reimbursements and the assumptions underlying the determination of each item and shall be substantially in the form of Exhibit A hereto, and Ahmanson shall attach to the Ahmanson Certificate financial and other documentation reasonably sufficient to support each item and assumption used to calculate the Commitment Amount. Within 30 days of delivery of the Ahmanson Certificate, the CPR Trust will give written notice specifying whether it agrees or objects (a "Notice of Agreement" and a "Notice of Objection", respectively) to the calculation in the Ahmanson Certificate of the portion of the Commitment Amount with respect to such Litigation Proceeds. If the CPR Trust delivers a Notice of Agreement, Ahmanson will then deliver the portion of the Commitment Amount with respect to such Litigation Proceeds to the institutional trustee for the CPR Trust within 5 business days of such Notice of Agreement. If the CPR Trust delivers a Notice of Objection within such 30-day period, Ahmanson will deliver such portion of the Commitment Amount only upon a Resolution.

          (b) Dispute Resolution. If the CPR Trust delivers a Notice of Objection within such 30-day period, the CPR Trust shall as promptly as practicable following delivery of the Notice of Objection deliver to Ahmanson a certificate (the "CPR Calculation Certificate") setting forth its calculation of such portion of the Commitment Amount. The CPR Calculation Certificate shall set forth each of the items required under this Agreement to calculate such portion of the Commitment Amount, including the amount of Litigation Proceeds and the amount of (and calculation of) each component of the Reimbursements and the assumptions underlying the determination of each item and shall be substantially in the form of Exhibit A hereto, and the CPR Trust shall attach to the CPR Calculation Certificate financial and other documentation reasonably sufficient to support each item and assumption used to calculate such portion of the Commitment Amount. If Ahmanson does not agree with the CPR Trust's calculation of such portion of the Commitment Amount, then within 10 business days of the delivery by the CPR Trust of the CPR Calculation Certificate, Ahmanson and the CPR Trust shall submit the calculation of such portion of the Commitment Amount to a mutually agreed upon independent certified public accountant (the "Accountant"). If Ahmanson and the CPR Trust cannot agree upon such independent certified public accountant, then Ahmanson and the CPR Trust agree that the Accountant shall be Price Waterhouse. The Accountant shall be instructed to determine whether the calculation set forth in the Ahmanson Certificate contained manifest error and the Accountant shall be instructed to conclude (i) that the calculation set forth in the Ahmanson Certificate does not contain manifest error so long as the calculation is a reasonable calculation of such portion of the Commitment Amount based upon a reasonable interpretation of the provisions of this Agreement and (ii) that the calculation set forth in the Ahmanson Certificate contains manifest error if the calculation is not a "reasonable calculation of such portion of the Commitment Amount based upon a reasonable interpretation of the provisions of this Agreement." If the Accountant determines (a) that the calculation set forth in the Ahmanson Certificate did not contain manifest error, such portion of the Commitment Amount shall be as calculated in the Ahmanson Certificate or (b) that the calculation set forth in the Ahmanson Certificate did contain manifest error, the Accountant shall recompute such portion of the Commitment Amount based upon the formulae and definitions set forth in this Agreement and the Accountant's calculation shall be binding on both parties hereto (in either of case (i) or (ii), a "Resolution"). In the event it is determined that Ahmanson's calculation contained manifest error, in addition to such portion of the Commitment Amount, Ahmanson shall pay to the CPR Trust interest on such portion of the Commitment Amount calculated from the date that the CPR Trust delivered its Notice of Objection at an annual interest rate equal to the Reference Rate plus 250 basis points. Ahmanson and the CPR Trust shall share equally the expenses of the Accountant in connection with the performance of its duties described herein. If the CPR

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

     Trust delivers a Notice of Objection with respect the payment of any portion of the Commitment Amount within the applicable 30-day period and prior to the Resolution there is a Determination to the effect that no deduction is allowed (or that any allowed deduction is limited) in respect of payments of the Commitment Amount under Section 483(a) in whole or in part, then Ahmanson shall have the right to deliver a new Ahmanson Certificate with a new calculation of that portion of the Commitment Amount, and the previously delivered Ahmanson Certificate with respect to that portion of the Commitment Amount shall be considered null and void; provided, however, that if Ahmanson delivers such a new Ahmanson Certificate, Ahmanson shall be required to pay interest on that portion of the Commitment Amount from the date of delivery of the first Ahmanson Certificate relating to such portion of the Commitment Amount to the date of delivery of the new Ahmanson Certificate relating to such portion of the Commitment Amount at a rate equal to Home Savings' cost of funds as submitted monthly to the FHLBSF. The same procedures described in this
     Section 2.02(b) for the resolution of any disputes with respect to the calculation contained in an Ahmanson Certificate will apply equally to the calculation in the new Ahmanson Certificate with respect to such portion of the Commitment Amount.

          (c) Timing of Payments. Ahmanson shall pay to the CPR Trust the portion of the Commitment Amount with respect to the relevant Litigation Proceeds (i) if the CPR Trust does not deliver a Notice of Objection to the Ahmanson Certificate with respect to such portion of the Commitment Amount within the 30-day period described above, within 5 business days of the earlier of the delivery of the Notice of Agreement with respect to such Ahmanson Certificate or the 30th day following the delivery by Ahmanson of such Ahmanson Certificate or (ii) if the CPR Trust does deliver a Notice of Objection with respect to such Ahmanson Certificate within the 30-day period described above, within 5 business days of the Resolution with respect to such portion of the Commitment Amount (each, a "Due Date"). If Ahmanson does not pay such portion of the Commitment Amount by the appropriate Due Date, Ahmanson shall be obligated to pay to the CPR Trust such portion of the Commitment Amount plus interest on such portion of the Commitment Amount from the Due Date until the date such portion of the Commitment Amount is paid, calculated at an annual interest rate equal to the Reference Rate plus 250 basis points.

          (d) Regulatory Restrictions. (i) Notwithstanding the foregoing, Ahmanson shall not be obligated to pay the Commitment Amount or any portion thereof at the Due Date and shall be deemed not to be in default of this Agreement and not to have violated its obligations hereunder by virtue of not having paid the Commitment Amount or such portion thereof (A) to the extent that Home Savings is not permitted due to regulatory restrictions to distribute to Ahmanson the Litigation Proceeds or such portion thereof and
     (B) if prior to the Due Date, Ahmanson shall have delivered to the CPR Trust an Officer's Certificate and either (y) an Opinion of Counsel or (z) a Regulatory Document. Ahmanson shall be entitled not to pay the Commitment Amount or any portion thereof as specified in the immediately preceding sentence with the consequences specified in the immediately preceding sentence for a period of 2 years from the Due Date on which the Commitment Amount or such portion thereof would otherwise have been payable so long as
     (I) Home Savings continues not to be permitted to distribute such portion of the Litigation Proceeds to Ahmanson due to regulatory restrictions and
     (II) Ahmanson delivers on a quarterly basis beginning with the first full fiscal quarter following the Due Date an Officer's Certificate and either
     (y) an Opinion of Counsel or (z) a Regulatory Document.

             (ii) Notwithstanding the foregoing, Ahmanson shall be deemed to be in default of this Agreement at any time specified under Section 2.02(d)(i) hereof when payment of the Commitment Amount or such portion thereof would otherwise be due but when Ahmanson would be entitled not to make such payment and would be deemed not to be in default due to the regulatory restrictions described therein if, at such time, there shall exist a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Ahmanson (but not including any such mortgage, indenture or instrument pursuant to which the creditor's remedy is limited to foreclosure of collateral), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay principal of such indebtedness in an amount exceeding $50 million when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness in an aggregate principal amount exceeding $50 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness being discharged, or such acceleration having been rescinded or annulled, within a period of 35 days after the occurrence of the event that gave rise to such default provided that any such event of default shall not be deemed to have occurred so long as Ahmanson is contesting the validity thereof in good faith by appropriate proceedings.

             (iii) Ahmanson shall be obligated to pay the Commitment Amount or such portion thereof at such time as such regulatory restrictions no longer exist, and interest on the Commitment Amount or such portion thereof, as the case may be, from the Due Date until the date the Commitment Amount or such portion thereof is paid, calculated at an annual interest rate equal to the Reference Rate plus 250 basis points.

             (iv) In the event that Home Savings is not permitted due to regulatory restrictions to distribute to Ahmanson the Litigation Proceeds as described in Section 2.02(d)(i) hereof, Ahmanson agrees to use its reasonable best efforts, or to cause Home Savings to use its reasonable best efforts, to obtain regulatory approval for the distribution to Ahmanson of such Litigation Proceeds.

          (e) Payment of Reconciliation Amount. As promptly as practicable but in no event later than 30 days after the recomputation of the Assumed Tax Liability and the Assumed Tax Benefit pursuant to paragraph (f) of the definition of "Tax Assumptions" herein, Ahmanson shall pay to the CPR Trust any excess of the re-computed Commitment Amount or portion thereof over the Commitment Amount or portion thereof that was initially calculated plus interest for the period over which the payment was deferred at a rate of Home Savings' cost of funds as submitted monthly to the FHLBSF. Along with such payment, Ahmanson shall provide to the CPR Trust an Ahmanson Certificate setting forth the re-calculation of the Commitment Amount or portion thereof, which Ahmanson Certificate shall be valid and binding absent manifest error. The standards and procedures applicable to Ahmanson Certificates and the calculation of the Commitment Amount and portions thereof set forth in this Section 2.02 shall apply in full force to any Ahmanson Certificate delivered pursuant to this paragraph (e); provided, however, that the CPR Trust shall have no right to object to any item set forth in an Ahmanson Certificate delivered pursuant to this paragraph (e) if such item has not changed from the prior Ahmanson Certificate delivered with respect to the same portion of the Commitment Amount.

     2.03 Agreements With Respect to Federal Income Tax. (a) Regardless of any position taken by the Ahmanson Group on any tax return or in any claim for refund with respect to the receipt of the Litigation Proceeds or payments of the Commitment Amount (or of the actual payment or actual receipt of any taxes with respect thereto), the Assumed Tax Liability shall, (i) if there is no Determination, be computed based on the Tax Assumptions and (ii) if there is a Determination to the effect that Litigation Proceeds are not includable in gross income in whole or in part, be computed on the basis of the Tax Assumptions as such Tax Assumptions are modified by such Determination.

          (b) Regardless of any position taken by the Ahmanson Group on any tax return or in any claim for refund with respect to the receipt of the Litigation Proceeds or payments of the Commitment Amount (or of the actual payment or actual receipt of any taxes with respect thereto), the Assumed Tax Benefit shall, (i) if there is no Determination, be computed based on the Tax Assumptions and (ii) if there is a Determination that no deduction is allowed (or that any allowed deduction is limited) with respect to the application of Section 483(a) to payments of the Commitment Amount, be computed on the basis of the Tax Assumptions as such Tax Assumptions are modified by such Determination.

          (c) A Determination that Litigation Proceeds are not includable in gross income in whole or in part will be deemed to be made on the earlier of (i) the date of a final judicial determination to such effect, binding upon Coast Federal (or its successor), is made in the Litigation, (ii) the date a final agreement to which Ahmanson is a party with the federal government to such effect is entered into at the direction of the Litigation Trustees as part of the resolution of the Litigation or a related IRS ruling to such effect issued to a member of the Ahmanson Group in connection with such agreement (it being understood that the Ahmanson Group shall be under no obligation to seek such a ruling or refund or enter into such an agreement; provided that if requested the Ahmanson Group will enter into such an agreement if such agreement does not impose any liability or obligation whatsoever (other than a standard settlement release relating only to the Litigation or other related claims that Coast or Coast Federal or Coast's stockholders might have been able to bring as of immediately prior to the Merger) on the Ahmanson Group or adversely affect or restrict the conduct of its business or adversely affect its tax posture with respect to other matters) and (iii) the effective date of a law, regulation or IRS ruling to such effect that applies to Ahmanson or taxpayers generally, and would be applicable to claims against the federal government arising out of capital credits affected by FIRREA. Notwithstanding the foregoing, no such Determination shall be deemed to be made unless it is made prior to the earlier of (x) thirty days before the date of filing by the Ahmanson Group of the federal tax return for the taxable year in which the Litigation Proceeds are assumed to be includible in gross income or (y) the receipt by the Ahmanson Group of the Litigation Proceeds.

          (d) A Determination with respect to the application of Section 483(a) to payments of the Commitment Amount will be deemed to be made on the earlier of (i) the date a final judicial determination to such effect binding upon Ahmanson is made in the Litigation, (ii) the date a final agreement to which Ahmanson is a party with the federal government to such effect is entered into at the direction of the Litigation Trustees as part of the resolution of the Litigation or a related IRS ruling to such effect issued to a member of the Ahmanson Group in connection with such agreement (it being understood that the Ahmanson Group shall be under no obligation to seek such a ruling or refund or enter into such an agreement; provided that if requested the Ahmanson Group will enter into such an agreement if such agreement does not impose any liability or obligation whatsoever (other than a standard settlement release relating only to the Litigation or other related claims that Coast or Coast Federal or Coast's stockholders might have been able to bring as of immediately prior to the Merger) on the Ahmanson Group or adversely affect or restrict the conduct of its business or adversely affect its tax posture with respect to other matters) and
     (iii) the effective date of a law, regulation or IRS ruling or a judicial decision to such effect that applies to Ahmanson or taxpayers generally. A deduction shall be considered allowed under Section 483(a) to the extent that a deduction is allowed, in an amount up to the deduction calculated under Section 483(a), under another substantially equivalent provision. Notwithstanding the foregoing, no such Determination shall be deemed to be made with respect to any payment of the Commitment Amount unless such Determination is made prior to (A) the end of the 30th day following the delivery to the CPR Trust of the Ahmanson Certificate with respect to such payment of the Commitment Amount, if the CPR Trust does not deliver a Notice of Objection within such 30-day period with respect to such Ahmanson Certificate, or (B) the Resolution with respect to such payment of the Commitment Amount, if the CPR Trust delivers a Notice of Objection within such 30-day period with respect to such Ahmanson Certificate. Subject to a Determination, the parties intend to treat a portion of each payment of the Commitment Amount as interest to the extent such payment is treated as interest under Section 483(a).

     2.04 Ranking. This Agreement shall rank pari passu with other senior indebtedness of Ahmanson.

     2.05  Restrictions on Sale or Pledge of Stock of Home Savings. (a) Ahmanson
(i) shall not (A) sell, transfer or otherwise dispose of any shares of any series of Voting Stock of Home Savings or (B) permit Home Savings to issue, sell or otherwise dispose of shares of its Voting Stock unless in either case Home Savings remains a Controlled Subsidiary, and (ii) shall not permit Home Savings to (A) merge or consolidate unless the surviving entity is Ahmanson or a Controlled Subsidiary or (B) convey or transfer its properties and assets substantially as an entirety to any person, except to Ahmanson or a Controlled Subsidiary.

          (b) Ahmanson shall not create, assume, incur or suffer to exist, as security for indebtedness for borrowed money, any mortgage, pledge, encumbrance, lien or charge of any kind upon the Voting Stock of Home Savings (other than directors' qualifying shares) without effectively providing that the CPR Certificates shall be secured equally and ratably with (or prior to) such indebtedness; provided, however, that Ahmanson may create, assume, incur or suffer to exist any such mortgage, pledge, encumbrance, lien or charge without regard to the foregoing provisions so long as after giving effect thereto Ahmanson will own directly or indirectly at least 80% of the Voting Stock of Home Savings then issued and outstanding, free and clear of any such mortgage, pledge, encumbrance, lien or charge.

          (c) Notwithstanding the foregoing, Ahmanson may avoid the restrictions described in the previous two paragraphs if prior to any such transaction Home Savings shall have unconditionally guaranteed payment when due of the Commitment Amount, if any, Home Savings shall have obtained all regulatory approvals, if any, required to permit the guarantee of the payment of the Commitment Amount, and Ahmanson shall have delivered to the institutional trustee for the CPR Trust an opinion of counsel stating that the guarantee of the payment of the Commitment Amount by Home Savings has been duly authorized, executed and delivered and constitutes a valid, legally binding and enforceable obligation of Home Savings.

     2.06 No Assignment of Claim. Ahmanson will not, and will not permit Coast Federal or Home Savings to, "assign" (within the meaning of 31 U.S.C. sec.3727) any interest in the Litigation. The parties acknowledge that any merger of Ahmanson or Home Savings with any other party shall not be deemed to be or to effect an assignment (within the meaning of 31 U.S.C. sec.3727) of the Litigation.

     2.07 Indemnification. (a) The CPR Trust agrees to indemnify and advance expenses, without requirement of bond or other security, to Ahmanson, Home Savings, and their respective affiliates, officers, directors, employees and agents (such persons and entities, the "Ahmanson Indemnified Parties" and, individually, an "Ahmanson Indemnified Party"), against any and all losses, liabilities, damages, judgments, demands, suits, claims, assessments, charges, fines, penalties, costs and expenses, including reasonable attorney's fees and expenses and other costs and expenses associated with defense of a claim or incurred in obtaining indemnification hereunder, whether or not in a formal proceeding ("Damages") (other than in connection with claims by stockholders of Ahmanson against Ahmanson's directors with respect to actions taken at or prior to the Merger), arising out of or relating to (i) any matter whatsoever and (ii) with respect to claims brought by any other party, any matter relating to the CPR Trust, the CPR Certificates, the CPR Certificate Distribution, the Litigation and any actions taken by the Litigation Trustees (including actions taken by the Litigation Trustees in their capacity as officers or directors of Coast or Ahmanson so long as such actions relate to the CPR Trust including, without limitation, the negotiation of the terms of the CPR Trust and the CPR Certificates and the approval of the establishment of the CPR Trust and the CPR Certificate Distribution and related transactions, but otherwise excluding actions taken by the Litigation Trustees in such capacities), other than with respect to Damages arising from claims against (i) Ahmanson for breach of this Agreement, (ii) Ahmanson for breach after the Effective Time of its obligations as successor to Coast under the CPR Trust Agreement, (iii) Ahmanson for failure to deliver any CPR Certificate when due or to return to the CPR Trust for cancellation of any CPR Certificate required to be returned when so required,
(iv) Ahmanson for failure to deposit the Expense Fund in a non-interest bearing demand-deposit account in the name of the CPR Trust at Home Savings at the Effective Time or (iv) Home Savings for breach of any depositary relationship obligations it may have with respect to the Expense Fund. Promptly after receipt by an Ahmanson Indemnified Party of notice of the commencement of any action, such Ahmanson Indemnified Party shall, if a claim in respect thereof is to be made against the CPR Trust, notify the CPR Trust of the commencement thereof; but the omission so to notify the CPR Trust shall not relieve the CPR Trust from any liability which it may have to any Ahmanson Indemnified Party otherwise than under the immediately preceding sentence.

     If the indemnification provided for in this Section 2.07 is unavailable to or insufficient to hold harmless an Ahmanson Indemnified Party under the first sentence of this Section 2.07 in respect of any Damages referred to therein, then the CPR Trust shall contribute to the amount paid or payable by such Ahmanson Indemnified Party as a result of such Damages .

     2.08 Return of Excess Expense Fund. If the amount of the Litigation Proceeds is such that there would be no Commitment Amount payable hereunder to the CPR Trust and if at the time of receipt of the Litigation Proceeds by the Ahmanson Group (or at the time of a final judicial determination that there will be no Litigation Proceeds) there are amounts remaining in the Expense Fund, the CPR Trust shall promptly return to Ahmanson such amounts less expenses (including obligations to compensate the Trustees) incurred by the CPR Trust through the time of receipt of the Litigation Proceeds by the Ahmanson Group (or the time of such final judicial determination) and expenses necessary, in the reasonable judgment of the Litigation Trustees, to terminate the CPR Trust pursuant to the terms of the CPR Trust Agreement. Alternatively, Ahmanson shall have the right to cause Home Savings to off-set such amounts remaining in the Expense Fund deposited with Home Savings against the amounts due to Ahmanson under this Section 2.08.

                                  ARTICLE III

                                 MISCELLANEOUS

     3.01 Waiver; Amendment. Any provision of this Agreement may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement.

     3.02 Counterparts. This Commitment may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     3.03 Governing Law. This Commitment shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State.

     3.04 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to Ahmanson at its address set forth in the Merger Agreement or to the CPR Trust to its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to the CPR Trust to:
        E.A. Delle Donne Corporate Center
        Montgomery Building
        1011 Centre Road, Suite 200
        Wilmington, Delaware 19805-1266
        Attention: Lisa Wilkins
        Facsimile: (302) 636-3300

     With copies to:
        Bankers Trust Company
        Four Albany Street
        New York, New York 10006
        Attention: Kevin Weeks
        Facsimile: (212) 250-6961

        and

        Cleary, Gottlieb, Steen & Hamilton
        One Liberty Plaza
        New York, New York 10006
        Attention: Victor Lewkow
        Facsimile: (212) 225-3999

        and

        Mayer, Brown & Platt
        350 South Grand Avenue
        Los Angeles, California 90017-1503
        Attention: James R. Walther
        Facsimile: (213) 625-0248

     3.05 Entire Understanding. This Agreement and the Merger Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this

Agreement supersedes any and all other oral or written agreements heretofore made except for the Merger Agreement.

     3.06 No Third-Party Beneficiaries; Limitation on Liability. Except as provided below, nothing in this Agreement expressed or implied is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. None of Ahmanson, Home Savings, their respective affiliates, officers, directors, employees or agents shall have any liability to the CPR Trust, the Litigation Trustees, any other trustee under the CPR Trust Agreement or the holders of CPR Certificates. Without limiting the generality of the foregoing, the holders of the CPR Certificates, the Trust and the trustees of the Trust shall have no rights to enforce, institute or maintain any suit, action or proceeding against Ahmanson, Home Savings, its affiliates, officers, directors, employees or agents relating to the entering into of this Agreement, the distribution of the CPR Certificates, the Litigation or the performance by the Litigation Trustees of their duties as Litigation Trustees. Notwithstanding the foregoing, the CPR Trust (or the Litigation Trustees on behalf of the CPR Trust) may enforce, institute or maintain a suit, action or proceeding against
(i) Ahmanson for breach of this Agreement, (ii) Ahmanson for breach after the Effective Time of its obligations as successor to Coast under the CPR Agreement,
(iii) Ahmanson for failure to deliver any CPR Certificate when due or to return to the CPR Trust for cancellation of any CPR Certificate required to be returned pursuant to the Merger Agreement when so required, (iv) Ahmanson for failure to deposit the Expense Fund at the Effective Time in a non-interest bearing demand deposit account in the name of the CPR Trust at Home Savings or (v) Home Savings for breach of any depository relationship obligations it may have with respect to the Expense Fund.

     3.07 No Other Obligations. Except as expressly set forth herein (or in any other documents to which Ahmanson has succeeded as a matter of law), Ahmanson shall have no other obligations to the CPR Trust, the Litigation Trustees or the holders of CPR Certificates. Without limiting the generality of the foregoing and except as provided in the Merger Agreement, Ahmanson shall have no obligation to advance funds to the CPR Trust, the Litigation Trustees or the holders of CPR Certificates. The CPR Trust hereby acknowledges that it has no interest in any Litigation Proceeds received by the Ahmanson Group except to the extent of the obligation of Ahmanson hereunder to pay to the CPR Trust the Commitment Amount.

                                    *  *  *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          CPR TRUST

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:




                                          H. F. AHMANSON & COMPANY

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

EXHIBIT A TO THE COMMITMENT AGREEMENT

                    FORM OF AHMANSON CERTIFICATE PURSUANT TO
                    SECTION 2.02 OF THE COMMITMENT AGREEMENT

     The undersigned,                     , Chief Financial Officer, and ,
                    ,             of H.F. Ahmanson & Co. ("Ahmanson"), a
Delaware Corporation, DO HEREBY CERTIFY that this Certificate is signed by them pursuant to Section 2.02 of the Commitment Agreement (the "Commitment
Agreement"), dated as of             , 1998, between Ahmanson and the Coast
Federal Litigation Contingent Payment Rights Trust, and further CERTIFY that capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Agreement, and further CERTIFY that the Commitment Amount is
$          on [the date of this Certificate] based on the following:

  (1) Litigation Proceeds [received to date] (amount in line A plus amount in line      $
      B).
                                                                                        --------
      A.   Amount of Cash Proceeds.(1)                                       $
                                                                             --------
      B.   Amount of liquidated Non-Cash Proceeds.(2)                        $
                                                                             --------

  (2) Amount of Litigation Proceeds includible in gross income
      (amount in line C minus amount in line D).                                        $
                                                                                        --------
      C.   Litigation Proceeds (amount in line 1).                           $
                                                                             --------
      D.   Amount of Litigation Proceeds not includible in gross income pursuant to a Determination to that effect(3)
           (if there has been no Determination, enter 0).                    $
                                                                             --------

  (3) Reimbursements (sum of the amounts in lines E, F, M and N).                       $
                                                                                        --------
      E.   Expense Fund.                                                     $
                                                                             --------
      F.   Interest expense on withdrawals from Expense Fund(4)
           (sum of the interest expenses for each withdrawal).               $
                                                                             --------
      G.   Relevant member of Ahmanson Group including Litigation Proceeds in gross income.
                                                                             --------
      H.   Taxable year in which Litigation Proceeds are included in gross income.
                                                                             --------
      I.   Highest federal corporate taxable rate for tax year in which
           Litigation Proceeds are included in gross income.                         %
                                                                             --------

---------------

   (1) Attach supporting documentation.

   (2) Attach supporting documentation.

   (3) Attach supporting documentation.

   (4) Attach a separate Expense Fund Interest Schedule for each withdrawal, detailing the following information:
            a. Amount of withdrawal.
            b. Date of withdrawal.
            c. Reference Rate in effect from time to time since the date of withdrawal, plus 250 basis points.
            d. Interest expense incurred with respect to the withdrawal, between the date of withdrawal and the later of the date of receipt by Ahmanson of the Cash Proceeds and the date of liquidation by Ahmanson of the Non-Cash Proceeds at the rate defined above in line c., compounded quarterly.

      J.   Marginal state tax rate of relevant member (line G) for relevant
           taxable year (line H).                                                    %
                                                                             --------
      K.   Marginal local tax rate of relevant member (line G) for relevant
           taxable year (line H).                                                    %
                                                                             --------
      L.   Net combined marginal rate of state and local income (or
           franchise) tax of relevant member (line G) for relevant taxable year (line H) net of the federal income tax benefit of such
           taxes (calculated based on the rate in line I).                           %
                                                                             --------
      M.   Assumed Tax Liability (amount of Litigation Proceeds includible in gross income (line 2) multiplied by the sum of the tax rates
           in lines I and L).                                                $
                                                                             --------
      N.   Interest expense on taxes from inclusion of Litigation Proceeds in income for federal income tax purposes that are paid by
           Ahmanson in a taxable year prior to the year such Litigation
           Proceeds are received in cash by Ahmanson(5) (sum of interest
           expenses for each payment).                                       $
                                                                             --------
  (4) Current payment amount before adjustment for interest and tax benefit
      ("Pre-Adjustment Payment Amount") (Line O minus Line P).                          $
                                                                                        --------
      O.   Commitment Amount before adjustments for interest and tax
           benefit
           (Line 2 minus Line 3)                                             $
                                                                             --------
      P.   Previously paid Commitment Amount before adjustments for
           interest and tax benefit                                          $
                                                                             --------

  (5) Interest on Pre-Adjustment Payment Amount                                         $
                                                                                        --------
      (Apply an interest rate equal to the Reference Rate in effect from time to time since the Due Date, plus 250 basis points for the period from the Due Date until the date of payment, to the amount on Line
      Q).(6)
      Q.   Amount of Pre-Adjustment Payment Amount paid after the Due Date,
           as defined in Section 2.02(c) of the Commitment Agreement.        $
                                                                             --------

  (6) Assumed Tax Benefit (amount in line aa minus amount in line bb)                   $
                                                                                        --------
      R.   Relevant member of Ahmanson Group benefiting from a Section 483 deduction with respect to payment of the Commitment Amount.
                                                                             --------
      S.   Taxable year in which deduction is taken.
                                                                             --------
      T.   Highest federal corporate tax rate for taxable year in which
           deduction is taken.                                                       %
                                                                             --------

---------------

   (5) Attach a separate Tax Interest Schedule for each separate tax payment made by Ahmanson in a taxable year prior to the year Litigation Proceeds are received in cash by Ahmanson, detailing the following information:
            a. Amount of taxes paid.
            b. Date of payment.
            c. Reference Rate in effect from time to time since the date of tax payment, plus 250 basis points.
            d. Interest expense incurred with respect to the payment, between the date of payment and the later of the date of receipt by Ahmanson of the Cash Proceeds and the date of liquidation by Ahmanson of the Non-Cash Proceeds at the rate defined above in line c., compounded quarterly.

   (6) Attach a separate schedule showing the periods of each deferral and the Reference Rates for those periods.

      U.   Marginal state tax rate of relevant member (line R) for relevant
           taxable year (line S).                                                    %
                                                                             --------
      V.   Marginal local tax rate of relevant member (line R) for relevant
           taxable year (line S).                                                    %
                                                                             --------
      W.   Net combined marginal rate of state and local income (or
           franchise) tax of relevant member (line R) for relevant taxable year (line S) net of federal income tax benefit of such taxes
           (calculated based on rate on Line T).                                     %
                                                                             --------
      X.   Relevant AFR.(7)                                                          %
                                                                             --------
      Y.   Present value factor(8) equal to the present value, calculated using the rate in line X for purposes of applying Section 483, on the Effective Date of a payment in the amount of 1 (one)
           dollar in cash on the Payment Date, calculated to 12 decimal places.(9)
                                                                             --------
      Z.   Section 483 tax benefit factor ((one minus the amount on line Y)
           times the sum of the tax rates in lines T and W (expressed as decimals)).
                                                                             --------
      aa.  Assumed Tax Benefit (The product of the amount in line 4, the percentage of outstanding CPR Certificates issued pursuant to a sale or exchange,(10) and a fraction, the numerator of which is the amount in line Z and the denominator of which is (one minus
           the amount in line Z).                                            $
                                                                             --------
      bb.  Adjustment if Section 483 deduction is disallowed pursuant to a
           Determination to that effect(11) (amount disallowed times the
           sum of the tax rates in lines T and W).                           $
                                                                             --------

---------------

   (7) Applicable Federal Rate within the meaning of Section 1274(d). The relevant AFR will be the lower of (i) the lowest AFR in effect during the 3-month period ending with the month which includes the date on which the Merger Agreement was signed or (ii) the lowest AFR in effect during the 3-month period ending with the month which includes the Effective Date. The relevant term (short-term, mid-term or long-term) will be the period from the Effective Date until the date of payment on the Commitment (the "Payment Date"), except to the extent the Commitment Date is more than 6 months after the date on which the amount of the payment on the Commitment was fixed, in which case the AFRs for two different terms will be used in accordance with Treas. Reg. sec. 1.1275-4(c)(4)(iii), one for the period from the Effective Date until the date when the payment is fixed (the "Fixing Date") and one for the period from the Effective Date until the Payment Date. The first rate is used in calculating the present value factor in (Y) for the period from the Effective Date until the Fixing Date. The second is used in calculating the present value factor for the period from the Fixing Date to the Payment Date.

   (8) If the Payment Date is more than 6 months after the Fixing Date, see supra note 7 for the applicable rates.

   (9) [For purposes of calculations pursuant to this Ahmanson Certificate only, payment on the Commitment will be assumed to be made 20 days after the date of the Ahmanson Certificate. This assumption shall not determine the date of payment pursuant to a Resolution.]

  (10) Attach supporting documentation.

  (11) Attach supporting documentation.

  (7) Assumed Tax Benefit Currently Payable (sum of amounts in line cc and
      line dd).                                                                         $
                                                                                        --------
      cc.  Assumed Tax Benefit (line 6) to the extent the payment does not exceed the Litigation Proceeds included in income for the same
           taxable year.                                                     $
                                                                             --------
      dd.  Past Assumed Tax Benefit (from line 6 of previous Ahmanson
           Certificates) not previously included as Assumed Tax Benefit
           Currently Payable to the extent realized under paragraph (d)(ii)
           of the definition of Tax Assumptions in the Commitment
           Agreement.                                                        $
                                                                             --------

  (8) Commitment Amount (the sum of amounts in line 1, line 5, and line 7,
      minus amount in line 3).                                                          $
                                                                                        --------

  (9) Current Payment on Commitment Amount (Commitment Amount from line 8, minus all previous payments on Commitment Amount from line 9 of previous Ahmanson Certificates).
                                                                                        --------

 (10) Has any tax rate or other factor been adjusted under paragraph (f) of the definition of Tax Assumptions in the Commitment Agreement? If so, attach an explanation.

 (11) If as a result of a recomputation of the Assumed Tax Liability and the Assumed Tax Benefit pursuant to paragraph (f) of the definition of "Tax Assumptions" in the Commitment Agreement, the recomputed
      Commitment Amount or portion thereof is in excess of the Commitment
      Amount or portion thereof initially calculated under this Ahmanson
      Certificate, provide a separate Ahmanson Certificate setting forth the recalculation of the Commitment Amount of portion thereof.

     IN WITNESS THEREOF, the undersigned have hereunto signed their names this
  day of             , 19  .

                                          --------------------------------------
                                          [name]
                                          Chief Financial Officer

                                          --------------------------------------
                                          [name]
                                          [title]

                                                                      APPENDIX D
   Goldman, Sachs & Co. - 85 Broad Street - New York, New York 10004
   Tel: 212-902-1000

January 14, 1998

PERSONAL AND CONFIDENTIAL

Board of Directors
Coast Savings Financial, Inc.
1000 Wilshire Boulevard
Los Angeles, California 90017-2457

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Coast Savings Financial, Inc. (the "Company") of the Consideration (as defined below) to be received for Shares pursuant to the merger (the "Merger") contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of October 5, 1997, by and between H. F. Ahmanson & Company ("Ahmanson") and the Company (the "Agreement"). Pursuant to the Agreement, the Company will merge with and into Ahmanson and (i) each outstanding Share will be converted into 0.8082 shares of Common Stock, par value $.01 per share (the "Ahmanson Shares"), of Ahmanson (the "Stock Consideration"), and (ii) each holder of Contingent Payment Right Certificates (the "CPR Certificates"), issued to holders of Shares immediately prior to the Merger, will receive a proportionate interest in the net payments received by the Coast Federal Litigation Contingent Payment Rights Trust (the "CPR Trust") from Ahmanson, pursuant to a contractual commitment by Ahmanson and the CPR Trust executed upon consummation of the Merger, of the proceeds (net of taxes, calculated according to certain assumptions, and expenses) of any recovery on certain pending litigation (the "Lawsuit") by the Company against the U.S. Government (such proportionate interest together with the Stock Consideration, the "Consideration").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Ahmanson from time to time, including having acted as lead underwriter in its offering of $150,000,000 in 8.36% Capital Securities in November 1996, and may provide investment banking services to Ahmanson in the future.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement of Ahmanson on Form S-4 and the Proxy Statement/Prospectus relating to the Merger; the CPR Trust Registration Statement on Form S-4 relating to the issuance of the CPR Certificates; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Ahmanson for the five years ended December 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Ahmanson; certain other communications from the Company and Ahmanson to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Ahmanson prepared by their respective managements including forecasts of certain cost savings (the "Synergies") expected by Ahmanson to be achieved as a result of the Merger and including share repurchase and capital management policies expected to be fulfilled by Ahmanson following the Merger. We also have held discussions with members of the senior managements of the Company and Ahmanson regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies and each senior management's assessment of the Synergies. In addition, we have reviewed the reported price and trading activity for the Shares and the Ahmanson Shares, compared certain financial and stock market information for the Company and Ahmanson with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the thrift industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts of the Company and Ahmanson, including, without limitation, the Synergies, the financial impact of the anticipated share repurchase and capital management policies, and the projections regarding under-performing and non-performing assets and net charge-offs, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and Ahmanson and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and Ahmanson are in the aggregate adequate to cover such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or Ahmanson or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed, with your consent, that obtaining any necessary regulatory approvals and third party consents for the Merger will not have an adverse affect on the Company, Ahmanson or the combined company pursuant to the Merger. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Merger.

     We are not legal experts and are not expressing any opinion herein as to the potential outcome of the Lawsuit nor are we expressing any opinion herein as to the prices at which the CPR Certificates may trade if and when they are issued.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Consideration to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to the holders of Shares receiving such consideration.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
---------------------------------------
Goldman, Sachs & Co.

                                                                      APPENDIX E

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                               APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depositary receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

                         COAST SAVINGS FINANCIAL, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR SPECIAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Coast Savings Financial, Inc., a Delaware corporation (the "Company"), acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus relating to the Company's merger with H.F. Ahmanson & Company pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of October 5, 1997, and the transactions contemplated thereby, and the undersigned revokes all other proxies and appoints Ray Martin, Robert L. Hunt, II and Leon Argvire, and each of them, the attorneys and proxies for the undersigned, each with full power of substitution, to attend and act for the undersigned at the Company's Special Meeting of Stockholders and at any adjournments or postponements thereof in connection therewith to vote and represent all of the shares of the Company's Common Stock which the undersigned would be entitled to vote.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


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
                                                                Please mark [X]
                                                                 your vote
                                                                  as this


                                                        FOR   AGAINST  ABSTAIN
1.  To approve the Merger Agreement and the
    transactions contemplated thereby, including the    [ ]      [ ]     [ ]
    approval of the merger of the Company with and into H.F. Ahmanson & Company ("Ahmanson"), the establishment of and the terms of the Coast Federal Litigation Contingent Payment Rights Trust (the "CPR Trust"), the distribution of the Contingent Payment Right Certificates (the "CPR Certificates"), the engagement of the Litigation Trustees of the CPR Trust (including the terms of their engagement), the terms of the Commitment to be entered into by and between Ahmanson and the CPR Trust and the rights of the holders of the CPR Certificates.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Each of the above-named proxies present at said meeting, either in person or by substitute, shall have and exercise all the powers of said proxies hereunder.

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BY THE UNDERSIGNED. IF NO SPECIFICATIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR PROPOSAL 1. PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.


Signature(s) ______________________________________________ Dated: _____________

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
If shares are held jointly, each holder should sign.

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